Exhibit 99.1

This document is important and requires your immediate attention. If you have any questions as to how to deal with it, you should consult your investment dealer, lawyer or other professional advisor. No securities regulatory authority in Canada or the United States has expressed an opinion about, or passed upon the fairness or merits of, the Offer contained in this document, the securities offered pursuant to such Offer or the adequacy of the information contained in this document and it is an offence to claim otherwise.

For U. S. Persons: This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

This offer is being made in reliance upon exemption from registration under the U.S. Securities Act of 1933 (the “Securities Act”) for an offer that is made only to a limited number of U.S. investors. Accordingly, the BIO-key Shares being issued in the offer may not be offered, sold, resold or delivered except pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act, or pursuant to a registration statement declared effective under the Securities Act.  See Section 14 of Circular “Regulatory Matters — Securities Regulatory Matters”.

January 19, 2007

BIO-KEY INTERNATIONAL, INC.

OFFER TO PURCHASE
all of the outstanding common shares of
COMNETIX INC.

on the basis of U.S.$1.29 per common share of ComnetiX Inc. payable in shares of common stock of BIO-key International, Inc.

BIO-key International, Inc. (“BIO-key”, “Company”, “we” or “us”) hereby Offers (the “Offer”) to purchase all of the outstanding common shares (the “Comnetix Shares”) of ComnetiX Inc. (“Comnetix”). Under the Offer, holders of Comnetix Shares (“Shareholders”) will be entitled to receive for each Comnetix Share that number of shares of common stock of BIO-key (“BIO-key Shares”) that will be determined by dividing U.S.$1.29 by the BIO-key Average Trading Price.  The “BIO-key Average Trading Price” will be the volume-weighted average trading price of BIO-key Shares on the OTC Bulletin Board (the “OTCBB”) during the ten trading day period ending on the second business day prior to the Expiry Time.  The Offer will be open for acceptance until 9:00 p.m. (Toronto time) (the “Expiry Time”) on February 26, 2007 unless extended or withdrawn.

The Offer is subject to certain conditions, including, without limitation, that not less than 66 2/3% of the Comnetix Shares (on a fully diluted basis) will have been validly deposited under the Offer and not withdrawn at the Expiry Time and that the Shareholders do not approve the plan of arrangement with L-1 Identity Solutions, Inc. (the “L-1 Transaction”) pursuant to an arrangement agreement among L-1, 6653375 Canada Inc. and Comnetix dated as on November 15, 2006, as amended. Comnetix has stated that it will hold a meeting of Shareholders on February 2, 2007 to consider a special resolution of Shareholders to approve the L-1 Transaction. If this resolution is approved by the Shareholders, a condition of the Offer will not be satisfied and the Offer will not proceed. See Section 3 of the Offer to Purchase, “Conditions to the Offer”, for a complete description of the conditions to the Offer. Subject to applicable law, BIO-key reserves the right to withdraw the Offer and not take up and pay for the Comnetix Shares deposited under the Offer unless each of the conditions to the Offer is satisfied or waived by BIO-key before the Expiry Time.

BIO-key believes that the proposed business combination of BIO-key and Comnetix that would result from the consummation of the Offer is superior to the proposed combination of Comnetix and L-1.

The BIO-key Shares (OTCBB:BKYI) are listed on the OTCBB and the Comnetix Shares are listed on the Toronto Stock Exchange (the “TSX”). On December 20, 2006, the last trading day prior to BIO-key’s announcement of its intention to make the Offer, the closing price on the TSX of the Comnetix Shares was Cdn. $0.90 and the volume-weighted average trading price of the Comnetix Shares on the TSX for the 30 trading days ended December 20, 2006 was Cdn. $0.89. The Offer values Comnetix at U.S. $1.29 per Comnetix Share, representing a premium of approximately 65% to both the closing trading price of the Comnetix Shares on the TSX on December 20, 2006 and the volume-weighted average trading price of the Comnetix Shares on the TSX for the 30 trading days ended December 20, 2006.

On December 20, 2006, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon exchange rate provided by the Bank of Canada was Cdn. $1.1486.

For a discussion of risk factors you should consider in evaluating the Offer, see Section 4 of the Circular, “Purpose of the Offer and BIO-key’s Plans for Comnetix — Business Combination Risks” and “Annex A — Information Concerning BIO-key — Risk Factors”.

Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on BLUE PAPER) or a manually signed facsimile thereof and deposit it, together with the certificates representing their Comnetix Shares, at one of the offices of Kingsdale Shareholder Services Inc. (the “Depositary”) in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may follow the procedure for guaranteed delivery set forth in Section 5 of the Offer to Purchase contained herein, “Procedure for Guaranteed Delivery,” by using the accompanying Notice of Guaranteed Delivery (printed on YELLOW PAPER) or a manually signed facsimile thereof. Shareholders whose Comnetix Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Comnetix Shares to the Offer.

The Offer is made only for the Comnetix Shares and not for any Comnetix Options or Comnetix Warrants or other rights to acquire Comnetix Shares. Any holder of such securities who wishes to accept the Offer must, to the extent permitted by the terms thereof and applicable law, fully exercise such securities sufficiently in advance of the Expiry Time in order to obtain Comnetix Shares that may be deposited in accordance with the terms of the Offer. See Section 4 of the Circular, “Purpose of the Offer and BIO-key’s Plans for Comnetix — Treatment of Comnetix Options and Warrants”.

Questions and requests for assistance may be directed to the Depositary or the Information Agent for the Offer. Contact details for such persons may be found on the back page of this Offer and Circular. Additional copies of this document and related materials may be obtained without charge on request from the Depositary at its offices specified on the back page of this document. Additionally, copies of this document and related materials may be found at www.sedar.com and www.sec.gov.

This document does not constitute an Offer to sell or a solicitation of an Offer to buy any securities to any person in any jurisdiction in which such Offer or solicitation is unlawful. The Offer is not being made or directed to, nor is this document being mailed to, nor will deposits of Comnetix Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, BIO-key may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Offer and Circular, including the Annexes attached thereto and the pro forma consolidated financial statements of BIO-key and some of the information incorporated by reference in this Offer and Circular, contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variation of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of BIO-key to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although BIO-key has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

The following factors, amongst others, related to the business combination of BIO-key and Comnetix could cause actual results to differ materially from the forward-looking statements: the BIO-key Shares issued in connection with the Offer may have a market value lower than expected; the business of BIO-key and Comnetix may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; and the expected combination benefits from this transaction may not be fully realized or not realized within the expected time frame. See Section 4 of the Circular, “Purpose of the Offer and BIO-key’s Plans for Comnetix — Business Combination Risks”.

These factors are not intended to represent a complete list of the factors that could affect BIO-key and the combination of BIO-key and Comnetix. Additional factors are noted elsewhere in this Offer and Circular and in any documents incorporated by reference into this Offer and Circular. BIO-key undertakes no obligation to update forward-looking statements.

INFORMATION CONCERNING COMNETIX

Except as otherwise indicated, the information concerning Comnetix contained in this Offer and Circular has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. BIO-key has not had access to the non-public books, records and financial information of Comnetix. Although BIO-key has no knowledge that would indicate that any statements contained herein concerning Comnetix taken from or based upon such documents and records are untrue or incomplete, neither BIO-key nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Comnetix’s financial statements, or for any failure by Comnetix to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to BIO-key. BIO-key has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from Comnetix’s publicly available documents or records or whether there has been any failure by Comnetix to disclose events that may have occurred or may affect the significance or accuracy of any information.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

BIO-key files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission under the U.S. Exchange Act. Such reports and other information may be inspected and copied at the U.S. Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Please call the U.S. Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The U.S. Securities and Exchange Commission also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the U.S. Securities and Exchange Commission. The address of the U.S. Securities and Exchange Commission’s web site is www.sec.gov, from which electronic filings made by BIO-key may be obtained without charge.

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Comnetix files annual and interim financial statements and management’s discussion and analysis related thereto, information circulars and other information with the Canadian Securities Administrators on the System for Electronic Document Analysis and Retrieval, or SEDAR. The address of the Canadian Securities Administrators’ web site is www.sedar.com, from which electronic filings made by Comnetix may be obtained without charge.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

Unless otherwise indicated, all references to “$” or “dollars” in this Offer and Circular refer to U.S. dollars. BIO-key’s financial statements included herein are reported in U.S. dollars and are prepared in accordance with U.S. GAAP. Comnetix’s audited consolidated statements and the notes thereto are stated by Comnetix to have been prepared in accordance with Canadian GAAP, and all reconciliations of Comnetix’s GAAP information to U.S. GAAP are based exclusively on information taken directly Comnetix’s publicly available documents and records.

EXCHANGE RATES

The following table sets forth the exchange rate for one U.S. dollar expressed in Canadian dollars for each period indicated, the average of such exchange rates and the exchange rate at the end of such period based upon the noon exchange rates provided by the Bank of Canada:

	Year Ended December 31
	2006	2005	2004	2003	2002
Rate at end of period	1.1653	1.1659	1.2036	1.2924	1.5796
Average rate for period	1.1341	1.2112	1.3015	1.4015	1.5704

On January 16, 2007, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon exchange rate provided by the Bank of Canada was Cdn. $1.1746.

ENFORCEMENT OF LEGAL RIGHTS

BIO-key International, Inc. is organized under the laws of a foreign jurisdiction and resides outside of Canada. Although BIO-key has appointed Gowling Lafleur Henderson LLP, Suite 1600, 1 First Canadian Place, 100 King Street West, Toronto, Ontario, M5X 1G5 as its agent for service of process in Ontario, it may not be possible for investors to collect from BIO-key judgements obtained in courts in Canada predicated on the civil liability provisions of securities legislation.

We are organized under the laws of the State of Delaware and, accordingly, the rights and remedies generally available to shareholders under Canadian corporate law will not be available to investors. Certain of our current directors, as well as certain of the experts named herein, may reside outside of Canada. Furthermore, substantially all of the assets of such persons may be located outside of Canada. It may not be possible for investors to effect service of process within Canada upon the experts or the directors referred to above. In addition, it may not be possible to enforce against us, our directors and certain of the experts named in this Circular, judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

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SUMMARY

This summary highlights information more fully discussed elsewhere in this Offer and Circular. This summary is not intended to be complete and is qualified by reference to the more detailed information provided elsewhere in this Offer and Circular. Shareholders are urged to read the more detailed information about BIO-key, the Offer and the BIO-key Shares provided elsewhere in this Offer and Circular and in the documents incorporated by reference, including the consolidated pro forma financial statements and notes.

BIO-key International, Inc.

We develop and deliver advanced identification solutions and information services to both the private sector and government, including law enforcement departments, and public safety agencies. Our high-performance, yet easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data, improving security, convenience and privacy while reducing identity theft. Our mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.

We are a Delaware corporation, with principal and executive offices located at 3349 Highway 138, Building D Suite B, Wall, New Jersey 07719 USA, telephone number (732) 359-1100. Our registered and records offices are located at 300 Nickerson Road, Marlborough, Massachusetts 01752 U.S.A.

BIO-key Shares are listed and posted for trading on the OTCBB under the symbol “BKYI”. See Section 1 of the Circular, “BIO-key”.

Comnetix

Comnetix provides secure identification and authentication solutions to both the private and public sectors throughout North America. The registered and head office of Comnetix is located at 2872 Bristol Circle, Suite 100, Oakville, Ontario, Canada, L6H 6G4, telephone number (905) 829-9988.

The Comnetix Shares are listed on the TSX under the symbol “CXI”. See Section 2 of the Circular, “Comnetix”.

The Offer

We are offering, on the terms and subject to the conditions of the Offer, to purchase all of the issued and outstanding Comnetix Shares.  Under the Offer, Shareholders will be entitled to receive for each Comnetix Share that number of BIO-key Shares that is equal to the BIO-key Exchange Ratio.

Assuming a BIO-key Average Trading Price of $0.35, and assuming that all of the Comnetix Shares that are issued and outstanding as of November 30, 2006 are tendered, and all Comnetix Shares issuable upon exercise of Comnetix Options, Comnetix Warrants and Comnetix convertible debentures that are outstanding as at November 30, 2006 are exercised and tendered to the Offer and that we take up and pay for such Comnetix Shares under this Offer, we will issue approximately 66,561,203 BIO-key Shares.

Purpose of the Offer

The purpose of the Offer is to enable us to acquire all of the outstanding Comnetix Shares.

Benefits of the Offer

BIO-key believes that the combination of BIO-key and Comnetix will produce the following benefits:

Combined Strengths. The merger of BIO-key and Comnetix would combine strengths in biometric technology and services to provide customers a more end-to-end product solution.

Revenue and Product Synergies. Both BIO-key and Comnetix derive the majority of their revenues from state and local departments and agencies where front line police, fire and emergency medical services respond daily to crime and other threats. The combined company would feature best-in-class public safety applications that share information between and across departments, agencies and jurisdictions, biometrically secured, and distributed wirelessly. The combined company would also have the critical mass highly relevant to competitive positioning, customer confidence, sales coverage and cost management.

Enhanced Access to North American Markets. The combined company would have better access to U.S. and Canadian markets through the combined customer base with the ability to share data across departments and agencies.

Cross-Selling Opportunities. BIO-key would be able to introduce the Comnetix Booking and Biometric Capture System (iBook, iScreen, iMatch and iJail) to approximately 2,500 customers, which represents a potential Cdn. $45 million revenue opportunity. Comnetix would in turn be in a position to introduce BIO-key Mobile Solutions to approximately 750 Comnetix customers which represents a potential Cdn. $20 million revenue opportunity.

Operational Efficiencies. There are substantial cost efficiencies in engineering, marketing, operations and research and development and in public company infrastructure and administration.

Rapid Industry Consolidation. The identity solutions and biometrics industry is consolidating. The market is highly fragmented with small, undercapitalized companies in need of consolidation. The combined company would provide an excellent platform to consolidate and grow through acquisition.

Superiority to Proposed Combination of Comnetix and L-1

We believe that our Offer to the Shareholders will deliver superior value to Shareholders than the L-1 Transaction. In particular, we believe our Offer will deliver superior value for the following reasons:

•                                          Superior Offer. BIO-key’s all share Offer of $1.29 is higher than the cash offer by L-1 of $1.05 per Comnetix Share. In particular, as the consideration in this Offer is payable in BIO-key Shares, Shareholders will not only realize substantial upside above the L-1 offer but also maintain an investment in the combined company.

•                                          Enhancing Shareholder Value. In the short to mid-term, BIO-key believes that Comnetix Share price could potentially grow to the Cdn. $2.50 to Cdn. $3.50 range which is more in line with the comparable company multiples of 2X to 3X Enterprise Value/Revenue in the biometrics industry.

Acquisition of Comnetix Common Shares Not Deposited in the Offer

If the conditions of the Offer are otherwise satisfied or waived and BIO-key takes up and pays for the Comnetix Shares validly tendered pursuant to the Offer, BIO-key intends, to the extent possible, to acquire any Comnetix Shares not deposited to the Offer:

•                                          by Compulsory Acquisition, if at least 90% of the outstanding Comnetix Shares (on a fully-diluted basis) are validly tendered pursuant to the Offer and not withdrawn; or

•                                          by a Subsequent Acquisition Transaction for consideration per Comnetix Share at least equal in value to the consideration paid by BIO-key under the Offer, if a Compulsory Acquisition is not available or if BIO-key decides not to proceed with a Compulsory Acquisition.

Treatment of Comnetix Options and Warrants in the Offer

The Offer is made only for outstanding Comnetix Shares and not for any Comnetix Options or Comnetix Warrants or other rights to acquire Comnetix Shares. Any holder of such securities who wishes to accept the Offer must, to the extent permitted by the terms thereof and applicable law, fully exercise such securities sufficiently in advance of the Expiry Time of the Offer in order to obtain Comnetix Shares that may be deposited in accordance with the terms of the Offer.

If we take up and pay for Comnetix Shares under the Offer, we currently intend to implement a Compulsory Acquisition or Subsequent Acquisition Transaction or take such other action as may be available, so that the holders of Comnetix Options and Comnetix Warrants will, pursuant to the terms thereof, receive BIO-key Shares upon the proper exercise of the Comnetix Options or Comnetix Warrants. The number of BIO-key Shares so issued and the exercise price will reflect the exchange ratio used in our Offer.

Treatment of Fractional Shares

We will not issue fractional BIO-key Shares. If the BIO-key Exchange Ratio results in a Shareholder otherwise being entitled to receive a fractional BIO-key Share, the number of BIO-key Shares issuable to such Shareholder will be rounded up to the next whole number for the benefit of such Shareholder.

Conditions to the Offer

We reserve the right to withdraw our Offer and not take up and pay for any Comnetix Shares deposited under our Offer unless all of the conditions of our Offer contained in Section 3 of the Offer to purchase are satisfied or, where permitted, waived. These conditions include, among others, the conditions that:

•                                          not less than 66 2/3% of the Comnetix Shares (on a fully diluted basis) will have been validly deposited under the Offer and not withdrawn at the expiry time;

•                                          the Shareholders do not approve, by a 66 2/3% majority of the votes cast at a meeting of Shareholders, the L-1 Transaction;

•                                          BIO-key becomes a reporting issuer in Ontario on or before the date it first takes up and pays for any Comnetix Shares deposited pursuant to the Offer; and

•                                          all necessary consents or approvals, from the holders of our securities, to the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction to acquire any Comnetix Shares not tendered to the Offer.

See Section 3 of the Offer to Purchase, “Conditions to the Offer” for additional conditions to the Offer.

Time for Acceptance

Our Offer is open for acceptance until 9:00 p.m. (Toronto time) on February 26, 2007 or until such later time and date to which we may extend our Offer at our discretion, unless we withdraw this Offer earlier. See Section 4 of the Offer to Purchase, “Time and Manner for Acceptance”.

Manner of Acceptance

The Offer may be accepted by Shareholders by depositing certificates representing Comnetix Shares that are being deposited, together with a duly completed and signed letter of acceptance and transmittal in the form accompanying our Offer and Circular (printed on BLUE PAPER), referred to in this summary as the “letter of transmittal”, at the offices of the Depositary specified in the letter of transmittal at or before the Expiry Time. The Offer will be deemed to be accepted only if the Depositary has actually received these documents at or before the Expiry Time. Shareholders whose Comnetix Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Comnetix Shares to our Offer. See Section 4 of the Offer to Purchase, “Time and Manner for Acceptance”.

Shareholders whose certificates for Comnetix Shares are not immediately available may use the procedures for guaranteed delivery set forth in the notice of guaranteed delivery accompanying this Offer and Circular (printed on YELLOW PAPER), referred to in this summary as the “notice of guaranteed delivery”. See Section 5 of the Offer to Purchase, “Procedure for Guaranteed Delivery”.

Subsequent Offering Period

We may provide a subsequent offering period of at least 10 calendar days but in no event more than 20 business days, following the expiration of the Offer. A subsequent offering period would be an additional period of time, during which any Shareholders may tender their Comnetix Shares that were not tendered in the Offer. We will promptly accept for exchange any Comnetix Shares tendered during the subsequent offering period at the same exchange ratio as in the Offer and we will pay for such shares within three business days of our acceptance of your Comnetix Shares. Any subsequent offering period will be announced simultaneously with an announcement that we have accepted Comnetix Shares for exchange in the Offer. See Section 6 of the Offer to Purchase, “Extensions, Variations and Changes to the Offer”.

Payment for Deposited Shares

If all of the conditions of the Offer have been satisfied or, where permitted, waived by us, we will become obligated to take up and pay for Comnetix Shares validly deposited under, and not withdrawn from, the Offer within the time periods prescribed by applicable securities laws. Any Comnetix Shares deposited under the Offer after the first date on which Comnetix Shares have been taken up and paid for by us will be taken up within 10 days of that deposit. See Section 2 of the Offer to Purchase, “Payment for Deposited Comnetix Shares”.

Right to Withdraw Deposited Shares

All deposits of Comnetix Shares under the Offer are irrevocable, except as provided in Section 8 of the Offer to Purchase, “Right to Withdraw Deposited Comnetix Shares”. Section 8 of the Offer to Purchase permits withdrawal of the Comnetix Shares deposited under the Offer at any time before the Comnetix Shares deposited under the Offer are taken up by us, if such Comnetix Shares have not been paid for by us within three business days after having been taken up and in certain other circumstances.

Certain Canadian Federal Income Tax Considerations

A Shareholder who holds Comnetix Shares as capital property and sells such shares pursuant to the Offer will be considered to have disposed such shares for purposes of the Tax Act. On such disposition the Shareholder will realize a capital gain (or capital loss) in respect of the Comnetix Shares so disposed of to the extent that proceeds of disposition received or deemed to have been received by the Shareholder for such Comnetix Shares exceed (or are less than) the total of the adjusted cost base to the Shareholder of such Comnetix Shares and any reasonable costs of disposition. For this purpose, the proceeds of disposition will generally be equal to the Canadian dollar equivalent of the Offered Consideration per Comnetix Share determined at the time at which the Comnetix Shares are disposed of by the Shareholder.

A Shareholder who is not a resident of Canada who holds Comnetix Shares as capital property and sells such shares pursuant to the Offer will generally not be subject to tax in Canada if the Comnetix Shares are not taxable Canadian property.

All Shareholders should review the more detailed information under Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

Risk Factors

An investment in BIO-key Shares and the business combination with Comnetix is subject to certain risks. You should consider carefully the risk factors set out in the Offer and Circular before depositing your Comnetix

Shares pursuant to the Offer. See Section 4 of the Circular, “Purpose of the Offer and BIO-key’s Plans for Comnetix — Business Combination Risks” and “Annex A — Information Concerning BIO-key — Risk Factors”.

Pro Forma Financial Information

For pro forma information regarding the combined company as at September 30, 2006, see “Annex D — Unaudited Pro Forma Consolidated Financial Statements as at September 30, 2006”. For a summary of such information, see “Summary of BIO-key and Comnetix Historical and Pro Forma Financial Data” below.

Depositary

Kingsdale Shareholder Services Inc. is acting as depositary under the Offer. The Depositary will be responsible for receiving certificates representing deposited Comnetix Shares and accompanying letters of transmittal and other documents. The Depositary is also responsible for receiving notices of guaranteed delivery, giving notices, if required, and making payment for all Comnetix Shares purchased by us under the terms of the Offer.

Information Agent

Kingsdale Shareholder Services Inc. has been retained to act as information agent in connection with the Offer. Contact details for such persons may be found on the back page of this document.

Regulatory Requirement

The Offer will be subject to certain approvals from regulatory authorities in Canada and the United States, if applicable, including the United States Securities and Exchange Commission.

No Dissenter Rights

No Shareholder will have dissenters’ or appraisal rights in connection with the Offer. However, holders of Comnetix Shares who do not tender their Comnetix Shares to the Offer may have rights of dissent in the event we elect to acquire such Comnetix Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 5 of the Circular, “Acquisition of Shares Not Deposited”.

SUMMARY OF BIO-KEY AND COMNETIX
HISTORICAL AND PRO FORMA FINANCIAL DATA

The following tables present our summary historical consolidated financial information as at and for the years ended December 31, 2005 and 2004 and our consolidated financial information as at and for the nine months ended September 30, 2006, which financial statements are included in this Offer and Circular. The tables also present our pro forma consolidated financial information as at and for the nine months ended September 30, 2006 after giving effect to our acquisition of all of the Comnetix Shares pursuant to the Offer. This information is derived from and should be read in conjunction with the financial statements and the related notes to those financial statements included herein.

This historical information presented for Comnetix is derived from the historical consolidated financial information for Comnetix as at and for the years ended August 31, 2006 and 2005 which statements are incorporated by reference in this Offer and Circular. Copies of Comnetix financial statements and related notes incorporated herein by reference can be found at www.sedar.com.

The selected pro forma consolidated financial information set forth below should be read in conjunction with our unaudited pro forma consolidated financial statements, the accompanying notes thereto and the compilation report of Carlon, Charron & Rosen LLP  thereon included in this Offer and Circular. These unaudited pro forma consolidated financial statements have been compiled from and include:

(a)                                  An unaudited pro forma consolidated balance sheet combining the unaudited balance sheet of BIO-key as at September 30, 2006 with the audited balance sheet of Comnetix as at August 31, 2006 giving effect to the transactions as if they occurred on September 30, 2006.

(b)                                 An unaudited pro forma consolidated statement of operations combining the unaudited statement of operations of BIO-key for the nine month period ended September 30, 2006 and the three month period ended December 31, 2005, with the audited statement of operations of Comnetix for the year ended August 31, 2006, giving effect to the transactions as if they occurred for the twelve months ended September 30, 2006.  BIO-key’s statement of operations for the twelve months ended September 30, 2006 have been constructed by adding together (a) the unaudited interim results for the nine month period ended September 30, 2006 (derived from the Company’s Form 10-QSB for the nine month period ended September 30, 2006), and (b) the unaudited interim results for the three month period ended December 31, 2005  (derived from the unaudited Note X — Results by Quarter in BIO-key’s Form 10-KSB for the year ended December 31, 2005).

BIO-key Summary of Financial Condition and Pro Forma Financial Data

	Pro Forma	BIO-key Actual
	as at	As at
	September 30,	September 30,	As at December 31
	2006	2006	2005	2004
Working capital	$(5,587,897)	$(6,388,489)	$(10,435,050)	$(3,002,458)
Total assets	$47,211,860	$22,283,327	$26,357,934	$31,539,092
Long-term liabilities	$6,914,887	$6,155,668	$2,031,588	$11,648,047
Shareholders’ equity (deficit)	$17,290,272	$(2,584,808)	$6,164,004	$6,549,655
Common shares outstanding	104,926,788	53,956,837	46,306,589	40,680,691

		BIO-key Actual
	Pro Forma for the Nine Months Ended	For the Nine Months Ended
	September 30,	September 30,	For the Year Ended December 31
	2006	2006	2005	2004
Revenue	$25,475,018	$11,182,059	$14,226,095	$5,720,951
Net earnings	$(17,183,847)	$(11,101,996)	$(3,673,384)	$(10,849,891)
Basic earnings per share	$(0.17)	$(0.24)	$(0.09)	$(0.32)
Net cash provided by operating activities	n/a	$(2,945,095)	$(4,513,497)	$(5,644,759)

Comnetix Summary of Financial Condition

	As at November 30,		As at August 31
	2006		2006		2005
Working capital	Cdn.	$1,382,824	Cdn.	$1,171,726	Cdn.	$3,795,273
Total assets	Cdn.	$13,633,342	Cdn.	$13,815,440	Cdn.	$19,080,062
Long-term liabilities	Cdn.	$808,171	Cdn.	$846,758	Cdn.	$1,065,768
Comnetix shareholders’ equity	Cdn.	$8,539,088	Cdn.	$8,458,148	Cdn.	$11,657,800
Common shares outstanding	14,124,792		14,142,802		14,124,561

	For the Three Months Ended		Year Ended August 31
	November 30, 2006		2006		2005
Revenue	Cdn.	$3,215,184	Cdn.	$12,492,141	Cdn.	$10,260,086
Net earnings	Cdn.	$(133,186)	Cdn.	$(4,679,376)	Cdn.	$(2,878,261)
Basic earnings per share	Cdn.	$(0.01)	Cdn.	$(0.33)	Cdn.	$(0.21)
Net cash provide by operating activities	Cdn.	$(363,446)	Cdn.	$(4,221,996)	Cdn.	$(2,790,209)

Per Share Market Data

Bio-key Shares are currently traded on the OTCBB under the symbol “BKYI”. Comnetix Shares are currently traded on the TSX under the symbol “CXI”. The following table sets forth the closing prices per BIO-key Share and Comnetix Share as reported on the OTCBB and the TSX on (1) December 20, 2006, the last business day before the public announcement of our intention to make this Offer to acquire all the issued and outstanding shares of Comnetix, and (2) on January 16, 2007, the most recent trading day practicable before the date of this Offer and Circular:

	TSX		OTCBB
	December 20, 2006	January 16, 2007	December 20, 2006	January 16, 2007
Issuer
Comnetix	Cdn. $0.90	Cdn. $1.21	—	—
BIO-key	—	—	$0.37	$0.29

QUESTIONS AND ANSWERS ABOUT THE OFFER

Capitalized words and terms used in this section but not defined herein will have the meanings given to them below under the heading “Definitions” at the front of the Offer to Purchase.

Q:                                    Who is offering to buy my Comnetix common shares?

A:                                   We are BIO-key International, Inc., and we develop and deliver advanced identification solutions and information services to both the private sector and government, including law enforcement departments, and public safety agencies. We are a Delaware company and our shares of common stock are listed on the OTCBB under the symbol “BKYI”.

Q:                                    What is BIO-key proposing?

A:                                   We are offering to purchase all of the issued and outstanding Comnetix Shares, subject to the terms and conditions set forth in the following Offer and Circular.

Q:                                    What would I receive in exchange for each of my Comnetix Shares?

A:                                   Under the Offer, Shareholders will be entitled to receive for each Comnetix Share, that number of BIO-key Shares that is equal to the BIO-key Exchange Ratio.

Q:                                    What are some of the significant conditions to the Offer?

A:                                   The Offer is subject to several conditions, some of the most important of which are as follows:

•                                          not less than 66 2/3% of the Comnetix Shares (on a fully diluted basis) will have been validly deposited under the Offer and not withdrawn at the expiry time;

•                                          the Shareholders do not approve, by a 66 2/3% majority of the votes cast at a meeting of Shareholders, the L-1 Transaction;

•                                          BIO-key becomes a reporting issuer in Ontario on the date it first takes up and pays for any Comnetix Shares deposited pursuant to the Offer; and

•                                          all necessary consents or approvals, from the holders of our securities, to the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction to acquire any Comnetix Shares not tendered to the Offer.

See Section 3 of the Offer to Purchase, “Conditions to the Offer” for additional conditions to the Offer.

Q:                                    What happens if Shareholders vote to approve the L-1 Transaction?

A:                                   A condition of our Offer will not be satisfied and our Offer will not proceed.

Q:                                    Why is the BIO-key Offer better for Shareholders than the proposed L-1 Transaction?

A:                                   We believe that our Offer will deliver superior value to Shareholders as there are numerous synergies that can be exploited through the combination of BIO-key and Comnetix, including complementary business models, better access to North American markets, the ability to cross-sell products into both customer bases, as well as the potential realization of substantial cost efficiencies in engineering, marketing, operations and research and development and public company costs. Through these synergies, we believe that in the short to mid-term, Comnetix share price could potentially grow to the Cdn. $2.50 to Cdn. $3.50, a range that is far superior than the L-1 cash Offer of $1.05 per share.

Q:                                    Why is BIO-key buying Comnetix?

A:                                   We believe that there are significant opportunities in the identity solutions and biometrics industry that can be realized through the combined strengths of BIO-key and Comnetix.

Q:                                    How will Comnetix Options and Comnetix Warrants be treated in the Offer?

A:                                   The Offer is made only for outstanding Comnetix Shares and not for any Comnetix Options or Comnetix Warrants or other rights to acquire Comnetix Shares. Any holder of such securities who wishes to accept the Offer must, to the extent permitted by the terms thereof and applicable law, fully exercise such securities sufficiently in advance of the Expiry Time of the Offer in order to obtain Comnetix Shares that may be deposited in accordance with the terms of the Offer.

If we take up and pay for Comnetix Shares under the Offer, we currently intend to implement a Compulsory Acquisition or Subsequent Acquisition Transaction, or take such other action as may be available, so that the holders of Comnetix Options and Comnetix Warrants will, pursuant to the terms thereof, receive BIO-key Shares upon the proper exercise of the Comnetix Options or Comnetix Warrants. The number of BIO-key Shares so issued and the exercise price will reflect the exchange ratio used in our Offer.

Q:                                    Will fractional shares be issued in the Offer?

A:                                   No. We will not issue fractional BIO-key Shares.  If the BIO-key Exchange Ratio results in a Shareholder otherwise being entitled to receive a fractional BIO-key Share, the number of BIO-key Shares issuable to such Shareholder will be rounded up to the next whole number for the benefit of such Shareholder.

Q:                                    How many BIO-key Shares could be issued pursuant to the Offer?

A:                                   Assuming a Bio-key Average Trading price of $0.35, and assuming that all of the Comnetix Shares that are issued and outstanding as of November 30, 2006 are tendered, and all Comnetix Shares issuable upon exercise of Comnetix Options, Comnetix Warrants and Comnetix convertible debentures outstanding as at November 30, 2006 are exercised and tendered to the Offer and that we take up and pay for such Comnetix Shares under this Offer, we will issue approximately 66,561,203 BIO-key Shares.

Q:                                    How long do I have to decide whether to tender in the Offer?

A:                                   The Offer is open for acceptance until 9:00 p.m. (Toronto time) on February 26, 2007, or until such later time and date to which we may extend our Offer (as described below) at our discretion, unless we withdraw this Offer earlier.

Q:                                    Can the Offer be extended?

A:                                   Yes. We may, in our sole discretion, elect to extend the Offer. If we elect to extend the Offer, we will publicly announce the extension and mail you a copy of the notice of extension.

Q:                                    How do I tender my Comnetix Shares?

A:                                   If you hold Comnetix Shares in your own name, you may accept this Offer by depositing certificates representing your Comnetix Shares, together with a duly completed and signed letter of acceptance and transmittal, at the offices of the depositary specified in the letter of acceptance and transmittal. If your Comnetix Shares are registered in the name of a nominee (commonly referred to as “in street name” or “street form”), you should contact your broker, investment dealer, bank, trust company or other nominee for assistance in tendering your Comnetix Shares to our Offer. You should request your nominee to effect the transaction.

Q:                                    What if I have lost my certificate representing Comnetix Shares but want to tender them to the Offer?

A:                                   You should complete your letter of transmittal as fully as possible and state in writing the circumstances surrounding the loss and forward the documents to the Depositary. The Depositary will advise you of replacement requirements which must be completed and returned before the expiry of the Offer.

Q:                                    Who is the Depositary under the Offer?

A:                                   Kingsdale Shareholders Services Inc. is acting as depositary under the Offer. The Depositary will be responsible for receiving certificates representing deposited Comnetix Shares and accompanying letters of transmittal and other documents. The Depositary is also responsible for receiving notices of guaranteed delivery, giving notices, if required, and making payment for all Comnetix Shares purchased by us under the terms of the Offer.

Q:                                    Will I be able to withdraw previously tendered Comnetix Shares?

A:                                   Yes. You may withdraw Comnetix Shares previously tendered by you at any time before Comnetix Shares deposited under the Offer are taken up by us, if your Comnetix Shares have not been paid for by us within three business days after having been taken up and in certain other circumstances.

Q:                                    How do I withdraw previously tendered shares?

A:                                   You must send a notice of withdrawal to the Depositary prior to the occurrence of certain events and within the time periods set forth in Section 8 of the Offer to Purchase, “Right to Withdraw Deposited Comnetix Shares,” and the notice must contain specific information outlined therein.

Q:                                    Will I have to pay any fees or commissions?

A:                                   If you are the registered owner of your Comnetix Shares and you tender your Comnetix Shares directly to the Depositary, you will not have to pay brokerage fees or incur similar expenses. If you own your Comnetix Shares through a broker or other nominee, and your broker tenders the Comnetix Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q:                                    What will happen if the Offer lapses or is withdrawn?

A:                                   In the event that the Offer lapses or we withdraw the Offer prior to the satisfaction or waiver of all of the conditions to the Offer, all your Comnetix Shares that were deposited will be returned to you with no payment.

Q:                                    How will Canadian residents be taxed for Canadian income tax purposes?

A:                                   A Canadian resident Shareholder who holds Comnetix Shares as capital property and who sells such shares pursuant to the Offer will generally realize a capital gain or capital loss under the Tax Act. All Shareholders should review the more detailed information under Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

Q:                                    Is BIO-key’s financial condition relevant to my decision to tender my Comnetix Shares in the Offer?

A:                                   Yes. Our shares of common stock will be issued to Shareholders who tender their Comnetix Shares, so you should consider our financial condition before you decide to become one of our shareholders through the Offer. In considering our financial condition, you should review the documents included in the Offer and Circular because they contain detailed business, financial and other information about us.

Q:                                    If I decide not to tender, how will my Comnetix Shares be affected?

A:                                   If the conditions of the Offer are otherwise satisfied or waived and BIO-key takes up and pays for the Comnetix Shares validly tendered pursuant to the Offer, BIO-key intends, to the extent possible, to acquire any Comnetix Shares not deposited to the Offer:

•                                          by Compulsory Acquisition, if at least 90% of the outstanding Comnetix Shares (on a fully-diluted basis) are validly tendered pursuant to the Offer and not withdrawn; or

•                                          by a Subsequent Acquisition Transaction for consideration per Comnetix Share at least equal in value to the consideration paid by BIO-key under the Offer, if a Compulsory Acquisition is not available or if BIO-key decides not to proceed with a Compulsory Acquisition.

In connection with such a transaction, you may have dissenters’ rights.

Q:                                    Do I have dissenters’ rights under the Offer?

A:                                   No. Shareholders will not have dissenters’ or appraisal rights in connection with the Offer. However, holders of Comnetix Shares who do not tender their Comnetix Shares to the Offer may have rights of dissent in the event we elect to acquire such Comnetix Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 5 of the Circular, “Acquisition of Shares Not Deposited”.

Q:                                    Who can I call with questions about the Offer or for more information?

A:                                   You can call our information agent, Kingsdale Shareholder Services Inc., if you have questions or requests for additional copies of this Offer to Purchase and Circular. Questions and requests should be directed to the following telephone numbers:

North American Toll Free Telephone: 1-866-381-4104
Outside North America, Bankers
and Brokers Call Collect:  (416) 867-2272
e-mail:  contactus@kingsdaleshareholder.com

DEFINITIONS

In the Offer and Circular, unless the context otherwise requires, the following terms have the meanings set forth below. All references to “$” or “dollars” are to the currency of the United States.

“AMF”  means Autorité des marchés financiers (Québec).

“Appropriate Approvals” means those sanctions, rulings, decisions, declarations, waivers, certificates, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities or approvals of shareholders of BIO-key or Comnetix required in connection with the consummation of the Offer, Compulsory Acquisition or the Subsequent Acquisition Transaction.

“Arrangement Agreement” means the arrangement agreement among L-1, 6653375 Canada Inc. and Comnetix dated as on November 15, 2006 and amended as on January 9, 2007.

“BIO-key” means BIO-key International, Inc., a company existing under the laws of Delaware.

“BIO-key Average Trading Price” means the volume-weighted average trading price of the BIO-key Shares on the OTCBB during the ten trading day period ending on the second business day prior to the Expiry Time.

“BIO-key Exchange Ratio” means the fraction, the numerator is $1.29 and the denominator of which is the BIO-key Average Trading Price, such number to be expanded to nine decimal places.

“BIO-key Share” means a share of common stock, par value $0.0001 per share, in the capital of BIO-key.

“business day” means any day of the week other than a Saturday, Sunday or a statutory or civic holiday observed in Toronto, Ontario in Canada or Wall, New Jersey in the United States.

“Canadian GAAP” means Canadian generally accepted accounting principles.

“CBCA” means the Canada Business Corporations Act.

“Circular” means the circular accompanying the Offer to Purchase, including the Annexes attached thereto.

“Comnetix” means ComnetiX Inc., a company existing under the laws of Canada, and its Subsidiaries.

“Comnetix Material Adverse Change” means any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse to the assets, business, operations, prospects or financial condition of Comnetix, other than any change, effect, event, occurrence or state of facts relating to the economy or securities markets in general.

“Comnetix Option” means an option to purchase Comnetix Shares granted under the Comnetix Option Plan.

“Comnetix Option Plan” means the stock option plan for directors, officers and employees of Comnetix.

“Comnetix Share” means a common share in the capital of Comnetix.

“Comnetix Warrant” means a warrant to purchase Comnetix Shares.

“Compelled Acquisition” has the meaning set forth in Section 5 of the Circular.

“Compulsory Acquisition” has the meaning set forth in Section 5 of the Circular.

“Current Market Price” means the closing price of the BIO-key Shares on the OTCBB on the day that BIO-key first takes up and pays for Comnetix Shares under the Offer.

“Depositary” means Kingsdale Shareholder Services Inc.

“Eligible Institution” means a Canadian Schedule 1 chartered bank, a major trust company in Canada, a member of a Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks and trust companies in the United States.

“Expiry Date” means February 26, 2007 or such later date as is set out in a notice of extension of the Offer issued at any time and from time to time extending the period during which Comnetix Shares may be deposited to the Offer, provided that, if such day is not a business day, then the Expiry Date will be the next business day.

“Expiry Time” means 9:00 p. m. (Toronto time) on the Expiry Date.

“Governmental Entity” means (a) any foreign, multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, administrative agency, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board, or authority of any of the foregoing; (c) any self-regulatory authority or any of the Exchanges; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Laws” means all laws, by-laws, statutes, rules, regulations, principles of law, policies, orders, ordinances, decisions, declarations, rulings, directives, judgments, decrees or other requirements of any Governmental Entity and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity and the term “applicable” with respect to such laws and in a context that refers to one or more Persons, means such laws as are applicable to such Person or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Letter of Transmittal” means the letter of acceptance and transmittal in the form accompanying the Offer and Circular (printed on BLUE PAPER).

“L-1” means L-1 Identity Solutions, Inc.

“L-1 Transaction” means the proposed plan of arrangement between L-1 and Comnetix.

“Minimum Tender Condition” means that there will have been validly deposited under the Offer and not withdrawn at the Expiry Time that number of Comnetix Shares which constitutes at least 66 2/3% of the Comnetix Shares (on a fully diluted basis) at the Expiry Time.

“Notice of Guaranteed Delivery” means the accompanying notice of guaranteed delivery (printed on YELLOW PAPER).

“Offer” means BIO-key’s offer to purchase the Comnetix Shares made hereby, the terms and conditions of which are set forth in the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

“Offer and Circular” means the Offer to Purchase and the Circular, collectively.

“Offer to Purchase” means the Offer to Purchase Comnetix Shares as described herein.

“Offered Consideration” means the consideration to be paid by BIO-key for the Purchased Securities.

“Ontario Securities Act” means the Securities Act (Ontario), as amended, and the regulations and rules made thereunder.

“OSC” means the Ontario Securities Commission.

“OTCBB” means the OTC Bulletin Board.

“Person” includes an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status.

“Purchased Securities” means Comnetix Shares taken up and paid for by BIO-key under the Offer.

“Regulation Q-27” means Regulation Q-27 - Protection of Minority Securityholders in the course of Certain Transactions of the AMF.

“Restricted Event” means, with respect to Comnetix, any of the following:

(i)            the issuance of any securities (except upon the exercise of options or warrants to purchase Comnetix Shares which were outstanding as of November 30, 2006);

(ii)           declaring, paying, authorizing or making any distribution, payment or dividend on any of its securities (except for the payment of a monthly dividend not greater in amount than the last monthly dividend declared and otherwise consistent with past practice);

(iii)          acquiring or disposing of any assets or securities (except where immaterial in amount and in the ordinary course of business consistent with past practice);

(iv)          making any capital expenditures (except where immaterial in amount and in the ordinary course of business consistent with past practice);

(v)           entering into, modifying or terminating any agreement with any officer, director or employee;

(vi)          increasing or otherwise modifying (except where the modification would result in a decrease in the total amount of compensation paid or payable) the compensation paid or payable to any director, officer, or employee including, without limitation, the granting of additional securities, options or bonuses;

(vii)         instituting, modifying or cancelling any employee benefit plan (except where instituting, modifying or cancelling any employee benefit plan is required by Law);

(viii)        the payment of any amount, or the triggering or potential triggering of the payment of any amount to any director, officer or employee pursuant to any change of control or severance arrangements that have not otherwise been publicly disclosed which disclosure included the amount of such payments to be made thereunder;

(ix)           any default, termination, acceleration or other adverse event under any instrument or agreement to which Comnetix is a party or to which any of its properties or assets are bound whether as a result of making the Offer, the taking up and paying for the Comnetix Shares under the Offer, the completion of the Compulsory Acquisition or Subsequent Acquisition Transaction or otherwise;

(x)            the impairment (which impairment has not been cured or waived), or the threatened impairment of any property right, franchise or license whether as a result of making the Offer, taking up and paying for the Comnetix Shares under the Offer, the completion of the Compulsory Acquisition or  Subsequent Acquisition Transaction or otherwise;

(xi)           any take-over bid other than the Offer (including an exempt take-over bid for securities of Comnetix ) or tender Offer (including, without limitation, an issuer bid or self tender Offer) or exchange Offer, merger, amalgamation, plan of arrangement, reorganization, reverse take-over, sale or lease of all or substantially all of its assets, dissolution, liquidation or other similar transaction or any other transaction that could reasonably be expected to impede, interfere with or materially delay the consummation of the Offer;

(xii)          entering into any other transaction not in the ordinary course of business;

(xiii)         entering into any agreement with L-1 other than the Arrangement Agreement or entering into any amendment of that agreement;

(xiv)        any amendment or waiver by Comnetix of any condition in its favour in the Arrangement Agreement, or

(xv)         proposing, planning or intending to do any of the foregoing or the entering into any agreement to do any of the foregoing.

“Rule 61-501” means Rule 61-501 - Insider Bids, Issuer Bids, Going Private Transactions and Related Party Transactions of the OSC.

“SEC” means the U. S. Securities and Exchange Commission.

“Shareholder” means a holder of Comnetix Shares.

“Subsequent Acquisition Transaction” has the meaning ascribed thereto in Section 5 of the Circular, “Acquisition of Shares Not Deposited”.

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and will include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a Subsidiary.

“Tax Act” means the Income Tax Act (Canada), as amended, supplemented and restated from time to time.

“TSX” means the Toronto Stock Exchange.

“United States Business Day” means any day, other than a Saturday, Sunday or United States federal holiday, and shall consist of the time period from 12:01 a. m. through 12:00 midnight Eastern time.

“U.S. Exchange Act” means the Securities Exchange Act of 1934 (United States), as amended, and the rules and regulations promulgated thereunder.

“U.S. GAAP” means U. S. generally accepted accounting principles.

“U.S. Securities Act” means the Securities Act of 1933 (United States), as amended, and the rules and regulations promulgated thereunder.

OFFER TO PURCHASE

TO:         THE HOLDERS OF COMMON SHARES OF COMNETIX

The accompanying Circular contains important information and should be read carefully before making a decision with respect to the Offer. This Offer to Purchase and the Circular, which are incorporated into and form part of the Offer, constitute the take-over bid Circular required under applicable Canadian securities laws.

1.                                      The Offer

Subject to the terms and conditions set forth in Section 3 below and in the Letter of Transmittal and the Notice of Guaranteed Delivery, BIO-key hereby Offers to purchase all of the issued and outstanding Comnetix Shares on the basis of $1.29 per Comnetix Share payable in BIO-key Shares.  Under the Offer, Shareholders will be entitled to receive for each Comnetix Share, that number of BIO-key Shares that is equal to the BIO-key Exchange Ratio.

The Offer is made only for the Comnetix Shares and not for any Comnetix Options or Comnetix Warrants or other rights to acquire Comnetix Shares. Any holder of such securities who wishes to accept the Offer must, to the extent permitted by the terms thereof and applicable Law, fully exercise such securities sufficiently in advance of the Expiry Time in order to obtain Comnetix Shares that may be deposited in accordance with the terms of the Offer. See Section 4 of the Circular, “Purpose of the Offer and BIO-key’s Plans for Comnetix — Treatment of Comnetix Options and Warrants”.

Fractional BIO-key Shares will not be issued. If the BIO-key Exchange Ratio results in a Shareholder otherwise being entitled to receive a fractional BIO-key Share, the number of BIO-key Shares issuable to such Shareholder will be rounded up to the next whole number for the benefit of such Shareholder.

The Offer will be open for acceptance until the Expiry Time unless withdrawn or extended.

2.                                      Payment for Deposited Comnetix Shares

If all of the conditions referred to below in Section 3 of the Offer to Purchase have been fulfilled or, where permitted, waived at the Expiry Time, BIO-key will become obligated to take up and pay for the Comnetix Shares deposited under the Offer and not withdrawn no later than 10 days after the Expiry Date, and to pay for the Comnetix Shares taken up as soon as possible, but in any event not later than three business days after taking up the Comnetix Shares. In accordance with applicable Law, BIO-key will take up and pay for Comnetix Shares deposited under the Offer after the date on which it first takes up Comnetix Shares deposited under the Offer not later than 10 days after the deposit of such Comnetix Shares.

Subject to applicable Law, BIO-key expressly reserves the right in its sole discretion to delay or otherwise refrain from taking up and paying for any Comnetix Shares or to terminate the Offer and not take up or pay for any Comnetix Shares if any condition specified in the section entitled “Conditions of the Offer” in this Offer is not satisfied or waived by BIO-key by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario. BIO-key also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Comnetix Shares in order to comply, in whole or in part, with any applicable Law. BIO-key will not, however, take up and pay for any Comnetix Shares deposited under the Offer unless it simultaneously takes up and pays for all Comnetix Shares then validly deposited under the Offer and not withdrawn.

BIO-key will be deemed to have taken up and accepted for payment Comnetix Shares validly deposited and not withdrawn under the Offer if, as and when BIO-key gives written notice or other communication confirmed in writing to the Depositary to that effect.

BIO-key will pay for Comnetix Shares validly deposited under the Offer and not withdrawn by providing the Depositary with the Offered Consideration in the form of sufficient certificates for BIO-key Shares for transmittal to Persons depositing Comnetix Shares under the Offer. Under no circumstances will interest accrue or be paid on the Offered Consideration by BIO-key or the Depositary to Persons depositing Comnetix Shares, regardless of any delay in making such payment. Fractional BIO-key Shares will not be issued. If the BIO-key Exchange Ratio results in a Shareholder otherwise being entitled to receive a fractional BIO-key Share, the number of BIO-key Shares issuable to such Shareholder will be rounded up to the next whole number for the benefit of such Shareholder.

The Depositary will act as the agent of the Persons who have deposited Comnetix Shares under the Offer for the purposes of receiving payment from BIO-key and transmitting such payment to such Persons. Receipt of the share certificates and cash, if any, representing the Offered Consideration by the Depositary will be deemed to constitute receipt of payment by Persons depositing Comnetix Shares.

Settlement with each Shareholder who has deposited Comnetix Shares under the Offer will be made by the Depositary forwarding for the Comnetix Shares a certificate for the BIO-key Shares to which such Shareholder is entitled under the Offer, provided that the Shareholder is a resident of a province or territory of Canada or another jurisdiction in which the BIO-key Shares may be lawfully delivered without further action by BIO-key.  Unless the Person depositing the Comnetix Shares instructs the Depositary to hold the certificate representing the BIO-key Shares for pick-up by checking the appropriate box in the Letter of Transmittal, the certificate will be forwarded by first class insured mail to such Person at the address specified in the Letter of Transmittal. If no such address is specified, the certificate will be sent to the address of the Shareholder as shown on the securities register maintained by or on behalf of Comnetix. Certificates mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing.

3.                                      Conditions to the Offer

BIO-key reserves the right to withdraw the Offer and not take up, purchase or pay for, and will have the right to extend the period of time during which the Offer is open and postpone taking up and paying for, any Comnetix Shares deposited under the Offer unless all of the following conditions are satisfied or waived by BIO-key before the Expiry Time:

(a)                                  the Minimum Tender Condition;

(b)                                 the Shareholders do not approve, by a 66 2/3% majority of votes cast at a meeting of Shareholders, the  plan of arrangement between Comnetix and L-1;

(c)                                  BIO-key becomes a reporting issuer in Ontario on the date it first takes up and pays for any Comnetix Shares deposited pursuant to this Offer.

(d)                                 all necessary consents or approvals, from the holders of our securities, to the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction to acquire any Comnetix Shares not tendered to the Offer;

(e)                                  BIO-key will have determined in its reasonable judgment that on or after January 19, 2007, neither Comnetix nor any third party has taken or proposed to take any action or has failed to take any action or disclosed a previously undisclosed action, in each case, which would be expected to reduce the expected economic value to BIO-key of the acquisition of Comnetix, make it inadvisable for BIO-key to proceed with the Offer, or make it inadvisable for BIO-key to take-up and pay for the Comnetix Shares tendered to the Offer, including, without limiting the generality of the foregoing, BIO-key will have determined in its reasonable judgement that on or after January 19, 2007 there has not occurred or there will not occur, a Restricted Event;

(f)                                    BIO-key will have determined in its reasonable judgement that there will not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence, any other event or any law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever which adversely affects or involves, or may adversely affect or involve, the general economic, financial, currency exchange, securities, biometrics, law enforcement or security industries in Canada, the U.S. or elsewhere, the BIO-key Average Trading Price, or the financial condition, business, operations, assets, affairs or prospects of BIO-key, Comnetix or any of its Subsidiaries, or which makes it inadvisable for BIO-key to proceed with the Offer or take up and pay for Comnetix Shares deposited under the Offer;

(g)                                 BIO-key will have determined in its reasonable judgment that: (i) Comnetix has not adopted a shareholder rights plan that provides rights to the shareholders of Comnetix to purchase any securities of Comnetix as a result of this Offer, Compulsory Acquisition or Subsequent Acquisition Transaction (the “Comnetix Rights Plan”), or (ii) if a Comnetix Rights Plan is adopted, it does not and will not adversely affect the Offer or BIO-key, either before or on consummation of the Offer, or the purchase of any Comnetix Shares under any Compulsory Acquisition or Subsequent Acquisition Transaction;

(h)                                 all Appropriate Approvals (including, without limitation, those of the applicable stock exchanges and those of the securities regulatory authorities), that in the reasonable judgment of BIO-key are necessary or desirable, will have been obtained or all waiting or suspensory periods, that in the sole judgment of BIO-key are necessary or desirable, have expired or been terminated, each on terms satisfactory to BIO-key in its sole judgment;

(i)                                     BIO-key will have determined in its reasonable judgment that (i) no act, action, suit or proceeding (including a stop order issued or issuable by the SEC) will have been threatened or taken before or by any Governmental Entity or by any elected or appointed public official or private person (including, without limitation, any individual, company, firm, group or other entity) in Canada, the U. S. or elsewhere, whether or not having the force of law, and (ii) no Laws (including, without limiting the generality of the foregoing, any tax laws) will have been proposed, enacted, promulgated or applied:

(A)                              to cease trade, enjoin, prohibit or impose material limitations or conditions on (1) BIO-key making or maintaining the Offer, (2) the purchase by or the sale to BIO-key of the Comnetix Shares, (3) BIO-key taking up and paying for any Comnetix Shares deposited under the Offer, (4) BIO-key issuing BIO-key Shares in consideration therefor, (5) BIO-key completing a Compulsory Acquisition or Subsequent Acquisition Transaction, or (6) the right of BIO-key to own or exercise full rights of ownership of the Comnetix Shares, including voting rights;

(B)                                which challenges or would prevent or make uncertain the ability of BIO-key or its affiliates to effect a Compulsory Acquisition or Subsequent Acquisition Transaction; or

(C)                                which has or may have adverse significance with respect to (1) the current or anticipated business or operations of BIO-key or Comnetix or any of their affiliates or (2) the regulatory regime applicable to their respective businesses and operations;

(j)                                     BIO-key will have determined in its reasonable judgment that there does not exist nor will have occurred (or if there will have occurred before the commencement of the Offer, it will not have been generally disclosed or BIO-key will not otherwise have discovered) any change (or any condition, event, circumstance or development involving a prospective change) in the business, operations (including results of operations), cash flows, assets, capitalization, condition (financial or otherwise), prospects, share or debt ownership, articles, by-laws, licenses, permits, rights, privileges or liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of Comnetix which, when considered either individually or in the aggregate, may result in a Comnetix Material Adverse Change;

(k)                                  the Offer, if completed, will not be reasonably likely to cause or result in a Comnetix Material Adverse Change; and

(l)                                     BIO-key will not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of Comnetix with any regulatory authority in Canada or elsewhere.

The foregoing conditions are for the exclusive benefit of BIO-key and may be asserted by BIO-key regardless of the circumstances giving rise to any such condition. Each of the foregoing conditions is independent of and in addition to each other. BIO-key may, in BIO-key’s sole discretion, waive any of the foregoing conditions, in whole or in part, at any time and from time to time, without prejudice to any other rights which BIO-key may have. The failure by BIO-key at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right will be deemed to be an ongoing right which may be asserted at any time and from time to time. BIO-key reserves the right to terminate the Offer on or prior to the Expiry Time if any condition to the Offer remains unsatisfied or has not been waived. Any determination by BIO-key concerning any event or other matter described in the foregoing conditions will be final and binding on all parties.

Any waiver of a condition or the withdrawal of the Offer will be effective upon written notice or other communication confirmed in writing by BIO-key to that effect to the Depositary at its principal office in Toronto, Ontario. BIO-key, forthwith after giving any such notice, will make a public announcement of such waiver or withdrawal, will cause the Depositary, if required by Law, as soon as practicable thereafter to notify Shareholders in the manner set forth below in Section 11 of the Offer to Purchase.  Any notice of waiver will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. In the event of any waiver, all Comnetix Shares deposited previously and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by BIO-key in accordance with the terms of the Offer. If the Offer is withdrawn, BIO-key will not be obligated to take up or pay for any Comnetix Shares deposited under the Offer and the Depositary will promptly return all Comnetix Shares to the parties by whom they were deposited in acceptance of the Offer. See Section 9 of the Offer to Purchase, “Return of Withdrawn Comnetix Shares”.

4.                                      Time and Manner for Acceptance

The Offer is open for acceptance, unless withdrawn or extended at the sole discretion of BIO-key until the Expiry Time, being 9:00 p. m. (Toronto time), on the Expiry Date, unless the Offer is withdrawn or extended. See Section 6 of the Offer, “Extensions, Variations and Changes to the Offer”.

The Offer may be accepted by Shareholders by depositing the following documents with the Depositary at the offices specified in the Letter of Transmittal no later than the Expiry Time:

(a)                                  the certificate or certificates representing Comnetix Shares in respect of which the Offer is being accepted;

(b)                                 a properly completed and duly signed copy of the Letter of Transmittal (or a manually signed facsimile copy), with the signature or signatures guaranteed in accordance with the instructions set out in the Letter of Transmittal; and

(c)                                  any other relevant document required by the instructions set forth on the Letter of Transmittal.

The Offer will be deemed to be accepted only if the Depositary actually has received these documents at or before the Expiry Time at one of the addresses for the Depositary indicated on the Letter of Transmittal. Shareholders who cannot comply on a timely basis with these procedures for deposit of the requisite certificates for Comnetix Shares may deposit certificates representing Comnetix Shares pursuant to the Procedures for Guaranteed Delivery described in Section 5 below.

5.                                      Procedure for Guaranteed Delivery

If a Shareholder wishes to accept the Offer and either (i) the certificates representing such Shareholder’s Comnetix Shares are not immediately available or (ii) such Shareholder cannot deliver the certificates and Letter of Transmittal to the Depositary by the Expiry Time, those Comnetix Shares may nevertheless be deposited under the Offer, provided that all of the following conditions are met:

(a)                                  such deposit is made only at the principal office of the Depositary in Toronto by or through an Eligible Institution;

(b)                                 a properly completed and duly executed Notice of Guaranteed Delivery (or a manually signed facsimile) is received by the Depositary at its principal office in Toronto at or before the Expiry Time; and

(c)                                  the certificate or certificates representing the deposited Comnetix Shares, in proper form for transfer, together with a properly completed and duly signed Letter of Transmittal (or a manually signed facsimile copy) and other documents required by such Letter of Transmittal, are received at the Toronto office of the Depositary by 5:00 p. m. (Toronto time) on the third trading day on the TSX after the Expiry Time.

The Notice of Guaranteed Delivery may be delivered by hand, transmitted by electronic facsimile or mailed to the Depositary only at its principal office in Toronto and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

6.                                      Extensions, Variations and Changes to the Offer

The Offer will be open for acceptance at the places of deposit specified in the Letter of Transmittal until the Expiry Time, unless the Offer is withdrawn or extended by BIO-key.

BIO-key may, at any time and from time to time while the Offer is open for acceptance, vary the terms of the Offer or extend the Expiry Time by giving notice in writing to the Depositary at its principal office in Toronto, Ontario. Also, if at any time before the Expiry Time, or at any time after the Expiry Time, but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in this Offer or Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of BIO-key or an affiliate of BIO-key, unless it is a change in a material fact relating to the BIO-key Shares), BIO-key will give written notice of such change to the Depositary at its principal office in Toronto, Ontario. Upon the giving of such notice to the Depositary, the Expiry Time or withdrawal rights, as applicable, will be deemed to be extended to the date specified in such notice or in the case of a variation the Offer will be deemed to be varied in the manner described in such notice, as the case may be. BIO-key will, as soon as practicable after giving any such notice to the Depositary, publicly announce the extension, variation or change and cause the Depositary to mail a copy of any such notice to Shareholders as required by applicable securities legislation at their respective addresses appearing in the share register of Comnetix.  Any notice of extension, variation or change will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. During any extension of the Offer, all Comnetix Shares previously deposited and not taken up and paid for or withdrawn will remain subject to the Offer and, subject to applicable Law, may be accepted for purchase by BIO-key on or before the Expiry Time in accordance with the terms of the Offer.

An extension of the Expiry Time will not, in and of itself, constitute a waiver by BIO-key of any of its rights under Section 3 of the Offer to Purchase.

Under applicable Canadian provincial securities law, if there is a variation in the terms of the Offer, the period during which Comnetix Shares may be deposited under the Offer will not expire before 10 days after the notice of variation has been delivered. If, before the Expiry Time, BIO-key in its sole discretion elects to increase the Offered Consideration, such increase will be applicable to all holders whose Comnetix Shares are taken up under the Offer.

Notwithstanding the foregoing, the Offer may not be extended by BIO-key if all the terms and conditions of such Offer have been complied with, except those waived by BIO-key, unless BIO-key first takes up and pays for all Comnetix Shares validly deposited under the Offer and not withdrawn.

7.                                      Changes in Capitalization of Comnetix; Dividends and Distributions; Liens

If, on or after the date of the Offer, Comnetix should divide, combine, reclassify, consolidate, convert or otherwise change any of the Comnetix Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then BIO-key may, in its sole discretion and without prejudice to its rights under Section 3 of the Offer to Purchase, “Conditions to the Offer,” make such adjustments as it deems appropriate to reflect such division, combination, reclassification, consolidation, conversion or other change in the Offered Consideration, the number of BIO-key Shares to be issued or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor).

If, on or after the date of the Offer, Comnetix should declare or pay any dividend (other than its current regular monthly dividend) or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to the Comnetix Shares that is payable or distributable to the holders of such Comnetix Shares on a record date that precedes the date of transfer of such Comnetix Shares into the name of BIO-key or its nominees or transferees on the share register maintained by or on behalf of Comnetix, then, without prejudice to BIO-key’s rights under Section 3 of the Offer to Purchase, “Conditions to the Offer”, in the case of cash dividends, distributions or payments, the amount of the dividends, distributions or payments will be received and held by the depositing Shareholders, and to the extent that such dividends, distributions or payments do not exceed the value of the consideration per Comnetix Share payable by BIO-key pursuant to the Offer (as determined by BIO-key), the Offered Consideration will be reduced by that number of BIO-key Shares having a value, based upon the Current Market Price, equal to the amount of such dividend, distribution or payment.

Comnetix Shares acquired pursuant to the Offer will be transferred by the holder of Comnetix Shares and acquired by BIO-key, free and clear of all liens, restrictions, charges, encumbrances, security interests, claims and equities or rights of others of any nature or kind whatsoever and together with all rights and benefits arising there from, including (subject to the payment of dividends as described above) the right to all other securities which may be declared, paid, issued, accrued, distributed, made or transferred on or after the date of the Offer on in respect of the Comnetix Shares.

8.                                      Right to Withdraw Deposited Comnetix Shares

Except as otherwise provided in this Section 8, all deposits of Comnetix Shares under the Offer are irrevocable. Comnetix Shares may be withdrawn by or on behalf of a depositing Shareholder (unless otherwise required or permitted by applicable Law):

(a)                                  at any time when the Comnetix Shares have not been taken up by BIO-key;

(b)                                 at any time before the expiration of 10 United States Business Days from the date upon which either:

(i)                                     a notice of change relating to a change which has occurred in the information contained in the Offer and Circular, each as amended from time to time, which change is one that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the BIO-key) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)                                  a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Comnetix Shares under the Offer where the time for deposit is not extended for a period greater than 10 days);

is mailed, delivered or otherwise properly communicated, but only if such deposited Comnetix Shares have not been taken up by BIO-key at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities; or

(c)                                  if the Shareholder’s Comnetix Shares have not been paid for by BIO-key within three business days after having been taken up.

If BIO-key waives any terms or conditions of the Offer and extends the Offer in circumstances where the rights of withdrawal set forth in paragraph (b) above are applicable, the Offer shall be extended without BIO-key first taking up Comnetix Shares that are subject to the rights of withdrawal.

A notice of withdrawal of deposited Comnetix Shares must:

(d)                                 be made by a method that provides the Depositary with a written or printed copy of such notice (which includes a telegraphic or electronic facsimile communication);

(e)                                  be made by or on behalf of the depositing Shareholder;

(f)                                    be signed by or on behalf of the Person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) that accompanied the Comnetix Shares being withdrawn;

(g)                                 specify that Person’s name, the number of Comnetix Shares to be withdrawn, the name of the registered holder of the Comnetix Shares to be withdrawn, and the certificate number shown on each certificate evidencing the Comnetix Shares to be withdrawn; and

(h)                                 actually be received by the Depositary at the place of deposit within the applicable time specified above.

In addition, any signature in the withdrawal notice must be guaranteed in the same manner as in the Letter of Transmittal or Notice of Guaranteed Delivery, except where the Comnetix Shares were deposited for the account of an Eligible Institution.

Withdrawals may not be rescinded and any Comnetix Shares withdrawn will thereafter be deemed not validly deposited for purposes of the Offer. However, withdrawn Comnetix Shares may be redeposited at any time before the Expiry Time by again following one of the procedures described in Section 4 of the Offer to Purchase.

If BIO-key is delayed in taking up or paying for Comnetix Shares or is unable to take up or pay for Comnetix Shares for any reason, then, without prejudice to BIO-key’s other rights, Comnetix Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 8 or pursuant to applicable Laws.

In addition to the foregoing rights of withdrawal, Shareholders in certain provinces and territories of Canada are entitled to statutory rights of rescission or damages or both in certain circumstances. See Section 19 of the Circular, “Offerees’ Statutory Rights”.

All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by BIO-key in its sole discretion and such determinations will be final and binding. None of BIO-key, the Depositary, or any other Person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or will incur any liability for failure to give such notice.

9.                                      Return of Withdrawn Comnetix Shares

If any deposited Comnetix Shares are not taken up by BIO-key pursuant to the terms and conditions of the Offer for any reason, the Comnetix Shares that are not purchased will be returned, at the expense of BIO-key, to the depositing Shareholder by first class registered or insured mail to the address of the depositing Shareholder specified in the Letter of Transmittal or, if no such address is specified, to the address of such Shareholder as shown on the share register maintained by or on behalf of Comnetix. Certificates and other relevant documents will be returned as promptly as practicable following the Expiry Time or withdrawal or early termination of the Offer.

10.                               Mail Service Interruption

Notwithstanding the provisions of the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques, share certificates and any other relevant documents will not be mailed if BIO-key determines that delivery thereof by mail may be delayed. A person entitled to cheques, share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the Comnetix Shares were delivered, upon application to the Depositary, until such time as BIO-key has determined that delivery by mail will no longer be delayed. Notwithstanding Section 11 of the Offer to Purchase, the deposit of cheques, share certificates and any other relevant documents with the Depositary in such circumstance will constitute delivery to the persons entitled thereto and the Comnetix Shares will be deemed to have been paid for immediately upon such deposit. Notice of any determination regarding mail service delay or interruption made by BIO-key will be given in accordance with Section 11 of the Offer to Purchase.

11.                               Notice and Delivery

Without limiting any other lawful means of giving notice, any notice which BIO-key or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given to Shareholders if it is mailed by prepaid, first class mail to the registered holders of such securities at their respective addresses appearing in the appropriate registers maintained by Comnetix and will be deemed, unless otherwise specified by applicable Law, to have been received on the first business day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail service in Canada following mailing. In the event of any interruption of mail service in Canada, BIO-key intends to make reasonable efforts to disseminate the notice by other means such as publication. In the event that post offices are not open for the deposit of mail, or there is reason to believe that there is or could be a disruption in all or any part of the postal service, any notice which BIO-key or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is given to the TSX for dissemination through its facilities or if it is published in a newspaper or newspapers of general circulation in Toronto or if it is given to Canada NewsWire.

Unless post offices are not open for the deposit of mail, the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to registered Shareholders. In addition, BIO-key will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the securityholder list, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of Comnetix Shares when such list or listing is received.

Wherever the Offer to Purchase calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been received at one of the offices specified in the Letter of Transmittal.

12.                               General

The method of delivery of certificates representing Comnetix Shares and all other documents is at the option and risk of each Shareholder and delivery will be effective only when such documents are actually received by the Depositary. BIO-key recommends that certificates and accompanying Letters of Transmittal be delivered by hand to the Depositary and that a receipt be obtained for their deposit. If the documents are mailed, BIO-key recommends that registered mail with return receipt or acknowledgement of receipt be used and that proper insurance be obtained.

Shareholders whose Comnetix Shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing those Comnetix Shares under the Offer.

No fee or commission will be payable by a Shareholder who delivers Comnetix Shares directly to the Depositary.

BIO-key reserves the right to permit a Shareholder to accept the Offer in a manner other than as set out above.

All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Comnetix Shares deposited under the Offer, including the propriety and effect of the execution of the Letter of Transmittal will be determined by BIO-key in its sole discretion, and depositing holders of Comnetix Shares agree that such determination will be final and binding. BIO-key reserves the absolute right to reject any and all deposits which it determines not to be in proper form, or which, in the opinion of counsel, it may be unlawful to accept under the Laws of any jurisdiction. BIO-key’s interpretation of the terms and conditions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding. BIO-key reserves the absolute right to waive any defects or irregularities in the deposit of any Comnetix Shares. There will be no obligation on BIO-key, the Depositary, or any other Person to give notice of any defect or irregularity in acceptance and no liability will be incurred by any of them to any Person for failure to give such notice.

The deposit of Comnetix Shares pursuant to the procedures described in this Offer to Purchase will constitute a binding agreement between the depositing Shareholder and BIO-key and such agreement will be subject to the conditions of the Offer and include representations and warranties of the depositing Shareholder that: (i) such person has full power and authority to deposit, sell, assign and transfer the Comnetix Shares being deposited; (ii) such person owns the Comnetix Shares being deposited; (iii) the deposit of such Comnetix Shares complies with applicable securities Laws; and (iv) when such Comnetix Shares are taken up and paid for by BIO-key, in accordance with the Offer, BIO-key will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims and equities.

13.                               Market Purchases

Neither BIO-key nor its affiliates will bid for or make purchases of Comnetix Shares during the Offer other than Comnetix Shares deposited to the Offer or other than as described in the next following paragraph.

 Subject to compliance with applicable securities laws, BIO-key reserves the right to make or enter into an arrangement, commitment or understanding prior to the Expiry Time to sell after the Expiry Time any Comnetix Shares taken up and paid for under the Offer although BIO-key has no current intention to do so.

14.                               Other Terms of the Offer

No broker, dealer or other Person has been authorized to give any information or to make any representation or warranty on behalf of BIO-key other than as contained in the Offer to Purchase and Circular and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized.

The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions and rules contained therein, as applicable, form part of the terms and conditions of the Offer to Purchase.

BIO-key reserves the right to transfer or assign to one or more of its affiliates the right to purchase all or any portion of the Comnetix Shares deposited pursuant to the Offer.

The Offer and all contracts resulting from the acceptance thereof will be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

This document does not constitute an Offer to sell or a solicitation to any person in any jurisdiction in which such Offer or solicitation is unlawful. The Offer is not being made or directed to, nor is the document being mailed to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction.

The Offer, together with the documents forming part of the Offer, constitute the take-over bid circular required under applicable Canadian securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer. BIO-key, in its sole discretion, shall be entitled to make a final and binding determination on all questions relating to the Offer, the Circular, the Letters of Transmittal, the Notices of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of the withdrawal of any Comnetix Shares.

Dated: January 19, 2007

BIO-KEY INTERNATIONAL, INC.

(Signed)	Michael W. DePasquale
Chief Executive Officer

CIRCULAR

This Circular is supplied by BIO-key with respect to the accompanying Offer to Purchase. The terms and provisions of the Offer to Purchase are incorporated into and form part of this Circular and Shareholders should refer to the Offer to Purchase for details of the terms and conditions of the Offer, including details as to payment and withdrawal rights. Annex A (Information Concerning BIO-key), Annex B (Audited Consolidated Financial Statements for the Year Ended December 31, 2005 of BIO-key International, Inc.), Annex C (Unaudited Consolidated Financial Statements For the Period Ended September 30, 2006 of BIO-key International, Inc.) and Annex D (Unaudited Pro Forma Consolidated Financial Statements) also form a part of this Circular. Capitalized words and terms used in this Circular but not defined herein will have the meanings given to them above under the heading “Definitions” at the front of the Offer to Purchase.

1.                                      BIO-key

BIO-key develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers. BIO-key mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases. The Company’s high-performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft. Our mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases. Over 2,500 police, fire and emergency services departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for public safety worldwide.

Authorized and Outstanding Share Capital

The authorized share capital of BIO-key currently consists of 170,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share, issuable in one or more series.  As of December 31, 2006 there are 55,158,814 shares of common stock, 30,557 shares of Series A Preferred Stock, 1,000,000 shares of Series B Preferred Stock and 592,032 shares of Series C Preferred Stock issued and outstanding.  See Section 3 of the Offer to Purchase, “Conditions to the Offer”.

The holders of BIO-key Shares are entitled to receive notice of any meeting of shareholders of BIO-key and to attend and vote on matters brought before the meeting, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each BIO-key Share entitles its holder to one vote at meetings at which they are entitled to attend and vote. The holders of BIO-key Shares are entitled to receive on a pro rata basis such dividends as the Board of Directors of BIO-key may declare out of funds legally available for the payment of dividends. In the event of the dissolution, liquidation, winding-up or other distribution of the assets of BIO-key, holders of BIO-key Shares are entitled to receive on a pro rata basis all of the assets of BIO-key remaining after payment of all of BIO-key’s liabilities and subject to the prior rights attached to the shares of Preferred Stock of BIO-key to receive a return of capital and unpaid dividends. The BIO-key Shares carry no pre-emptive or conversion rights.

Assuming a BIO-key Average Trading Price of $0.35, and assuming that all of the Comnetix Shares that were issued and outstanding as at November 30, 2006 are tendered, and all Comnetix Shares issuable upon exercise of Comnetix Options, Comnetix Warrants and Comnetix convertible debentures that were outstanding on November 30, 2006 are exercised and tendered to the Offer and that BIO-key takes up and pays for such Comnetix Shares under the Offer, BIO-key will issue approximately 66,561,203 BIO-key Shares.

Price Range and Trading Volumes of BIO-key Shares

The BIO-key Shares are listed and posted for trading on the OTCBB under the symbol “BYKI”.

The following table sets forth, for the periods indicated, the reported high and low prices and the average daily volume of trading of the BIO-key Shares on the OTCBB:

	OTCBB
	High	Low	Average Daily Volume
	($)	($)
Calendar Period

2005
1st Quarter	1.63	1.13	326,587
2nd Quarter	1.39	0.99	204,705
3rd Quarter	1.21	0.74	127,416
4th Quarter	0.81	0.50	214,043
2006
1st Quarter	0.94	0.58	162,866
2nd Quarter	0.67	0.40	123,157
3rd Quarter	0.49	0.39	53,992
4th Quarter	0.58	0.25	113,055
2007
January 1 — 12	0.35	0.26	167,300

Note: Source for data in table is yahoo!finance.

BIO-key announced its proposed business combination with Comnetix on December 21, 2006. On December 20, 2006, the closing price of the BIO-key Shares on the OTCBB was $0.37. The volume-weighted average trading price of the BIO-key Shares on the OTCBB for the 30 trading days ending on December 20, 2006 was $0.35.

Further Information Regarding BIO-key

Further information with respect to BIO-key is set forth in Annex A (Information Concerning BIO-key), Annex B (Audited Consolidated Financial Statements for the Year Ended December 31, 2005 of BIO-key International, Inc.), Annex C (Unaudited Consolidated Financial Statements For the Period Ended September 30, 2006 of BIO-key International, Inc.) and Annex D (Unaudited Pro Forma Consolidated Financial Statements), which are incorporated into and form part of this Circular.

2.                                      Comnetix

The information concerning Comnetix contained in the Offer and Circular has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. Although BIO-key has no knowledge that would indicate that any statements contained herein taken from or based on such documents and records are untrue or incomplete, BIO-key does not assume any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Comnetix to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to BIO-key.

Corporate Overview

The following information about Comnetix is a general summary only and is not intended to be comprehensive.

ComnetiX Inc. was formed by articles of incorporation under the CBCA on March 29, 2004 as 6213782 Canada Inc. Pursuant to articles of amendment filed on April 22, 2004, the corporation changed its name to ComnetiX Inc.

Comnetix is the successor to Comnetix, Inc. (“Old Comnetix”) a company which was formed by articles of amalgamation under the laws of Quebec on December 1, 1999 under the name Comnetix Capital Corp. upon the amalgamation of Scandia Mining & Exploration Ltd/Societe Miniere & Exploration Scandia Ltée (“Scandia”), 9066-4996 Quebec Inc. and 9073-4161 Quebec Inc. Scandia was formed by letters patent under the laws of Quebec on June 16, 1958. 9066-4996 Quebec Inc. was formed by articles of incorporation under the laws of Quebec on July 28, 1998 and 9073-4161 Quebec was formed by articles of incorporation under the laws of Quebec on February 4, 1999. Scandia was a reporting issuer in the Province of Quebec, and as a result, Old Comnetix was also a reporting issuer in the Province of Quebec.

As a result of the above amalgamation, Old Comnetix acquired control of all of the issued and outstanding common shares of Comnetix Computer Systems Inc., (“CCSI”), a private Ontario company formed by articles of incorporation on October 17, 1980, which operated the business currently operated by Comnetix. On April 22, 2004, Old Comnetix amalgamated with 9140-6206 Quebec Inc., a wholly owned subsidiary of Comnetix to form 9141-5448 Quebec Inc. (“Amalco”). As part of this amalgamation (the “Amalgamation”), the shareholders of Old Comnetix received shares of Comnetix in exchange for their shares of Old Comnetix. Following this transaction, Amalco, CCSI and Comnetix Computer Systems Ltd, a private Quebec company, were wound up and all of the assets and liabilities of these companies have been transferred to Comnetix.

Comnetix provides secure identification and authentication solutions to both the public and private sectors throughout North America. Comnetix Offers multimode biometric identification solutions for use in areas such as applicant screening, financial services, health care, transportation, airlines and airports, casinos and gaming, and energy and utilities.

According to Comnetix’s financial statements for the fiscal year ended August 31, 2006, Comnetix had revenue of approximately Cdn. $12,492,141 and a net loss of approximately Cdn. $4,679,376.

Comnetix is a reporting issuer or the equivalent in all provinces and territories of Canada and files its continuous disclosure documents with the Canadian securities regulatory authorities. Such documents are available at www.sedar.com.

Comnetix Shares trade on the TSX under the symbol “CXI”.

Comnetix’s registered and head office is located at 2872 Bristol Circle, Suite 100, Oakville, Ontario, L6H 6G4.

Authorized and Outstanding Share Capital

The authorized share capital of Comnetix consists of preferred shares, issuable in series and an unlimited number of common shares.  As at November 30, 2006, Comnetix has issued and outstanding 14,124,792 Comnetix Shares, each of which entitles the holder thereof to one vote at meetings of Shareholders other than those meetings where only the holders of shares of another class or of a particular series are entitled to vote. There are presently no preferred shares issued and outstanding. In addition, as at November 30, 2006 there are 342,251 Comnetix Warrants issued and outstanding. Each Warrant entitles the holder to acquire one Comnetix Share at an exercise price of Cdn. $2.00 per share until April 22, 2007. In addition, as at November 30, 2006, there are outstanding options to purchase 2,481,087 Comnetix Shares, and this number includes in-the-money options to purchase an aggregate of 434,875 Comnetix Shares.

Price Range and Trading Volume of Comnetix Shares

The Comnetix Shares are listed and posted for trading on the TSX under the symbol “CXI”. The following table sets forth, for the periods indicated, the reported high and low sale prices and the average daily volume of trading of the Comnetix Shares on the TSX:

	TSX
	High	Low	Average Daily Volume
	(Cdn.$)	(Cdn. $)
Calendar Period

2005
1st Quarter	3.21	1.60	62,342
2nd Quarter	3.15	1.95	14,262
3rd Quarter	2.75	2.10	12,151
4th Quarter	2.25	1.60	11,431
2006
1st Quarter	2.10	1.00	48,790
2nd Quarter	1.20	0.45	114,278
3rd Quarter	0.50	0.47	12,126
4th Quarter	1.32	0.47	79,221
2007
January 1 — 12	1.39	1.15	62,656

Note: Source for data in table is yahoo!finance.

BIO-key announced its proposed acquisition of Comnetix on December 21, 2006. On December 20, 2006, the closing price of the Comnetix Shares on the TSX was Cdn. $0.90. The volume-weighted average trading price of the Comnetix Shares on the TSX for the 30 trading days ending on  December 20, 2006 was Cdn. $0.89.

Comnetix Documents Incorporated by Reference

Information regarding Comnetix has been incorporated by reference in this Offer and Circular from documents filed by Comnetix with securities commissions or similar authorities in Canada. BIO-key believes that copies of the documents incorporated herein by reference regarding Comnetix may be obtained by Shareholders on request without charge from Comnetix at 2872 Bristol Circle, Suite 100, Oakville, Ontario, L6H 6G4.

Although BIO-key has no knowledge that would indicate that any statements contained in such documents filed by Comnetix are untrue or incomplete, BIO-key does not assume any responsibility for the accuracy or completeness of the information contained in such documents, or for any failure by Comnetix to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to BIO-key.

3.                                      Background to the Offer

On November 15, 2006 Comnetix announced that L-1 would acquire Comnetix at an expected price of $0.82 per share though a plan of arrangement under the CBCA subject to various conditions including the requirement that the arrangement be approved by two-thirds of the common shares voted at the Comnetix meeting.  By press release dated January 10, 2007, Comnetix announced that L-1 increased its offer to acquire Comnetix Shares at a price of $1.05 per share.

On December 4, 2006, Vic Alboini of Northern Financial Corporation (“Northern”) contacted BIO-key for the first time and spoke with Michael DePasquale, President and Chief Executive Officer of BIO-key, about Comnetix and the L-1 Transaction.  Mr. Alboini stated that Northern was a shareholder of Comnetix that believed the price proposed in the L-1 Transaction was extremely low and was interested in discussing BIO-key’s potential interest in Comnetix.  Mr. DePasquale stated that BIO-key was very interested in Comnetix and was very close to a transaction where BIO-key would pay $1.29, payable in BIO-key Shares.  Mr. DePasquale stated that the transaction process with Comnetix was terminated abruptly by Comnetix management and a few weeks later Comnetix announced the L-1 Transaction on November 15, 2006.  Mr. DePasquale stated that BIO-key was surprised by the low price proposed by L-1.

On December 5, 2006, Northern issued a press release and filed an Early Warning Report disclosing its ownership of 1,424,938 Comnetix Shares representing 10.1% of the total issued shares.  Northern also disclosed its intention to vote against the L-1 Transaction due to the inadequate consideration proposed by L-1 and that Northern may take other measures to oppose the L-1 Transaction such as the solicitation of proxies.

On December 7, 2006 Thomas Colatosti and Mike DePasquale of BIO-key, and representatives of BIO-key’s U.S. investment banking firm, had a lengthy conference call with Vic Alboini, Ryan Thomas and Francis Lau of Northern about the L-1 Transaction and BIO-key’s continuing interest in Comnetix.  Mr. Colatosti stated that there were exceptional synergies between BIO-key and Comnetix and the combined company would create a much stronger platform.  Mr. Colatosti stated that they were surprised  by the low pricing in the L-1 Offer.  Mr. Colatosti stated that BIO-key spent three months on a proposed transaction with Comnetix where BIO-key would pay $1.29 per Comnetix Share.

BIO-key described the need in the market for an end-to-end complete solution in the identity solutions and biometrics industry, from the 911 call, dispatch of police, fire or emergency medical personnel, arrest, court proceedings, jail and probation.  In contrast to L-1 which is focused on federal government business, BIO-key, as well as Comnetix, are focused on local and state businesses.  The fit between BIO-key and Comnetix was described by BIO-key as excellent at the state and local level with BIO-key’s 2,500 accounts and focus on mobile data delivery and Comnetix’s 750 accounts and focus on booking capability in law enforcement.  Mr. Colatosti stated that BIO-key and Comnetix were pursing this vision and merger when Comnetix abruptly and without explanation informed BIO-key that they no longer desired to proceed with the transaction.

On December 8, 2006, Mr. Colatosti sent to Northern the PowerPoint presentation that BIO-key and Comnetix agreed proposed to use in a planned financing for the combined BIO-key and Comnetix.  Northern was supportive of the vision articulated by BIO-key to build significant value in a combined BIO-key and Comnetix platform company to deliver end-to-end solutions secured by biometric technology for the Public Safety market for police, fire and emergency medical personnel.

On December 10, 2006, Vic Alboini of Northern emailed Tom Colatosti stating that the business fit between BIO-key and Comnetix, the potential add-on revenue and vision for a dispatch to mobile solution all seem compelling.  Mr. Alboini also expressed a preference for the state and local business focus of BIO-key and Comnetix in contrast to the stand-alone federal business model adopted by L-1 with no integrated end-to-end solution.  Vic Alboini also expressed his support for the passion and commitment demonstrated by the BIO-key executives.

On December 10, 2006, Tom Colatosti invited Northern representatives to travel to Boston to meet the BIO-key management team.

On December 11, 2006, Northern issued a press release and filed an Early Warning Report disclosing its acquisition of an additional 353,000 Comnetix Shares to increase its ownership to 1,777,938 Comnetix Shares or 12.6% of the total issued shares.

On December 13, 2006, Vic Alboini, Ryan Thomas and Francis Lau of Northern met with Tom Colatosti and Michael DePasquale of BIO-key at BIO-key’s office in Marlboro, Massachusetts.

Messrs. Colatosti and DePasquale highlighted the need for complete solutions for customers, robust and integrated applications, not just technology and products.  We do not sell any hardware and realize high gross profit margins of up to 80% on our software.  We develop and deliver advanced identification solutions and information services to both the private sector and government, including law enforcement departments, and public safety agencies.  We deploy biometric finger identification technology to accurately identify and authenticate users of wireless and enterprise data.  Our mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.

The public safety market was described as a highly focused market with local purchasing authority, with 73,200 counties and 719,000 cities in the U.S.  Both BIO-key and Comnetix derive the majority of their revenue from state and local departments and agencies where front line police, fire and emergency medical services respond daily to crimes and other threats.  We described the fit between the two companies as excellent due to the same target market focus to combine the strengths in technology and services to provide customers with a more complete solution.  The vision for the combined company would be to deliver best-in-class public safety and biometric technologies to both the government and commercial markets.

The process from a 911 dispatch call to investigation, arrest, jail and parole is comprised of a rich set of management and data applications.  BIO-key and Comnetix have individual applications that on a combined basis will provide users with the industry’s most comprehensive “Dispatch to Mobile” solution.

We described our MobileCop™ product as a complete public safety wireless query and messaging application that uses state-of-the-art wireless communications technology and advanced data query methodologies to search local, state and federal databases, and display responses in a logical and unique way; to send and receive messages, maintain status and transfer data from other mobile and desktop locations.

We also described our PocketCop® product as the first handheld application to give law enforcement a fully integrated mobile data system.  PocketCop provides local, state and federal database queries, along with status, messaging and talk functionality.

BIO-key’s clients include, among others:

Federal	State Police	Airports	Local Police	Fire
Capital Police	Colorado	DFW	Baltimore	FDNY
US Marshals	Kentucky	Logan	Boston	Orlando
	Louisiana		Honolulu	Las Vegas

On December 15, 2006, Northern announced that it had entered into a voting agreement with a holder of 1,012,700 Comnetix Shares and that it had acquired an additional 3,000 Comnetix Shares.  The 1,780,938 Comnetix Shares owned by Northern and the voting agreement shares of 1,012,700 resulted in a total of 2,793,638 Comnetix Shares or 19.8% of the issued Comnetix Shares that Northern proposed to vote against the L-1 Transaction.

Northern made a second announcement on December 15, 2006 reporting that it had entered into a voting agreement with a holder of 870,500 Comnetix Shares.  200,000 of the 870,500 Comnetix Shares were acquired by Northern in a previously reported transaction on December 11, 2006.  Accordingly the total number of shares subject to voting agreements and total shares owned by Northern were 3,464,138 Comnetix Shares or 24.5% of the issued Comnetix Shares, which Northern proposes to vote against the L-1 Transaction.

On December 20, 2006, BIO-key and Northern entered into an agreement (the “BIO-key Agreement”) to provide for the terms upon which BIO-key would proceed with a take-over bid for Comnetix.  Northern agreed to use its commercially reasonable efforts to take such measures that would result in a minimum of 25% of Comnetix Shares to be voted against the L-1 Transaction.

Under the BIO-key Agreement, we agreed to make a take-over bid for all the Comnetix Shares at $1.29 per share payable in BIO-key Shares.  Northern agreed to tender its Comnetix Shares to the BIO-key offer with Northern having the option to withdraw its Comnetix Shares if a third party announces or makes an offer for all the Comnetix Shares at an offer price of not less than $1.55 per share in cash, or stock or cash and stock that is the equivalent of $1.55 in cash.

On December 21, 2006, BIO-key announced that it would make a take-over bid for Comnetix at US$1.29 per share, payable in BIO-key Shares.

On January 5, 2007, BIO-key announced its agreement to delete the convertibility privilege in the $4,800,000 in debt held by Laurus Master Fund, Ltd.  In return for the issuance of 1,000,000 BIO-key Shares.  BIO-

key is currently working on a proposal to convert its shares of preferred stock into shares of common stock or to redeem its shares of preferred stock.

On January 5, 2007, Northern filed its dissident proxy circular for the solicitation of proxies from Shareholders in order to oppose the L-1 Transaction at the meeting of Shareholders to be held on February 2, 2007.

On January 10, 2007, Comnetix announced that L-1 had increased its price to $1.05 in its offer to acquire Comnetix Shares.  On January 12, 2007, BIO-key announced that despite the increased offer from L-1 that BIO-key would be making its offer to acquire Comnetix at its previously announced price of $1.29 per share, payable in BIO-key Shares.

On January 15, 2007 BIO-key approved its Offer and the mailing of the Offer and Circular to Shareholders.

Reasons for the Proposed Combination

BIO-key believes that the combination of BIO-key and Comnetix is a unique opportunity to create a world-class, biometrics company by combining the complementary strengths of BIO-key and Comnetix. Further, Shareholders will receive an immediate, substantial share price premium. See Section 4 of the Circular, “Purpose of the Offer and BIO-key’s Plans for Comnetix.”

BIO-key believes that the combination of BIO-key and Comnetix will produce the following benefits:

Combined Strengths. The merger of BIO-key and Comnetix would combine strengths in technology and services to provide customers a more end-to-end product solution.

Revenue and Product Synergies. Both BIO-key and Comnetix derive the majority of their revenues from state and local departments and agencies where front line police, fire and emergency medical services respond daily to crime and other threats. The combined company would feature best-in-class public safety applications that share information between and across departments, agencies and jurisdictions, biometrically secured, and distributed wirelessly. The combined company would also have the critical mass highly relevant to competitive positioning, customer confidence, sales coverage and cost management.

Enhanced Access to North American Markets. The combined company would have better access to U.S. and Canadian markets through the combined customer base with the ability to share data across departments and agencies.

Cross-Selling Opportunities. BIO-key would be able to introduce the Comnetix Booking and Biometric Capture System (iBook, iScreen, iMatch and iJail) to approximately 2,500 customers, which represents a potential Cdn. $45 million revenue opportunity. Comnetix would in turn be in a position to introduce BIO-key Mobile Solutions to approximately 750 Comnetix customers which represents a potential Cdn. $20 million revenue opportunity.

Operational Efficiencies. There are substantial cost efficiencies in engineering, marketing, operations and research and development and in public company infrastructure and administration.

Rapid Industry Consolidation. The identity solutions and biometrics industry is consolidating. The market is highly fragmented with small, undercapitalized companies in need of consolidation. The combined company would provide an excellent platform to consolidate and grow through acquisition.

Low Geopolitical Risk. While large government programs continue to roll out slowly, needs of first responders — people who respond 24x7 to 911 calls — continue to be addressed with little negative political involvement.

Enhanced Market Liquidity. The combined company will have a much larger market capitalization than either BIO-key or Comnetix alone, which should provide enhanced market liquidity for the shareholders. In addition, BIO-key believes that the combined company will have a greater market following and Offer greater attraction to a wider range of investors than either BIO-key or Comnetix do currently on their own.

Comments Regarding Offer by L-1 to Acquire Comnetix

BIO-key believes the combination of Comnetix with BIO-key will deliver superior value to Comnetix’s shareholders than the proposed take-over of Comnetix by L-1, for the following reasons:

Superior Offer. BIO-key’s all share Offer of $1.29 is higher than the cash Offer by L-1 of $1.05 per Comnetix Share. In particular, as the consideration in this Offer is payable in BIO-key Shares, Shareholders will not only realize substantial upside above the L-1 Offer but also maintain an investment in the combined company.

Enhancing Shareholder Value. In the short to mid-term, BIO-key believes that Comnetix share price could potentially grow to the Cdn. $2.50 to Cdn. $3.50 range which is more in line with the comparable company multiples of 2X to 3X EV/R in the biometrics industry.

4.                                      Purpose of the Offer and BIO-key’s Plans for Comnetix

Purpose of the Offer

The purpose of the Offer is to enable BIO-key to acquire beneficial ownership of all of the Comnetix Shares. The effect of the Offer is to give to all Shareholders the opportunity to receive the Offered Consideration in respect of their Comnetix Shares.

If the conditions of the Offer are otherwise satisfied or waived and BIO-key takes up and pays for the Comnetix Shares validly tendered pursuant to the Offer, BIO-key intends, to the extent possible, to acquire any Comnetix Shares not deposited to the Offer:

•                                          by Compulsory Acquisition, if at least 90% of the outstanding Comnetix Shares (on a fully-diluted basis) are validly tendered pursuant to the Offer and not withdrawn; or

•                                          by a Subsequent Acquisition Transaction for consideration per Comnetix Share at least equal in value to the consideration paid by BIO-key under the Offer, if a Compulsory Acquisition is not available or if BIO-key decides not to proceed with a Compulsory Acquisition.

See Section 5 of the Circular, “Acquisition of Shares Not Deposited”.

If permitted by applicable Law, subsequent to the completion of the Offer and, if necessary, any Compulsory Acquisition or Subsequent Acquisition Transaction, BIO-key intends to delist the Comnetix Shares from the TSX and, where applicable, to cause Comnetix to cease to be a reporting issuer under Canadian securities legislation. See Section 13 of the Circular, “Effect of the Offer on the Market for and Listing of the Comnetix Shares”.

Plans for BIO-key and Comnetix following the Completion of the Offer

The acquisition of Comnetix will further strengthen the position of BIO-key as a premier biometrics company. BIO-key expects that it will retain Comnetix’s offices in Oakville. BIO-key intends to replace some of the Comnetix directors with its own nominees.

Other than any Compulsory Acquisition or Subsequent Acquisition Transaction or as described herein, BIO-key currently does not have any plans or proposal that would result in any extraordinary corporate transaction, such as a merger, amalgamation, reorganization or liquidation, any purchase, sale, lease or transfer of a material amount of assets involving Comnetix or any of its subsidiaries, any material change in the indebtedness or capitalization of Comnetix or any material change in Comnetix’s corporate structure of business.

Treatment of Comnetix Options and Warrants

The Offer is made only to acquire the Comnetix Shares. BIO-key is not offering to acquire the Comnetix Options and Comnetix Warrants. Holders of Comnetix Options and Comnetix Warrants who wish to tender into the Offer must first exercise their Comnetix Options or Comnetix Warrants and then tender the Comnetix Shares acquired on such exercise. If BIO-key takes up and pays for Comnetix Shares under the Offer, BIO-key currently intends to implement a Compulsory Acquisition or Subsequent Acquisition Transaction, or take such other action as may be available, so that the holders of Comnetix Options and Comnetix Warrants will, pursuant to the terms thereof, receive BIO-key Shares upon the proper exercise of the Comnetix Options or Comnetix Warrants. The number of BIO-key Shares so issued and the exercise price will reflect the exchange ratio used in this Offer.

Business Combination Risks

The combination of BIO-key with Comnetix is subject to certain risks, including the following:

The BIO-key Shares issued in connection with the Offer may have a market value lower than expected.

Under the Offer, Shareholders will be entitled to receive for each Comnetix Share that number of BIO-key Shares that is equal to the BIO-key Exchange Ratio. The Offer values Comnetix at U.S. $1.29 per Comnetix Share, representing a premium of approximately 65% to the closing trading price of the Comnetix Shares on the TSX on December 20, 2006.  If the market price of BIO-key Shares declines relative to the market price of the Comnetix Shares, the value of the consideration received by Comnetix Shareholders will decline as well. For example, during the 12-month period ending on December 31, 2006, trades of BIO-key Shares on the OTCBB varied from a low of $0.32 to a high of $0.94 and ended that period at $0.33. Variations like these may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of BIO-key, including short-term changes in prices, market assessments of the likelihood the Offer will be consummated, regulatory considerations, general market and economic conditions and other factors over which BIO-key has no control.

The integration of BIO-key and Comnetix may not occur as planned.

The Offer has been made with the expectation that its successful completion will result in cost savings by taking advantage of the enhanced growth opportunities of the combined company. These anticipated benefits will depend in part on whether BIO-key and Comnetix’s operations can be integrated in an efficient and effective manner. Most operational and strategic decisions with respect to the combined company have not yet been made. These decisions and the integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, unanticipated costs, and the loss of key employees. The performance of Comnetix’s operations after completion of the Offer could be adversely affected if the combined company cannot retain selected key employees to assist in the integration and operation of Comnetix and BIO-key.

After the consummation of the Offer, Comnetix would become a majority-owned subsidiary of BIO-key and BIO-key’s interest could differ from that of the remaining minority Shareholders.

Notwithstanding that BIO-key intends to carry out a Compulsory Acquisition or Subsequent Acquisition Transaction (see Section 5 of the Circular, “Acquisition of Shares Not Deposited”), after the consummation of the Offer, BIO-key would have the power to elect directors, appoint new management, approve certain actions requiring the approval of Shareholders, including adopting certain amendments to Comnetix’s constating documents and approving mergers or sales of Comnetix’s assets. In particular, after the consummation of the Offer, BIO-key intends to integrate Comnetix and BIO-key, by merger or other transaction whereby the operations of Comnetix and BIO-key are combined. BIO-key’s interests with respect to Comnetix may differ from those of any remaining minority Shareholders.

BIO-key has not been given an opportunity to verify the reliability of the information regarding Comnetix included in, or which may have been omitted from, this Circular.

Management of BIO-key has not conducted due diligence on Comnetix. Furthermore, for the Comnetix information provided herein, BIO-key has relied on publicly available information. Any inaccuracy in the information provided to BIO-key by Comnetix in Comnetix’s publicly available information, or in the information about Comnetix contained in this Offer and Circular, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies or adversely affect the operational plans of the combined company and its results of operations and financial condition.

Shareholders of Comnetix will realize dilution of their interest.

Assuming a BIO-key Average Trading Price of $0.35, BIO-key will be issuing (on a fully diluted basis using Comnetix Shares, Comnetix Options, Comnetix Warrants and convertible debentures outstanding on November 30, 2006) up to a maximum of 66,561,203 BIO-key Shares under the Offer, resulting in BIO-key having a total issued share capital of 165,570,513 BIO-key Shares, as at the completion of the Offer. As a result of this issuance, the Shareholders’ ownership interest in the combined company will be diluted. Based on the above, the Shareholders will hold approximately 40% of the BIO-key Shares upon the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction.

For additional risk factors relating to BIO-key’s business and operations generally, see “Annex A — Information Concerning BIO-key — Risk Factors”.

5.                                      Acquisition of Shares Not Deposited

It is BIO-key’s current intention that if it takes up and pays for Comnetix Shares deposited pursuant to the Offer, it will enter into one or more transactions to enable BIO-key to acquire all Comnetix Shares not acquired pursuant to the Offer. There is no assurance that such transaction will be completed.

Compulsory Acquisition

If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the issued and outstanding Comnetix Shares (on a fully-diluted basis), other than Comnetix Shares held at the date of the Offer by or on behalf of BIO-key and its affiliates and associates (as such terms are defined in section 2 the CBCA), BIO-key intends, to the extent possible, to acquire pursuant to section 206 of the CBCA and otherwise in accordance with applicable Laws the remainder of the Comnetix Shares from those Shareholders who have not accepted the Offer (a “Compulsory Acquisition”).

To exercise such statutory right, BIO-key must give notice (“BIO-key’s Notice”) to each holder of Comnetix Shares who did not accept the Offer (and each person who subsequently acquires any such Comnetix Shares) (in each case, a “Dissenting Offeree”) and to the Director under the CBCA of such proposed acquisition on or before the earlier of 60 days from the date of termination of the Offer and 180 days from the date of the Offer. Within 20 days of giving BIO-key’s Notice, BIO-key must pay or transfer to Comnetix the consideration BIO-key would have to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with section 206 of the CBCA, within 20 days after receipt of BIO-key’s Notice, each Dissenting Offeree must send the certificates representing the Comnetix Shares held by such Dissenting Offeree to Comnetix and must elect either to transfer such Comnetix Shares to BIO-key on the terms of the Offer or to demand payment of the fair value of such Comnetix Shares held by such holder by so notifying BIO-key within 20 days after the Dissenting Offeree receives BIO-key’s Notice. A Dissenting Offeree who does not within 20 days after the Dissenting Offeree receives BIO-key’s Notice notify BIO-key that the Dissenting Offeree is electing to demand payment of the fair value of the Dissenting Offeree’s Comnetix Shares is deemed to have elected to transfer such Comnetix Shares to BIO-key on the same terms that BIO-key acquired Comnetix Shares from Shareholders who accepted the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of such Comnetix Shares, BIO-key may apply to a court having jurisdiction to hear an application to fix the fair value of such Comnetix Shares of such Dissenting Offeree. If BIO-key fails to apply to such court within 20 days after it made the payment or transferred the consideration to Comnetix referred to above, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If there is no such application made by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such Comnetix Shares to BIO-key on the terms that BIO-key acquired Comnetix Shares from Shareholders who accepted the Offer. Any judicial determination of the fair value of the Comnetix Shares could be less or more than the amount paid pursuant to the Offer.

The foregoing is only a summary of the right of Compulsory Acquisition which may become available to BIO-key and is qualified in its entirety by the provisions of section 206 of the CBCA. Section 206 of the CBCA is complex and may require strict adherence to notice and timing provisions, failing which a Dissenting Offeree’s rights may be lost or altered. Shareholders who wish to be better informed about the provisions of section 206 of the CBCA should consult their legal advisors.

See Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”, for a discussion of the tax consequences to Shareholders in the event of a Compulsory Acquisition.

Compelled Acquisition

If a Shareholder does not receive BIO-key’s Notice, the Shareholder may, within 90 days after the date of the termination of the Offer, or if the Shareholder did not receive the Offer, within 90 days of the later of the date of termination of the Offer and the date on which the Shareholder learns of the Offer, require BIO-key to acquire the Shareholder’s Comnetix Shares on the terms of the Offer (a “Compelled Acquisition”).

The foregoing is a summary only of the right of Compelled Acquisition that may be available to a Shareholder and is qualified in its entirety by the provisions of Section 206.1 of the CBCA. Section 206.1 of the CBCA may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders who wish to be better informed about the provisions of Section 206.1 of the CBCA should consult their legal advisors.

Subsequent Acquisition Transaction

If BIO-key takes up and pays for Comnetix Shares validly deposited under the Offer and the right of Compulsory Acquisition described above is not available or BIO-key elects not to pursue such right, BIO-key intends to pursue other lawful means of acquiring the remainder of the Comnetix Shares not tendered to the Offer. If BIO-key takes up and pays for more than 66 2/3% of the outstanding Comnetix Shares (on a fully-diluted basis) under the Offer, and if the right of Compulsory Acquisition described above is not available or BIO-key elects not to pursue such right, BIO-key currently intends to take such action as is necessary, including causing a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, consolidation, capital reorganization or other transaction involving Comnetix and BIO-key or an affiliate of BIO-key, to enable BIO-key or an affiliate of BIO-key to acquire all Comnetix Shares not acquired pursuant to the Offer (a “Subsequent Acquisition Transaction”). The timing and details of any such transaction will depend on a number of factors, including the number of Comnetix Shares acquired pursuant to the Offer. If the Minimum Tender Condition is satisfied and BIO-key takes up and pays for the Comnetix Shares deposited under the Offer, BIO-key should own sufficient Comnetix Shares to effect such Subsequent Acquisition Transaction. BIO-key currently intends to complete a Subsequent Acquisition Transaction no later than 120 days after expiry of the Offer and intends to acquire such affected securities at the same price per Comnetix Share as in the Offer.

Each type of Subsequent Acquisition Transaction is governed by certain applicable Canadian securities Laws (collectively, the “Regulations”), including Rule 61-501 and Regulation Q-27 and would be a “business combination” within the meaning of Rule 61-501 and a “going private transaction” within the meaning of the Regulations and Regulation Q-27 (collectively, hereinafter referred to as “going private transactions”). In certain circumstances, the provisions of Rule 61-501 and Regulation Q-27 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “going private transaction” carried out in accordance with Rule 61-501 or an exemption therefrom and Regulation Q-27 or an exemption therefrom, the “related party transaction” provisions of Rule 61-501 and Regulation Q-27 would not apply to such transaction. BIO-key intends to carry out any such going private transaction in accordance with Rule 61-501 and Regulation Q-27 or exemptions therefrom such that the related party transaction provisions of Rule 61-501 and Regulation Q-27 will not apply to the going private transaction.

The Regulations, Rule 61-501 and Regulation Q-27 provide that, unless exempted, a corporation proposing to carry out a going private transaction is required to prepare a valuation of the affected securities (and subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation or the entire valuation. In connection therewith, BIO-key intends to rely on any exemption then available or to seek waivers pursuant to Rule 61-501 and Regulation Q-27 from the OSC and AMF, respectively, exempting BIO-key or Comnetix or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under Rule 61-501 and Regulation Q-27 for certain going private transactions completed within 120 days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value and is in the same form as that paid in the take-over bid, provided certain disclosure is given in the take-over bid disclosure documents. BIO-key expects that these exemptions will be available.

Depending on the nature of the Subsequent Acquisition Transaction, the provisions of the CBCA may require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Comnetix Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. Rule 61-501 and Regulation Q-27 would in effect also require that, in addition to any other required security holder approval, in order to complete a going private transaction, the approval of a majority of the votes cast by “minority” holders of the affected securities must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the AMF. In relation to any Subsequent Acquisition Transaction, the “minority” holders will be, subject to any available exemption or discretionary relief granted by the OSC and the AMF as required, all Shareholders other than BIO-key, any “interested party” (for the purpose of Rule 61-501 and Regulation Q-27), any “related party” of BIO-key or of any “interested party” (for the purpose of Rule 61-501), including the directors and senior officers of BIO-key, an associate, affiliate or an insider of BIO-key or any of their directors or senior officers, and any person or company acting jointly or in concert with any of the foregoing persons. However, Rule 61-501 and Regulation Q-27 also provide that BIO-key may treat Comnetix Shares acquired pursuant to the Offer as “minority” shares and to vote them, or to consider them voted, in favour of a Subsequent Acquisition Transaction that is a going private transaction if, among other things, the consideration for each security in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid pursuant to the Offer. BIO-key currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be the same consideration paid to Shareholders under the Offer, and BIO-key intends to cause Comnetix Shares acquired pursuant to the Offer to be voted in favour of such transaction and to be counted as part of any minority approval required in connection with any such transaction.

In addition, under Rule 61-501 and Regulation Q-27, if, following the Offer, BIO-key and its affiliates are the registered holders of 90% or more of the Comnetix Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if a statutory right to dissent and seek fair value or a substantially equivalent enforceable right is made available to the minority shareholders. If BIO-key decides not to propose a Subsequent Acquisition Transaction involving Comnetix, or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval or exemption, BIO-key will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable laws, purchasing additional Comnetix Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange Offer or otherwise, or from Comnetix, or taking no further action to acquire additional Comnetix Shares. Any additional purchases of Comnetix Shares could be at a price greater than, equal to or less than the price to be paid for Comnetix Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, BIO-key may sell or otherwise dispose of any or all Comnetix Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by BIO-key, which may vary from the terms and the price paid for Comnetix Shares under the Offer.

Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their Comnetix Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Comnetix Shares. The fair value of Comnetix Shares so determined could be more or less than the amount paid per Comnetix Shares pursuant to the Subsequent Acquisition Transaction or the Offer.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ significantly from the tax consequences to such Shareholder of accepting the Offer. See Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

Judicial Developments

Prior to the adoption of Rule 61-501 (or its predecessor, OSC Policy 9.1) and Regulation Q-27, Canadian courts had in a few instances granted preliminary injunctions to prohibit transactions involving going private transactions. The trend in both legislation and in Canadian jurisprudence has been towards permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority shareholders. Shareholders should consult their legal advisors for a determination of their legal rights.

6.                                      Source of Offered Consideration

BIO-key will issue BIO-key Shares to Shareholders who tender their Comnetix Shares under the Offer.

7.                                      Beneficial Ownership of and Trading in Securities of Comnetix

No securities of Comnetix, including Comnetix Shares, are owned beneficially, directly or indirectly, nor is control or direction exercised over any securities of Comnetix, by BIO-key or its directors or senior officers or, to the knowledge of such directors and senior officers after reasonable enquiry, by (a) any associate of a director or senior officer of BIO-key, (b) any person holding more than 10% of any class of BIO-key’s equity securities or (c) any person acting jointly or in concert with BIO-key.

No securities of Comnetix have been traded during the six-month period preceding the date of the Offer by BIO-key or its directors or senior officers or, to the knowledge of such directors and senior officers after reasonable enquiry, by (a) any associate of a director or senior officer of BIO-key, (b) any person holding more than 10% of any class of BIO-key’s equity securities or (c) any person acting jointly or in concert with BIO-key.

As of January 16, 2007, the partners and associates of Gowling Lafleur Henderson LLP and Sullivan & Worcester LLP, Canadian and U.S. counsel to BIO-key, beneficially owned, directly or indirectly, less than 1% of the outstanding BIO-key Shares.

8.                                      Prior Distributions of Comnetix Shares and Dividend Policy

According to publicly available information, Comnetix has not declared or paid any dividends on Comnetix Shares since the date of its formation.

With the exception of the issuance of common shares issuable upon the exercise of Comnetix Options and Comnetix Warrants by Comnetix, or its predecessor, BIO-key is not aware, based on publicly available information, of any distributions of Comnetix Shares since January 29, 2004, other than as follows:

Date of Offering	Security Offered	Price per Security	Total Gross Proceeds
January 29, 2004	12,533,102 common shares (1)	Cdn. $0.325	Cdn. $4,073,258
January 29, 2004	5,486,306 special warrants (2)	Cdn. $0.325	Cdn. $1,783,049.45
April 22, 2004	4,000,000 common shares	Cdn. $1.80	Cdn. $7,200,000
September 14, 2004	624,756 common shares	Cdn. $1.25	N/A (3)
April 28, 2005	1,901,300 units (4)	Cdn. $2.50	Cdn. $4,753,250
August 5, 2005	789,900 common shares	Cdn. $2.318	N/A (5)

(1)                                  Issued upon the conversion of debentures, including interest, in the amount of Cdn. $4,073,258. 6,017,258 common share purchase warrants were also issued to debentureholders as part of the conversion and such warrants are exercisable at a price of Cdn. $0.40 per warrant for a period of up to three years from the date the Comnetix has its securities listed on a recognized exchange.

(2)                                 On April 22, 2004 these special warrants were converted into 1,097,261 common shares and warrants to acquire a further 548,631 common shares of Comnetix at a price of Cdn. $2.00 per share on or before November 22, 2006.

(3)                                 The common shares were issued as part of the consideration for the acquisition of International Fingerprinting Services Canada (IFSC) Ltd. by Comnetix.

(4)                                 The units consist of one common share of Comnetix and one-half of a common share purchase warrant with each whole warrant entitling the holder to acquire an additional common share of Comnetix at a price of Cdn. $3.25 per share until April 28, 2006.

(5)                                 These common shares were issued as part of the consideration for the acquisition of Paragon Total Solutions Inc. by Comnetix.

9.                                      Commitments to Acquire Securities of Comnetix

Except pursuant to the Offer, neither BIO-key nor any director or senior officer of BIO-key, nor to the knowledge of the directors and senior officers of BIO-key after reasonable enquiry, (a) any associate of a director or senior officer of BIO-key, (b) any person holding more than 10% of any class of BIO-key’s equity securities nor (c) any person acting jointly or in concert with BIO-key, has entered into any arrangement, agreement, commitment or understanding to acquire any equity securities of Comnetix.

10.                               Arrangements, Agreements, Commitments or Understandings

There are no arrangements, agreements, commitments or understandings made or proposed to be made between BIO-key and any of the directors or senior officers of Comnetix and no payments or other benefits are proposed to be made or given by BIO-key to such directors or senior officers as compensation for loss of office or as compensation for remaining in or retiring from office if the Offer is successful.

11.                               Acceptance of the Offer

BIO-key has not entered into any lock-up agreements with any Shareholders with respect to the Offer and accordingly has no assurance that any Comnetix Shares will be tendered to the Offer.

12.                               Material Changes and Other Information

BIO-key is not aware of any information which indicates that any material change has occurred in the affairs of Comnetix since January 12, 2006, the date of the filing of the unaudited interim financial statements of Comnetix, other than as disclosed herein or otherwise publicly disclosed by Comnetix, and BIO-key does not have any knowledge of any other matter that has not previously been generally disclosed and which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

13.                               Effect of the Offer on the Market for and Listing of Comnetix Shares

The purchase of Comnetix Shares by BIO-key pursuant to the Offer will reduce the number of Comnetix Shares that might otherwise trade publicly and will reduce the number of holders of Comnetix Shares and, depending on the number of Comnetix Shares acquired by BIO-key, could adversely affect the liquidity and market value of the remaining Comnetix Shares held by the public.

The rules and regulations of the TSX establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Comnetix Shares from the TSX. Among such criteria is the number of Shareholders, the number of Comnetix Shares publicly held and the aggregate market value of the Comnetix Shares publicly held. Depending on the number of Comnetix Shares purchased under the Offer, it is possible that the Comnetix Shares would fail to meet the criteria for continued listing on the TSX. If this were to happen, the Comnetix Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Comnetix Shares. If permitted by applicable Law, subsequent to completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, if necessary, BIO-key intends to apply to delist the Comnetix Shares from the TSX. If the Comnetix Shares are delisted from the TSX, the extent of the public market for the Comnetix Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Comnetix Shares publicly held and the aggregate market value of the Comnetix Shares remaining at such time, the interest in maintaining a market in Comnetix Shares on the part of securities firms, whether Comnetix remains subject to public reporting requirements in Canada and other factors.

After the purchase of the Comnetix Shares under the Offer, Comnetix may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities laws of Canada or may request to cease to be a reporting issuer under the securities laws of Canada.

It is a condition of the Offer that BIO-key will become a reporting issuer in Ontario on or before the date it first takes up and pays for Comnetix Shares deposited pursuant to the Offer.

14.                               Regulatory Matters

BIO-key’s obligation to take up and pay for Comnetix Shares tendered under the Offer is conditional upon all Appropriate Approvals having been obtained on terms satisfactory to BIO-key acting reasonably.

Securities Regulatory Matters

The distribution of the BIO-key Shares under the Offer is being made pursuant to statutory exemptions from the prospectus qualification and dealer registration requirements under applicable Canadian securities laws and, in certain provinces where such statutory exemptions are not available, BIO-key will apply for exemptive relief from such requirements. While the resale of BIO-key Shares issued under the Offer is subject to restrictions under the securities laws of certain Canadian provinces and territories, upon satisfaction of BIO-key’s condition to the offer that BIO-key becomes a reporting issuer in Ontario on or before the date it first takes up and pays for any Comnetix Shares deposited pursuant to the Offer, Shareholders in such provinces and territories generally will be able to rely on statutory exemptions from such restrictions and, where such statutory exemptions are not available, BIO-key will apply for exemptive relief from the applicable securities regulatory authorities to the effect that the BIO-key Shares to be issued under the Offer may be resold without a prospectus.

The issuance of the BIO-key Shares pursuant to the offer has not been registered under the U.S. Securities Act. The BIO-key Shares are “restricted securities” as defined in Rule 144 under the U.S. Securities Act. Only BIO-key is entitled to register the offer and sale of the BIO-key Shares under the U.S. Securities Act, and BIO-key intends to file, after the closing of the offer, a registration statement (the “Resale Registration Statement”) with the SEC relating to the resale of such shares. This process is expected to take at least several weeks, if not longer.  Under the SEC’s Regulation S, an exemption exists for offers and sales to non-U.S. persons outside the United States.  Under Rule 904 thereunder, with certain exceptions, an offer or sale of securities by any person other than the issuer, a distributor of the shares, any of their respective affiliates (except any officer or director who is an affiliate solely by virtue of holding such position), or any person acting on behalf of any of the foregoing, shall be deemed to occur outside the United States if: (i) the offer or sale are made in an “offshore transaction”; and (ii) no “directed selling efforts” are made in the United States by the seller, an affiliate, or any person acting on their behalf. For this purpose, the following definitions are applicable:

“Directed selling efforts” means any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the securities being offered in reliance on Regulation S.

An offer or sale of securities is made in an “offshore transaction” if: (i) the offer is not made to a person in the United States; and (ii) under Rule 904, the transaction is executed in, on or through the facilities of a designated offshore securities market (including the TSX) and neither the seller nor any person acting on its behalf knows that the transaction has been pre-arranged with a buyer in the United States.

“U.S. person” includes any natural person resident in the United States and any legal entity organized or incorporated under the laws of the United States.

Until the Resale Registration Statement is effective, the BIO-key Shares may not be offered, sold or delivered to in the United States or to, or for the account or benefit of, any U.S. Person, unless their transfer is registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available.  BIO-key can give no assurances that the Resale Registration Statement it files with the SEC will become effective or that an exemption from registration will be available to any purchasers of the BIO-key Shares in the exchange offer.  The BIO-key Shares will bear a legend describing these restrictions on transfer.  Each recipient of the BIO-key Shares shall be deemed to agree to re-offer or resell the BIO-key Shares only in accordance with the provisions of the SEC’s Regulation S, pursuant to registration under the Securities Act or pursuant to any available exemption from registration.

As a result of the above restrictions, unless the Resale Registration Statement is effective, the BIO-key Shares will not be tradeable in the U.S. on the OTCBB or other U.S. securities exchange, other than in accordance with SEC Rule 144. In general, under Rule 144, a person who has beneficially owned BIO-key Shares received in the exchange offer for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of outstanding shares of BIO-key common stock or the average weekly trading volume of the shares of BIO-key common stock on the OTCBB during the four calendar weeks preceding the filing with the SEC of a notice on Form 144 with respect to the sale.  Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about BIO-key. Under Rule 144(k) under the U.S. Securities Act, a person who is not deemed to have been an affiliate of BIO-key at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

The Offer is being made in compliance with applicable Canadian and U. S. rules governing take-over bids and tender Offers, respectively.

15.                               Certain Canadian Federal Income Tax Considerations

General

In the opinion of Gowling Lafleur Henderson LLP, Canadian counsel to BIO-key, the following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations generally applicable to a Shareholder who disposes of Comnetix Shares by accepting the Offer (or pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction) and who, for purposes of the Tax Act and at all relevant times (i) holds the Comnetix Shares as capital property, (ii) deals at arm’s length and is not affiliated with each of BIO-key and Comnetix, and provided further that (iii) neither the Shareholder nor any Persons with whom the Shareholder did not deal at arm’s length, alone or together own or beneficially own in aggregate 10% or more of the shares of any class of BIO-key immediately following the completion of the Offer. Shareholders meeting all such requirements are referred to as “Holder” or “Holders” herein, and this summary only addresses such Holders. It is also assumed that BIO-key is not and will not be a resident of Canada. Persons holding Comnetix Options, Comnetix Warrants or other rights to acquire Comnetix Shares are not addressed, and all such Persons should consult their own tax advisors in this regard. In addition, this summary is not applicable to a Holder that is a “financial institution” (as defined in the Tax Act for purposes of the mark-to-market rules), a “specified financial institution” as defined in the Tax Act or a Holder an interest in which is a “tax shelter investment” for purposes of the Tax Act, and does not address other special situations, including those of traders or dealers. This summary is also not applicable to a person who acquired Comnetix Shares on the exercise of employee stock options and such holders should consult their own tax advisors.

This summary is based on the facts as set out in the Offer and this Circular, the provisions of the Tax Act and regulations thereunder (in this Section 15 of the Circular, the “Regulations”) in force as at the date hereof, all proposed amendments to the Tax Act or the Regulations publicly announced by the Minister of Finance (Canada) before the date hereof (the “Tax Proposals”) and counsel’s understanding of the current administrative and assessing policies and practice of the Canada Revenue Agency (“CRA”). This summary assumes that the Tax Proposals will be enacted as proposed. However, no assurance can be given that any Tax Proposals will be enacted or promulgated in the form proposed, or at all. This summary does not otherwise take into account or anticipate changes in law, whether by judicial, governmental or legislative decision or action, nor any changes in CRA administrative and assessing practices and policies, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to Shareholders in all circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. Accordingly, all Shareholders should consult their own independent tax advisors for advice with respect to the income tax consequences applicable to them having regard to their own particular circumstances. The discussion below is qualified accordingly.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Comnetix Shares and BIO-key Shares (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. In general terms, amounts denominated in foreign currency must be converted into Canadian dollars based on the prevailing exchange rate at the time such amounts arise. In computing a Shareholder’s liability for tax under the Tax Act, any amounts received by such Shareholder in foreign currency must be converted into the Canadian dollar equivalent when such amounts are recovered.

Holders Resident in Canada

In addition to the comments set out under the heading “General”, this portion of the summary is applicable only to Holders who are resident or deemed to be resident solely in Canada for purposes of the Tax Act and any applicable income tax treaty or convention (a “Resident Holder” or “Resident Holders”).

Certain Resident Holders whose Comnetix Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Comnetix Shares and every “Canadian security” (as defined in the Tax Act) owned by such Resident Holders in the taxation year of the election and in all subsequent taxation years deemed to be a capital property.

Resident Holders Accepting the Offer

A Resident Holder who exchanges Comnetix Shares pursuant to the Offer for BIO-key Shares will have disposed of such Comnetix Shares for proceeds of disposition equal to the Canadian dollar equivalent of U.S. $1.29, and will also be deemed to acquire the BIO-key Shares received in exchange for such Comnetix Shares at a cost equal to that amount. The cost of the BIO-key Shares acquired will be subject to the averaging rules under the Tax Act. Such Resident Holder will recognize a capital gain (or loss) in respect of the exchange and will be required to report a capital gain or loss in his or her income tax return for the taxation year during which the disposition occurs. In general terms, such capital gain or loss will be subject to the normal rules under the Tax Act. Such capital gain (or capital loss) will be equal to the amount by which the Canadian dollar equivalent of U.S. $1.29 exceeds (or is exceeded by) the aggregate of the adjusted cost base of the Resident Holder’s Comnetix Shares so exchanged and any reasonable costs of making the disposition. One-half of any capital gain so realized must be included as a taxable capital gain in computing the Resident Holder’s income in such year, and one-half of any such capital loss is deducted as an allowable capital loss by the Resident Holder against taxable capital gains realized by the Resident Holder in the year. An allowable capital loss in excess of taxable capital gains for the year of disposition generally may be carried back and deducted against net taxable capital gains for any of the three preceding years or carried forward and deducted against net taxable capital gains in any subsequent year (in accordance with and subject to the rules contained in the Tax Act).

Capital gains realized by an individual (including a trust, other than certain specified trusts) will be relevant in computing possible liability for the alternative minimum tax. A “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains. The amount of any capital loss realized by a Resident Holder that is a corporation or certain partnerships or trusts may be reduced in certain circumstances in respect of dividends, if any, previously received or deemed to have been received on Comnetix Shares to the extent and in the circumstances as set out in the Tax Act, and a Resident Holder to which these rules may be relevant should consult the Resident Holder’s own tax advisors.

Shares Not Deposited by Resident Holders

(a)                               Compulsory Acquisition

As described in Section 5 of the Circular, “Acquisition of Shares Not Deposited”, BIO-key may, in certain circumstances, acquire Comnetix Shares not deposited under the Offer pursuant to statutory rights of purchase under the CBCA. The tax consequences to a Resident Shareholder of a disposition of Comnetix Shares in such circumstances generally will be as described above under “Resident Holders Accepting the Offer”.

A Resident Holder who dissents in a Compulsory Acquisition and elects to receive the fair value for the holder’s Comnetix Shares from BIO-key will be considered to have disposed of the Comnetix Shares for proceeds of disposition equal to the amount received by the Resident Holder less the amount of interest awarded by the court and will realize a capital gain (or a capital loss) in the manner and subject to the treatment described above under “Resident Holders Accepting the Offer”. Any interest awarded to the Resident Holder by the court will be included in the Resident Holder’s income for the purposes of the Tax Act.

(b)                               Subsequent Acquisition Transaction

As described in Section 5 of the Circular, “Acquisition of Shares Not Deposited”, if BIO-key does not acquire all of the Comnetix Shares pursuant to the Offer, BIO-key may propose other means of acquiring the remaining issued and outstanding Comnetix Shares. As described in Section 5 of the Circular, “Acquisition of Shares Not Deposited” it is BIO-key’s current intention that the consideration offered under any Subsequent Acquisition Transaction would be the same as the consideration offered under the Offer. The tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered, and accordingly it is not possible to comment except in very general terms. The tax consequences of any Subsequent Acquisition Transaction to a Resident Holder would depend upon the nature of the particular transaction undertaken and may be substantially the same as, or materially different from, those described above. Depending upon the exact manner in which the transaction is carried out, such tax consequences may also include a capital gain or capital loss, a deemed dividend or both a deemed dividend and a capital gain or capital loss. Any such capital loss may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received on the Comnetix Shares (or on shares of an amalgamated corporation for which the Comnetix Shares are exchanged) to the extent and under the circumstances described in the Tax Act.

Resident Holders who do not participate in the Offer should consult their own tax advisors for advice with respect to all income tax consequences to them of having their Comnetix Shares acquired pursuant to a Subsequent Acquisition Transaction.

(c)                                Potential Delisting

As described under Section 13 of the Circular, “Effect of the Offer on the Market for and Listing of Comnetix Shares”, Comnetix Shares may be delisted from the TSX. In certain circumstances, a delisting could adversely affect a holder of Comnetix Shares that is a trust governed by a registered retirement savings plan, a registered retirement income fund, a deferred profit sharing plan and a registered education savings plan within the meaning of the Tax Act, by subjecting such holder to certain taxes and penalizing provisions under the Tax Act, and Holders who may be so affected should consult with their own tax advisors in this regard.

Holding and Disposing of BIO-key Shares

A Resident Holder who receives dividends is deemed to receive dividends on BIO-key Shares must include the full amount of such dividends in computing his or her income for the taxation year. The gross-up and dividend tax credit rules under the Tax Act will not apply. In appropriate circumstances a Resident Holder may qualify for a tax deduction or partial tax deduction, in respect of United States withholding taxes imposed on such amounts, and should consult his or her own tax advisor in this regard.

A disposition or deemed disposition of BIO-key Shares by a Resident Holder will be subject to the normal rules under the Tax Act in respect of the computation and realization of any capital gain or loss on a disposition or deemed disposition of BIO-key Shares, and should consult with his or her own tax advisors.

The Bio-Key Shares will not be a qualified investment for a trust governed by a registered retirement savings plan, a registered retirement income fund, a deferred profit sharing plan or a registered education savings plan within the meaning of the Tax Act. The Offer could adversely affect a holder of Comnetix Shares by subjecting such holder or its annuitant or beneficiary to certain special taxes and penalties under the Tax Act.  Accordingly, Resident Holders who exchange their Comnetix Shares for Bio-Key Shares should consult their own tax advisors so as to minimize the impact of such special taxes and penalties.

Holders Not Resident in Canada

In addition to the comments, assumptions and restrictions set out under the heading “General”, this portion of the summary is applicable to Holders who, at all relevant times for purposes of the Tax Act, have not been and are not resident in Canada or deemed to be resident in Canada and do not use or hold and are not deemed to use or hold their Comnetix Shares in carrying on a business in Canada. Holders meeting all such requirements are hereinafter referred to as “Non-Resident Holder” or “Non-Resident Holders”, and this part of the summary only addresses such Non-Resident Holders.

Non-Resident Holders Accepting the Offer

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of Comnetix Shares pursuant to the Offer unless such shares are or are deemed to be “taxable Canadian property” and the Non-Resident Holder is not afforded any relief under an applicable tax treaty.

Generally, Comnetix Shares will not be taxable Canadian property at a particular time provided that such shares are listed on a prescribed stock exchange (which includes the TSX), unless:

(a)                                  at any time during the 60 month period ending at the time of disposition of the Comnetix Shares by such Non-Resident Holder, the Non-Resident Holder, Persons not dealing at arm’s length with such Non-Resident Holder, or any combination thereof owned 25% or more of the issued shares of any class or series of the capital stock of Comnetix; or

(b)                                 the Non-Resident Holder’s Comnetix Shares were acquired in certain types of tax deferred exchanges in consideration for property that was itself taxable Canadian property or are otherwise deemed to be taxable Canadian property.

If the Comnetix Shares are taxable Canadian property to a Non-Resident Holder, the recognition of a capital gain on the disposition of Comnetix Shares pursuant to accepting the Offer would in general be determined in the manner and subject to the tax treatment described above under “Holders Resident in Canada”, subject to any potential exemption from tax under the terms of any applicable income tax treaty between Canada and the country of residence of the Non-Resident Holder. Non-Resident Holders who hold Comnetix Shares as taxable Canadian property should consult with their own tax advisors.

Shares Not Deposited by Non-Resident Holders

(a)                               Compulsory Acquisition

As described under Section 5 of the Circular, “Acquisition of Shares Not Deposited”, BIO-key may, in certain circumstances, acquire Comnetix Shares not deposited under the Offer pursuant to a Compulsory Acquisition. The Canadian federal income tax consequences to a Non-Resident Holder who disposes of Comnetix

Shares in such circumstances generally will be as described above under “Non- Resident Holders Accepting the Offer”. Where interest is paid or credited to a Non-Resident Holder in connection with a Compulsory Acquisition, such Non-Resident Holder will be subject to Canadian withholding tax under the Tax Act at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled to under an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident. Non-Resident Holders whose Comnetix Shares may be so acquired should consult their own tax advisors in respect of the tax consequences to them of a Compulsory Acquisition, including the special considerations applicable if the Comnetix Shares are not listed on a prescribed stock exchange as provided under the Tax Act.

(b)                               Subsequent Acquisition Transactions

As described in Section 5 of the Circular, “Acquisition of Securities Not Deposited,” if BIO-key acquires less than all of the Comnetix Shares under the Offer BIO-key may propose other means of acquiring the remaining issued and outstanding Comnetix Shares. It is BIO-key’s current intention that the consideration offered under any Subsequent Acquisition Transaction would be the same as the consideration offered under the Offer. The tax consequences of a Subsequent Acquisition Transaction to a Non-Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same as, or materially different from, those referred to above. A Non-Resident Holder may realize a capital gain or a capital loss and/or a deemed dividend (see also discussion above). In general, the Non-Resident Holder would not be subject to taxation under the Tax Act in respect of any capital gain that is realized unless the Non-Resident Holder’s Comnetix Shares are taxable Canadian property, as described above, and the Non- Resident Holder is not afforded any relief under an applicable tax treaty as provided under the Tax Act. Dividends paid or deemed to be paid to a Non-Resident Holder would be subject to Canadian withholding tax at a rate of 25%. This rate may be reduced under the provisions of an applicable income tax treaty or convention between Canada and the country in which the Non-resident Holder is resident.

Non-Resident Holders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Comnetix Shares acquired pursuant to a Subsequent Acquisition Transaction, including the special considerations applicable if the Comnetix Shares are not then listed on a prescribed exchange.

(c)                                Potential Delisting

As described under Section 13 of the Circular, “Effect of the Offer on the Market for and Listing of Comnetix Shares”, Comnetix Shares may be delisted from the TSX. If the Comnetix Shares are not listed on a prescribed stock exchange at the time of disposition by a Non-Resident Holder, then notwithstanding any other tax considerations described in this Circular, the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Holder. Non-Resident Holders should consult with their own tax advisors well in advance of any Compulsory Acquisition or Subsequent Acquisition Transaction in this regard.

Holding and Disposing of BIO-key Shares

A Non-Resident Holder will generally not be liable to Canadian income tax on a disposition or deemed disposition of BIO-key Shares.

16.                               Eligibility for Investment

As of the date hereof, BIO-key Shares are not qualified investments for the purposes of the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans within the meaning of the Tax Act.

17.                               Depositary

BIO-key has engaged Kingsdale Shareholder Services Inc. to act as Depositary for the receipt of Comnetix Shares and related Letters of Transmittal and Notices of Guaranteed Delivery deposited to the Offer and for the payment for Comnetix Shares purchased by BIO-key pursuant to the Offer. The Depositary will receive reasonable and customary compensation from BIO-key for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. BIO-key has also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the provincial securities laws of Canada.

18.                               Information Agent

BIO-key has retained Kingsdale Shareholder Services Inc. to act as Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation from BIO-key for services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses incurred in connection therewith.

19.                               Offerees’ Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides securityholders of Comnetix with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if there is a misrepresentation in a Circular or a notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Holders of Comnetix Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

20.                               Directors’ Approval

The contents of the Offer and Circular have been approved and the sending thereof to the Shareholders has been authorized by the Board of Directors of BIO-key.

21.                               Expenses of the Offer

The expenses relating to the Offer, including depositary, solicitation and printing expenses and expenses for financial, legal and accounting advice, are estimated, in the aggregate to be $500,000.

22.                               Comparison of Shareholder Rights

Upon completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Shareholders will become shareholders of BIO-key, rather than shareholders of Comnetix. Since BIO-key is a Delaware corporation, the rights of the shareholders of BIO-key are governed by the applicable laws of the State of Delaware, including the Delaware General Corporation Law (“DGCL”), and by BIO-key’s certificate of incorporation and by-laws. Since Comnetix was incorporated under the laws of Canada, the rights of Shareholders of Comnetix are governed by the CBCA and by Comnetix’s articles of incorporation and by-laws.

Although the rights and privileges of shareholders of a Canadian corporation are in many instances comparable to those of shareholders of a Delaware corporation, there are a number of differences. The following is a summary of the material differences in the rights of shareholders under the CBCA and the DGCL. These differences arise from the differences between the CBCA and DGCL. This summary is not intended to be complete and the statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the CBCA, DGCL, the articles of incorporation and by-laws of Comnetix and BIO-key’s certificate of incorporation and by-laws.

Dividends, Distributions and Repurchase of Shares

CBCA

Under the CBCA, a corporation may declare or pay a dividend unless there are reasonable grounds for believing that the corporation is, or would after the payment be, unable to pay its liabilities as they become due or the realizable value of the assets of the corporation would thereby be less than the aggregate of its liabilities and the stated capital of all classes of shares of the corporation.

DGCL

Under the DGCL, a corporation generally may declare and pay dividends, or repurchase its own shares, to the extent the corporation has “surplus” as defined and computed under Delaware law or, with respect to dividends in some circumstances, to the extent the corporation has net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except, dividends may not be paid out of net profits when a corporation’s the capital is diminished by depreciation in the value of the corporation’s property, by losses or otherwise, to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

Size of the Board of Directors

CBCA

Twenty-five percent of the directors of a Canadian corporation generally must be resident Canadians. The CBCA provides that a public corporation must have at least three directors, at least two of whom are not officers or employees of the corporation or its affiliates. Under the CBCA the directors may appoint a person as a director either to fill a casual vacancy on the board of directors or as an addition to the board of directors if the articles of the corporation so provide. The number of additional directors so appointed, however, cannot at any time exceed one-third of the number of directors elected or appointed at the previous annual meeting of shareholders. Any director so appointed shall hold office only until the commencement of the next annual meeting, but shall be eligible for election at such meeting.

DGCL

The DGCL only requires that directors be natural persons; however, the U.S. Exchange Act requires that a majority of the members of a corporation’s audit committee be independent of the corporation’s management.

Classification of the Board of Directors

CBCA

The CBCA does not provide for classes of directors.

DGCL

Under Delaware law, all directors of a corporation generally are elected annually; however, a corporation may by its certificate of incorporation or by an initial bylaw or by a bylaw adopted by a vote of the stockholders be divided into not more than three classes; the term of office of those in the first class to expire at the first annual meeting held after such classification becomes effective; the term of office of those in the second class to expire at the second annual meeting held after such classification becomes effective; and at each annual election held after such classification becomes effective, directors shall be chosen for a full term.

BIO-key’s certificate of incorporation does not provide for a classified board of directors.

CumulativeVoting

CBCA

The CBCA provides for cumulative voting only if provided for in a corporation’s articles of incorporation.

DGCL

Under the DGCL, a corporation’s certificate of incorporation may provide for cumulative voting.  BIO-key’s certificate of incorporation does not provide for cumulative voting.

Removal and Retirement of Directors

CBCA

Under the CBCA, any director or directors may be removed before the expiration of his or her term by a resolution passed by a majority of the votes cast by the shareholders who voted in respect of that resolution (“Ordinary Resolution”) at a special meeting of shareholders. Where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an Ordinary Resolution at a meeting of the shareholders of that class.

DGCL

Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause; and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors to which such director belongs.

BIO-key’s certificate of incorporation provides that directors may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote in an election of directors.

Filling Vacancies on the Board of Directors

CBCA

A vacancy created by the removal of a director may be filled at the meeting of the shareholders at which the director is removed, or if not so filled, may be filled by a quorum of directors. This does not apply to a vacancy resulting from an increase in the number or minimum or maximum number of directors or a failure to elect the number or minimum or maximum number of directors provided for in the articles. Additional rules apply where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors and a vacancy occurs among those directors.

DGCL

Under the DGCL, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office.  Additional rules apply where the holders of any class or series of stock have an exclusive right to elect one or more directors or where the corporation has a classified board.

BIO-key’s certificate of incorporation provides that any and all vacancies in the board of directors, however occurring, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office.

Quorum of Directors

CBCA

Subject to the articles or by-laws, a majority of the number of directors or minimum number of directors required by the articles constitutes a quorum at any meeting of directors. Directors shall not transact business at a meeting of directors unless the quorum includes the minimum representation from resident Canadian directors as required under the CBCA.

DGCL

Subject to a corporation’s certificate of incorporation and bylaws, a majority of the total number of directors constitutes a quorum at any meeting of directors.  Unless the certificate of incorporation provides otherwise, a corporation’s bylaws may provide that a number less than a majority shall constitute a quorum which in no case shall be less than one-third of the total number of directors except when a board of one director is authorized.

BIO-key’s bylaws provide that a majority of the directors shall constitute a quorum.

Required Vote for Certain Transactions

CBCA

Under the CBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations and dissolutions, are required to be approved by special resolution. A special resolution is a resolution passed at a meeting by a majority of not less than two thirds of the votes cast by the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution (“Special Resolution”). Under the CBCA, each share of the corporation carries the right to vote in respect of certain extraordinary corporate actions whether or not it otherwise carries the right to vote. In certain cases, a Special Resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares.

DGCL

To effect a merger under the DGCL, a corporation’s board of directors must approve and adopt an agreement of merger and recommend it to the stockholders. The agreement must be adopted by holders of a majority of the outstanding shares of the corporation entitled to vote thereon unless the certificate of incorporation requires a greater vote. Under the DGCL, the sale, lease or exchange of all or substantially all of a Delaware corporation’s property or assets requires the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

Unless required by its certificate of incorporation, no vote of the stockholders of a constituent corporation surviving a merger shall be necessary to authorize a merger if:  (i) the agreement of merger does not amend in any respect the certificate of incorporation of such corporation; (ii) each share of stock of such constituent corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20%, of such corporation’s common stock outstanding immediately prior to the effective date of the merger.

No shareholder approval is required under the DGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class or series of stock.

Calling a Meeting of Shareholders

CBCA

Under the CBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders. Upon the requisitioning shareholders meeting the requirements set out in the CBCA for making such a requisition, the directors of the corporation shall call a meeting of shareholders within 21 days. If the directors do not call such meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the meeting.

DGCL

The DGCL provides that special meetings of stockholders may be called by the Board of Directors or by such person or persons as may be authorized by the Certificate of Incorporation or by the bylaws.

Under the BIO-key certificate of incorporation and bylaws, only the BIO-key board of directors may call a meeting of BIO-key’s stockholders; however, under certain circumstances stockholders may apply for a court demand to hold a meeting.

Quorum of Shareholders

CBCA

Unless the by-laws otherwise provide, a quorum of shareholders is present at a meeting of shareholders, irrespective of the number of persons actually present at the meeting if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy.

DGCL

Under the DGCL, a corporation’s certificate of incorporation or bylaws may specify the number of shares or the voting power which shall be present, or represented by proxy, in order to constitute a quorum for the transaction of any business at any meeting of the shareholders; however, in no event shall a quorum consist of less than 1/3 of the shares entitled to vote at the meeting. BIO-key’s bylaws provide that a majority of the shares entitled to vote at a meeting being represented in person or by proxy constitutes a quorum.

Notice of Meeting of Shareholders

CBCA

Under the CBCA, notices of the time and place of a meeting of shareholders must be sent not less than 21 days and not more than 60 days before the meeting to each shareholder entitled to attend the meeting, each director, and to the auditor of the corporation.

DGCL

The DGCL provides that, whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting stating, among other things, the place, date and hour of the meeting must be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.

The DGCL further provides that if the meeting will entail consideration of a transaction that could result in appraisal rights, notice shall be given at least 20 days prior to the meeting, shall state that appraisal rights may be available, and include a copy of the pertinent statutory section.

Record Date for Notice of Meetings of Shareholders

CBCA

The CBCA provides that the directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of and vote at a meeting of shareholders, but such record date must be between twenty-one and fifty days prior to the meeting.  If no record date is fixed, the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be at close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the meeting is held.

DGCL

The DGCL provide that, for the purposes of determining the stockholders entitled to notice of and to vote at any stockholder meeting, the board of a corporation may fix a record date that does not precede the date upon which the resolution fixing the record date is adopted by the board and that is not more than 60 nor less than ten days before the date of the meeting. The DGCL provide that if no record date is fixed, the record date shall be the close of business on the day next preceding the date on which notice of the meeting is given, or if notice is waived, then the close of business on the day next preceding the date on which the meeting is held.

Proxies

CBCA

The CBCA provides that a shareholder entitled to vote at a meeting of shareholders is entitled to vote by proxy. A proxy means a completed and executed form of proxy by means of which a shareholder appoints a proxyholder to attend and act on the shareholder’s behalf at a meeting of shareholders.  The directors may specify in a notice calling a meeting of shareholders a time not exceeding forty-eight hours, excluding Saturdays and holidays, preceding the meeting or an adjournment thereof before which time proxies to be used at the meeting must be deposited with the corporation or its agent. A proxyholder or an alternate proxyholder has the same rights as the shareholder by whom they were appointed to speak at a meeting of shareholders in respect of any matter, to vote by way of ballot at the meeting and, except where a proxyholder or an alternate proxyholder has conflicting instructions from more than one shareholder, to vote at such a meeting in respect of any matter by way of show of hands.

DGCL

The DGCL provides that each stockholder entitled to vote at a stockholder meeting or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for the stockholder by proxy, but no proxy may be voted or acted upon after three years from its date unless the proxy provides for a longer period.

A stockholder may authorize another person or persons to act for him as proxy in any manner, including, by executing a writing authorizing another person or persons to act for him as proxy, or transmitting or authorizing the transmission of a telephone, telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm or other similar agent duly authorized by the person who will be the holder of the proxy to receive such transmission.

Amendment of Constating Documents

CBCA

Under the CBCA, any amendment to a corporation’s articles of incorporation generally requires approval by Special Resolution. The CBCA provides that unless the articles, by-laws or a unanimous shareholder agreement (as defined in the CBCA) otherwise provide, the board of directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. The directors shall submit a by-law, or an amendment or a repeal of a by-law to the shareholders at the next meeting of shareholders, and the shareholders may, by Ordinary Resolution, confirm, reject or amend the bylaw, amendment or repeal.

DGCL

The DGCL requires that amendments to a corporation’s certificate of corporation be approved by the holders of a majority of the outstanding stock entitled to vote and any amendment is valid only if the certificate as amended would be lawful and proper to be filed as the original certificate. The certificate of incorporation may require a super-majority approval; however, BIO-key’s certificate of incorporation does not require a super-majority approval.

In addition, if an amendment adversely affects the rights or preferences of a particular class or series of stock, that class or series must approve the amendment as a class even if the certificate of incorporation does not provide for that right.

The DGCL also gives shareholders the power to adopt, amend or repeal a corporation’s by-laws unless the certificate of incorporation confers such power on the board of directors as well as the shareholders.

BIO-key’s certificate of incorporation expressly authorizes the Board of Directors to adopt, amend or repeal BIO-key’s bylaws by the affirmative vote of a majority of the directors then in office.  BIO-keys bylaws may also be amended or repealed by the affirmative vote of the holders of 75% of the shares entitled to vote on such an amendment or repeal; provided that if the board of directors has recommended such amendment or repeal, only the affirmative vote of a majority of the shares entitle to vote is required to approve such amendment or repeal.

Dissent or Appraisal Rights

CBCA

The CBCA provides that shareholders of a CBCA corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The CBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include (i) any amalgamation with another corporation (other than with certain affiliated corporations), (ii) an amendment to the corporation’s articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares, (iii) an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on, (iv) a continuance under the laws of another jurisdiction, (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business, (vi) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement (as defined in the CBCA) proposed by the corporation, or (vii) certain amendments to the articles of a corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization (as defined in the CBCA) or by a court order made in connection with an action for an oppression remedy. Under the CBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder’s interest.

DGCL

Under the DGCL, stockholders have the right to dissent from a merger or consolidation by demanding payment in cash for their shares equal to  the fair value of such shares. Fair value is determined by a court in an action timely brought by the dissenters. In determining fair value, the court may consider all relevant factors, including the rate of interest which the resulting or surviving corporation would have had to pay to borrow money during the pendency of the proceeding.

The DGCL grants appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchanges or designated as a national market system security on the Nasdaq Stock Market or held of record by more than 2,000 stockholders. Appraisal rights are available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of the merger or consolidation to accept for such stock anything other than:

(i)            shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof;

(ii)           shares of stock, or depository receipts in respect thereof, of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders,

(iii)          cash in lieu of fractional shares (or fractional depository receipts); or

(iv)          some combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Oppression Remedy

CBCA

The CBCA provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined below) that in respect of a corporation or any of its affiliates: (i) any act or omission of the corporation or of its affiliates effects a result, (ii) the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted in a manner, or (iii) the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation. A proper person to make such an application includes (a) a registered holder or beneficial owner, and a former registered holder or beneficial owner, of a security of a corporation or any of its affiliates, (b) a director or an officer or a former director or officer of a corporation or any of its affiliates, (c) a director appointed by the Minister (as defined under the CBCA), or (d) any other person who, in the discretion of a court, is a proper person.

Furthermore, the court may order the corporation to pay the interim costs of a complainant seeking an oppression remedy, including legal fees and disbursements, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action).

DGCL

The DGCL does not provide for a similar remedy. However, Delaware law provides a variety of legal and equitable remedies to a corporation’s shareholders for improper acts or omissions of a corporation, or its officers and directors. Under Delaware law, only shareholders can bring an action alleging a breach of fiduciary duty by the directors of a corporation. In order to be successful, the shareholder must overcome the “business judgment rule” which, simply stated, means that absent a showing of intentional misconduct, gross negligence or a conflict of interest, disinterested directors’ decisions are presumed by the courts to have been made in good faith and in the best interests of the corporation.

Shareholder Derivative Actions

CBCA

Under the CBCA, a complainant may apply to the court (as defined in the CBCA) for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. Under the CBCA, no action may be brought and no intervention in an action may be made unless the court is satisfied that (i) the complainant has given notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court not less than fourteen days before bringing the application, or as otherwise ordered by the court, if the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action, (ii) the complainant is acting in good faith, and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it thinks fit. Additionally, under the CBCA, a court may order a corporation or its subsidiary to pay the complainant’s interim costs, including reasonable legal fees. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

DGCL

Under the DGCL, the corporation stockholders may bring derivative actions on behalf of, and for the benefit of, the corporation. The plaintiff in a derivative action on behalf of the corporation either must be or have been a stockholder of the corporation at the time of the transaction of which the stockholder complains or must be a stockholder who received shares of common stock of the corporation automatically due to the transaction. A stockholder may not sue derivatively on behalf of the corporation unless the stockholder first makes demand on the corporation that it bring suit and such demand is refused, unless it is shown that such a request would not likely succeed.

Inspection of Shareholders List

CBCA

Each shareholder of a corporation may inspect the register of securities of the corporation by following the procedures and meeting certain conditions set forth in the CBCA.

DGCL

Under the DGCL, any record or beneficial shareholder of the corporation may, upon five days’ written demand, inspect the list of shareholders and certain other corporate records, including minutes of the meetings of board of directors of the corporation.

Advance Notice Provisions for Shareholder Nominations and Proposals

CBCA

Under the CBCA, a registered or beneficial shareholder may, subject to certain conditions, provide to a corporation written notice setting out a matter that the submitting party wishes to have considered at the next annual general meeting of the corporation. A proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than five per cent of the shares or five per cent of the shares of a class of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented, but this does not preclude nominations made at a meeting of shareholders.

DGCL

The DGCL does not provide procedures for the nomination for election of directors by stockholders or the submission of other stockholder proposals at an annual or special meeting of stockholders.

Under BIO-key’s bylaws, a stockholder’s notice with respect to the nomination of an individual to stand for election to the board of directors at a meeting of the stockholders may be made by any stockholder entitled to vote for the election of directors at such meeting.  To be timely, a stockholder’s notice must be received by the company’s secretary at its principal executive offices (a) in the case of the election of directors at an annual meeting, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (i) in the event the date of the annual meeting is advances by more than 20 days, or delayed by more than 60 days, from such anniversary date, to be timely, a stockholder’s notice must be received not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (A) the 60th day prior to such annual meeting and (B) the 10th day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of such meeting was made, whichever occurs first or (b) in the case of the election of directors at a special meeting of stockholders, not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of (A) the 60th day prior to such meeting and (B) the 10th day following the date on which notice of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever occurs first.

Under BIO-key’s bylaws, to be timely, a stockholder’s notice with respect to any matter other than the election of one or more directors must be received by the company’s secretary at its principal executive offices (a) in the case of the election of directors at an annual meeting, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (i) in the event the date of the annual meeting is advances by more than 20 days, or delayed by more than 60 days, from such anniversary date, to be timely, a stockholder’s notice must be received not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (A) the 60th day prior to such annual meeting and (B) the 10th day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of such meeting was made, whichever occurs first or (b) in the case of the election of directors at a special meeting of stockholders, not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of (A) the 60th day prior to such meeting and (B) the 10th day following the date on which notice of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever occurs first.

Shareholder Action by Written Consent

CBCA

Under the CBCA, shareholder action without a meeting may be taken by written resolution signed by all shareholders who would be entitled to vote on the relevant issue at a general meeting.

DGCL

Under the DGCL, unless otherwise provided in the Certificate of Incorporation, any action required to be taken or which may be taken at an annual or special meeting of shareholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote are present and voted.

Indemnification of Directors and Officers

CBCA

Under the CBCA, a  corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, (an “IndemnifiablePerson”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or such body corporate, if (i) such person acted honestly and in good faith with a view to the best interests of the corporation and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful. An Indemnifiable Person is entitled to such indemnity from the corporation if such person was substantially successful on the merits of his or her defence of the action or proceeding and fulfilled the conditions set out in (i) and (ii) above.

A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set out in (i) and (ii) above.

DGCL

The DGCL provides that a corporation may indemnify its present and former directors, officers, employees and agents (as well as any individual serving with another corporation in such capacity at the corporation’s request) against, except in actions initiated by or in the right of the corporation, all reasonable expenses (including attorneys fees), judgments, fines and amounts paid in settlement of actions or reasonably incurred in connection with an action brought against them, if such individuals acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful.

In a derivative action, or an action by or in the right or the corporation, the corporation is permitted to indemnify directors and officers against expenses actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation; however, in such a case, no indemnification shall be made if the person is adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnification for such expenses despite such adjudication of liability

In addition, the DGCL allows for the advance payment of expenses of an officer or director who is indemnified prior to the final disposition of an action, provided that, in the case of a current director or officer, such person undertakes to repay any such amount advanced if it is later determined that such person is not entitled to indemnification with regard to the action for which the expenses were advanced.

Director Liability

CBCA

The CBCA does not permit the articles of a corporation to provide limitations on a director’s liability. Every director and officer of a corporation in exercising their powers and discharging their duties shall act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, directors of a corporation who vote for or consent to a resolution that authorizes the corporation to do any of the following are jointly and severally liable to restore to the corporation any amount paid or distributed as a result and not otherwise recovered by the corporation: (a) issue shares in contravention of the provisions of the CBCA, (b) pay a commission contrary to the provisions of the CBCA, (c) pay a dividend or acquire or redeem any of its shares where there are reasonable grounds for believing that the corporation is insolvent or the payment of the dividend or the acquisition or redemption would cause the corporation to fail solvency tests as prescribed under the CBCA, (d) indemnify a person in contravention of the CBCA, or (e) make a payment to a shareholder in contravention of the CBCA.

Certain defences may be available to directors under the CBCA for liabilities arising from their duties as directors where the director can prove that they acted with reasonable diligence or that they have otherwise complied with their statutory duties to the corporation. A director will not be liable for the actions listed above if the director can prove that he or she exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances including reliance in good faith on (a) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation to fairly reflect the financial position of the corporation, or (b) a written report of a person whose profession lends credibility to a statement made by that person.

DGCL

The DGCL provides that a corporation’s Certificate of Incorporation may limit or eliminate the liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; however, such liability cannot arise from certain proscribed conduct, including:

(i)                                     acts or omissions not in good faith;

(ii)                                  acts which involve intentional misconduct;

(iii)                               acts which involve a knowing violation of law

(iv)                              any breach of the duty of loyalty;

(v)                                 any payment of unlawful dividends;

(vi)                              any expenditure of funds for unlawful stock purchases; or

(vii)                           any redemptions or transactions from which such director derived an improper personal benefit.

BIO-key’s certificate of incorporation provides that no director of BIO-key shall be liable to the corporation or its shareholder for monetary damages for breach of fiduciary duty as a director, except for liability:

(i)                                     for any breach of the director’s duty of loyalty to the corporation or its shareholders;

(ii)                                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)                               for certain unlawful distributions by the corporation; or

(iv)                              for any transaction from which the director derived an improper personal benefit.

Interested Shareholder Transactions

CBCA

The CBCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations. However, rules or policies of certain Canadian securities regulatory authorities, including OSC Rule

61-501 and Regulation Q-27, contain requirements in connection with “related party transactions.” A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, completes one or more specified transactions with a related party including purchasing or disposing of an asset, issuing securities and assuming liabilities. A “related party” is defined in OSC Rule 61-501 and Regulation Q-27. The definition of related parties under Rule 61-501 includes persons or other entities that exercise direct or indirect control over the entity such as persons or entities that, at the relevant time and after reasonable inquiry, is known to the entity or a director or senior officer of the entity to be a person or entity, (a) a control block holder (as defined under the Ontario Securities Act), (b) a person or company of which a control block holder of the entity is a control block holder, (c) a person or company of which the entity is a control block holder, (d) a person or company, other than a bona fide lender, that beneficially owns or exercises control or direction over voting securities of the entity carrying more than 10 per cent of the voting rights attached to all the outstanding voting securities of the entity, (e) a director or senior officer of the entity or other controlling entities, (f) a person or company that manages or directs, to any substantial degree, the affairs or operations of the entity under an agreement, arrangement or understanding between the person or company and the entity, including the general partner of an entity that is a limited partnership, but excluding a person or company acting under bankruptcy or insolvency law, (g) a person or company of which persons or companies described above beneficially own, in the aggregate, more than 50 per cent of the securities of any outstanding class of equity securities, or (h) an affiliated entity of any person or company described above. A similar definition of related party exists under Regulation Q-27.

Under OSC Rule 61-501 and Regulation Q-27 the proxy material sent to securityholders in connection with a related party transactions require more detailed disclosure and, subject to certain exceptions, the preparation of a formal valuation with respect to the subject matter of the related party transaction and any non-cash consideration offered or to be received in connection therewith. OSC Rule 61-501 and Regulation Q-27 also require that, subject to certain exceptions, an issuer shall not engage in a related party transaction unless Comnetix has obtained the approval of the minority shareholders.

DGCL

Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” between the corporation and an “interested stockholder” within three years of the stockholder becoming an “interested stockholder,” except where (1) the corporation approved a business combination or transaction prior to the time that resulted in the stockholder becoming an interested stockholder, (2) the interested stockholder owned at least eighty-five percent of the voting stock at the time the transaction commenced which results in the interested stockholder becoming an interested stockholder, or (3) the business combination is approved by the board and by at least two-thirds of the disinterested stockholders.

An interested stockholder is defined as one who (1) is the beneficial owner of more than 15% of outstanding voting stock, or (2) is an affiliate of the corporation and, at any time during the previous two year period, was the beneficial owner of more than 15% of the outstanding voting stock.

Transactions with Directors and Officers

CBCA

Under the CBCA, material contracts or transactions in which a director or officer has an interest are not invalid due to such interest provided that the director or officer who is party to a material contract or transaction discloses his or her interest in writing to the corporation or requests to have entered in the minutes of meetings of directors, or meetings of committees of directors, the nature and extent of his or her interest in accordance with the provisions of the CBCA, the contract was approved by the directors or shareholders and it was reasonable and fair to the corporation at the time it was approved.

Under the CBCA, where a material contract or transaction or a proposed material contract or transaction that, in the ordinary course of the corporation’s business, would not require approval by the directors or shareholders is proposed, the interested director or officer is required to disclose in writing to the corporation or request to have entered in the minutes of meetings of directors the nature and extent of his or her interest forthwith after the director or officer becomes aware of the contract or transaction or proposed contract or transaction.

Under the CBCA, where a director or officer of a corporation fails to disclose his or her interest in a material contract or transaction in accordance with the provisions of the CBCA, the corporation or a shareholder of the corporation may apply to the court for an order setting aside the contract or transaction or to require the director to account to the corporation for any profit or gain realized on it, or do both those things.

DGCL

Section 144 of the DGCL prohibits contracts and transactions between a corporation and one or more of its directors and officers, or between a corporation and any other entity in which one or more of its directors or officers are directors or officers or have a financial interest may be void or voidable unless: (1) the material facts of the director’s or officer’s relationship or interest are disclosed or known to the board of directors or committee and the board of directors or committee authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, (2) the material facts of the director’s or officer’s relationship or interest are disclosed or known to the shareholders and the contract or transaction is approved in good faith by a vote of the shareholders, or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the shareholders.

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We have issued our report dated June 14, 2006 accompanying the financial statements of BIO-key International, Inc. and Subsidiary contained in the Offer and Circular of BIO-key International, Inc. We consent to the use of the aforementioned report in the Offer and Circular, and to the use of our name as it appears under the caption “Experts”.

(Signed) DS&B, Ltd.

Minneapolis, Minnesota,
January 19, 2007

CONSENT OF LEGAL COUNSEL

We hereby consent to the reference to our opinions contained under “Certain Canadian Federal Income Tax Considerations’’ in the Offer and Circular made by BIO-key International, Inc. to the holders of  common shares of ComnetiX Inc., and to the use of our name as it appears under the captions “Certain Canadian Federal Income Tax Considerations” and “Legal Matters”.

(Signed) Gowling Lafleur Henderson LLP

Toronto, Ontario
January 19, 2007

APPROVAL AND CERTIFICATE OF BIO-KEY INTERNATIONAL, INC.

The contents of the Offer and Circular, together with the Annexes included therein, have been approved by, and the sending thereof to the Shareholders has been authorized by, the Board of Directors of BIO-key. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer.

Dated: January 19, 2007

(Signed) Michael W. DePasquale	(Signed) Francis J. Cusick
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(Signed) Jeffrey J. May	(Signed) Thomas J. Colatosti
Director	Director

ANNEX A
INFORMATION CONCERNING BIO-KEY

Capitalized words and terms used in this section but not defined herein will have the meanings given to them above under the heading “Definitions” at the front of the Offer to Purchase.

ANNEX SUMMARY

The following is a summary of the principal aspects of BIO-key’s business and should be read together with the more detailed information and financial data and financial statements contained elsewhere in the Offer and Circular.

About BIO-key International, Inc.

BIO-key International, Inc., a Delaware corporation (the “Company,” “BIO-key,” “we,” or “us”), was founded in 1993 to develop and market proprietary biometric technology and software solutions. Biometric technology is the science of analyzing specific human characteristics which are unique to each individual in order to identify a specific person from a broader population.

On March 30, 2004, BIO-key acquired Public Safety Group, Inc. (“PSG”), a privately held company that is a leader in wireless solutions for law enforcement and public safety markets. PSG’s primary technology is PocketCop™, a handheld solution that provides mobile officers, such as detectives who are not typically in their vehicles, a hand-held mobile information software solution.

On September 30, 2004, BIO-key completed a transaction with Aether Systems, Inc. to purchase its Mobil Government Division (“Mobile Government” or “AMG”), a leading provider of wireless data solutions for use by public safety organizations, primarily state, local police, fire and rescue and emergency medical services organizations. The PacketCluster mobile information software is integrated with 50 separate State/NCIC databases, as well as other state, local and federal databases. Its open architecture and its published Application Programming Interface (API) make it easy to interface with a wide range of information sources. PacketCluster products deliver real-time information in seconds, freeing dispatchers to handle more pressing emergencies.

Effective January 1, 2005, BIO-key International, Inc., a Minnesota corporation (“Old BIO-key”), reincorporated in the State of Delaware. The reincorporation was effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) whereby Old BIO-key was merged with and into the Company, its wholly owned subsidiary, in order to reincorporate in the State of Delaware (the “Reincorporation”). As a result of the Reincorporation, the legal domicile of the Company is now Delaware.

As a result of these recent mergers, and as discussed in Note M to the Consolidated Financial Statements included in this Circular, we have organized the Company into three reporting segments: Law Enforcement, Fire Safety and Biometrics. During 2005, the Company continued to integrate the products, operations and technologies acquired from Public Safety Group, Inc. and Aether Systems, Inc.

We have evolved from a development stage company to a revenue generating company, but we have sustained substantial losses to date. We may need to obtain additional funding to (i) conduct the sales, marketing and technical support necessary to execute our plan to substantially grow operations, increase revenue and serve a significant customer base, and (ii) provide working capital. Due to, among other factors, our history of losses and limited revenue, our former independent auditors included an explanatory paragraph in their opinion for the year ended December 31, 2005 as to the substantial doubt about our ability to continue as a going concern. Our long-term viability and growth will depend upon the successful commercialization of our technologies and our ability to obtain adequate financing. To the extent that we require such additional financing, no assurance can be given that any form of additional financing will be available on terms acceptable to us, that adequate financing will be obtained to meet our needs, or that such financing would not be dilutive to existing stockholders. If available financing is insufficient or unavailable or we fail to continue to generate meaningful revenue, we may be required to further reduce operating expenses, delay the expansion of operations, or be unable to pursue merger or acquisition candidates.

Our principal executive offices are located at 3349 Highway 138, Building D, Suite B, Wall, NJ 07719 and our telephone number is (732) 359-1100. Our registered and records offices are located at 300 Nickerson Road, Marlborough, Massachusetts 01752 U.S.A.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the following information about certain of the risks of investing in our Common Stock, together with other information contained in this Circular, before you decide to deposit your Comnetix Shares under the Offer.

Business and Financial Risks

Based on our lack of significant revenue since inception and recurring losses from operations, our auditors have included an explanatory paragraph in their opinion as to the substantial doubt about our ability to continue as a going concern.

Due to, among other factors, our history of losses (excluding gains from valuation changes in embedded derivatives) and limited revenue, our former independent auditors included an explanatory paragraph in their opinion for the year ended December 31, 2005 as to the substantial doubt about our ability to continue as a going concern. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern.

Since our formation, we have historically generated minimal revenue and have sustained substantial operating losses.

As of September 30, 2006, we had negative working capital of approximately $6,388,000 and an accumulated deficit of approximately $53,989,000. Since our inception, we have focused almost exclusively on developing our core technologies and, until the fourth quarter of 2004 have not generated any significant revenue. In order to increase revenue, we have developed a direct sales force and anticipate the need to retain additional sales, marketing and technical support personnel and may need to incur substantial expenses. We cannot assure you that we will be able to secure these necessary resources, that a significant market for our technologies will develop or that we will be able to achieve our targeted revenue.

We have identified material weaknesses in our internal control over financial reporting and have failed to maintain an effective system of disclosure controls and procedures. If we are unable to successfully address such material weaknesses or if we continue to maintain an ineffective system of disclosure controls and procedures, our financial statements may not accurately reflect the financial condition of the Company, current and potential future investors may not be able to rely upon our financial statements, and those investors may lose confidence in our financial reporting; this would harm our business and the trading price of our common stock.

After a review of our March 31, 2005, June 30, 2005, September 30, 2005, March 31, 2006, June 30, 2006 and September 30, 2006 quarterly operating results, as well as our 2005 annual operating results, conducted pursuant to Rules 13a-15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) have determined that, as of each such date, our disclosure controls and procedures were not effective to provide reasonable assurance that information that we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission rules and forms. Our management reached this conclusion after identifying our system to capture disclosure items, our internal process of review for account reconciliations, our documentation of internal controls and our internal process for preparing our annual report on Form 10-KSB for the fiscal year ended December 31, 2005 as being inadequate to provide such assistance.

In order to ensure that the Company adequately addresses all existing internal control issues, the Company initiated follow-up discussions with its former auditors to better determine what constituted these material weaknesses. During these discussions, the auditors and the Company identified the following weaknesses in the Company’s internal controls: an inadequate system to capture disclosure items, an inadequate internal process of review for account reconciliations, an inadequate documentation of internal controls and an inadequate internal process around drafting of periodic filings with the Securities and Exchange Commission.

Effective internal control over financial reporting and disclosure controls and procedures are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. We have in the past discovered, as described above, and may in the future discover, areas of our disclosure and internal controls that need improvement. We are in the process of addressing these issues to ensure that our internal control over financial reporting and disclosure controls and procedures are improved so as to provide reasonable assurance that the information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange rules and forms. If, however, we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed.

We cannot be certain that our efforts to improve the material weaknesses in our internal control over financial reporting and the ineffectiveness of our disclosure controls and procedures will be successful or that we will be able to maintain adequate controls over our financial processes and reporting in the future. We will need to commit substantial resources, including substantial time from our management team’s accounting personnel and from external consultants, to implement and integrate into our organization improved disclosure controls and additional procedures generally and to improve systems to report financial information on a timely basis. Any failure or delay to develop or maintain effective controls, or difficulties encountered in their implementation or in other effective improvement of our internal and disclosure controls could materially harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to adequately establish or improve our internal controls over financial reporting, or if we continue to maintain an ineffective system of disclosure controls and procedures, our financial statements may not accurately reflect the financial condition of the Company, and current and potential future investors may not be able to rely upon our financial statements. Additionally, our external auditors may not be able to issue an unqualified opinion on the effectiveness of our internal controls. Ineffective internal and disclosure controls could also cause investors to lose confidence in our reported financial information, which would likely have a significant negative effect on the trading price of our securities.

Our biometric technology has yet to gain widespread market acceptance and we do not know how large of a market will develop for our technology.

Biometric technology has received only limited market acceptance, particularly in the private sector. Our technology represents a novel security solution and we have not yet generated significant sales. Although recent security concerns relating to identification of individuals has increased interest in biometrics generally, it remains an undeveloped, evolving market. Biometric based solutions compete with more traditional security methods including keys, cards, personal identification numbers and security personnel. Acceptance of biometrics as an alternative to such traditional methods depends upon a number of factors including:

•                                          the reliability of biometric solutions

•                                          public perception regarding privacy concerns

•                                          costs involved in adopting and integrating biometric solutions

For these reasons, we are uncertain whether our biometric technology will gain widespread acceptance in any commercial markets or that demand will be sufficient to create a market large enough to produce significant revenue or earnings. Our future success depends, in part, upon business customers adopting biometrics generally, and our solution specifically.

Biometric technology is a new approach to Internet security which must be accepted in order for our WEB-key® solution to generate significant revenue.

Our WEB-key® authentication initiative represents a new approach to Internet security which has been adopted on a limited basis by companies which distribute goods, content or software applications over the Internet. The implementation of our WEB-key® solution requires the distribution and use of a finger scanning device and integration of database and server side software. Although we believe our solutions provides a higher level of security for information transmitted over the Internet than existing traditional methods, unless business and consumer markets embrace the use of a scanning device and believe the benefits of increased accuracy outweigh implementation costs, our solution will not gain market acceptance.

Our software products may contain defects which will make it more difficult for us to establish and maintain customers.

Although we have completed the development of our core biometric technology, it has only been used by a limited number of business customers. Despite extensive testing during development, our software may contain undetected design faults and software errors, or “bugs” that are discovered only after it has been installed and used by a greater number of customers. Any such default or error in new or existing software or applications could cause delays in delivering our technology or require design modifications. These could adversely affect our competitive position and cause us to lose potential customers or opportunities. Since our technologies are intended to be utilized to secure physical and electronic access, the effect of any such bugs or delays will likely have a detrimental impact on us. In addition, given that biometric technology generally, and our biometric technology specifically, has yet to gain widespread acceptance in the market, any delays would likely have a more detrimental impact on our business than if we were a more established company.

While we have commenced a significant sales and marketing effort, we have only begun to develop a significant distribution channel and may not have the resources or ability to sustain these efforts or generate any meaningful sales.

In order to generate revenue from our biometric products, we are dependent upon independent original equipment manufacturers, system integrators and application developers, which we do not control. As a result, it may be more difficult to generate sales.

We market our technology through licensing arrangements with:

•                                          Original equipment manufacturers, system integrators and application developers which develop and market products and applications which can then be sold to end users

•                                          Companies which distribute goods, services or software applications over the Internet

As a technology licensing company, our success will depend upon the ability of these manufacturers and developers to effectively integrate our technology into products and services which they market and sell. We have no control over these licensees and can not assure you that they have the financial, marketing or technical resources to successfully develop and distribute products or applications acceptable to end users or generate any meaningful revenue for us. These third parties may also Offer the products of our competitors to end users.

We derive nearly all of our revenue from government contracts, which are often non-standard, involve competitive bidding, may be subject to cancellation with or without penalty and may produce volatility in earnings and revenue.

Most of our business involves providing products and services under contracts with U. S. federal, state and local government agencies. Obtaining contracts from government agencies is challenging, and government contracts often include provisions that are not standard in private commercial transactions. For example, government contracts may:

•                                          include provisions that allow the government agency to terminate the contract without penalty under some circumstances;

•                                          be subject to purchasing decisions of agencies that are subject to political influence;

•                                          contain onerous procurement procedures; and

•                                          be subject to cancellation if government funding becomes unavailable.

Securing government contracts can be a protracted process involving competitive bidding. In many cases, unsuccessful bidders may challenge contract awards, which can lead to increased costs, delays and possible loss of the contract for the winning bidder.

We face intense competition and may not have the financial and human resources necessary to keep up with rapid technological changes, which may result in our technology becoming obsolete.

The Internet, facility access control and information security markets are subject to rapid technological change and intense competition. We compete with both established biometric companies and a significant number of startup enterprises as well as providers of more traditional methods of access control. Most of our competitors have substantially greater financial and marketing resources than we do and may independently develop superior technologies, which may result in our technology becoming less competitive or obsolete. We may not be able to keep pace with this change. If we are unable to develop new applications or enhance our existing technology in a timely manner in response to technological changes, we will be unable to compete in our chosen markets. In addition, if one or more other biometric technologies such as voice, face, iris, hand geometry or blood vessel recognition are widely adopted, it would significantly reduce the potential market for our fingerprint identification technology.

We depend on key employees and members of our management team, including our Chairman of the Board and Chief Executive Officer, in order to achieve our goals. We cannot assure you that we will be able to retain or attract such persons.

A loss of our current Chairman of the Board of Directors or Chief Executive Officer could severely and negatively impact our operations. We have had an employment contract with Michael W. DePasquale, our Chief Executive Officer through March 28, 2008. Although the contract does not prevent him from resigning, it does contain confidentiality and non-compete clauses which are intended to prevent him from working for a competitor within one year after leaving the Company. Our success depends on our ability to attract, train and retain employees with expertise in developing, marketing and selling software solutions. In order to successfully market our technology, we will need to retain additional engineering, technical support and marketing personnel. The market for such persons remains highly competitive and our limited financial resources will make it more difficult for us to recruit and retain qualified persons.

We cannot assure you that the limited intellectual property protection for our core technology provides a meaningful competitive advantage or barrier to entry against our competitors.

Our success and ability to compete is dependent in part upon proprietary rights to our technology. We rely primarily on a combination of patent, copyright and trademark laws, trade secrets and technical measures to protect our propriety rights. We have filed a patent application relating to both the optic technology and biometrics solution components of our technology wherein several claims have been allowed. In May 2005, the U. S. Patent Office issued us a patent for our Vector Segment fingerprint technology (“VST”), BIO-key’s core biometric analysis and identification technology. We cannot assure you that any additional patents will be issued that we will have the resources to protect any patent from infringement. Although we believe our technology does not currently infringe upon patents held by others, we can not assure you that such infringements do not exist or will not exist in the future, particularly as the number of products and competitors in the biometric industry segment grows.

We may need to obtain additional financing to execute our business plan, which may not be available. If we are unable to raise additional capital or generate significant revenue, we may not be able to continue operations.

Since our inception, we have not generated any significant revenue (other than revenue from acquired businesses) and have experienced substantial losses, including approximately $12,828,000 during 2005, excluding the impact related to embedded derivative and warrant fair value adjustments. In March 2004, we completed a private placement equity offering that resulted in approximately $12,000,000 in gross proceeds to the Company and a private placement convertible debt offering in September 2004 that resulted in approximately $10,000,000 in gross proceeds to the Company (a portion of which was used to finance the acquisition of Aether Mobile Government). In June 2005, we raised approximately $5,000,000 in gross proceeds through a private placement convertible debt offering, in January 2006 we received approximately $1,000,000 in another private placement convertible debt offering, and in

August 2006 we raised approximately $2,000,000 in gross proceeds through a private issuance of equity securities, of which $1,500,000 was received in cash, and $500,000 was paid in declared and unpaid dividends. To the extent that we will require additional capital to support our operations, expand our marketing and sales efforts and to execute our business plan to substantially increase revenue, we may need to obtain additional financing through the issuance of debt or equity securities. Our long-term viability and growth will depend upon the successful commercialization of our technologies and our ability to obtain adequate financing. We have not and cannot assure you that we will ever be able to secure any such financing on terms acceptable to us. If we cannot obtain such financing or generate such revenues, we may not be able to execute our business plan or continue operations.

We may not be able to successfully complete the integration of PSG, AMG and Comnetix into our operations.

The integration of PSG, AMG and Comnetix into our operations involves a number of risks, including:

•                                          difficulty integrating operations and personnel;

•                                          diversion of management attention;

•                                          potential disruption of ongoing business;

•                                          inability to retain key personnel;

•                                          inability to successfully incorporate the acquired products and services into our product and service offerings and to develop new products and services; and

•                                          impairment of relationships with employees, customers or vendors.

Failure to overcome these risks or any other problems encountered in connection with the acquisitions of PSG and AMG and the proposed acquisition of Comnetix could slow our growth or lower the quality of our services, which could reduce customer demand. The result could be a material adverse effect on our financial position and results of operations.

We may not achieve profitability with respect to the law enforcement and public safety components of our business if we are unable to maintain, improve and develop the wireless data services we Offer.

We believe that our future business prospects depend in part on our ability to maintain and improve our current services and to develop new ones on a timely basis. Our services will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance. If we cannot effectively develop and improve services we may not be able to recover our fixed costs or otherwise become profitable.

Our law enforcement and public safety division depends upon wireless networks owned and controlled by others.

If we do not have continued access to sufficient capacity on reliable networks, we may be unable to deliver services and our sales could decrease. Our ability to grow and achieve profitability partly depends on our ability to buy sufficient capacity on the networks of wireless carriers such as Verizon Wireless, Bell South Corporation, Metrocall, Motient and Cingular/AT&T Wireless and on the reliability and security of their systems. All of our services are delivered using airtime purchased from third parties. We depend on these companies to provide uninterrupted and bug free service and would not be able to satisfy our customers’ needs if they failed to provide the required capacity or needed level of service. In addition, our expenses would increase and our profitability could be materially adversely affected if wireless carriers were to increase the prices of their services. Our existing agreements with the wireless carriers generally have one-year terms. Some of these wireless carriers are, or could become, our competitors and if they compete with us they may refuse to provide us with their services.

New laws and regulations that impact our law enforcement and public safety division could increase our costs or reduce our opportunities to earn revenue.

We are not currently subject to direct regulation by the Federal Communications Commission (“FCC”) or any other governmental agency, other than regulations applicable to businesses in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. In addition, the wireless carriers who supply us airtime and certain of our hardware suppliers are subject to regulation by the FCC and regulations that affect them could increase our costs or reduce our ability to continue selling and supporting our services.

If we fail to adequately manage our resources, it could have a severe negative impact on our financial results or stock price.

We could be subject to fluctuations in technology spending by existing and potential customers. Accordingly, we will have to actively manage expenses in a rapidly changing economic environment. This could require reducing costs during economic downturns and selectively growing in periods of economic expansion. If we do not properly manage our resources in response to these conditions, our results of operations could be negatively impacted.

We granted a blanket security interest in all of our assets to the holders of our secured debt. If we are unable to make our required monthly payments on such debt, or any other event of default occurs, it could have a material adverse effect on our business and operations, and the debt holders may foreclose on our assets.

As part of our secured convertible debt financing transactions, we granted to Laurus Master Fund, Ltd. and another holder of such secured debt a blanket security interest in all of our assets, including assets of our subsidiary. See the “Management’s Discussion and Analysis or Plan of Operation” section of this Circular. In the event we default in payment on such debt, or any other event of default occurs under the relevant financing documents, and the default is not cured, 120% of the outstanding principal amount of the secured notes, plus accrued interest and fees will accelerate and be due and payable in full. See “Consolidated Financial Statements — Note L — Long Term Obligations”.

The cash required to pay such accelerated amounts on the secured notes following an event of default would most likely come out of our working capital. As we rely on our working capital for our day to day operations, such a default could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations. In addition, upon an event of default, the holder of the secured debt could foreclose on our assets or exercise any other remedies available to them. If our assets were foreclosed upon, we were forced to file for bankruptcy or cease operations; stockholders may not receive any proceeds from disposition of our assets and may lose their entire investment in our stock.

Our obligations under our debt securities may adversely affect our ability to enter into potential significant transactions with other parties.

As a result of our debt financing transactions with Laurus Master Fund, Ltd., the Shaar Fund, Ltd. and other institutional and accredited investors, we incurred significant repayment obligations, and we agreed to certain restrictive covenants. In particular, for so long as 25% of the aggregate principal amount of the convertible term notes remains outstanding, we will need the consent of the holders of such notes before we can take certain actions, including the following:

•                                          pay any dividends;

•                                          merge, effect a material reorganization, liquidate or dissolve;

•                                          materially change the scope of our business; or

•                                          create, incur or assume any debt (other than certain trade debt, equipment financings and debt for the purchase of assets in the ordinary course of business).

Accordingly, unless we obtain the noteholders’ consent, we may not be able to enter into certain transactions. In addition, in connection with any potential significant transaction (such as a merger, sale of substantially all our assets, joint venture, or similar transaction), it is likely that we would have to pay off such debt obligations and have the applicable security interests released. Although we have the right at any time to prepay our debt obligations, we can only do so upon payment of either 110% or 120% of the then principal balance, plus all other amounts owing under the notes. See “Consolidated Financial Statements — Note L — Long Term Obligations”. Based on an aggregate principal balance of $4.8 million at December 31, 2006, a complete prepayment would require a cash payment of approximately $5.3 million. These provisions could have the practical effect of increasing the costs of any potential significant transaction, and restrict our ability to enter into any such transaction.

Our obligations to the holders of our outstanding preferred stock may further affect our ability to enter into potential significant transactions with other parties.

We will need to obtain the consent of the holders of a majority of the then outstanding shares of our Convertible Preferred Stock before we can take certain actions, including the following:

•                                          a sale or other disposition of any material assets;

•                                          an acquisition of a material amount of assets;

•                                          engaging in a merger, reorganization or consolidation; or

•                                          incur or guaranty any indebtedness in excess of $50,000.

Accordingly, unless we obtain such consent, we may not be able to enter into certain transactions.

Risks Related To Our Common Stock

We have issued a substantial number of securities that are convertible into shares of our common stock which will result in substantial dilution to the ownership interests of our existing shareholders.

As of December 31, 2006, approximately 51,013,900 shares of our common stock were reserved for issuance upon exercise or conversion of the following securities (at conversion prices applicable as at December 31, 2006):

•                                          9,623,900 shares upon conversion of outstanding convertible term notes;

•                                          18,711,900 shares upon exercise of outstanding stock options and warrants;

•                                          1,817,800 shares upon exercise of options available for future grant under our existing option plans; and

•                                          20,860,300 shares or more upon conversion of our outstanding shares of Convertible Preferred Stock and cumulative dividends in arrears.

The exercise or conversion of these securities will result in a significant increase in the number of outstanding shares and substantially dilute the ownership interests of our existing shareholders.

A substantial number of our convertible securities are convertible into shares of common stock at a conversion price of $.50 per share. Most of these shares are eligible for public resale. The trading price of our common stock and our ability to raise additional financing may be adversely affected by the influx into the market of such a substantial number of shares.

Our outstanding Series A Convertible Preferred Stock and cumulative dividends in arrears are convertible into 6,165,564 shares of common stock as of December 31, 2006 at a per share conversion price of $.50. Although many of the shares issuable upon conversion of our Series A Convertible Preferred Stock are eligible for public resale under Securities Exchange Commission Rule 144, we agreed to file a registration statement to cover the public resale of all of these shares. This significant increase in the number of shares available for public sale may have a negative impact on the trading price of our shares and substantially dilute the ownership interests of our existing shareholders. In the event that our stock trades below $.50 per share, in order to raise additional financing we would likely be required to issue additional shares of common stock or securities convertible into common stock at a purchase or conversion price, as applicable, of less than $.50 per share. Any issuance of shares at a purchase price of less than $.50 per share would reduce the conversion price of our Series A Convertible Preferred Stock to such lower price. This would require us to issue additional shares upon conversion of our Series A Convertible Preferred Stock and further dilute the ownership interests of our existing shareholders. To the extent these factors are viewed negatively by the market, it may provide an incentive for persons to execute short sales of our common stock that could adversely affect the trading price of our common stock.

In January 2006, the Company issued convertible term notes (“Convertible Notes”) in the aggregate principal amount of $1,000,000 to certain investors. The Convertible Notes subsequently converted into 1,000,000 shares of Series B Convertible Preferred Stock of the Company, which shares and cumulative dividends are convertible into shares of the Common Stock of the Company at a fixed conversion of $0.50 per share for an aggregate amount of 2,202,136 shares as at December 31, 2006. Although many of the shares issuable upon conversion of our Series B Convertible Preferred Stock are eligible for public resale under Securities Exchange Commission Rule 144, we agreed to file a registration statement to cover the public resale of all of these shares. This significant increase in the number of shares available for public sale may have a negative impact on the trading price of our shares and substantially dilute the ownership interests of our existing shareholders. In the event that our stock trades below $.50 per share, in order to raise additional financing we would likely be required to issue additional shares of Common Stock or securities convertible into Common Stock at a purchase or conversion price, as applicable, of less than $.50 per share. Any issuance of shares at a purchase price of less than $.50 per share would reduce the conversion price of our Series B Convertible Preferred Stock to such lower price. This would require us to issue additional shares upon conversion of our Series B Convertible Preferred Stock and further dilute the ownership interests of our existing shareholders. To the extent these factors are viewed negatively by the market, it may provide an incentive for persons to execute short sales of our Common Stock that could adversely affect the trading price of our Common Stock.

In August 2006, certain subordinated terms noted were converted to shares of Series C Convertible Preferred Stock of the Company, which shares and cumulative dividends are convertible into shares of the Common Stock of the Company at an initial fixed conversion of $0.50 per share for an aggregate amount of 12,492,638 shares as at December 31, 2006. Although many of the shares issuable upon conversion of our Series C Convertible Preferred Stock are eligible for public resale under Securities Exchange Commission Rule 144, we agreed to file a registration statement to cover the public resale of all of these shares. This significant increase in the number of shares available for public sale may have a negative impact on the trading price of our shares and substantially dilute the ownership interests of our existing shareholders. In the event that our stock trades below $.50 per share, in order to raise additional financing we would likely be required to issue additional shares of common stock or securities convertible into common stock at a purchase or conversion price, as applicable, of less than $.50 per share. Any issuance of shares at a purchase price of less than $.50 per share would reduce the conversion price of our Series C Convertible Preferred Stock to such lower price. This would require us to issue additional shares upon conversion of our Series C Convertible Preferred Stock and further dilute the ownership interests of our existing shareholders. To the extent these factors are viewed negatively by the market, it may provide an incentive for persons to execute short sales of our Common Stock that could adversely affect the trading price of our Common Stock.

Applicable SEC Rules governing the trading of “penny stocks” limits the trading and liquidity of our common stock, which may affect the trading price of our common stock.

Our Common Stock currently trades on the OTC Bulletin Board. Since our Common Stock is not listed on a national securities exchange (as defined pursuant to the U.S. Exchange Act) and trades at a price below $5.00 per share, our Common Stock is considered a “penny stock” and is subject to SEC rules and regulations, which impose limitations upon the manner in which our shares can be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our Common Stock.

Restrictions on payment of dividends in the foreseeable future.

We have never declared or paid a dividend on our Common Stock. In addition, the terms of our outstanding convertible preferred stock (“Convertible Preferred Stock”) preclude us from declaring or paying a dividend on our Common Stock unless a dividend is also declared or paid, as applicable, on our Convertible Preferred Stock. We intend to retain earnings, if any, for use in the operation and expansion of our business.

The trading price of our Common Stock may be volatile.

The trading price of our shares has from time to time fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth in this Circular as well as our operating results, financial condition, announcements of innovations or new products by us or our competitors, general conditions in the biometrics and access control industries, and other events or factors. Although we believe that approximately 15 registered U.S. broker dealers currently make a market in our Common Stock, we cannot assure you that any of these firms will continue to serve as market makers or have the financial capability to stabilize or support our Common Stock. A reduction in the number of market makers or the financial capability of any of these market makers could also result in a decrease in the trading volume of and price of our shares. In recent years broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations may adversely affect the future-trading price of our Common Stock.

Additional risks will apply upon consummation of the Offer.  See Section 4 of the Circular “Purpose of the Offer and BIO-key’s Plans for Comnetix — Business Combination Risks”.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts contained in this Offer and Circular, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “future,” “plan,” “intend” and “expect” and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Actual results may differ materially due to a number of factors. Many of these factors are set forth in the “RISK FACTORS” section of this Offer and Circular. Actual results may differ materially from the forward-looking statements contained in this Offer and Circular. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

STOCKHOLDER MATTERS

Holders

As of December 31, 2006, the number of stockholders of record of our Common Stock was 190. Based on broker inquiry conducted in connection with the distribution of proxy solicitation materials in connection with the Company’s special meeting of shareholders in February 2006, we believe that there are approximately 4,816 beneficial owners of our common stock.

Dividends

We have not paid any cash dividends on our Common Stock to date. The terms of our outstanding Convertible Preferred Stock preclude us from declaring or paying a dividend on our Common Stock unless a dividend is also declared or paid, as applicable, on our Convertible Preferred Stock. The declaration and payment of dividends on our Common Stock is also subject to the discretion of our Board of Directors and certain limitations imposed under the Delaware General Corporation Law. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This Management’s Discussion and Analysis or Plan of Operation and other parts of this Circular contain forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this Circular are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth in the section captioned “RISK FACTORS” in and elsewhere in this Circular. The following should be read in conjunction with our audited financial statements included elsewhere herein. The Company has prepared its financial statements in accordance with US Generally Accepted Accounting Principles (GAAP).

The following Management’s Discussion and Analysis or Plan of Operation (“MD&A”) is intended to help you understand our Company. MD&A is provided as a supplement to and should be read in conjunction with our financial statements and the accompanying notes. The results included in this MD&A have been restated. Our MD&A includes the following sections:

OVERVIEW provides a description of our business, the major items that affected our business, and how we analyze our business. It then provides an analysis of our overall 2005 performance and a description of the significant events impacting 2005 and thereafter.

RESULTS OF OPERATIONS provides an analysis of the consolidated and segment results of operations for 2005 compared to 2004 and 2004 compared to 2003. It also includes an analysis of the consolidated and segment results of operations for the three and nine months ended September 30, 2006 compared to the three and nine months ended September 30, 2005.

LIQUIDITY AND CAPITAL RESOURCES provides an overview of our cash flows, financing, contractual obligations and embedded derivatives activities.

RESTATEMENT provides a description and reconciliation of the restatement. For additional information, see Financial Statements and Supplementary Data, Note B, Restatement of Previously Issued Financial Statements.

CRITICAL ACCOUNTING POLICIES provides a discussion of our accounting policies that require critical judgment, assumptions and estimates.

OTHER MATTERS provides a discussion of our significant non-operational items which impact our financial statements.

RECENT ACCOUNTING STANDARDS by reference to Note 1 to the Consolidated Financial Statements provides a description of accounting standards which we have not yet been required to implement and may be applicable to our operations, as well as those significant accounting standards which were adopted during 2005.

OVERVIEW

Our Business

We develop and market proprietary fingerprint identification biometric technology and software solutions. We also deliver advanced identification solutions and information services to law enforcement departments, public safety agencies and other government and private sector customers. Our mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.

We pioneered the development of automated, finger identification technology that can be used without the aid of non-automated methods of identification such as a personal identification, password, token, smart card, ID card, credit card, passport, driver’s license or other form of possession or knowledge based identification. This advanced BIO-key™ identification technology improves both the accuracy and speed of finger-based biometrics and is the only finger identification algorithm that has been certified by the International Computer Security Association (ICSA).

Since our inception in 1993, we have spent substantial time and effort in completing the development of what we believe is the most discriminating and effective finger biometric technology available. During the past two years, our focus has shifted to marketing and selling this technology and completing strategic acquisitions that can help us leverage our capability to deliver identification solutions. We have built a direct sales force of professionals with substantial experience in selling technology solutions to government and corporate customers. We expect to continue to add additional qualified personnel beyond 2006.

On March 30, 2004, we acquired all of the outstanding capital stock of Public Safety Group, Inc., a privately-held provider of wireless solutions for law enforcement and public safety markets based in Winter Park, Florida, in exchange for an aggregate of 2,422,108 shares of our Common Stock, $500,000 in cash, and our assumption of $600,000 in aggregate net liabilities of PSG. The acquisition was completed pursuant to the terms of an agreement and plan of merger by and among the Company, BIO-key Acquisition Corp., a wholly-owned subsidiary of the Company, PSG and all of the shareholders of PSG. As a result of this transaction, PSG became a wholly-owned subsidiary of the Company.

On September 30, 2004, we completed our acquisition of the Mobile Government Division from Aether Systems Inc. Pursuant to the Asset Purchase Agreement dated as of August 16, 2004 by and among the Company, Aether, Cerulean Technology, Inc. and SunPro, Inc., the Company paid Aether a purchase price of $10,000,000 in cash, subject to post-closing adjustments to reflect changes in Aether Mobile Government’s working capital and cash flows since June 30, 2004. Post-closing working capital adjustments resulted in an additional payment by the Company of $341,878 in December 2004. In connection with this acquisition, the Company issued a subordinated secured promissory note to Aether in the face amount of $6,884,588 (the “Aether Note”). The Aether Note evidences a contingent reimbursement obligation of the Company to Aether and a surety fee payable by the Company to Aether, in each case with respect to a letter of credit maintained by Aether for the Company’s benefit in connection with the acquisition. The Company’s obligations under the Aether Note are secured by a security interest granted to Aether in all or substantially all of the Company’s assets, subordinate to the security interest described in Note L — “Long-Term Obligations” to our Consolidated Financial Statements included elsewhere herein.

Aether Mobile Government provides wireless data solutions for use by public safety organizations, primarily state and local police, fire and rescue and emergency medical services organizations that enable such organizations to access law enforcement databases to validate identities and obtain suspect information. Its public safety solutions are integrated into fifty (50) different state databases, as well as local and federal databases, and its products deliver real-time information in seconds, without the need for human dispatchers or other resources.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2005, AS COMPARED TO DECEMBER 31, 2004, AND DECEMBER 31, 2004 AS COMPARED TO DECEMBER 31, 2003

INTRODUCTION

During 2005, the Company continued to integrate the products, operations and technology of the Mobile Government business, acquired from Aether Systems in September 2004, in an effort to leverage new business opportunities. Our financial objective is to increase revenue, manage expenses and attain profitability. While total expenses have increased in dollars, they have declined as a percentage of revenue in 2005 and 2004. In the fourth quarter of 2005, the Company restructured its operations into three business segments: Biometrics, Law Enforcement and Fire Safety. Each segment is headed by a General Manager and organized to quickly respond to market needs as well as to drive down costs to achieve profitability. Management believes that this initiative will lead to increased opportunities throughout 2006 as the General Managers continue to develop their business units.

SELECTED ANNUAL INFORMATION

Selected Annual Results

	December 31, 2005	December 31, 2004	December 31, 2003
	($)	($)	($)

Total Revenues	14,226,095	5,720,951	215,481

Net Income (Loss)	(3,673,384)	(10,849,891)	(4,058,950)

Basic Earnings (Loss) Per Share:	(0.09)	(0.32)	(0.24)

Diluted Loss Per Share:	(0.12)	(0.32)	(0.24)

Total Assets	26,357,934	31,539,092	1,556,122

Total Long-term Financial Liabilities	2,031,588	11,648,047	10,373,680

Cash dividends declared	—	—	—

Note: Net income (loss) before discontinued operations and extraordinary items is equivalent to net income (loss).

SUMMARY OF QUARTERLY RESULTS

Summary of Quarterly Results
(Unaudited)

	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004
	($)	($)	($)	($)	($)	($)	($)	($)

Total Revenues	4,200,098	3,832,771	3,149,191	3,368,481	3,232,471	3,685,552	3,939,591	4,752,543

Net Income (Loss)	(6,232,732)	(1,072,984)	(3,796,281)	(2,302,369)	(447,347)	(1,526,172)	602,503	(7,444,405)

Basic Earnings (Loss) Per Share:	(0.13)	(0.02)	(0.08)	(0.05)	(0.01)	(0.04)	0.01	(0.19)

Diluted Loss Per Share:	(0.13)	(0.02)	(0.08)	(0.05)	(0.02)	(0.04)	(0.03)	(0.19)

Note: Net income (loss) before discontinued operations and extraordinary items is equivalent to net income (loss).

RESULTS OF OPERATIONS

Consolidated Results of Operations

Three Year % trend

	Years ended December 31,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)
Revenues
Services	76%	59%	5%
License fees and other	24%	41%	95%
	100%	100%	100%
Costs and other expenses
Services	20%	21%	1%
Cost of license fees and other	7%	16%	41%
Selling, general and administrative	83%	124%	975%
Research, development and engineering	48%	52%	481%
	158%	213%	1,498%
Operating loss	(58)%	(113)%	(1,398)%
Other income (deductions)
Total other income (deductions)	(32)%	(77)%	(486)%
NET INCOME (LOSS)	(26)%	(190)%	(1,884)%

As discussed in Note M to the Consolidated Financial Statements, we have three reporting segments: Law Enforcement, Fire Safety and Biometrics. The Law Enforcement and Fire Safety segments were purchased during 2004. As noted earlier, in the fourth quarter of 2005 the Company restructured its operations into three business segments, prior to this segmentation of the business management evaluated the business as one consolidated operation. For presentation and comparability purposes the allocation of costs between segments for prior periods have been estimated.

The Company evaluates performance and allocates resources based on revenues and operating income (loss). Operating income (loss) for each segment includes selling, general and administrative expenses directly attributable to the segment in addition to those allocated as a percentage based on the segments revenues. The segmentation of operating income as noted above and detailed below reflects how management now evaluates its business. Assets for the company are commingled and are related to all operating segments. Management does not evaluate or identify the operating assets of the segments separately.

				2005-2004		2004-2003
	2005	2004	2003	$ Chg	% Chg	$ Chg	% Chg
		Restated	Restated
Revenues
Law Enforcement
Service	$7,886,000	$2,562,136	$—	$5,323,864	208%	$2,562,136	n/a
License & other	2,638,938	1,920,642	—	718,296	37%	1,920,642	n/a
	10,524,938	4,482,778	—	6,042,160	135%	4,482,778	n/a
Fire Safety
Service	2,814,616	693,967	—	2,120,649	306%	693,967	n/a
License & other	406,470	187,229	—	219,241	117%	187,229	n/a
	3,221,086	881,196	—	2,339,890	266%	881,196	n/a
Biometrics
Service	161,033	95,303	10,694	65,730	69%	84,609	791%
License & other	319,038	261,674	204,787	57,364	22%	56,887	28%
	480,071	356,977	215,481	123,094	34%	141,496	66%
Total Revenue	$14,226,095	$5,720,951	$215,481	$8,505,144	149%	$5,505,470	2,555%

Cost of goods sold
Law Enforcement
Service	$2,260,845	$902,794	$—	$1,358,051	150%	$902,794	n/a
License & other	679,170	686,806	—	(7,636)	(1)%	686,806	n/a
	2,940,015	1,589,600	—	1,350,415	85%	1,589,600	n/a
Fire Safety
Service	602,317	253,913	—	348,404	137%	253,913	n/a
License & other	165,074	96,081	—	68,993	72%	96,081	n/a
	767,391	349,994	—	417,397	119%	349,994	n/a
Biometrics
Service	42,980	17,617	1,694	25,363	144%	15,923	940%
License & other	93,247	107,009	87,387	(13,762)	13%	19,622	22%
	136,227	124,626	89,081	11,601	9%	35,545	40%
Total COGS	$3,843,633	$2,064,220	$89,081	$1,779,413	86%	$1,975,139	2,217%

Revenues

Law Enforcement

The increase in these revenue components from 2004 is primarily attributable to the fact that the business was acquired in the third quarter of 2004. Therefore 2004 represents only one quarter of revenue, whereas 2005 reflects four quarters of revenue. The increase was partially offset with a reduction of revenues related to long-term project work, which during 2005 has diminished as a result of the Company focusing the business to more of a licensing model.

Fire Safety

The increase in these revenue components from 2004 is primarily attributable to the fact that the business was acquired in the third quarter of 2004. Therefore 2004 represents only one quarter of revenue, whereas 2005 reflects four quarters of revenue. This was compounded by a general increase in overall revenue that can be attributed to a strengthened market presence through concerted efforts toward penetrating new markets by actively pursuing and marketing our Fire Safety products. Additionally revenue growth can be also attributable to functionality that was added across the entire Fire Safety product suite as well as the release of new FireRMS mobile product which was released in the middle of 2005.

Biometrics

During 2004 and 2005 Biometric segment continues to show strong revenue growth year over year. This is reflective of continued market acceptance of the product and strategic channel relationships that have been developed. Additionally, the product has been a proven solution in the educational industry as well has shown continued commercial integration and acceptance of the product.

Costs of goods sold

Law Enforcement

License and other costs are attributable primarily to revenues derived from product sales for which we are required to pay a royalty. The slight decrease in cost is primarily driven by the sales mix and is solely dependent specifically on what products were sold.

Service costs increased primarily because of personnel related costs that have increased over the prior year primarily from the inclusion of a full year of costs as compared to only one quarter in 2004. This was offset by reductions related to a reduced concentration of project related revenues which are heavily burdened with labor costs, both employees and contracted labor. As significant project revenues declined after the first two quarters of 2005, this reduction offset the increase that would have occurred related to maintaining a full twelve months of expense.

Fire Safety

License and other costs are attributable primarily to revenues derived from product sales for which we are required to pay a royalty. The slight increase in cost is primarily driven by the sales volume in addition to product mix. These costs are solely dependent specifically on what products were sold.

Services costs have increased over the prior year primarily from the inclusion of a full year of costs as compared to only one quarter as well as contractors and related costs that have been incurred related to project and service related revenues. There was a significant growth in service revenues for which additional outside contractors were used in providing some of those services.

Biometrics

License and other costs are primarily related to the hardware costs related to sales of biometric fingerprint readers. The change in cost of goods sold is directly attributable to the product mix between types of readers sold and the volume of readers sold. During 2004 and 2003 the volume attributable to readers remained fairly constant whereas in 2005 volume decreased resulting in a reduction of related product cost.

Service cost has increased during 2005 related primarily to a higher percentage of revenue requiring software customization and integration costs as compared to 2004 and 2003.

Selling, general and administrative

				2005-2004		2004-2003
	2005	2004	2003	$ Chg	% Chg	$ Chg	% Chg
		Restated	Restated
Law Enforcement	$7,471,524	$3,047,247	$—	$4,424,277	145%	$3,047,247	n/a
Fire Safety	2,802,220	783,948	—	2,018,272	257%	783,948	n/a
Biometrics	1,550,865	3,283,093	2,099,922	(1,732,228)	(53)%	1,183,171	56%
Total	$11,824,609	$7,114,288	$2,099,922	$4,710,321	66%	$5,014,366	238%

SG&A costs increased during the year as a result of 2005 representing a full 12 months worth of expenses as compared to 2004 which included only 3 months of expenses of the Law and Fire segments. As noted above, these costs are allocated based on the segment’s percentage of revenue. Changes in SG&A costs between business segments are the result of the change in their respective percentage of BIO-key’s total revenue.

During 2004 the increase in SG&A was primarily attributable to the acquisition of Mobile Government. The additional costs incurred were the result of legal and audit costs surrounding both the acquisition of Mobile Government as well as Public Safety Group. Additionally, the increase was due to an increased workforce in sales and administration functions as well as the associated overhead which results from fully loaded labor charges associated with supporting larger operations. This increase was offset slightly by the elimination of non essential functions done in order to align the business with its revised model of focusing sales through channel partners and creating a model focused on licensing as oppose to integration projects.

Research, development and engineering

				2005-2004		2004-2003
	2005	2004	2003	$ Chg	% Chg	$ Chg	% Chg
Law Enforcement	$3,931,265	$1,309,026	$—	$2,622,239	200%	$1,309,026	n/a
Fire Safety	1,207,263	337,310	—	869,953	258%	337,310	n/a
Biometrics	1,707,507	1,333,568	1,037,330	373,939	28%	296,238	29%
Total	$6,846,035	$2,979,904	$1,037,330	$3,866,131	130%	$1,942,574	187%

Law Enforcement

R&D costs have increased over 2004 primarily related to the acquisition of Mobile Government in Q3 of 2004. During 2005 the Company spent significant R&D resources in sustaining engineering related to the large customer base as well as developing new version releases that incorporated these changes. While remaining focused on achieving these operational objectives the Company also undertook cost reduction initiatives which resulted in an approximately 25-30% reduction of the fourth quarter 2004 run rate for R&D costs in the Law Enforcement segment.

Fire Safety

R&D costs have increased over 2004 primarily related to the acquisition of Mobile Government in Q3 of 2004. Additionally, subsequent to the acquisition, the Company had several engineering initiatives in the Fire segment. As noted above a number of product enhancements were made to functionality across the entire software suite in addition to focused development of the new FireRMS mobile solution delivered to the market mid 2005. While remaining focused on achieving these product objectives, in conjunction with the Company wide cost reduction initiatives, Fire Safety was able to realize an approximate reduction of 10% the fourth quarter 2004 run rate for R&D costs.

Biometrics

R&D costs have increased sequentially from 2003 to 2005. This is representative of the increased spending to enhance the interoperability and functionality of the software. The company continues to spend in R&D to enhance the products usability in different markets as well as to develop the product for integration with products from BIO-key’s other segments. During 2005, BIO-key released IdentityMatch, a product which integrates BIO-key’s advanced biometric offerings with BIO-key’s mobile data and fire records management solutions. BIO-key continues to develop further integration of its Biometric software solutions in other products within the Company as well as partnering with other solutions in the marketplace. Additionally, in May of 2005 the Company was awarded a patent for its award-winning leadership Vector Segment fingerprint technology or “Image Identification System.”

Other income and expense

				2005-2004		2004-2003
	2005	2004	2003	$ Chg	% Chg	$ Chg	% Chg
	Restated	Restated	Restated
Interest expense	$(4,521,344)	$(1,415,535)	$(1,909,788)	$(3,105,809)	219%	$494,253	26%
Interest income	35,958	66,824	—	(30,866)	(46)%	66,824	n/a
Gain on sale of marketable securities	(20,000)	33,125	—	(53,125)	(160)%	33,125	n/a
Non-cash interest income (expense)	9,154,951	(3,008,419)	857,545	12,163,370	(404)%	(3,865,964)	(451)%
Other income (expense)	(34,767)	(88,425)	4,145	53,658	(61)%	(92,570)	(2,233)%
	$4,614,798	$(4,412,430)	$(1,048,098)	$9,027,228	(205)%	$(3,364,332)	321%

For the year ended December 31, 2005, consolidated interest expense increased $3,105,809 or 219% as compared to 2004, which was attributable to the increase in long term debt from issuance of the 2004 and 2005 senior and subordinated notes. For the year ended December 31, 2004, consolidated interest expense increased $494,253 or 26% from 2003.

For the year ended December 31, 2005, consolidated interest income decreased $30,866 or 46% as compared to 2004, which was attributable to the average amount of cash held on hand in interest bearing accounts. For the year ended December 31, 2004, consolidated interest income increased $66,824 as compared to 2003, which was attributable to deposits held in interest bearing accounts in 2004. No deposits were held in interest bearing accounts in 2003.

For the year ended December 31, 2005, consolidated derivative and warrant fair value adjustments increased $12,163,370 or 404% as compared to 2004, which was attributable to changes in the fair market value of embedded derivatives and detachable warrants issued with convertible debt. The fair value of the derivatives will fluctuate based on: our stock price at particular points in time, the debt conversion price, the volatility of our stock price over a period of time, changes in the value of the risk free interest rate, and the time to maturity of the outstanding debt at different points in time. The major factor contributing to this change was due to the decline in the market price of our stock from $1.60 as of December 31, 2004 to $.69 as of December 31, 2005. For the year ended December 31, 2004, derivative and warrant fair value adjustments decreased $3,865,964 or 451% as compared to 2003, which was also attributable to changes in the fair value of embedded derivatives and detachable warrants issued with convertible debt. The major factor contributing to the large fluctuation in the fair value was due to the net increase in the market price of our stock from $1.03 as of September 29, 2004 to $1.60 as of December 31, 2004.

FOURTH QUARTER

Revenues for the three months ended December 31, 2005 decreased to $2,543,025 from $3,209,527 for the three months ended December 31, 2004 due to a reduction in revenue from long-term projects.  The net loss for the period decreased to $(2,302,369) from $(7,444,405) for the comparable period in 2004 as a result of changes in derivative and warrant fair value adjustments, as well as cost reduction programs implemented by management.

The cash balance at December 31, 2005 was $1,422,827 compared to $1,497,188 at September 30, 2005.

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AS COMPARED TO SEPTEMBER 30, 2005

In the fourth quarter of 2005, the Company restructured its operations into three business segments: Biometrics, Law Enforcement and Fire Safety. Each segment is headed by a General Manager and organized to quickly respond to market needs as well as to drive down costs to achieve profitability. Management believes that this initiative will lead to increased opportunities throughout 2006 as the General Managers continue to develop their business units. During the quarter ended September 30, 2006 the Company continued to stay focused on its objectives of increasing revenue and managing expenses.

Consolidated Results of Operations—Percent Trend

	Three Months Ended September 30,
	2006	2005
Revenues
Services	77%	77%
License fees and other	23%	23%
	100%	100%
Costs and other expenses
Services	15%	16%
Cost of license fees and other	4%	4%
Selling, general and administrative	59%	88%
Research, development and engineering	39%	55%
	117%	163%

Operating loss	-17%	-63%
Other income (deductions)
Total other income (deductions)	-131%	49%
NET LOSS	-148%	-14%

The Law Enforcement and Fire Safety segments were purchased during 2004. Prior to this segmentation of the business, management evaluated the business as one consolidated operation. For presentation and comparability purposes the allocation of costs between segments for prior periods has been estimated.

The Company evaluates performance and allocates resources based on revenues and operating income (loss). Operating income (loss) for each segment includes selling, general and administrative expenses directly attributable to the segment in addition to those allocated as a percentage based on the segments revenues and other factors. The segmentation of operating income as noted above and detailed below reflects how management now evaluates its business. Assets for the Company are commingled and are related to all operating segments. Management does not evaluate or identify the operating assets of the segments separately.

	Three months ended September 30,
	2006	2005	$ Change	% Change
Revenues
Law Enforcement
Service	$2,352,940	$1,730,843	$622,097	36%
License & other	511,164	626,243	(115,079)	-18%
	2,864,104	2,357,086	507,018	22%
Fire Safety
Service	849,369	727,288	122,081	17%
License & other	383,298	76,914	306,384	398%
	1,232,667	804,202	428,465	53%
Biometrics
Service	23,874	38,752	(14,878)	-38%
License & other	79,453	32,431	47,022	145%
	103,327	71,183	31,144	45%

Total Revenue	$4,200,098	$3,232,471	$967,627	30%
Cost of goods sold
Law Enforcement
Service	$349,940	$373,890	$(23,950)	-6%
License & other	100,521	101,350	(829)	-1%
	450,461	475,240	(24,779)	-5%
Fire Safety
Service	240,841	121,330	119,511	99%
License & other	7,419	18,665	(11,246)	-60%
	248,260	139,995	108,265	77%
Biometrics
Service	21,660	8,623	13,037	151%
License & other	40,335	5,618	34,717	618%
	61,995	14,241	47,754	335%
Total COGS	$760,716	$629,476	$131,240	21%

Revenues

Law Enforcement

Service revenue for the segment for the three month period ended September 30, 2006 included $773,430 from a long-term project that the Company had participated in as a subcontractor. The amount resulted from a cash payment of $570,546 along with $202,884 of revenue that was previously deferred until evidence of full acceptance by the end user was received by the Company. That increase was offset by a reduction in revenue from other longer-term project work that was present in 2005, as the Company moves to more of a license-based model.

Fire Safety

For the three months ended September 30, 2006, total revenue for the Fire Safety segment increased by 53%, over the same three months in 2005. The current year license revenue included $246,960 in license sales as part of a substantial county-wide implementation for one of our new customers. Both license and service revenue for the segment have shown steady growth quarter over quarter in 2006, and management expects to see continued growth in the Fire Safety segment.

Biometrics

For the three months ended September 30, 2006, the Biometric segment had revenues representing a 45% increase over the same period in 2005. However, sales in this segment continue to be choppy and less predictable as the market for the Biometrics’ products continues to develop at an inconsistent pace.

Costs of goods sold

Law Enforcement

License and other costs are attributable primarily to revenues derived from product sales, for which we are required to pay a royalty, and is primarily driven by the sales mix.

Due to the change in focus from long-term projects to licensing-based agreements, cost of goods sold in total for the segment decreased when compared to the same period in 2005 as labor costs, for both employees and consultants were eliminated as projects were completed.

Fire Safety

License and other costs are attributable primarily to revenues derived from product sales for which we are required to pay a royalty. These costs are solely dependent specifically on what products were sold.

Overall costs of goods sold for the Fire segment were higher in 2006 due to increased proportional sales volume in the period, which lead to a higher allocation of corporate expenses. Cost of goods sold are predominately employee salaries and associated expenses.

Biometrics

License and other costs are primarily related to the hardware costs related to sales of biometric fingerprint readers. The change in cost of goods sold is directly attributable to the product mix between types of readers sold and the volume of readers sold, as well as the addition of dedicated personnel for this segment.

Selling, general and administrative

	Three months ended September 30,
	2006	2005	$ Change	% Change
Law Enforcement	$1,196,641	$1,792,514	$(595,873)	-33%
Fire Safety	740,504	672,289	68,215	10%
Biometrics	530,202	372,072	158,130	42%
Total	$2,467,347	$2,836,875	$(369,528)	-13%

As discussed previously, the Company restructured its operations into three business segments: Biometrics, Law Enforcement and Fire Safety in the fourth quarter of 2005. For 2005, SG&A costs were allocated to the segments based on several factors including management’s estimates and percentage of revenue. For 2006, sales expenses are a direct cost to the segment and G&A costs are allocated between business segments on fixed percentages that were established by management during the budgeting process.

The overall decline in total SG&A costs for the quarter ended September 30, 2006 as compared to 2005 are primarily attributable to the continued focus by management on cost reduction initiatives taken during the fourth quarter of 2005 after the acquisitions of Public Safety Group and Aether Mobile Government were completed.

Management believes the appropriate resources are in place to support its strategic goals but also continues to analyze the expense structure and continues to explore ways to further reduce costs, through synergies and increased system efficiencies. During the quarter ended September 30, 2006, these reductions have been partially offset by additional costs related to reporting and compliance that the Company has experienced due to the amendments of our previously filed registration statements.

Research, development and engineering

	Three months ended September 30,
	2006	2005	$ Change	% Change
Law Enforcement	$908,294	$1,033,543	$(125,249)	-12%
Fire Safety	343,558	317,393	(8,398)	-8%
Biometrics	401,386	448,909	(47,523)	-11%
Total	$1,653,238	$1,799,845	$(146,607)	-8%

Law Enforcement and Biometrics

R & D costs have decreased in the third quarter of 2006 as compared to 2005 primarily related to the staff and cost structure reductions undertaken to move the Company toward the break-even point while still supporting sales growth.

Fire Safety

R & D costs have increased during the 2006 period as compared to 2005, as the company added an employee and contracted with a consultant to assist with the release of product upgrades.

Other income and expense

	Three months ended September 30,
	2006	2005	$ Change	% Change
Interest income	$—	$6,908	$(6,908)	-100%
Interest expense	(586,689)	(1,605,771)	(1,019,082)	63%
Derivative and warrant fair value adjustments	547,752	3,210,057	(2,662,305	-83%
Loss on extinguishment of debt	(5,493,701)	—	(5,493,701)	—
Other income (expense)	(18,891)	(24,816)	5,925	24%
Total	$(5,551,529	$1,586,378	$(7,137,907)	-450%

For the quarter ended September 30, 2006, consolidated interest expense decreased $1,019,082 or 63% as compared to the same quarter in 2005. The decrease was attributable to decreases in long term debt, related discount and other debt related instruments. Interest expense includes actual cash paid for interest as well as non-cash charges for amortization of debt discounts, and interest expense on the letter of credit arrangement, offset by waived liquidated damages.

For the quarter ended September 30, 2006, derivative and warrant fair value adjustments decreased, when compared to the 2005 period, due to changes in the fair market value of embedded derivatives and detachable warrants issued with convertible debt issued in 2004 and 2005, as well as additional derivatives recorded as a result of financings in 2006. In addition, as mentioned in Note 13 above, the derivatives with respect to the 2004 and 2005 financings were extinguished as part of the August 2006 debt restructuring. The changes represent non-cash income and expenses charges to the statement of operations. The fair value of the derivatives will fluctuate based on; our stock price on the valuation date, the debt conversion price, the volatility of our stock price over a period of time, changes in the value of the risk free interest rate, and the time to maturity of the outstanding debt at different points in time.

NINE MONTHS ENDED SEPTEMBER 30, 2006 AS COMPARED TO SEPTEMBER 30, 2005

Consolidated Results of Operations - Percent Trend

	Six Months Ended September 30,
	2006	2005
Revenues
Services	75%	77%
License fees and other	25%	23%
	100%	100%
Costs and other expenses
Services	18%	22%
Cost of license fees and other	4%	6%
Selling, general and administrative	70%	81%
Research, development and engineering	43%	51%
	135%	160%
Operating loss	-35%	-60%
Other income (deductions)
Total other income (deductions)	-64%	47%
NET LOSS	-99%	-13%

The Law Enforcement and Fire Safety segments were purchased during 2004. Prior to this segmentation of the business, management evaluated the business as one consolidated operation. For presentation and comparability purposes the allocation of costs between segments for prior periods has been estimated.

The Company evaluates performance and allocates resources based on revenues and operating income (loss). Operating income (loss) for each segment includes selling, general and administrative expenses directly attributable to the segment in addition to those allocated as a percentage based on the segments’ revenues and other factors. The segmentation of operating income as noted above and detailed below reflects how management now evaluates its business. Assets for the Company are commingled and are related to all operating segments. Management does not evaluate or identify the operating assets of the segments separately.

	Nine months ended September 30,
	2006	2005	$ Change	% Change
Revenues
Law Enforcement
Service	$6,332,470	$6,170,338	$162,132)	3%
License & other	1,431,846	2,090,789	(658,943)	-32%
	7,764,316	8,261,127	(496,811)	-6%
Fire Safety
Service	2,004,164	2,046,705	(42,541)	-2%
License & other	732,295	268,848	463,447	172%
	2,736,459	2,315,553	420,906)	18%
Biometrics
Service	60,487	101,581	(41,094)	-40%
License & other	620,797	179,353	441,444	246%
	681,284	280,934	400,350	143%
Total Revenue	$11,182,059	$10,857,614	$(324,445)	3%
Cost of goods sold
Law Enforcement
Service	$1,212,211	$1,875,278	$(663,067)	-35%
License & other	235,555	510,235	(274,680)	-54%
	1,447,766	2,385,513	(937,747)	-39%
Fire Safety
Service	712,651	469,039	243,612	52%
License & other	47,567	101,475	(53,908)	-53%
	760,218	570,514	189,704	33%
Biometrics
Service	99,793	29,217	70,576	242%
License & other	78,212	47,166	31,046	-66%
	178,005	76,383	101,622	133%
Total COGS	$2,385,989	$3,032,410	$(646,421)	-21%

Revenues

Law Enforcement

Service revenue for the segment for the nine month period ended September 30, 2006 included $1,408,670 from a long-term project that the Company had participated in as a subcontractor. The amount resulted from a cash payment of $570,546 along with $838,124 of revenue that was previously deferred until evidence of full acceptance by the end user was received by the Company. That increase was offset by a reduction in revenue from other longer-term project work that was present in 2005, as the Company moves to more of a license-based model.

Fire Safety

The revenue for this segment increased over the prior year by 18%. Revenue for the segment has shown steady growth quarter over quarter in 2006, and management expects to see continued growth in the Fire Safety segment.

Biometrics

A substantial portion of the revenue for the nine months ended September 30, 2006, was primarily attributable to a large license order in Q1 2006 from a new customer. However, sales in this segment continue to be choppy and less predictable as the market for the Biometrics’ products continues to develop at an inconsistent pace.

Costs of goods sold

Law Enforcement

License and other costs are attributable primarily to revenues derived from product sales for which we are required to pay a royalty. The decrease in cost is primarily driven by the sales mix.

Due to the change in focus from long-term projects to licensing-based agreements, cost of goods sold in total for the segment decreased when compared to the same period in 2005 as labor costs, for both employees and consultants were eliminated as projects were completed.

Fire Safety

License and other costs are attributable primarily to revenues derived from product sales for which we are required to pay a royalty. The decrease in cost is primarily driven by the product mix.

Services costs have increased over the same period in the prior year, as this segment received a higher sum of allocable corporate expenses, which was commensurate with Fire’s share of Company revenues. The increase in cost of goods sold for the Fire Segment was in proportion with the segment’s revenues.

Biometrics

License and other costs are primarily related to the hardware costs of sales of biometric fingerprint readers. The change in cost of goods sold is directly attributable to the product mix between types of readers sold and the volume of readers sold as well as the addition of dedicated personnel for this segment. Fluctuations of expenses in this segment should be read in the context of a small prior-year base-line value of costs.

Selling, general and administrative

	Nine months ended September 30,
	2006	2005	$ Change	% Change
Law Enforcement	$3,788,766	$5,566,055	$(1,777,289)	-32%
Fire Safety	2,299,284	2,087,568	211,716	10%
Biometrics	1,746,087	1,155,346	590,741	51%
Total	$7,834,137	$8,808,969	$(974,832)	-11%

As discussed previously, the Company restructured its operations into three business segments: Biometrics, Law Enforcement and Fire Safety in the fourth quarter of 2005. For 2005, SG&A costs were allocated to the segments based on several factors including management’s estimates and percentage of revenue. For 2006, sales expenses are a direct cost to the segment and G&A costs are allocated between business segments on fixed percentages that were established by management during the budgeting process.

The overall decline in total SG&A costs for the nine months ended September 30, 2006 as compared to 2005 are primarily attributable to the continued focus by management on cost reduction initiatives taken during the fourth quarter of 2005 after the acquisitions of Public Safety Group and Aether Mobile Government were completed. Management believes the appropriate resources are in place to support its strategic goals but also continues to analyze the expense structure and continues to explore ways to further reduce costs, through synergies and increased system efficiencies. During the nine months ended September 30, 2006, these reductions have been partially offset by additional costs related to reporting and compliance that the Company has experienced due to the restatements of our previously filed financial statements, and amendments of our previously filed registration statements.

Research, development and engineering

	Nine months ended September 30,
	2006	2005	$ Change	% Change
Law Enforcement	$2,880,886	$3,184,380	$(303,494)	-10%
Fire Safety	954,807	977,900	(23,093)	-2%
Biometrics	994,493	1,383,106	(388,613)	-28%
Total	$4,830,186	$5,545,386	$(715,200)	-13%

Law Enforcement and Fire Safety

R & D costs have decreased for the nine months ended September 30 of 2006 as compared to 2005 primarily related to the staff and cost structure reductions undertaken to move the Company toward the break-even point while still supporting sales growth.

Biometrics

R & D costs have decreased for the nine months ended September 30 of 2006 as compared to 2005. The Company continues to develop further integration of its Biometric software solutions in other products with in Company as well as partnering with other solutions in the marketplace, which resulted in BIO-key leveraging these third party solutions and reducing its own R & D costs.

Other income and expense

	Nine months ended September 30,
	2006	2005	$ Change	% Change
Interest income	$—	$35,958	$(35,958)	-100%
Interest expense	(4,915,445)	(2,992,780)	(1,922,665)	-64%
Derivative and warrant fair value adjustments	5,548,604	8,160,305	(2,611,701)	-32%
Loss on extinguishment of debt	(7,815,717)	—	(7,815,717)	—%
Other income (expense)	(51,185)	(45,348)	(5,837)	-13%
Total	$(7,233,743)	$5,158,135	$(12,391,878)	-240%

For the three quarters ended September 30, 2006, consolidated interest expense increased $1,922,665 or 64% as compared to the same period in 2005. The increase was attributable to increases in long term debt, related discount and other debt related instruments. Interest expense includes actual cash paid for interest as well non-cash charges for amortization of debt discounts, and interest expense on the letter of credit arrangement. The increase in interest expense during 2006 was primarily related to the default interest provisions and the liquidating damages provisions enforced with respect to the convertible debt instruments, offset by the conversion of debt to equity in August 2006.

For the nine months ended September 30, 2006 and 2005, derivative and warrant fair value adjustments decreased when compared to the 2005 period, due to changes in the fair market value of embedded derivatives and detachable warrants issued with convertible debt issued in 2004 and 2005, as well as additional derivatives recorded as a result of financings in 2006. In addition, as mentioned in Note 13 above, the derivatives with respect to the 2004 and 2005 financings were extinguished as part of the August 2006 debt restructuring. The changes represent non-cash income and expenses charges to the statement of operations. The fair value of the derivatives will fluctuate based on; our stock price on the valuation date, the debt conversion price, the volatility of our stock price over a period of time, changes in the value of the risk free interest rate, and the time to maturity of the outstanding debt at different points in time.

LIQUIDITY AND CAPITAL RESOURCES

OPERATING ACTIVITIES OVERVIEW

YEARS ENDED DECEMBER 31, 2005, AS COMPARED TO DECEMBER 31, 2004, AND DECEMBER 31, 2004 AS COMPARED TO DECEMBER 31, 2003

The net cash used in operating activities during 2005 was $4,513,497, as compared to $5,644,759 and $2,857,145 in 2004 and 2003, respectively. Some of the major drivers of this change are discussed in more detail below.

The Company’s income statement includes four non-cash items which made the most significant contributions to the net cash used in operating activities in 2004 and 2005.

The Company issued notes in 2004 and 2005 which contained embedded derivatives. In 2004, the Company recorded a loss of approximately $3,008,419 related to the increase in value of the derivatives. The increase in value was caused by the increase in the value of the underlying BIO-key stock. In 2005, the Company recorded a gain of approximately $9,154,951 related to the decrease in value of the derivatives. The decrease in value is the result of the decline in value of the underlying BIO-key stock.

A debt discount was recorded when the notes were initially recorded to reflect the FMV of derivatives and warrants related to the debt. The discount is amortized ratably into earnings over the life of the related debt. In 2004 and 2005, the Company recorded non-cash interest expense related to the amortization of the debt discount of approximately $757,318 and $2,097,973 respectively.

The Company recorded a $55,150 and $664,043 charge in 2004 and 2005, respectively, for the non-cash expense of issuing options and warrants to non employees for services.

Finally, the Company recorded $550,421 and $1,509,880 in 2004 and 2005, respectively, for the non-cash expense related to the amortization of intangibles assets.

For the year ended December 31, 2005, the Company reported positive cash flows related to a decrease in costs and earnings in excess of billings on uncompleted contracts of $2,468,770. Costs and earnings in excess of billings on uncompleted contracts represent services which have been performed on long term contracts but have not been invoiced at year end due to milestones contained within the contracts. In 2005, the Company was able to bill the customer due to the fact that the milestones have been reached.

The Company experienced positive cash flows of $1,029,404 in 2005 due to increased accrued liabilities related to interest on the 2005 debt as well as contract related costs not being invoiced by vendors. In 2004, the Company experienced positive cash flows of $955,050 related to interest on the 2004 debt as well as liabilities assumed through acquisitions.

The Company also experienced a positive cash flow from an increase of $1,191,958 in deferred revenue from 2004 to 2005 due to customers who had purchased and paid for maintenance agreements which the company had to earn typically over a one year period.

The overall major drivers in operating cash flow are the current operating costs which are greater than the current revenues. The company has experienced improvements related to the ratio of operating expenses to revenues and expects this trend to continue to improve until such time as the Company is able to generate sustained profitability.

NINE MONTHS ENDED SEPTEMBER 30, 2006 AS COMPARED TO SEPTEMBER 30, 2005

Net cash used in operations during the nine months ended September 30, 2006 was approximately $2,945,000 compared to approximately $4,532,000 during the nine months ended September 30, 2005. Some of the major drivers of this change are discussed in more detail below.

•                                          The Company reported positive cash flows related to a decrease in costs and earnings in excess of billings on uncompleted contracts of approximately $2,491,000. Costs and earnings in excess of billings on uncompleted contracts represent services which have been performed on long term contracts but have not been invoiced due to milestones contained within the contracts. In the nine months ended September 30, 2006, the Company was able to bill more customers due to the fact that certain milestones had been reached.

•                                          Positive cash flows were reported from an increase in deferred revenue of approximately $1,201,000 due to a general increase in maintenance backlog. The increase in the deferred revenue balance was offset by an increase in accounts receivable of approximately $1,947,000 primarily related to an increase in periodic billing commensurate with the growth of maintenance revenue within the Law segment and the growth of license revenue within the Fire segment.

The following non-cash items that are reflected in the Company’s statement of operations are used to reconcile the net loss to the net cash used in operating activities during the nine months ended September 30, 2006:

•                                          The Company issued notes in 2004, 2005 and 2006 that contained embedded derivatives. In the nine months ended September 30, 2006, the Company recorded a gain of approximately $5,549,000 related to the decrease in value of these derivatives. The decrease in value was caused by the decline in the value of the underlying BIO-key stock.

•                                          A debt discount was recorded when the notes were initially recorded to reflect the FMV of derivatives and warrants related to the debt. The discount is amortized using the effective interest method into earnings over the life of the related debt. In the nine months ended September 30, 2006, the Company recorded non-cash interest expense related to the amortization of the debt discount of approximately $2,516,000.

•                                          The Company recorded a non-operating loss on extinguishment of debt of approximately $7,816,000. The loss mainly relates to the accounting for the effect of the modification of certain embedded derivatives, extinguishment of previously recorded deferred financing costs and changes in the present value of debt and warrants.

Net cash provided by investing activities for the nine months ended September 30, 2006 was approximately $859,000, largely a result of the return of deposits related to long-term contracts. This compares to net cash provided by investing activities of approximately $1,833,000 for the corresponding period in 2005. The 2005 amount consisted of approximately $1,004,000 from the return of deposits related to long-term contracts, $980,000 from sale of marketable securities and $50,000 in proceeds from the sale of a trademark.

Net cash provided by financing activities during the nine months ended September 30, 2006 was approximately $1,957,000 compared to net cash provided by financing activities of approximately $3,241,000 in the corresponding period in 2005. The 2006 amount included equity proceeds of $1,500,000, debt proceeds of $988,000 offset by $348,000 of debt repayments and $132,000 for costs to issue the new debt. The 2005 amount included debt proceeds of approximately $4,920,000, proceeds from warrants and option exercises of approximately $559,000, offset by debt repayments of approximately $1,894,000.

Working capital deficit at September 30, 2006 was approximately $6,388,000 as compared to a deficit of approximately $8,952,000 at December 31, 2005, the improvement of which was driven mainly by the Company’s refinancing in February and August 2006, through conversion of debt to Preferred Stock.

Since January 7, 1993 (date of inception), our capital needs have been principally met through proceeds from the sale of equity and debt securities.

We do not expect any material capital expenditures during the next twelve months.

We do not currently maintain a line of credit or term loan with any commercial bank or other financial institution.

FINANCING ACTIVITIES OVERVIEW

Financing Activities

2005 Senior and Subordinated Term Notes

On June 8, 2005, we entered into a Securities Purchase Agreement (the “Senior Purchase Agreement”) with an institutional investor. Under the Senior Purchase Agreement, the Company issued a Secured Convertible Term Note (the “Senior Convertible Note”) in the aggregate principal amount of $2,000,000, convertible into Common Stock of the Company in certain circumstances at $0.85 per share, and issued a warrant (the “Senior Warrant”) to purchase an aggregate of 444,444 shares of the Common Stock at a per share exercise price of $1.00. The aggregate consideration received by the Company, net of all fees and expenses, for the Senior Convertible Note and the Senior Warrant was approximately $1,841,000. The proceeds from this transaction are to be used for working capital purposes. The Company’s obligations under the Senior Purchase Agreement and the Senior Convertible Notes are secured by a security interest in all or substantially all of the Company’s assets.

Under the terms of the Senior Convertible Note, we are required to make monthly payments of accrued interest only beginning on July 1, 2005. In addition, the Senior Convertible Note provides for monthly payments of principal in equal  1/32 increments thereof, plus accrued interest, commencing October 1, 2005.

We entered into a Securities Purchase Agreement, effective as of May 31, 2005, (the “Subordinated Purchase Agreement”) with existing shareholders of the Company and other accredited investors (collectively, the “Subordinated Investors”). Under the Subordinated Purchase Agreement, the Company issued Convertible Term Notes (the “Subordinated Convertible Notes”) in the aggregate principal amount of $2,794,723, respectively convertible into Common Stock of the Company in certain circumstances at $0.70 per share, and issued warrants (the “Subordinated Warrants”) to purchase an aggregate of 828,066 shares of the Common Stock at a per share exercise price of $1.00. The aggregate consideration received by the Company, net of all fees and expenses, for such Subordinated Convertible Notes and Subordinated Warrants was approximately $2,411,000. The proceeds from this transaction are to be used for working capital purposes. The Subordinated Convertible Notes were issued at a purchase price equal to $900 for each $1,000 of principal amount of the Note.

Certain Subordinated Investors purchased additional Subordinated Convertible Notes in the aggregate principal amount of $450,000 and received additional Subordinated Warrants to purchase an aggregate of 133,333 shares of Common Stock at a per share exercise price of $1.00. The aggregate consideration received by the Company net of all fees and expenses for such Subordinated Convertible Notes and Subordinated Warrants was $404,500, which was paid by the Subordinated Investors on July 8, 2005.

Under the terms of the Subordinated Convertible Notes, we are required to make quarterly payments of accrued interest only beginning on September 1, 2005. In addition, the Subordinated Convertible Notes provide for quarterly payments of principal in equal increments thereof, plus accrued interest, commencing September 1, 2006 through May 31, 2008, which payments may be made in shares of common stock at the option of each note holder.

2005 Amendment and Waivers

The Company entered into an Amendment and Waiver with Laurus, dated as of August 31, 2005, pursuant to which the Company was permitted to defer the payment of the monthly principal amounts due and payable for the months of September, October, November and December 2005 under both (a) the Secured Convertible Term Note in the original principal amount of $5,000,000 issued by the Company to Laurus on September 29, 2004 (the “September 2004 Note”), and (b) the Secured Convertible Term Note in the original principal amount of $2,000,000 issued by the Company to Laurus on June 8, 2005 (the “June 2005 Note”), such aggregate deferred principal amounts being equal to $625,000 and $187,500, respectively. The deferred principal amount under the September 2004 Note is now due on September 29, 2007, the maturity date of that note, and will be paid at the same time the final payments due with respect to that note upon maturity. The deferred principal amount under the June 2005 Note is now due on June 7, 2008, the maturity date of that note, and will be paid at the same time the final payments due with respect to that note upon maturity. The Company will remain obligated to pay all monthly interest amounts under these notes as they are currently due.

The Company also entered into Amendment and Waivers, dated as of August 31, 2005, pursuant to which certain Subordinated Investors allowed the Company to defer the payment of the monthly principal amounts due and payable for the months of September, October, November and December 2005 under the Convertible Term Notes in the aggregate original principal amount of $2,800,000 issued by the Company to the Subordinated Investors on September 29, 2004 (the “Subordinated Notes”), such aggregate deferred principal amount being equal to $350,004. The deferred principal amount under each Subordinated Note is now due on September 29, 2007, the maturity date of each such note, and will be paid at the same time the final payments due with respect to each such note upon maturity. The Company will remain obligated to pay all monthly interest amounts under these notes as they are currently due.

2006 Amendment and Waiver

The Company entered into an Amendment No. 1 to its Subordinated Secured Promissory Note, dated as of January 23, 2006, with Aether Systems, Inc. Pursuant to the Aether Note Amendment, the Subordinated Secured Promissory Note issued by the Company to Aether on September 30, 2004 in the aggregate maximum principal amount of $6,884,588 was amended to increase such aggregate maximum principal amount to $7,884,588.

The Company entered into a Securities Purchase Agreement, effective as of January 23, 2006, with The Shaar Fund, Ltd., Longview Fund, L. P. and Longview Special Finance. Under the Securities Purchase Agreement, the Company issued to the purchasers Convertible Term Notes in the aggregate principal amount of $1,000,000. The Convertible Term Notes converted into shares of the Series B Convertible Preferred Stock of the Company, which shares are convertible into shares of the Common Stock of the Company at an initial fixed conversion price of $0.70 per share.

Effective as of January 23, 2006, BIO-key International, Inc. entered into an Amendment and Waiver with Laurus Master Fund Ltd. in connection with the Secured Convertible Notes currently held by Laurus. Under the Secured Notes Amendment and Waiver, the Secured Notes issued by the Company to Laurus on September 29, 2004 in the aggregate principal amount of $5,000,000 and on June 8, 2005 in the aggregate principal amount of $2,000,000 were amended as follows: (i) the maturity date of the September 2004 Note was extended to January 1, 2008; (ii) the maturity date of the June 2005 Note was extended to December 1, 2008, and (iii) the fixed conversion price under each of the Secured Notes was reset from $1.35 to $0.85 per share. In addition, the exercise price of all warrants to purchase Common Stock of the Company held by Laurus was reset to $1.00 per share.

Effective as of January 23, 2006, the Company also entered into an Amendment and Waiver with certain holders of its Subordinated Convertible Promissory Notes. Under the Subordinated Notes Amendment and Waiver, the Subordinated Notes issued by the Company on September 29, 2004 in the aggregate principal amount of $5,288,221 and on May 31, 2005 in the aggregate principal amount of $3,244,723 were amended as follows: (i) the maturity dates were extended from September 29, 2007 and May 31, 2008, respectively, to January 1, 2009; (ii) the interest rate was fixed at fifteen percent (15%); (iii) all principal amounts are due at the maturity date and shall be paid in shares of Common Stock priced at $0.70 per share if the average closing price of the Common Stock for the thirty (30) trading days immediately preceding the maturity date is greater than $1.10; (iv) interest shall be paid, at the Company’s election, in cash or shares of Common Stock, with the Common Stock priced at the average closing price of the Common Stock for the ten (10) trading days immediately preceding the repayment date; and (v) the currently applicable fixed conversion price was amended to $0.70 per share. In addition, the exercise price of all warrants to purchase Common Stock held by the Subordinated Note Holders that currently have an exercise price greater than $1.00 per share was reset to $1.00 per share. In connection with this financing, we also reduced the conversion price of the Series A Convertible Preferred Stock held by the Shaar Fund Ltd. to $0.70 per share.

Effective as of August 10, 2006, the Company also entered into an Amendment and Waiver with Laurus in connection with the holder of its Secured Convertible Notes currently held by Laurus. Under the Amendment and Waiver, the September 2004 Note and June 2005 Note were amended as follows: (i) the principal amounts due and payable under the 2004 Note and the 2005 Note for the months of August and September 2006, respectively, shall be paid in shares of the Company’s Common Stock priced at $0.50 per share; and (ii) the principal amount due and payable under the 2004 Note for the months of October, November and December 2006 is deferred until January 1, 2008, the final maturity date of the 2004 Note, and the principal amount due and payable under the 2005 Note for the months of October, November and December 2006 is deferred until December 1, 2008, the final maturity date of the 2005 Note. Pursuant to this Amendment and Waiver, the Company issued 150,000 shares of its Common Stock to Laurus as consideration for the principal payment deferral. In connection with this financing, the Company reduced the conversion price under each of the September 2004 Note and June 2005 Note to $0.50 per share.

Effective as of August 10, 2006, the Company also entered into a Securities Exchange Agreement with certain holders of its Subordinated Convertible Promissory Notes. Under the Securities Exchange Agreement, certain Subordinated Notes issued by the Company on September 29, 2004 in the aggregate principal amount of $5,288,221 and on May 31, 2005 in the aggregate principal amount of $3,244,723 were amended as follows: (i) the aggregate principal amount outstanding under the Notes, plus accrued and unpaid interest, and liquidated damages were exchanged for shares of Series C Convertible Preferred Stock; and (ii) in addition, the exercise price of all warrants held by Subordinated Note Holders dated May 31, 2005 and January 23, 2006, to purchase Common Stock of the Company was reset to $0.50 per share. In connection with this financing, the Company also reduced the conversion price of the shares of Series A and Series B Convertible Preferred Stock to $0.50 per share.

The Company entered into (i) a Securities Purchase Agreement (the “Trellus Securities Purchase Agreement”), dated as of August 10, 2006, with Trellus Partners, L. P. (“Trellus”) and (ii) a Securities Purchase Agreement (the “Shaar Securities Purchase Agreement”), dated as of August 10, 2006, with Shaar. Under the Trellus Securities Purchase Agreement, the Company (i) issued and sold 3,000,000 shares of its Common Stock (the “Trellus Shares”) to Trellus, at a purchase price of $0.50 per share, for an aggregate purchase price of $1,500,000 and (ii) issued a warrant to Trellus (the “Trellus Warrant”) to purchase up to an aggregate of 400,000 shares of the Company’s Common Stock at an exercise price of $0.75 per share.

Under the Shaar Securities Purchase Agreement, the Company agreed to (i) issue and sell 1,000,000 shares of its Common Stock (the “Shaar Shares”) to Shaar, at a purchase price of $0.50 per share, for an aggregate purchase price of $500,000 to be paid by exchanging Shaar’s rights in an aggregate amount of $500,000 in declared and unpaid dividends on the shares of Series A Convertible Preferred Stock currently held by Shaar; and (ii) issue a warrant to Shaar (the “Shaar Warrant”) to purchase up to an aggregate of 133,333 shares of the Company’s Common Stock at an exercise price of $0.75 per share.

Liquidity outlook

At September 30, 2006 our total of cash and cash equivalents was $1,293,599 as compared to $1,422,827 at December 31, 2005. As discussed above, the Company has financed itself through access to the capital markets by issuing debt securities, convertible preferred stock and Common Stock.

We currently require approximately $1,700,000 per month to conduct our operations. During the first nine months of 2006, we generated approximately $11,572,000 of revenue and expect to increase quarterly revenue during the remainder of 2006, and into 2007.

The Company has undertaken strategic steps to position itself to realize positive cash flows from operations in the future by increasing revenues and better managing expenses. These steps include the acquisition of two enterprises in 2004. Although the acquisitions inherently produced a greater demand for cash than we would have liked, we are confident that many of the initial costs are isolated in nature and will not be recurring. The Company has also taken strategic steps to downsize the workforce in areas that we felt were either non-essential or not in line with where we wanted the Company to develop in the near future. The Company has also recently experienced additional costs associated with various compliance related activities.

We may need to obtain additional funding to (i) conduct the sales, marketing and technical support necessary to execute our plan to substantially grow operations, increase revenue and serve a significant customer base; and (ii) provide working capital. Due to several factors, including our history of losses and limited revenue, our former independent auditors have included an explanatory paragraph in opinions that they have previously issued related to our annual financial statements as to the substantial doubt about our ability to continue as a going concern. Our long-term viability and growth will depend upon the successful commercialization of our technologies and our ability to obtain adequate financing. To the extent that we require such additional financing, no assurance can be given that any form of additional financing will be available on terms acceptable to us, that adequate financing will be obtained to meet our needs, or that such financing would not be dilutive to existing stockholders. If available financing is insufficient or unavailable or we fail to continue to generate meaningful revenue, we may be required to further reduce operating expenses, delay the expansion of operations, be unable to pursue merger or acquisition candidates, or continue as a going concern.

CONTRACTUAL OBLIGATIONS

We have various contractual obligations impacting our liquidity. The following represents some of our contractual obligations as of December 31, 2005:

	Total	2006	2007	2008	2009
Non-cancelable operating leases	$3,427,000	$1,260,000	$1,278,000	$866,000	$23,000
Senior secured convertible term notes	5,599,999	1,524,211	3,048,421	1,027,367	—
Subordinated unsecured convertible term notes	5,677,028	18,750	14,063	—	5,644,215
Total	$14,704,027	$2,802,961	$4,340,484	$1,893,367	$5,667,215

The Company does not own any real estate but conducts operations from four leased premises. These non-cancelable operating leases expire a various dates through 2009. In addition to base rent, the Company pays for property taxes, maintenance, insurance and other occupancy expenses according to the terms of the individual leases.

RESTATEMENT

In the process of reviewing our registration statement for the securities issued in our June 2005 financing, the staff of the Securities and Exchange Commission (“SEC”) raised questions with regard to our convertible term notes suggesting that we consider EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” to evaluate whether there were any embedded derivative instruments and if so, whether they should be accounted for as an equity or liability classification. The SEC staff suggested that we review the methodology used in the valuations of the embedded derivative instruments and also review whether warrants issued with our 2004 financing should be accounted for as an equity or liability classification. The SEC staff also commented that the Company should review the convertible notes issued in fiscal 2003 and 2004. The SEC staff also asked us to review adjustments to revenue made in the fourth quarter of 2004. The SEC staff raised the question of whether the transactions had a material impact on previously filed Exchange Act reports and would be better characterized as restatements. Further, the Company recalculated the Convertible Preferred Stock dividends and accretion including the accrued but unpaid dividends in accordance with FAS 128—Earnings per Share.

There were several items that were identified as requiring restatement, these items were:

•                                          Revenue Recognition

The Company reviewed contracts and purchase agreements related to certain non-governmental customers and identified specific contracts for which the initial accounting inflated annual and quarterly revenues and earnings in violation of generally accepted accounting principles (“GAAP”). These practices were primarily the result of recognizing revenue on transactions with customers that were not creditworthy and recognizing revenue when the earnings process had not been completed. The revenue and related cost has been adjusted on the income statement as well as the related balance sheet accounts.

•                                          Accounting for Convertible Financing Arrangements

The Company reviewed the initial accounting for the 7% Convertible Notes issued in 2003, the Senior and Subordinated Convertible Term Notes issued in 2004 and the Senior and Subordinated Convertible Term Notes issued in 2005. During the review the company identified that EITF 00-19 should be applied to evaluate whether any embedded derivative instruments qualify as equity instruments or as liabilities. As such certain embedded derivatives were identified that met the conditions set forth under paragraph 12 of SFAS No. 133. These embedded derivative instruments have been evaluated using EITF 00-19 paragraphs 12 to 32 and determined that these instruments would not be classified as components of stockholders equity. The instruments have been deemed liabilities, and as such will be subject to SFAS 133 and should be recorded at fair value. Features that have been evaluated and determined to require such treatment include:

•                                          The principal conversion option

•                                          The monthly payments conversion option

•                                          The interest rate adjustment provisions.

Additionally, it was identified that certain other components of the related financings were also incorrectly accounted for. This includes the warrants issued with the above financing and the costs incurred by Company in obtaining the above financings. The correction of prior errors affected the subsequent accounting for debt conversions to equity as well as the amortization of related discounts and deferred finance charges associated with the above financings.

•                                          Accounting for Warrants Related to the Companies 2004 Debt Financing

Based on certain registration rights provisions it was determined that the warrants issued with the 2004 Debt Financing would require continued classification as a liability and revalued every quarter. The Company previously classified the warrants as equity upon the registration rights agreement becoming effective during the fourth quarter of 2004.

•                                          Valuations of Embedded Derivatives

The initial valuation methodology overstated the value of the conversion option derivatives. The company’s review of the valuations of the embedded derivatives determined that the valuation of the principal conversion option and the monthly payments conversion option shared certain components that resulted in a double counting of the embedded derivative valuation. As such the company has adjusted its valuations of these embedded derivatives.

•                                          Additional Derivative (Default Provision)

The company also reviewed the default provisions set forth in the debt instruments and determined that an additional embedded derivative existed that required bifurcation from the host contract and would need to be revalued on a quarterly basis.

The Company reviewed the earnout calculations performed in the prior year for the PSG acquisition and identified an error in the calculation. As a result the Company has restated the prior year’s impact relating to this error. At December 31, 2004 the Company had accrued $43,635 for the earnout provision. The corrected calculation resulted in no accrual being required, and as such the related accrual and goodwill balances have been reduced by $43,635.

Management believes the scope and process of its internal review of previously reported financial information was sufficient to identify issues of a material nature that could affect our Consolidated Financial Statements and all dates and periods presented herein have been restated to fairly present the results of our operations.

The errors in our previously reported financial information, and the failure to prevent them or detect them in our financial reporting process, were largely attributable to weak internal controls, an inadequate staff of competent accounting personnel with an appropriate level of knowledge of GAAP and to errors in the valuations of the previously identified embedded derivatives.

As a result of our review and communications with the SEC, we determined that a restatement of previously reported financial information was required. Our previously reported financial information should no longer be relied upon. Accordingly, we have restated our previously reported financial information for the years ended December 31, 2003 and 2004 and our previously reported unaudited financial statements for the first, second and third quarters of 2003, 2004 and 2005 (the “restatement”). The restatement covers a number of separate matters, each of which is described above.

For the quarterly impact of the restatement and the restated financial results for the first, second and third quarters of 2003, 2004 and 2005 see Note X, Results by Quarter in the Notes to the Financial Statements on Page F-7.

The following tables summarize the impact of all of these adjustments on previously reported revenue and assets, liabilities, and stockholders’ equity (deficit) for the years ended December 31, 2005, 2004 and 2003.

	Impact of Adjustments on Revenue For the Years Ended December 31,
	2005	2004	2003
As previously reported	$14,226,095	$5,558,231	$524,101
Revenue recognition		162,720	(308,620)
As restated	$14,226,095	$5,720,951	$215,481

	Impact of Adjustments on Consolidated Balance Sheet Accounts
	As of December 31, 2005
	Total Assets	Liabilities	Stockholders’ Equity (Deficit)
As previously reported	$26,357,934	$17,050,206	$9,307,728
Revenue recognition and related SG&A expense	—	—	—
Debt financing	—	3,143,724	(3,143,724)
Total Adjustments	—	3,143,724	(3,143,724)
As restated	$26,357,934	$20,193,930	$6,164,004

	Impact of Adjustments on Consolidated Balance Sheet Accounts
	As of December 31, 2004			As of December 31, 2003
	Total Assets	Liabilities	Stockholders’ Equity (Deficit)	Total Assets	Total Liabilities	Stockholders’ Equity (Deficit)
As previously reported	$30,844,681	$20,223,283	$10,621,398	$1,864,742	$11,000,731	$(9,135,989)
Revenue recognition and related SG&A expense	(122,090)	23,810	(145,900)	(308,620)	(18,200)	(290,420)
Debt financing	816,501	4,742,344	(3,925,843)	—	(57,543)	57,543
Total Adjustments	694,411	4,766,154	(4,071,743)	(308,620)	(75,743)	(232,877)
As restated	$31,539,092	$24,989,437	$6,549,655	$1,556,122	$10,924,988	$(9,368,866)

The following tables present the effect of the restatement adjustments on the consolidated Statement of Operations for the years ended December 31, 2005, 2004 and 2003.

	Year Ended December 31, 2005
	As Previously Reported	Effect of Restatement	As Restated
Revenues
Services	$10,861,649	$—	$10,861,649
License fees and other	3,364,446	—	3,364,446
	14,226,095	—	14,226,095
Costs and other expenses
Services	2,906,142	—	2,906,142
Cost of license fees and other	937,491	—	937,491
Selling, general and administrative	11,824,609	—	11,824,609
Research, development and engineering	6,846,035	—	6,846,035
	22,514,277	—	22,514,277
Operating loss	(8,288,182)	—	(8,288,182)
Other income (deductions)
Interest income	35,958	—	35,958
Interest expense	(6,548,130)	2,026,786	(4,521,344)
Derivative and warrant fair value adjustments	15,213,186	(6,058,235)	9,154,951
Loss on sale of marketable securities	(20,000)	—	(20,000)
Other expense	(34,767)	—	(34,767)
Total other income (deductions)	8,646,247	(4,031,449)	4,614,798
NET INCOME (LOSS)	$358,065	$(4,031,449)	$(3,673,384)
Basic Loss per Share:
Numerator
Net loss	$358,065	$(4,031,449)	$(3,673,384)
Convertible Preferred Stock dividends and accretion	(313,517)		(313,517)
Net Income (Loss) attributable to common shareholders	$44,548	$(4,031,449)	$(3,986,901)
Denominator
Weighted average common shares outstanding	44,787,807	44,787,807	44,787,807
Basic Loss per Share	$0.00	$(0.09)	$(0.09)
Diluted Loss per Share:
Numerator
Net Income (loss) attributable to common shareholders	$44,548	$(4,031,449)	$(3,986,901)
Effect of Dilutive Securities: Convertible Debentures	(8,795,834)	6,758,889	(2,036,945)
Net loss attributable to common shareholders and assumed conversions	$(8,751,286)	$2,727,440	$(6,023,846)
Denominator
Weighted average shares outstanding	44,787,807	—	44,787,807
Effect of Dilutive Securities: Convertible Debentures	7,258,496	—	7,258,496
Diluted weighted average common shares and common equivalents outstanding	52,046,303	52,046,303	52,046,303
Diluted Loss per Share	$(0.17)	$0.05	$(0.12)

	Year Ended December 31, 2004
	As Previously Reported	Effect of Restatement	As Restated
Revenues
Services	$3,351,406	$—	$3,351,406
License fees and other	2,206,825	162,720	2,369,545
	5,558,231	162,720	5,720,951
Costs and other expenses
Services	1,174,324	—	1,174,324
Cost of license fees and other	889,896	—	889,896
Selling, general and administrative	7,096,088	18,200	7,114,288
Research, development and engineering	2,979,904	—	2,979,904
	12,140,212	18,200	12,158,412
Operating loss	(6,581,981)	144,520	(6,437,461)
Other income (deductions)
Interest income	66,824	—	66,824
Interest expense	(667,008)	(748,527)	(1,415,535)
Derivative and warrant fair value adjustments	—	(3,008,419)	(3,008,419)
Other expense	(55,300)	—	(55,300)
Total other income (deductions)	(655,484)	(3,756,946)	(4,412,430)
NET LOSS	$(7,237,465)	$(3,612,426)	$(10,849,891)
Basic Loss per Share:
Numerator
Net loss	$(7,237,465)	$(3,612,426)	$(10,849,891)
Convertible Preferred Stock dividends and accretion	(414,240)	28,885	(385,355)
Net Loss attributable to common shareholders	$(7,651,705)	$(3,583,541)	$(11,235,246)
Denominator
Weighted average common shares outstanding	34,806,201	34,806,201	34,806,201
Basic Loss per Share	$(0.22)	$(0.10)	$(0.32)
Diluted Loss per Share:
Numerator
Net loss attributable to common shareholders	$(7,651,705)	$(3,583,541)	$(11,235,246)
Effect of Dilutive Securities: Convertible Debentures	—	—	—
Net loss attributable to common shareholders and assumed conversions	$(7,651,705)	$(3,583,541)	$(11,235,246)
Denominator
Weighted average shares outstanding	34,806,201	34,806,201	34,806,201
Effect of Dilutive Securities: Convertible Debentures	—	—	—
Diluted weighted average common shares and common equivalents outstanding	34,806,201	34,806,201	34,806,201
Diluted Loss per Share	$(0.22)	$(0.10)	$(0.32)

	Year Ended December 31, 2003
	As Previously Reported	Effect of Restatement	As Restated
Revenues
Services	$10,694	$—	$10,694
License fees and other	513,407	(308,620)	204,787
	524,101	(308,620)	215,481
Costs and other expenses
Cost of services	1,694	—	1,694
Cost of license fees and other	87,387	—	87,387
Selling, general and administrative	2,118,122	(18,200)	2,099,922
Research, development and engineering	1,037,330	—	1,037,330
	3,244,533	(18,200)	3,226,333
Operating loss	(2,720,432)	(290,420)	(3,010,852)
Other income (deductions)
Interest expense	(1,109,786)	(800,002)	(1,909,788)
Derivative and warrant fair value adjustments	—	857,545	857,545
Other income	4,145	—	4,145
Total other income (deductions)	(1,105,641)	57,543	(1,048,098)
NET LOSS	$(3,826,073)	$(232,877)	$(4,058,950)
Basic Loss per Share:
Numerator
Net loss	$(3,826,073)	$(232,877)	$(4,058,950)
Convertible Preferred Stock dividends and accretion	(136,755)	—	(136,755)
Net loss attributable to common shareholders	$(3,962,828)	$(232,877)	$(4,195,705)
Denominator
Weighted average common shares outstanding	17,543,586	17,543,586	17,543,586
Basic Loss per Share	$(0.23)	$(0.01)	$(0.24)
Diluted Loss per Share:
Numerator
Net loss attributable to common shareholders	$(3,962,828)	$(232,877)	$(4,195,705)
Effect of Dilutive Securities: Convertible Debentures	—	—	—
Net loss attributable to common shareholders and assumed conversions	$(3,962,828)	$(232,877)	$(4,195,705)
Denominator
Weighted average shares outstanding	17,543,586	17,543,586	17,543,586
Effect of Dilutive Securities: Convertible Debentures	—	—	—
Diluted weighted average common shares and common equivalents outstanding	17,543,586	17,543,586	17,543,586
Diluted Loss per Share	$(0.23)	$(0.01)	$(0.24)

The following tables present the effect of the restatement adjustments on the Consolidated Balance Sheet as of December 31, 2005, 2004 and 2003.

CONSOLIDATED BALANCE SHEET

	As of December 31, 2005
	As Previously Reported	Effect of Restatement	As Restated
ASSETS
Cash and cash equivalents	$1,422,827	$—	$1,422,827
Receivables
Billed less allowance for doubtful receivables as of $160,000	1,635,371	—	1,635,371
Unbilled	201,942	—	201,942
Costs and earnings in excess of billings on uncompleted contracts	4,321,392	—	4,321,392
Inventory	8,760	—	8,760
Prepaid expenses	137,000	—	137,000
Total current assets	7,727,292		7,727,292
Equipment and leasehold improvements, net	548,267	—	548,267
Deposits	1,828,560	—	1,828,560
Intangible assets—less accumulated amortization	3,301,823	—	3,301,823
Deferred financing costs, net	1,562,338	—	1,562,338
Goodwill	11,389,654	—	11,389,654
Total non-current assets	18,630,642	—	18,630,642
TOTAL ASSETS	$26,357,934	$—	$26,357,934
LIABILITIES
Current maturities of long-term obligations	$4,924,224	$3,143,724	$8,067,948
Accounts payable	833,608	—	833,608
Billing in excess of costs and earnings on uncompleted contracts	32,385	—	32,385
Accrued liabilities	5,520,515	—	5,520,515
Deferred rent	443,603	—	443,603
Deferred revenue	3,264,283	—	3,264,283
Total current liabilities	15,018,618	3,143,724	18,162,342
Long-term obligations, net of discount and current maturities	—	—	—
Deferred rent	867,850	—	867,850
Deferred revenue	1,163,738	—	1,163,738
Total non-current liabilities	2,031,588	—	2,031,588
TOTAL LIABILITIES	17,050,206	3,143,724	20,193,930
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock-authorized, 5,000,000 shares (liquidation preference of $100 per share) Series A 7% Convertible; issued and outstanding, 44,557 shares of $.0001 par value	4	—	4
Common stock-authorized, 85,000,000 shares, 46,306,589 issued and outstanding of $.0001 par value	4,632	—	4,632
Additional paid-in capital	51,529,332	(2,608,016)	48,921,316
Accumulated deficit	(42,226,240)	(535,708)	(42,761,948)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	9,307,728	(3,143,724)	6,164,004
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$26,357,934	$—	$26,357,934

CONSOLIDATED BALANCE SHEET

	As of December 31, 2004
	As Previously Reported	Effect of Restatement	As Restated
ASSETS
Cash and cash equivalents	$956,230	$—	$956,230
Marketable debt securities	1,000,000	—	1,000,000
Receivables
Billed less allowance for doubtful receivables as of $422,393	1,698,144	(90,090)	1,608,054
Unbilled	310,523	—	310,523
Due from selling stockholders and other	60,793	(32,000)	28,793
Costs and earnings in excess of billings on uncompleted contracts	6,292,603	—	6,292,603
Inventory	29,599	—	29,599
Prepaid expenses	113,130	—	113,130
Total current assets	10,461,022	(122,090)	10,338,932
Equipment and leasehold improvements, net	644,101	—	644,101
Costs and earnings in excess of billings on uncompleted contracts	657,000	—	657,000
Deposits	2,838,031	—	2,838,031
Intangible assets—less accumulated amortization	4,177,279	(77,982)	4,099,297
Deferred financing costs, net	—	938,118	938,118
Goodwill	12,067,248	(43,635)	12,023,613
Total non-current assets	20,383,659	816,501	21,200,160
TOTAL ASSETS	$30,844,681	$694,411	$31,539,092
LIABILITIES
Current maturities of long-term obligations	$3,255,182	$(192,460)	$3,062,722
Advances from stockholders	12,753	—	12,753
Accounts payable	1,325,282	23,810	1,349,092
Billing in excess of costs and earnings on uncompleted contracts	760,807	—	760,807
Accrued liabilities	4,639,619	(43,635)	4,595,984
Deferred rent	393,676	—	393,676
Deferred revenue	3,166,356	—	3,166,356
Total current liabilities	13,553,675	(212,285)	13,341,390
Long-term obligations, net of discount and current maturities	5,286,951	4,978,439	10,265,390
Deferred rent	1,311,454	—	1,311,454
Deferred revenue	71,203	—	71,203
Total non-current liabilities	6,669,608	4,978,439	11,648,047
TOTAL LIABILITIES	20,223,283	4,766,154	24,989,437
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock-authorized, 5,000,000 shares (liquidation preference of $100 per share) Series C 7% Convertible; issued and outstanding, 62,182 shares of $.01 par value	623	—	623
Common stock-authorized, 85,000,000 shares, 40,680,691 issued and outstanding of $.01 par value	406,808	—	406,808
Additional paid-in capital	45,325,172	(226,441)	45,098,731
Accumulated deficit	(35,111,205)	(3,845,302)	(38,956,507)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	10,621,398	(4,071,743)	6,549,655
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$30,844,681	$694,411	$31,539,092

CONSOLIDATED BALANCE SHEET

	As of December 31, 2003
	As Previously Reported	Effect of Restatement	As Restated
ASSETS:
Cash and cash equivalents	$1,012,790	$—	$1,012,790
Receivables billed	409,803	(308,620)	101,183
Inventory	65,857	—	65,857
Prepaid expenses	165,929	—	165,929
Total current assets	1,654,379	(308,620)	1,345,759
Equipment and leasehold improvements, net	60,157	—	60,157
Intangible assets—less accumulated amortization	68,306	—	68,306
Deferred financing costs, net	81,900	—	81,900
Total non-current assets	210,363	—	210,363
TOTAL ASSETS	$1,864,742	$(308,620)	$1,556,122
LIABILITIES:
Advances from stockholders	$34,030	$—	$34,030
Accounts payable	351,742	—	351,742
Accrued liabilities	173,736	(18,200)	155,536
Deferred revenue	10,000	—	10,000
Total current liabilities	569,508	(18,200)	551,308
Long-term obligations, net of discount and current maturities	10,431,223	(57,543)	10,373,680
Total non-current liabilities	10,431,223	(57,543)	10,373,680
TOTAL LIABILITIES	11,000,731	(75,743)	10,924,988
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock-authorized, 5,000,000 shares (liquidation preference of $100 per share) Series B 9% Convertible; issued and outstanding, 4,180 shares of $.01 par value	42	—	42
Common stock-authorized, 85,000,000 shares, issued and outstanding 21,222,990 of $.01 par value	212,229	—	212,229
Additional paid-in capital	18,327,992	—	18,327,992
Accumulated deficit	(27,676,252)	(232,877)	(27,909,129)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(9,135,989)	(232,877)	(9,368,866)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,864,742	$(308,620)	$1,556,122

CRITICAL ACCOUNTING POLICIES

1.                                       Basis of Consolidation

The accompanying consolidated financial statements include the accounts of BIO-key International, Inc. and its wholly owned subsidiary (collectively, the Company) and are stated in conformity with accounting principles generally accepted in the United States, pursuant to the rules and regulations of the Securities and Exchange Commission. Intercompany accounts and transactions have been eliminated in consolidation.

2.                                       Revenue Recognition

Revenues from software licensing are recognized in accordance with Statement of Position (SOP) No. 97-2, Software Revenue Recognition, as amended by SOP No. 98-9. Accordingly, revenue from software licensing is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable.

The Company intends to enter into arrangements with end users for items which may include software license fees, usage fees and services or various combinations thereof. For each arrangement, revenues will be recognized when evidence of an agreement has been documented, the fees are fixed or determinable, collection of fees is probable, delivery of the product has occurred and no other significant obligations remain.

Multiple-Element Arrangements: For multiple-element arrangements, each element of the arrangement will be analyzed and the Company will allocate a portion of the total fee under the arrangement to the elements using vendor specific objective evidence of fair value of the element, regardless of any separate prices stated within the contract for each element. Vendor specific objective evidence is based on the price the customer is required to pay when the element is sold separately (i. e., software license fees charged when consulting or other services are not provided, hourly rates charged for consulting services when sold separately from a software license or usage fees). If vendor specific objective evidence of fair value does not exist for any undelivered elements, all revenue is deferred and recognized ratably over the service period if the undelivered element is services, or until sufficient objective evidence of fair value exists or all elements have been delivered.

License Revenues: Amounts allocated to license revenues are recognized at the time of delivery of the software and all other revenue recognition criteria discussed above have been met.

Revenue from licensing software, which requires significant customization and modification, is recognized using the percentage of completion method, based on the hours of effort incurred by the Company in relation to the total estimated hours to complete. In instances where third party hardware, software or services form a significant portion of a customer’s contract, the Company recognizes revenue for the element of software customization by the percentage of completion method described above. Third party hardware, software, and services are recognized upon shipment or acceptance as appropriate. If the Company makes different judgments or utilizes different estimates of the total amount of work expected to be required to customize or modify the software, the timing and revenue recognition, from period to period, and the margins on the project in the reporting period, may differ materially from amounts reported. Revenues earned but not yet billed are shown as an asset in Costs and Earnings in Excess of Billings in the balance sheet. Billings in excess of cost and earnings are reflected as a liability in the balance sheet. Anticipated contract losses are recognized as soon as they become known and are estimable.

Service Revenues: Revenues from services are comprised of maintenance and consulting and implementation services. Maintenance revenues include providing for unspecified when-and-if available product updates and customer telephone support services, and are recognized ratably over the term of the service period. Consulting services are generally sold on a time-and-materials basis and include a range of services including installation of software and assisting in the design of interfaces to allow the software to operate in customized environments. Services are generally separable from other elements under the arrangement since performance of the services are not essential to the functionality of any other element of the transaction and are described in the contract such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of the services. Revenues from services are generally recognized as the services are performed.

Usage Fees: Usage fees are charged on certain applications based on the customer’s volume of use. Usage revenue is recognized based on the actual level of activity used by the customer or, in the case of fixed-fee arrangements, ratably over the arranged time period.

The Company provides customers, free of charge or at a minimal cost, testing kits which potential licensing customers may use to test compatibility/acceptance of the Company’s technology with the customer’s intended applications.

3.                                       Accounting for Acquisitions

We have completed our acquisitions of PSG and AMG. These acquisitions have been accounted for under the purchase method of accounting, which has resulted in recording significant goodwill and other intangible asset balances. The purchase prices have been allocated to assets acquired and liabilities assumed at their estimated fair values on the date of the acquisitions, as determined by management, and by appraisals with respect to identifiable intangible assets. Our accounting for these acquisitions involves significant judgments and estimates regarding fair values of acquired intangible assets, which are based on projections of future revenues and cash flows, assumptions regarding discount factors, royalty rates, tax rates, amortization methodologies and related useful lives. The developed technology (software), copyrighted software, marketing agreements, customer relationships and trademarks were valued using the income approach and are being amortized on a straight line basis over their estimated useful lives, which range from 5 to 7 years.

4.                                       Marketable Debt Securities

The Company accounts for marketable securities pursuant to Statement of Financial Accounting Standards No. 115—Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”). SFAS 115 requires classification of debt and equity securities in three categories: trading securities, available-for-sale securities and held-to-maturity securities. Debt and equity securities classified as trading securities are carried at fair value with unrealized gains or losses included in income. Debt and equity securities designated as available-for-sale, whose fair values are readily determinable, are carried at fair value with unrealized gains or losses included as a component of accumulated other comprehensive income, net of applicable taxes. Debt securities that are expected to be held-to-maturity are carried at amortized cost. On December 31, 2004, the Company’s investments were all classified as available-for-sale. In January 2005 the Company sold these investments and did not purchase any additional Marketable Debt Securities as of September 30, 2006.

5.                                       Derivative and Warrant financial instruments

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as conversion options, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument asset or liability.

The identification of, and accounting for, derivative instruments is complex. Our derivative instrument liability is re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income, in the period in which the changes occur. For options, warrants and bifurcated conversion options that are accounted for as derivative instrument liabilities, we determine the fair value of these instruments using the Black-Scholes option pricing model. That model requires assumptions related to the remaining term of the instruments and risk-free rates of return, our current Common Stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. The identification of, and accounting for, derivative instruments and the assumptions used to value them can significantly affect our financial statements.

6.                                       Goodwill and Intangible Assets

Goodwill represents the excess of costs of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets., which requires the Company to test goodwill for impairment annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, rather than amortize. Accordingly, the Company has not amortized goodwill. As provided by SFAS No. 142, the Company has elected to perform the annual assessment of the carrying value of all goodwill as of September 30 of each year using a number of criteria, including the value of the overall enterprise. As of September 30, 2006, the Company believes that no material impairment exists. Future impairment charges from previous or future acquisitions, if any, will be reflected as an operating expense in the statement of operations.

7.                                       Deferred Revenue

Deferred revenue includes customer advances and amounts that have been billed per the contractual terms but have not been recognized as revenue. The majority of these amounts are related to maintenance contracts for which the revenue is recognized ratably over the applicable term, which generally is 12 months from the date the customer accepts the products.

8.                                       Research and Development Expenditures

Research and development expenses include costs directly attributable to the conduct of research and development programs primarily related to the development of our software products and improving the efficiency and capabilities of our existing software. Such costs include salaries, payroll taxes, employee benefit costs, materials, supplies, depreciation on research equipment, services provided by outside contractors, and the allocable portions of facility costs, such as rent, utilities, insurance, repairs and maintenance, depreciation and general support services. All costs associated with research and development is expensed as incurred.

9.                                       Earnings Per Share Common Stock

Earnings per share of common stock-basic is computed by dividing Net Income applicable to common stockholders by the weighted-average number of common shares outstanding for the period. Earnings per share of common stock-assuming dilution reflects the maximum potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and would then share in the net income of the company. See Note U “Earnings Per Share of Common Stock” to the Consolidated Financial Statements for additional information.

10.                                 Income Taxes

The provision for, or benefit from, income taxes includes deferred taxes resulting from the temporary differences in income for financial and tax purposes using the liability method. Such temporary differences result primarily from the differences in the carrying value of assets and liabilities. Future realization of deferred income tax assets requires sufficient taxable income within the carry back, carry forward period available under tax law. The Company evaluates, on a quarterly basis whether, based on all available evidence, if it is probable that the deferred income tax assets are realizable. Valuation allowances are established when it is more likely than not that the tax benefit of the deferred tax asset will not be realized. The evaluation, as prescribed by Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” includes the consideration of all available evidence, both positive and negative, regarding historical operating results including recent years with reported losses, the estimated timing of future reversals of existing taxable temporary differences, estimated future taxable income exclusive of reversing temporary differences and carryforwards, and potential tax planning strategies which may be employed to prevent an operating loss or tax credit carry forward from expiring unused. Because of the Company’s historical performance and estimated future taxable income a full valuation allowance has been established.

11.                                 Accounting for Stock-Based Compensation

As of January 1, 2006, the Company adopted SFAS 123R using the modified prospective method, which requires measurement of compensation cost for all stock awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. Accordingly, financial statement amounts for the prior periods presented have not been restated to reflect the fair value method of expensing share-based compensation.

Under this application, we are required to record compensation cost for all share-based payments granted after the date of adoption based on the grant date fair value estimated in accordance with the provisions of SFAS 123R and for the unvested portion of all share-based payments previously granted that remain outstanding which were based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. The majority of our share-based compensation arrangements vest over either a three or four year vesting schedule. The Company expenses its share-based compensation under the ratable method, which treats each vesting tranche as if it were an individual grant.

The fair value of stock options is determined using the Black-Scholes valuation model, which is consistent with our valuation techniques previously utilized for options in footnote disclosures required under SFAS 123, as amended by SFAS 148, and requires the input of highly subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (the “expected option term”), the estimated volatility of our Common Stock price over the option’s expected term, the risk-free interest rate over the option’s expected term, and the Company’s expected annual dividend yield. Changes in these subjective assumptions can materially affect the estimate of fair value of stock-based compensation and consequently, the related amount recognized as an expense in the consolidated statements of operations. As required under the accounting rules, we review our valuation assumptions at each grant date and, as a result, are likely to change our valuation assumptions used to value employee stock-based awards granted in future periods.

The values derived from using the Black-Scholes model are recognized as expense over the service period, net of estimated forfeitures (the number of individuals that will ultimately not complete their vesting requirements). The estimation of stock awards that will ultimately vest requires significant judgment. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results, and future changes in estimates, may differ substantially from our current estimates. The compensation expense recognized in connection with the adoption of SFAS 123R increased the Company’s net loss by $239,136 with no effect per share for the three months ended September 30, 2006 and increased the Company’s net loss for the nine months ended September 30, 2006 by $529,055 with a $0.01 effect per share. There was no impact on cash flows from operations, investment, or financing in connections with the adoptions of SFAS 123R. As the Company uses the full valuation allowance with respect to deferred taxes, the adoption of SFAS 123R had no impact on deferred taxes.

12.                                 Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Estimates and assumptions which, in the opinion of management are used in accounting for, among other things, long-term contracts, allowances for uncollectible receivables, recoverability of goodwill and other long-lived assets, depreciation and amortization, valuation of deferred income taxes, convertible notes and related preferred stock, and stock options, discounts, embedded derivatives, and warrants outstanding.

OTHER MATTERS

Not Applicable

RECENT ACCOUNTING STANDARDS

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” an amendment of FASB Statements No. 87, 88, 106, and 132R. SFAS No. 158 requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status and/or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. The implementation of SFAS 158 is not expected to have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for calendar year companies on January 1, 2008. The Statement defines fair value, establishes a framework for measuring fair value in accordance with Generally Accepted Accounting Principles, and expands disclosures about fair value measurements. The Statement codifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The Company is currently assessing the potential impacts of implementing this standard.

In September 2006, the SEC staff issued Staff Accounting Bulletin (SAB) Topic 1N (SAB 108), “Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which is effective for calendar year companies as of December 31, 2006. SAB 108 provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the financial statements are materially misstated. Under this guidance, companies should take into account both the effect of a misstatement on the current year balance sheet as well as the impact upon the current year income statement in assessing the materiality of a current year misstatement. Once a current year misstatement has been quantified, the guidance in SAB Topic 1M, “Financial Statements—Materiality,” (SAB 99) should be applied to determine whether the misstatement is material. The implementation of SAB 108 is not expected to have a material impact on the Company’s financial statements.

In June 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 will be effective for the Company’s first interim period beginning January 1 2007. The implementation of FIN 48 is not expected to have a material impact on the Company’s financial statements.

DESCRIPTION OF BUSINESS

Overview

BIO-key International, Inc., a Delaware corporation, was founded in 1993 to develop and market proprietary biometric technology and software solutions. Biometric technology is the science of analyzing specific human characteristics which are unique to each individual in order to identify a specific person from a broader population.

On March 30, 2004, BIO-key acquired Public Safety Group, Inc. (“PSG”), a privately held company that is a leader in wireless solutions for law enforcement and public safety markets. PSG’s primary technology is PocketCop™, a handheld solution that provides mobile officers, such as detectives who are not typically in their vehicles, a hand-held mobile information software solution.

On September 30, 2004, BIO-key completed a transaction with Aether Systems, Inc. to purchase its Mobile Government Division (“Mobile Government” or “AMG”), a leading provider of wireless data solutions for use by public safety organizations, primarily state, local police, fire and rescue and emergency medical services organizations. The PacketCluster mobile information software is integrated with 50 separate State/NCIC databases, as well as other state, local and federal databases. Its open architecture and its published Application Programming Interface (“API”) make it easy to interface with a wide range of information sources. PacketCluster products deliver real-time information in seconds, freeing dispatchers to handle more pressing emergencies.

Effective January 1, 2005, BIO-key International, Inc., a Minnesota corporation (“Old BIO-key”), reincorporated in the State of Delaware. The reincorporation was effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) whereby Old BIO-key was merged with and into the Company, its wholly owned subsidiary, in order to reincorporate in the State of Delaware (the “Reincorporation”). As a result of the Reincorporation, the legal domicile of the Company is now Delaware.

As a result of the recent mergers, and as discussed in Note M to the Consolidated Financial Statements, we have organized BIO-key International, Inc. into three reporting segments: Law Enforcement, Fire Safety and Biometrics. During 2005, the Company continued to integrate the products, operations and technologies acquired from Public Safety Group, Inc. and Aether Systems, Inc.

Intercorporate Relationships

The following diagram describes the percentage of voting securities and the jurisdictions of organization for BIO-key and its subsidiary on the date hereof:

BIO-key International, Inc. (Delaware)
100%
Public Safety Group Inc. (Delaware)

Based on publicly available information, the following diagram describes the percentage of voting securities and the jurisdictions of organization for BIO-key and its subsidiaries assuming the successful completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction:

BIO-key International, Inc. (Delaware)

100%	100%
Public Safety Group Inc. (Delaware)	ComnetiX Inc. (Canada)

	100%	100%
	International Fingerprinting Services Canada Ltd. (Canada)	ComnetiX Inc. (Delaware)

Products

BIO-key® operates in three major segments—biometrics, law enforcement and fire safety. These segments are described below and a list of products in each line is noted.

Biometrics

BIO-key’s finger identification algorithm—Vector Segment Technology (VST™) is the core intellectual property behind its full suite of biometric products that include:

•                                          Vector Segment Technology SDK (“VST”)—BIO-key’s biometric development kit that provides developers the ability to take advantage of a highly accurate, device interoperable algorithm. VST is available as a low level SDK for incorporation into many complex application systems. VST runs in Windows, Linux or Solaris systems.

•                                          True User Identification®—BIO-key’s biometric identification solution that Offers large scale one to many user lookup with nothing but a single fingerprint. This solution leverages the power of Oracle for large scale solutions in the millions of users, or uses smaller databases for more modest applications to 100,000 users.

•                                          WEB-key®—BIO-key’s biometric platform that Offers an enhanced level of security by securing the user’s authentication with trusted communications and simple use. WEB-key runs on Windows or Linux systems.

•                                          Biometric Service Provider™—BIO-key provides support for the BioAPI (a standards based solution meeting worldwide needs, see www.bioapi.org for details) for a compliant interface to applications using biometrics for verification and identification. BIO-key enhances the traditional use of the BioAPI by adding support for CE devices, supporting identification calls and also providing a single user interface for multiple fingerprint readers.

•                                          ID Director™—BIO-key’s solution for single sign on integration with Computer Associates SiteMinder, Oracle’s Fusion Middleware SSO, and other solutions, utilizing the power and security of WEB-key. This solution provides a simple to implement, custom authentication scheme for companies looking to enhance authentication and add a level of security and audit through re-authentication of a user at the transaction level.

The Company’s biometric identification technology improves both the accuracy and speed of finger-based biometrics. The Company’s proprietary biometric technology scans a fingerprint and identifies a person, typically within a few seconds or less, in databases of a million people or more. BIO-key can accomplish this without using any other identifying data—a key differentiator for BIO-key since other biometric solutions may also require traditional token/card identification. BIO-key’s core technology supports user enrollment on over 40 different commercially available readers and in turn can Offer compatibility among those readers through a single fingerprint template. We have also added INCITS 378-2004 support to our software development kits which makes our products compatible with all of the Registered Traveler projects, PIV initiatives, and FIXS consortium solutions. We believe our fingerprint identification technology has a broad range of possible information security and access control applications, including:

•                                          Securing Internet sites and electronic transactions

•                                          Securing access to logical networks and applications

•                                          Securing access to buildings and restricted areas

•                                          Providing fast, accurate member identification services

•                                          Securing mobile devices such as cell phones and PDA’s

•                                          Preventing identity theft with positive identification and false alias validation

Law Enforcement

•                                          MobileCop™—A complete wireless query and messaging application that puts the power of mobile and wireless technology to work for agencies of every size, MobileCop™ sets the standard for mobile law enforcement. Providing real-time retrieval of motor vehicle, warrant and criminal history information, powerful mobile integration capabilities, and an intuitive user interface, MobileCop delivers the most in performance and it’s easy to see why over 1,200 law enforcement agencies around the country have deployed MobileCop for fast and secure access to critical information in the field.

•                                          PocketCop®—PocketCop® is a software solution that provides police officers and other security personnel instantaneous access to important criminal, civil, and private database information in a wireless environment. PocketCop® is a handheld application that allows law enforcement officers to access state and federal databases over the wireless network for Palm OS, Windows CE, and Pocket PC. Using a portable wireless handheld device and the PocketCop® application software, an authorized user can access suspect information such as wanted status, warrant status, vehicle registration and driver license status. PocketCop® technology has been deployed in numerous police departments in the United States, including the deployment for the Massachusetts State Police.

•                                          IdentityMatch™—a web-based system that allows law enforcement agencies to capture and store fingerprints online and to identify subjects by matching their fingerprint against those stored in the database, securely and in real time. Fingerprints can be captured using a live scan device from existing 10-print cards or through a wide variety of inexpensive commercially available fingerprint readers. This is an AFIS companion, not a replacement, product designed to maximize the value of fingerprint data and also to provide a new level of safety for the law enforcement personnel.

BIO-key also provides a number of optional features designed to augment the core Law Enforcement products. These include:

•                                          Field Interview Tracker™—enables personnel to capture field contact information. The data is stored in a searchable database where it can be located quickly. Police agencies can create online contact forms that meet their specific needs and multiple agencies can share information while using their own forms and procedures.

•                                          TStop™—was developed to enable law enforcement agencies to comply with state mandated and voluntary traffic stop reporting. Law enforcement personnel can capture the required information on their mobile computer and transmit it to the server where it is stored and can generate reports.

•                                          State Crash Report—enables personnel to use their mobile computer to collect data needed for their state’s crash report. This data can be wirelessly transmitted to a server so a supervisor can review and approve it. Once complete the report can be printed in the state’s format. Only selected states are supported.

•                                          Multiple Application Programming Interface (“API”)—allows an agency to have multiple ports to the server to accommodate disparate interfaces. These multiple API ports are in addition to the one port that is inherent in the server as well as the State/NCIC interface.

•                                          Incident Command—using FieldSoft’s PDonScene, this solution is used by both patrol and tactical teams, such as a SWAT, to manage people and resources at the scene of an incident or at a central location such as an emergency operations center. It can also be used for general event management.

•                                          InfoServer™—BIO-key’s solution for an agency’s central messaging switch for application software service, State/NCIC interfaces, Computer Aided Dispatch (“CAD”) and Records Management Software (“RMS”) interfaces, data sharing and other applications.

Fire Safety

In addition to law enforcement/fire service mobile data solutions, BIO-key Offers its Sunpro fire service/EMS records management software, FireRMS™, that helps large and small agencies manage operations, track incidents and support fire prevention initiatives. FireRMS Mobile provides wireless query and messaging solutions that extend computer aided dispatch, fire records, and other in-house data sources to a mobile environment and provide mission-critical information to emergency response personnel where and when they need it.

•                                          PacketCluster® Rescue™—BIO-key’s mobile information solution for fire and EMS, runs off the same server as MobileCop™. It provides much of MobileCop™ functionality without the State/NCIC interface not required by fire service and EMS. Rescue provides mission-critical data such as HAZMAT information and building plans that fire service officers need to know while at a fire scene.

•                                          FireRMS Records Management Software—this NFIRS 5. 0-compliant fire records system helps manage operations, track incidents and support fire prevention initiatives. It is designed to speed data entry and reduce completion time for front-line personnel.

•                                          CAD Interfaces—CAD interfaces provide a connection between BIO-key records and all major CAD systems with the most comprehensive real time integration. Incident reports are opened as soon as CAD dispatches a call. Incidents are current and ready to complete when the crew returns to the station, streamlining and improving the accuracy of incident reporting.

•                                          RMS Interfaces—RMS interfaces provide a mechanism to integrate patient care reports collected in the field with the NIBRS report. Patient data is populated in the appropriate fields, eliminating redundant data entry.

•                                          Other Interfaces—BIO-key provides interfaces to other third party solutions including EMS billing, EMS county/state interfaces, professional staffing solutions and others.

BIO-key also Offers the following Fire/EMS Partner solutions:

•                                          EMS Field Data Collection—Regist*r Express from MedDataSolutions enables EMS field data collection for efficient collection of patent data where it is generated.

•                                          Geographic Data Analysis—FireView™ from the Omega Group allows Fire and EMS agencies to analyze their deployment strategies.

•                                          Personnel Staffing—Telestaff™ from PDSI automates and manages complex Fire/RMS agency staffing needs and is integrated with FireRMS’s Personnel and Roster modules.

•                                          Incident Command Module—FDonScene™ by FieldSoft provides incident management, responder accountability, and tactical survey or preplan browser software solutions. FDonScene interfaces with PacketCluster Rescue to support incident management-en route or on scene.

Current Business Plan

BIO-key’s current business plan is to:

•                                          License its core technology “VST” and True User Identification® to original equipment manufacturers, systems integrators, and application developers who develop products and applications that utilize its biometric finger matching solutions.

•                                          License WEB-key®, the Company’s security centric web-based biometric authentication solution.

•                                          Provide for “device independent” finger identification matching for virtually any application by using the latest advances in scanning technology.

•                                          License its wireless software solutions for the public safety market directly to counties, cities and towns across North America as well as through systems integrators and resellers.

•                                          Leverage its FireRMS suite of products for the growing Emergency Medical Service data collection and reporting market.

•                                          Integrate its core technology competencies to leverage new business opportunities and develop new markets for its innovative products.

Markets

Law Enforcement

BIO-key’s InfoServer™, MobileCop™ and PocketCop® Law Enforcement products are the leading wireless mobile data communications client/server solution, implemented in more than 1,200 agencies nationwide. Providing immediate access to mission-critical data and enabling in-field reporting, BIO-key software keeps officers on the street, improving their productivity and enhances officer safety. BIO-key solutions are able to run across any and all wireless infrastructures and integrate with virtually all computer-aided dispatch (“CAD”) and records management systems. This makes us a proven leader in multi-agency cooperation and interoperability, which are absolutely critical in times of large-scale natural and terrorist threats.

•                                          Growth potential—BIO-key’s large base of more than 1,200 law enforcement agencies continues to be a strength that helps leverage additional sales from both existing customers and new customers. A key opportunity is the growing awareness of the need for multi-agency interoperability. In these situations, BIO-key Offers:

•                                          BIO-key’s law enforcement products can run on any and all wireless infrastructures. BIO-key also has proven success implementing seamless roaming across multiple infrastructures for multi-agency consortiums.

•                                          BIO-key’s open architecture.

•                                          BIO-key has experience in large, complex and multi-agency implementations such as Hamilton County, Ohio, Sheriff’s Office and Pennsylvania State Police.

These capabilities position BIO-key well to work with leading CAD vendors, even with vendors that have mobile data solutions but do not have the depth of interoperability capability that BIO-key Offers.

An additional growth area is the introduction of BIO-key’s finger-based biometric identification to law enforcement. In addition to now offering biometric login to our traditional InfoServer™ product, we have introduced the IdentityMatch™ fingerprint identification solution, which lets law enforcement personnel capture fingerprints in the field and, using BIO-key’s patented Vector Segment Technology®, then analyzes and categorizes fingerprints the same way a fingerprint expert would—only faster. IdentityMatch™ also enables multiple law enforcement agencies to share fingerprint data with other agencies. This powerful tool, built on BIO-key’s understanding of law enforcement requirements and its fingerprint technology, present opportunities for the law enforcement business segment in the coming year.

Fire Safety

BIO-key’s FireRMS fire records management software is a flexible solution available for Fire Service and EMS agencies. It is a comprehensive collection of modules that manage a range of activities from daily scheduling to vehicle maintenance. FireRMS streamlines data collection across all areas of department operations, and integrates with other department systems to provide a seamless solution for data access, whether in the station or on the scene of an incident. In addition to helping first responders efficiently deliver traditional fire safety and services and respond to massive emergency situations, it enables adherence to NFIRS, NEMSIS, HIPAA, and ISO requirements. The solutions also bring the station into the field with mobile data communications solutions, and most recently, FireRMS Mobile, which brings the capabilities of FireRMS to first responders where and when they most need to report and access critical information.

•                                          Growth potential—a growth opportunity for the fire business segment is in the mobile market with the RMS mobile products. BIO-key’s FireRMS Mobile solutions extend the power of our FireRMS product to the field. Inspectors, for example, can now perform occupancy inspections over a wireless or synched connection using a pen tablet. This approach eliminates redundant data entry, and provides immediate updates of critical information and notification of violations. Likewise, EMS workers can collect critical patient data and relay the data to medical personnel. This new mobile approach to fire and EMS data collection and access Offers great potential among both new and existing FireRMS customers.

Finger-based Biometric Identification

Finally, BIO-key is a leader in finger-based biometric identification. In partnerships with OEMs, integrators, and solution providers, we provide biometric software solutions to private and public sector customers. BIO-key’s patented vector segment technology is the foundation for these solutions.

BIO-key’s WEB-key® is a cost-effective, easy-to-deploy, fingerprint-based strong authentication system. This unique solution allows users to positively identify themselves to any application with the simple scan of their finger. This capability is a significant improvement in both convenience and security over other alternatives and provides companies with a cost-effective solution to thwart phishing attacks and comply with government regulations and legislation such as FFIEC compliance, HIPAA, Sarbanes-Oxley, and the Electronic Signatures Act. BIO-key couples these capabilities with device interoperability and system flexibility and scalability. BIO-key enables the use of about 40 different fingerprint sensor technologies to enroll and identify employees, customers or business partners.

Most recently, BIO-key integrated its biometric capabilities with its public safety mission with the introduction of IdentityMatch™, a real-time, in-station solution that allows law enforcement professionals to capture fingerprints from a suspect or captured from a crime scene and compare them to fingerprints. BIO-key has also formed relationships with providers of biometric logon software like IdentiPHI, Softex, and Computer Associates to provide enterprise-ready SingleSignOn systems to many large companies in the US and abroad. Also, BIO-key has integrated to a pure physical access solution in NextGenID, which has been deployed at BIO-key facilities.

•                                          Growth potential—As the provider of the core technology, BIO-key’s greatest growth potential for this market is as a partner with companies that Offer cutting-edge applications that address growing concerns particularly about identity theft and terrorism.

For example, BIO-key has implemented programs that will enable biometric access. These include a national pilot with a large fitness center chain to provide finger-based membership and access to its locations around the country; with IdentiPHI to provide strong network based authentication on BIO-key technology; and with the Pegasus Program to authenticate users accessing a nationwide information-sharing system designed by and for the nation’s sheriffs. These represent the kind of partnership-based opportunities BIO-key may see in the finger-based biometric market.

In parallel, BIO-key is both strengthening security and improving user and system administrator convenience by integrating biometric log-in, as well as two-factor authentication, with its law enforcement and fire safety products. This is a true differentiator to potential new customers, and creates add-on opportunities with existing customers.

Competition

The markets for BIO-key products and technologies are developing and are characterized by intense competition and rapid technological change. No assurance can be given that our competitors will not develop new or enhanced technologies that will Offer superior price, performance, or features, or render BIO-key products or technologies obsolete.

Biometrics

In addition to companies that provide existing commonplace methods of restricting access to facilities and logical access points such as pass cards, PIN numbers, passwords, locks and keys, there are numerous companies involved in the development, manufacturing and marketing of fingerprint biometrics products to commercial, government, law enforcement and prison markets. These companies include, but are not limited to, Cogent, NEC, IDENTIX, Sagem-Morpho, and Bioscrypt.

The most recent automated fingerprint identification product sales in the market have been deployed for government and law enforcement applications, typically at more cost than BIO-key’s products and licensing arrangements. Although most companies that target consumer application markets have completed development of their biometric products, such technologies have not been widely accepted in the commercial markets to date. Most companies competing for commercial opportunities are in the business of selling scanning devices and tie their algorithm to a specific device. BIO-key has created a “device independent” algorithm that provides flexibility in choosing the correct device and optical or tactile sense to fit the application served.

BIO-key has found that commercial markets have been slow to widely purchase biometrics as a viable alternative to their current security methods. As a result, the primary competition for biometric technology consists of traditional security methods such as passwords, PINs, cards, and tokens.

With respect to competing biometrics technologies, each has its strength and weaknesses and none has emerged as a market leader:

•                                          Fingerprint identification is generally viewed as inexpensive and non-intrusive.

•                                          Iris scanning is viewed as accurate, but can be expensive and inconvenient to use.

•                                          Facial recognition has recently received substantial attention; however, it can have accuracy limitations and be highly dependent on ambient lighting conditions, angle of view and other factors.

The market for biometric technology is evolving. Computer breaches, identity theft, phishing and other events in the recent past are driving a large-scale shift to biometric deployments. In addition, companies such as IBM, Dell, Gateway, MPC, Samsung and HP have all introduced computers with integrated finger scanning devices to complement the conventional username/password technique since it is highly susceptible to hackers and security breaches. BIO-key supports these integrated devices for broader enterprise level security solutions.

Law Enforcement

The public safety market comprises agencies at all government levels, with a range of users, from a few to many hundreds. BIO-key competitors in the mobile data market include Computer Aided Dispatch/Records Management companies such as Printrak, InfoCop and Motorola. Each has comprehensive CAD and/or RMS offerings and has augmented those with their own mobile data and field reporting solutions. While these solutions may not be as functionally rich as the BIO-key suite of products, they are sometimes less expensive. They also provide a complete solution from one vendor.

Fire Safety

The fire records management market includes a large number of RMS vendors including Firehouse, FDM and ETI. These and other competing companies represent a wide range of organizations, from large integration companies, to small garage companies, and Offer products similar in scope to BIO-key’s FireRMS. The functionality and price of these products also encompass wide ranges of features and costs.

Marketing and Distribution

BIO-key’s marketing and distribution efforts comprise the following major initiatives:

•                                          During the past year, BIO-key has strengthened its alliance with Oracle and has been recognized as a Certified Partner in the Oracle Partner Network. BIO-key supports the Oracle e-business suite of applications and provides the biometric enabler for the Oracle Single Sign on product. As an Oracle development partner, BIO-key provides the underlying database used for true user identification and on demand alias checking. As a development partner, BIO-key participates in Oracle Trade Shows such as Oracle Open World and Oracle Apps World.

•                                          BIO-key has strategic alliances with technology leaders including Oracle, Netegrity, Hewlett Packard, Dell, Verizon, Sprint/Nextel, Cingular and others.

•                                          BIO-key is also promoting biometric technology and its offerings through industry trade shows, public speaking engagements, press activities and partner marketing programs

•                                          BIO-key is directing licensing efforts to original equipment manufacturers, application developers and system integrators.

•                                          BIO-key is building a reseller, integrator and partner network as well as a direct sales team.

Following are the specific marketing/sales programs in place:

•                                          Direct Selling Efforts—BIO-key now has a base of area sales directors who are responsible for both the law enforcement and fire safety markets. This team of sales professionals brings extensive experience in technical solution and relationship-based selling. They are supported by a pre-sales team that includes system engineering and proposal management and a post-sales program management, implementation and training professionals. Included in this team are individuals who are themselves former police officers and firefighters.

BIO-key’s direct sales force also includes area sales directors for the OEM and Federal Government markets, each of whom brings not only extensive sales experience but also expertise in emerging biometric technologies. The BIO-key sales force is rounded out by Inside Sales, which is responsible for maintaining and supporting our existing install base, acting as a front-line support for any inquiries on our product line, and facilitating activities that make the field team more productive.

•                                          Conferences and Trade Shows—BIO-key attends and actively participates in various product-related conferences and trade shows in the technology and security industries to generate market awareness of biometric and wireless mobile data technology generally and our offerings specifically. BIO-key’s public safety software often is featured at our business partners’ booths at these events, showcasing the interoperability of the two products.

•                                          Strategic Alliance—BIO-key’s strategic alliances and reseller agreements with other vendors play a significant role in our overall sales efforts. In the past year, BIO-key has initiated and bolstered numerous important and promising long-term relationships. Just a few examples include:

•                                          BIO-key is partnering with Cingular, the largest wireless carrier in the country, to first responders in a seven-county Tennessee consortium of fire, police and EMS agencies in access to mission critical information using MobileCOP solution in conjunction with Cingular’s nationwide* EDGE wireless data network.

•                                          The Omega Group continues to provide FireView software mapping tools that help review existing deployment policies and develop new strategies, to complement BIO-key’s range of solutions for Fire/EMS agencies.

•                                          BIO-key now resells solutions from ThreatScreen that provide an exposure-diagnostic/identification, data collection, and reporting tool to first responders so they can quickly assess victims to determine chemical, biological, or nuclear agent exposure.

•                                          Silex Technology America, Inc., which develops fingerprint reader products designed to support a variety of secure computing options, utilizes BIO-key’s VST and WEB-key technology.

•                                          Strategic Marketing Alliance—BIO-key has established a strategic marketing alliance with Hewlett Packard to provide BIO-key handheld technology for the Massachusetts State Police.

•                                          Reseller Relationships—BIO-key has established reseller relationships with companies that resell BIO-key public safety software.

Licensing

BIO-key targets both Internet infrastructure companies and large portal providers as possible licensees for its WEB-key® solution. On the Internet infrastructure side, BIO-key seeks to partner with Internet server manufacturers, providers of database and data warehouse engine software, horizontally positioned application engines, firewall solution providers and peripheral equipment manufacturers. On the portal side, BIO-key is targeting financial service providers such as credit and debit card authorization and issuing institutions, Internet retailers, business-to-business application service providers (“ASPs”) and corporate intranets. In the past three years, BIO-key has undertaken a WEB-key® and VST direct selling effort, and entered into license agreements with OEMs and system integrators to develop applications for distribution to their respective customers.

BIO-key is also addressing the security needs of application providers in the following vertical markets:

•                                          Government—Using BIO-key’s technology, Northup Grumman deployed an application within the Department of Defense to cross-credential visitors and contractors to certain military bases.

•                                          Education—Educational Biometric Technologies, Lunch Byte Systems and Identimetrics have incorporated BIO-key technology to enable school children to pay for school lunch programs and checkout library books using their fingerprints. VST technology enables schools to enroll these children and reduces the administrative costs of managing passwords and collecting payments.

•                                          Commerce: ChoicePoint has implemented a check cashing solution using BIO-key’s VST technology to reduce fraud and identity theft.

•                                          Patient Records and Information Management: HBOC, one of the largest healthcare patient records and information management companies, has integrated BIO-key technology into their portal and has deployed their solution in a pilot for the Baptist Hospital System.

•                                          Financial: BIO-key is working with several companies focusing on financial applications such as point of sale systems and employee trusted identification cards, as well as customer facing applications over the Internet. BIO-key has also begun work with several financial institutions to incorporate its technology for secure access to money transfers for institutional customers.

Intellectual Property Rights

We believe that our intellectual property is important to our biometric, law enforcement and fire information management segments:

Patents—our biometrics segment uses patented technology and trade secrets developed or acquired by us. In May 2005, the U. S. Patent Office issued us a patent for our Vector Segment fingerprint technology (“VST”), BIO-key’s core biometric analysis and identification technology. Additionally, we have a number of U. S. and foreign patent applications in process related to this intellectual property.

Trademarks—We have registered our trademarks (“BIO-key”, “SACman”, “SACcat”, “SACremote”, “True User Identification”, “WEB-key”, “PacketCluster”, “PacketCluster Patrol”, “PacketWriter”, “PacketBlue”, “SunPro” and the design mark for “Ceurulean” with the U.S. Patent and Trademark Office. We have also applied for trademarks for “PocketCop” and “Cerulean”.

Copyrights and trade secrets—We take measures to ensure copyright and license protection for our software releases prior to distribution. When possible, the software is licensed in an attempt to ensure that only licensed and activated software functions to its full potential. We also take measures to protect the confidentiality of our trade secrets.

Research and Development

Our research and development efforts are concentrated on enhancing the functionality, reliability and integration of our current products as well as developing new and innovative products for the biometrics, law enforcement and fire markets. Although BIO-key believes that its identification technology is one of the most advanced and discriminating fingerprint technologies available today, the markets in which BIO-key compete are characterized by rapid technological change and evolving standards. In order to maintain its position in the market, BIO-key will continue to upgrade and refine its existing technologies.

In 2005, BIO-key announced the launch of IdentityMatch, our fingerprint identification system. IdentityMatch Offers a tool for agencies to store and search fingerprints and the associated demographic data, the ability to compare new prints with those previously captured as a low-cost AFIS alternative or to be used for a wide variety of routine identification transactions not supported by AFIS. IdentityMatch™ is currently being tested by a number of customers.

During fiscal years ended December 31, 2004 and 2005, BIO-key spent approximately $2,980,000, and $6,846,000 respectively, on research and development. BIO-key’s limited customer base during that time did not directly bear these costs, which were principally funded through outside sources of equity and debt financing.

Government Regulations

BIO-key is not currently subject to direct regulation by any government agency, other than regulations generally applicable to business, related to specific project requirements or applicable entities having a class of securities which is publicly traded in the United States. In the event of any international sales, the company would be subject to various domestic and foreign laws regulating such exports and export activities.

Environmental Regulations

As of the date of this report, BIO-key has not incurred any material expenses relating to our compliance with federal, state, or local environmental laws and does not expect to incur any material expenses in the foreseeable future.

Employees and Consultants

As of December 31, 2006, BIO-key employs ninety-six (96) individuals on a full-time basis: sixty (60) in engineering, customer support, research and development; fifteen (15) in finance and administration; and twenty-one (21) in sales and marketing. BIO-key also uses the services of seven (7) consultants who provide engineering and technical services.

DESCRIPTION OF PROPERTY

We do not own any real estate. We conduct operations from leased premises in Marlborough, Massachusetts (38,000 square feet), Eagan, Minnesota (6,800 square feet), Wall, New Jersey (2,180 square feet) and Winter Park, Florida (900 square feet). We believe that our current facilities are adequate for the foreseeable future.  BIO-key satisfies its lease obligations, which expire on various dates through 2009, on a monthly basis, and is currently in good standing with all of its arrangements.

LEGAL PROCEEDINGS

Prior to our acquisition of PSG in March 2004, PSG had been named as a defendant in a civil action initiated in the Superior Court Department in Hampden County, Commonwealth of Massachusetts by The Vince Group, Inc. (“TVG”). The case was then removed to the United States District Court for the District of Massachusetts at the request of the parties. The complaint claimed that PSG was obligated to pay a percentage of certain of its revenues to TVG in consideration for a strategic business introduction allegedly made by an agent of TVG. PSG denied the allegations and filed an answer in the litigation. On April 20, 2006, the action was reported settled to the Court, and on June 20, 2006 a Stipulation of Dismissal with Prejudice was filed.

MANAGEMENT

Directors and Executive Officers

The following sets forth certain information about each director and executive officer of the Company.

Name and Municipality of Residence	Age	Positions Held
Thomas J. Colatosti Lexington, MA	58	Chairman of the Board of Directors
Michael W. DePasquale Toms River, NJ	51	Chief Executive Officer and Director
Jeffrey J. May (b) Tonka Bay, MN	46	Director
Charles P. Romeo (a) Wickford, RI	64	Director
John Schoenherr (b) Burlington, MA	53	Director
Francis J. Cusick Lexington, MA	51	Chief Financial Officer
Randy Fodero Fair Haven, NJ	47	Vice President of Sales
Kenneth S. Souza Bolton, MA	51	General Manager, Law Enforcement and Chief Technology Officer

(a)           From April 2004 to February 2005, Mr. Romeo was employed by the Company.

(b)           Audit Committee Member

The following is a brief summary of the business experience of each of the above-named individuals:

THOMAS J. COLATOSTI has served as a Director of the Company since September 2002 and as Chairman of the Board since January 3, 2003. He has served as Co-Chief Executive Officer from July 2005 to August 2006. Mr. Colatosti also currently serves as the Chief Executive Officer of American Security Ventures, a Lexington, Massachusetts based consulting firm he founded which specializes in providing strategic management consulting services to emerging and developing companies in the homeland security industry. From 1997 through June 2002, Mr. Colatosti served as the Chief Executive Officer of Viisage Technology, Inc., a publicly traded biometric technology company focusing on biometric face-recognition technology and delivering highly secure identification documents and systems. Between 1995 and 1997, Mr. Colatosti served as President and Chief Executive Officer of CIS Corporation, a higher education industry leader that designed and implemented integrated and flexible systems solutions to manage entire university administrative operations. Prior to CIS, Mr. Colatosti had a 20-year career with Digital Equipment Corporation. His most recent responsibility was Vice President and General Manager, Northeast Area, where he was responsible for a business unit with annual revenues of more than $1.2 billion and 3,000 people. Mr. Colatosti is an active industry security spokesperson testifying before Congressional Committees and advising the White House and other Federal security agencies on homeland security issues. Since August 18, 2005, Mr. Colatosti has served as a Director and Chief Financial Officer of Good Harbor Partners Acquisition Corp., a publicly-traded blank check company formed to acquire businesses in the security sectors. Mr. Colatosti earned a Bachelor of Science degree in Management and Finance as well as a Masters degree in Business Administration from Suffolk University.

MICHAEL W. DEPASQUALE has served as the Chief Executive Officer and a Director of the Company since January 3, 2003. He served as Co-Chief Executive Officer from July 2005 to August 2006. Mr. DePasquale brings more than 20 years of executive management, sales and marketing experience to the Company. Prior to joining the Company, Mr. DePasquale served as the President and Chief Executive Officer of Prism eSolutions, Inc., a Pennsylvania based provider of professional consulting services and online solutions for ISO-9001/14000 certification for customers in manufacturing, healthcare and government markets, since February 2001. From December 1999 through December 2000, Mr. DePasquale served as Group Vice President for WRC Media, a New York based distributor of supplemental education products and software. From January 1996 until December 1999, Mr. DePasquale served as Senior Vice President of Jostens Learning Corp., a California based provider of multi media curriculum. Prior to Jostes, Mr. DePasquale held sales and marketing management positions with McGraw-Hill and Digital Equipment Corporation. Mr. DePasquale earned a Bachelor of Science degree from the New Jersey Institute of Technology.

JEFFREY J. MAY has served as a Director of the Company since October 29, 2001. Since 1997, Mr. May has served as the President of Gideons Point Capital, a Tonka Bay Minnesota based financial consulting firm and angel investor focusing on assisting and investing in start-up technology companies. In 1983, Mr. May co-found Advantek, Inc., a manufacturer of equipment and materials which facilitate the automatic handling of semi-conductors and other electrical components which was sold in 1993. Mr. May continued to serve as a director and Vice-President of Operations of Advantek until 1997, at which time it had over 600 employees and sales in excess of $100 million. Mr. May earned a Bachelor of Science degree in Electrical Engineering from the University of Minnesota in 1983.

CHARLES P. ROMEO has served as a director of the Company since February 28, 2005 and from January 29, 2003 to April 19, 2004. From April 2004 until February 2005, he served as Vice President of Sales, Public Safety Division of the Company. From September 2002 until April 2004 Mr. Romeo has served as the President and Chief Executive Officer of FreedomBridge Technologies, Inc., a Rhode Island based consulting firm to technology companies in the homeland security industry specializing in implementing direct and channel selling programs, strategic alliances and partnerships in the law enforcement market. Prior to founding FreeedomBridge, Mr. Romeo had a 33 year sales and marketing management career with Digital Equipment Corporation, Compaq Computer Corporation and Hewlett Packard. During his career, Mr. Romeo served as Vice President of Service Sales for a $500 million business unit, and Director of Public Sector Sales, a $275 million division of Hewlett Packard. Mr. Romeo authored The Sales Manager’s Troubleshooter, Prentice Hall 1998, which was named as one of the “top 10 must reads” by Sales and Marketing Magazine. Mr. Romeo earned a Bachelor of Science degree in Mathematics and Economics from the University of Massachusetts and an Executive MBA from Babson College.

JOHN SCHOENHERR has served as a Director of the Company since December 30, 2004. Mr. Schoenherr serves as Vice President of Corporate Performance Management for Oracle Corporation, and has served as an Oracle Vice President for over five years. Mr. Schoenherr has over 25 years of experience in the area of business intelligence. His career includes a number of product development and management positions.

FRANCIS J. CUSICK has served as the Chief Financial of the Company since February 28, 2005. Mr. Cusick joined the Company as the Corporate Controller in September 2004. Mr. Cusick served as an independent business consultant to public and private companies in a variety of strategic and financial executive roles from March 2002 until September 2004. From January 2001 through February 2002, Mr. Cusick was Chief Financial Officer for SANgate Systems, a multi-national provider of storage hardware and software. Between November 1999 and December 2000, Mr. Cusick served as Corporate Controller for Equipe Communications Corporation and was responsible for all accounting and finance functions. Prior to Equipe, Mr. Cusick held senior financial management positions at Parametric Technology Corp., Cascade Communications Corp. and Synernetics Inc.

RANDY FODERO has served as the Vice President of Sales since February 1, 2006. From July 22, 2005 until February 1, 2006, he was a sales consultant to the Company. Between July 18, 2003 and July 22, 2005, Mr. Fodero was the Vice President of Sales and Marketing of the Company. Mr. Fodero joined the Company as a member of the sales organization in March 2003. Mr. Fodero brings more than 20 years of successful executive and sales management experience to the Company. Prior to joining the Company, Mr. Fodero served as director of Global Accounts from Veritas Software from February 2002 until January 2003. Between 1999 and February 2002, Mr. Fodero served in executive sales capacities with both companies in the enterprise software industry, including Agile Software. From 1998 to 1999, Mr. Fodero served as Regional Vice President of Sales for Memco Software, a leading provider of information security software to Fortune 1000 companies, where he was instrumental in increasing sales and enhancing shareholder value in connection with the sale of Memco to Platinum Technology. From 1990 through 1998, Mr. Fodero served as Vice President of Sales of AT&T CommVault Systems, where he grew sales from startup to over $36 million and participated in a management buyout.

KENNETH S. SOUZA has served as Chief Technology Officer of the Company since October 4, 2004 and the General Manager, Law Enforcement since October 18, 2005. Prior to joining the Company, Mr. Souza was Vice President of Industry Solutions for EMC Corporation. Prior to joining EMC, he was Vice President for e-Commerce Enterprise Systems Solutions for Compaq Computer Corporation for 4 years. His 25-year technology and market career includes serving in a number of executive positions with Digital Equipment Corporation including Vice President Worldwide Solutions Services and Training, and Director of Workstations Marketing. In the early 1980’s, Mr. Souza held technical sales management positions with Hewlett Packard and Burroughs. Mr. Souza also held executive positions with a venture funded MRP software company.

Directors’ Terms of Office

Mr. May was initially elected to serve as a director in 2001, and was re-elected in 2004. Mr. Colatosti was initially elected to serve as a director in 2002, and was re-elected in 2004. Mr. DePasquale was initially elected as a director in 2003, and was re-elected in 2004. Mr. Schoenherr was initially elected as a director in 2004. Mr. Romeo was initially elected as a director in 2005. Each such director was elected to serve until the Company’s next annual meeting or until his successor is duly elected and qualified in accordance with the By-laws of the Company.

EXECUTIVE COMPENSATION

The following table sets forth a summary of the compensation paid to or accrued by our chief executive officer and all of our other executive officers as of December 31, 2005 (the “named executive officers”) for each of the fiscal years ended December 31, 2004, 2005 and 2006:

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long Term Compensation
							Payouts
	Fiscal Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award	Awards Securities Underlying Options/SARs	LTIP Payouts	All Other
Michael W. DePasquale(1)	2006	250,000		—	—	—	400,000	—	—
Chief Executive Officer	2005	250,000		—	—	—	—	—	—
	2004	210,000		35,000	—	—	—	—	—

Francis J. Cusick(2)	2006	175,000		—	—	—	150,000	—	—
Chief Financial Officer	2005	168,333		—	—	—	155,000	—	—
	2004	36,196		—	—	—	45,000	—

Randy Fodero(3)	2006	256,803	(4)	—	—	—	100,000	—	—
Vice President Sales	2005	237,681		—	—	—	600,000	—	—
	2004	197,674		—	—	—	—	—	—

Kenneth S. Souza(5)	2006	200,000		10,000	—	—	250,000	—	—
General Manager,	2005	200,000		—	—	—	—	—	—
Law Enforcement	2004	50,000		19,000	—	—	300,000	—	—
and Chief
Technology Officer

(1)           Mr. DePasquale became employed as our Chief Executive Officer on January 3, 2003.

(2)           Mr. Cusick became our Chief Financial Officer on February 28, 2005.

(3)           Mr. Fodero became Vice President of Sales on February 1, 2006. He was a sales consultant to the Company from July 22, 2005 until February 1, 2006. Between July 18, 2003 and July 22, 2005, Mr. Fodero was the Senior Vice President of Sales and Marketing of the Company.

(4)           Includes $85,870, $48,176 and $47,674 of commission income in 2006, 2005 and 2004, respectively.

(5)           Mr. Souza became an executive officer of the Company on October 4, 2004.

OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2006

The following table sets forth all options granted during the year ended December 31, 2006 to each of the named executive officers.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price $/Share	Market Value of Securities Underlying Options on Date of Grant ($/share)	Expiration Date
Michael W. DePasquale	400,000	16.8%	$0.75	$0.68	3/23/2013
Francis J. Cusick	150,000	6.3%	$0.75	$0.68	3/23/2013
Randy Fodero	100,000	4.2%	$0.75	$0.68	3/23/2013
Kenneth S. Souza	250,000	10.5%	$0.75	$0.68	3/23/2013

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED
DECEMBER 31, 2006 AND FISCAL YEAR-END OPTION VALUE

The following table sets forth for each named executive officer, information regarding stock options exercised by such officer during the year ended December 31, 2006, together with the number and value of stock options held at December 31, 2006, each on an aggregated basis.

Name	Number Of Shares Acquired On Exercise	Value Realized	Number Of Unexercised Options At Fiscal Year-End Exercisable/ Unexercisable(#)	Value Of Unexercised In-The-Money Options At Fiscal Year-End Exercisable/ Unexercisable($)(1)
Michael W. DePasquale	—	—	1,480,000/1,080,000	0/0
Francis J. Cusick	—	—	350,000/81,665	0/0
Randy Fodero	—	—	700,000/333,333	0/0
Kenneth S. Souza	—	—	550,000/200,000	0/0

(1)             The last sales price of the Company’s Common Stock as reported on the OTC Bulletin Board on December 31, 2006 was $0.33.

Directors Compensation

Directors who are also officers of the Company receive no additional compensation for serving on the Board of Directors, other than reimbursement of reasonable expenses incurred in attending meetings. The Company’s 1996 stock incentive plan provides for the grant of options to purchase 50,000 shares of common stock to each non-employee director upon first being elected or appointed to the Board of Directors. The Company’s current policy is to issue options to purchase 50,000 shares of common stock to each non-employee director on an annual basis.

Employment Agreements

MICHAEL W. DEPASQUALE. On March 28, 2006, the Company entered into a two-year employment agreement with Michael W. DePasquale to serve as the Chief Executive Officer of the Company at an annual base salary of $250,000 subject to adjustment by the Board of Directors as well as $1,000 per month in lieu of participating in the Company’s medical plan. In addition to the Base Salary and Stock Options, a “Discretionary

Bonus” may be awarded to Mr. DePasquale on the basis of merit performance on an annual basis in the sole discretion of the Board of Directors. The employment agreement also provides for the grant of options to purchase up to 400,000 shares of Company common stock payable at the discretion of the Board of Directors.

In the event that Mr. DePasquale is terminated without cause, Mr. DePasquale will receive severance payment equal to his base salary for 6 months. The employment agreement contains standard and customary confidentiality, non-solicitation and “work made for hire” provisions as well as a covenant not to compete which prohibits Mr. DePasquale from doing business with any current or prospective customer of the Company or engaging in a business competitive with that of the Company during the term of his employment and for the one year period thereafter. The Company may terminate the agreement at any time with or without cause. In the event of termination without cause, Mr. DePasquale shall continue to be paid his then current base salary for the greater of six months from the date of such termination or the number of months remaining until the end of the term of the employment agreement.

KENNETH S. SOUZA. In connection with his appointment as Senior Vice President and Chief Technology Officer of the Company on October 4, 2004, we entered into a one (1) year employment agreement with Kenneth S. Souza. The employment agreement provides for an annual base salary of $200,000 and a performance bonus in the amount of up to $76,000 payable upon achievement of certain performance criteria. Unless notice of non-renewal is provided to Mr. Souza at least two months prior to the end of the term, the employment agreement automatically renews for successive one year terms. In the event that Mr. Souza is terminated without cause, Mr. Souza will receive severance payment equal to his base salary for the greater of 6 months and that number of months remaining until the end of the term. The employment agreement contains standard and customary confidentiality, non-compete and work made for hire provisions.

Upon execution of the employment agreement, we issued to Mr. Souza a stock option to purchase 300,000 shares of our Common Stock at an exercise price of $1.11 per share, the last sale price of our Common Stock as reported on the OTC Bulletin Board on the date of grant. The option has a term of seven (7) years and vests in three equal annual instalments commencing on October 4, 2005. Upon completion of one (1) year of service, Mr. Souza shall be eligible to receive a stock option to purchase up to an additional 300,000 shares of Company stock based upon his performance as determined by the Company in its sole discretion.

Report on Executive Compensation

The Company does not currently have a Compensation Committee.  Any issues regarding executive compensation are dealt with by the non-management members of the Board of Directors.

The Board of Directors shall annually review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance in light of those goals and objectives, and have the authority to determine, the CEO’s compensation level based on this evaluation.

The Board of Directors periodically reviews and approves senior executive officer compensation, including salary, bonus and incentive compensation levels; deferred compensation; executive perquisites; equity compensation (including awards to induce employment); severance arrangements; change-in-control benefits and other forms of senior executive officer compensation. Senior executive officers shall include the CFO and any other officer who reports directly to the CEO, and such additional persons, as the Board of Directors may from time to time designate as a “senior executive.”

The Board of Directors periodically reviews incentive-compensation plans and equity-based plans. The Board of Directors approves all equity compensation grants, plans and amendments that are not subject to shareholder approval.

Change in Control Provisions

The Company’s 1996 Stock Option Plan (as amended to date, the “1996 Plan”), 1999 Stock Option Plan and 2004 Stock Incentive Plan (the “1999 Plan” and together with the 1996 Plan and 2004 Plan, the “Plans”) provide for the acceleration of the vesting of unvested options upon a “Change in Control” of the Company. A Change in Control

is defined in the Plans to include (i) a sale or transfer of substantially all of the Company’s assets; (ii) the dissolution or liquidation of the Company; (iii) a merger or consolidation to which the Company is a party and after which the prior shareholders of the Company hold less than 50% of the combined voting power of the surviving corporation’s outstanding securities; (iv) the incumbent directors cease to constitute at least a majority of the Board of Directors; or (v) a change in control of the Company which would otherwise be reportable under Section 13 or 15(d) of the Exchange Act.

In the event of a “Change In Control” each Plan provides for the immediate vesting of all options issued thereunder. The 1999 Plan provides for the Company to deliver written notice to each optionee under the 1999 Plan fifteen (15) days prior to the occurrence of a Change In Control during which all options issued under the 1999 Plan may be exercised. Thereafter, all options issued under the 1999 Plan which are neither assumed or substituted in connection with such transaction, automatically expire unless otherwise determined by the Board. The 1996 Plan provides for all options to remain exercisable for the remainder of their respective terms and permits the Company to make a cash payment to any or all optionees equal to the difference between the exercise price of any or all such options and the fair market value of the Company’s common stock immediately prior to the Change In Control. The 2004 Plan enables the Board to provide that all outstanding options be assumed, or equivalent options be substituted by the acquiring or succeeding corporation upon the occurrence of a “Reorganization Event” as defined. If such Reorganization Event also constitutes a Change in Control, then such assumed or substituted options shall be immediately exercisable in full. If the acquiring or succeeding corporation does not agree to assume, or substitute for such options, then the Board, upon written notice to the participants (“Participants”), may provide that all unexercised options become exercisable in full as of a specified time prior to the Reorganization Event and terminate prior to the consummation of the Reorganization Event. Alternatively, if under the terms and conditions of the Reorganization Event, holders of Common Stock will receive a cash payment for their shares, then the Board may provide that all Participants receive a cash payment equal to the difference between the “Acquisition Price” and the “Option Price” (as defined) multiplied by the number of options held by such Participants.

Options issued to executive officers outside of the Plans contain change in control provisions substantially similar to those contained in the 1999 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Arrangements

The Company has entered into an employment agreements with Michael W. DePasquale and Kenneth S. Souza. See “EXECUTIVE COMPENSATION—Employment Agreements.”

Options Granted to Executive Officers and Directors

During 2002, the Company issued options to purchase 200,000 shares of Common Stock to Thomas J. Colatosti upon his appointment as a director of the Company. During 2003, 2004 and 2005, the Company issued options to purchase an aggregate of 2,180,000, 400,000 and 1,155,000 shares, respectively, of Common Stock to its officers and directors. The options were issued at exercise prices equal to the last sales price of the Company’s Common Stock as reported on the OTC Bulletin Board on the date of grant, have terms of three (3) to seven (7) years, and vest over a one to three year period.

Consulting Arrangement with Thomas J. Colatosti

In connection with his appointment to the Board of Directors in September 2002, the Company entered into a consulting arrangement with Thomas J. Colatosti. Under the arrangement, the Company paid Mr. Colatosti $4,000 per month through December 2003 and issued him options to purchase 150,000 shares of Common Stock at an exercise price of $0.31 per share, the closing price of the Company’s Common Stock on the date of grant. In December 2003, a committee of independent directors renewed this arrangement through December 31, 2004. The committee also issued options to Mr. Colatosti to purchase 200,000 shares of Common Stock at an exercise price of $1.32 per share, the closing price of the Company’s Common Stock on the date of grant, for serving as Chairman. Effective November 1, 2004, Mr. Colatosti’s monthly consulting fee was increased to $14,500. Mr. Colatosti has substantial experience in the biometric industry and in addition to his role as the Chairman of the Board of Directors of the Company, provides extensive service to the Company in the areas of strategic planning and corporate finance.

In March 2004, Mr. Colatosti entered into a three year consulting arrangement with the Shaar Fund Ltd., a principal creditor and shareholder of the Company. Under the terms of the arrangement, The Shaar Fund transferred $375,000 principal amount of our secured convertible notes due October 1, 2005 to Mr. Colatosti. On April 28, 2004 the Company issued 3,750 shares of the Company’s Series A 7% Convertible Preferred Stock to Mr. Colatosti in conversion of the $375,000 secured convertible note.

On February 7, 2006, the Company entered into a consulting agreement with Mr. Colatosti, the current Chairman of the Board of Directors. Pursuant to the Agreement, Mr. Colatosti will provide services to the Company and its subsidiaries and affiliates for the year ending December 31, 2006, at a rate of $14,500 per month.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2006, information with respect to the securities holdings of all persons which the Company, pursuant to filings with the Securities and Exchange Commission, has reason to believe may be deemed the beneficial owners of more than five percent (5%) of the Company’s outstanding Common Stock. The following table also sets forth, as of such date, the beneficial ownership of the Company’s Common Stock by all officers and directors, individually and as a group. Unless otherwise indicated, the address of each person listed below is c/o BIO-key International, Inc., 3349 Highway 138, Building D, Suite B, Wall, NJ 07719.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(1)
Thomas J. Colatosti	905,000	(2)	1.6%
Michael W. DePasquale	1,100,000	(3)	2.0%
Francis J. Cusick	81,665	(4)	*
Jeffrey May	250,000	(5)	*
Charles P. Romeo	300,000	(6)	*
John Schoenherr	50,000	(7)	*
Randy Fodero	333,333	(8)	*
Kenneth S. Souza	200,000	(9)	*
Kingdon Capital Management, LLC	2,696,112		4.9%
152 West 57th
Street 50th Floor
New York, NY 10019
Trellus Management Company, LLC	8,483,500	(10)	15.4%
350 Madison Avenue
9th Floor
New York, NY 10017
All officers and directors as a group (8) persons	3,219,998		5.8%

*                    Less than 1%

(1)             The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations promulgated under the Securities Exchange Act of 1934 and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as, other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within 60 days through the exercise of options or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on 55,158,814 shares of common stock outstanding as of December 31, 2006.

(2)             Includes 550,000 shares issuable upon exercise of options and 350,000 shares issuable upon conversion of Series A Preferred Stock.

(3)             Includes 1,080,000 shares issuable upon exercise of options. Does not include 400,000 shares issuable upon exercise of options subject to vesting.

(4)             Includes 81,665 shares issuable upon exercise of options. Does not include 268,335 shares issuable upon exercise of options subject to vesting.

(5)             Consists of shares issuable upon exercise of options.

(6)             Includes 300,000 shares issuable upon exercise of options. Does not include 100,000 shares issuable upon exercise of options subject to vesting.

(7)             Includes 50,000 shares issuable upon exercise of options.

(8)             Includes 333,333 shares issuable upon exercise of options. Does not include 366,667 shares issuable upon exercise of options subject to vesting.

(9)             Includes 200,000 shares issuable upon exercise of options. Does not include 350,000 shares issuable upon exercise of options subject to vesting.

(10)       Includes 400,000 shares issuable upon exercise of a warrant.

The following table sets forth, as of December 31, 2006, information with respect to securities authorized for issuance under equity compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	125,000	$0.70	—
Equity compensation plans not approved by security holders	8,009,419	$0.85	1,817,838
Total	8,134,419	$0.85	1,817,838

During 1996, the Board of Directors and stockholders of the Company adopted the 1996 Stock Option Plan (the “1996 Plan”). Under the 1996 Plan, 750,000 shares of Common Stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 100% of fair market value for incentive stock options and 50% for all others. The term of stock options granted may not exceed ten years. Options issued under the 1996 Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The 1996 Plan terminated in May 2005.

The Company’s 1999 Stock Option Plan (the “1999 Plan”) was adopted by the Board of Directors of the Company on or about August 31, 1999. The material terms of the 1999 Plan are summarized below.

The 1999 Plan is currently administered by the Board of Directors of the Company (the “Plan Administrator”). The Plan Administrator is authorized to construe the 1999 Plan and any option issued under the 1999 Plan, select the persons to whom options may be granted, and determine the number of shares to be covered by any option, the exercise price, vesting schedule and other material terms of such option.

The 1999 Plan provides for the issuance of options to purchase up to 2,000,000 shares of common stock to officers, employees, directors and consultants of the Company at exercise prices not less than 85% of the last sale price of the Company’s common stock as reported on the OTC Bulletin Board on the date of grant. Options have terms of not more than 10 years from the date of grant, are subject to vesting as determined by the Plan Administrator and are not transferable without the permission of the Company except by will or the laws of descent and distribution or pursuant to a domestic relations order. Options terminate three (3) months after termination of employment or other association with the Company or one (1) year after termination due to disability, death or retirement. In the event that termination of employment or association is for a cause, as that term is defined in the 1999 Plan, options terminate immediately upon such termination. The Plan Administrator has the discretion to extend options for up to three years from the date of termination or disassociation with the Company.

The 1999 Plan provides for the immediate vesting of all options in the event of a “Change In Control” of the Company. In the event of a Change In Control, the Company is required to deliver written notice to each optionee under the 1999 Plan fifteen (15) days prior to the occurrence of a Change in Control, during which time all options issued under 1999 Plan may be exercised. Thereafter, all options issued under the 1999 Plan which are neither assumed or substituted in connection with such transaction, automatically expire, unless otherwise determined by the Board. Under the 1999 Plan, a “Change In Control” is defined to include (i) a sale or transfer of substantially all of the Company’s assets; (ii) the dissolution or liquidation of the Company; (iii) a merger or consolidation to which the Company is a party and after which the prior shareholders of the Company hold less than 50% of the combined voting power of the surviving corporation’s outstanding securities; (iv) the incumbent directors cease to constitute at least a majority of the Board of Directors; or (v) a change in control of the Company which would otherwise be reportable under Section 13 or 15(d) of the Exchange Act.

As of December 31, 2006, there were outstanding options under the 1996 Plan to purchase 125,000 shares of Common Stock, and no shares were available for future grants.

As of December 31, 2006, there were outstanding options under the 1999 Plan to purchase 995,000 shares of Common Stock, and options to purchase an aggregate of 714,257 shares were available for future grants.

On October 12, 2004, the Board of Directors of the Company approved the 2004 Stock Option Plan (the “2004 Plan”). The 2004 Plan has not yet been presented to stockholders for approval and thus incentive stock options are not available under this plan. Under the terms of this plan, 4,000,000 shares of Common Stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 85% of fair market value. The term of stock options granted may not exceed ten years. Options issued under the 2004 Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The 2004 Plan terminates in October 2014.

As of December 31, 2006, there were outstanding options under the 2004 Plan to purchase 2,896,419shares of Common Stock, and options to purchase an aggregate of 1,103,581 shares were available for future grants.

In addition to options issued under the 1996, 1999 and 2004 Plans, the Company has issued options to employees, officers, directors and consultants to purchase Common Stock under the non plan. As of December 31, 2006, there were outstanding options under the non plan to purchase 4,118,000 shares of Common Stock. The terms of these options are substantially similar to the provisions of the 1999 Plan and options issued thereunder.

OPTIONS TO PURCHASE SECURITIES

The following chart sets out, as of December 31, 2006, information regarding outstanding options granted to purchase shares in our common stock which have been granted to our directors, past directors, executive officers, past executive officers, employees, past employees and consultants.

Category	Year of Grant	Shares of Common Stock Issuable Under Options Granted (#)	Exercise Price ($)	Expiry Date
All our directors and past directors (5 in total)	2002-2006	2,730,000	$0.29 - $1.39	2009-2013
All our executive officers and past executive officers (3 in total)	2004-2006	1,600,000	$0.60 - $1.33	2011-2013
All our other employees or past employees (95 in total)	2001-2006	3,756,419	$0.19 - $1.62	2008-2013
All our consultants (2 in total)	1998	48,000	$6.42	2008
Total		8,134,419	$0.19 - $6.42	2008-2013

PRIOR SALES

No shares of our Common Stock have been issued or sold by BIO-key during the last 12 months preceding the date of this Offer and Circular, except for the following:

Date	Purchaser	Number of shares of Common Stock	Price per share of Common Stock	Total ($)	Notes
1/23/2006	Laurus	150,000	$0.85	127,500	4
2/1/2006	Shaar	730,357	$0.70	511,250	2
2/17/2006	Longview	115,431	$0.70	80,802	1
3/7/2006	Shaar	734,607	$0.70	514,225	2
4/1/2006	Tocqueville	40,938	$0.70	28,657	1
4/10/2006	Noennig	26,250	$0.32	8,400	6
4/11/2006	Etienne	118,115	$0.70	82,681	1
4/18/2006	Haber	59,327	$0.70	41,529	1
5/24/2006	Longview	168,348	$0.70	117,844	1
6/1/2006	Toqueville	30,307	$0.70	21,215	1
6/1/2006	Shaar	92,389	$0.70	64,672	1
6/1/2006	Investor Management	19,974	$0.70	13,982	1
6/1/2006	Cordillera	7,714	$0.70	5,400	1
7/1/2006	Longview	6,289	$0.70	4,402	1
7/1/2006	Toqueville	11,135	$0.70	7,795	1
7/1/2006	Toqueville Amerique	4,454	$0.70	3,118	1
7/1/2006	Shaar	27,658	$0.70	19,361	1
7/1/2006	Investor Management	4,632	$0.70	3,242	1
7/1/2006	Cordillera	1,782	$0.70	1,247	1
8/10/2006	Trellus	3,000,000	$0.50	1,500,000	5
8/10/2006	Laurus	150,000	$0.50	75,000	4
8/15/2006	Laurus	749,474	$0.50	374,737	3
8/15/2006	Laurus	266,667	$0.50	133,333	3
9/8/2006	Shaar	1,000,000	$0.50	500,000	2
9/8/2006	Shaar	134,402	$0.50	67,201	2
9/8/2006	Colatosti	108,574	$0.50	54,287	2
11/6/2006	Shaar	1,093,403	$0.50	546,702	2

Notes

1.                  Conversion of principal and interest on Subordinated Convertible Debt.

2.                  Conversion of principal and cumulative dividends on Series A Preferred Stock.

3.                  Conversion of principal on Senior Convertible Debt.

4.                  Shares issued in relation to principal payment waiver on convertible debt.

5.                  New issuance of stock.

6.                  Exercise of warrants.

DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue 170,000,000 shares of common stock, $.0001 par value per share, of which 55,158,814 were outstanding as of December 31, 2006.

Holders of Common Stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights.

Holders of Common Stock are entitled, upon liquidation of the Company, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of Common Stock are not redeemable and have no preemptive or similar rights. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

Within the limits and restrictions provided in the Company’s Certificate of Incorporation, the Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock, $.0001 par value per share, in one or more series, and to fix, as to any such series, any dividend rate, redemption price, preference on liquidation or dissolution, sinking fund terms, conversion rights, voting rights, and any other preference or special rights and qualifications.

Series A Convertible Preferred Stock.

In March 2004, we designated 100,000 shares of preferred stock as Series C Convertible Preferred Stock. In connection with the Company’s reincorporation in Delaware, each share of Series C Convertible Preferred Stock was automatically converted into one share of Series A Convertible Preferred Stock (the “Series A Shares”), of which 30,557 were issued and outstanding as of December 31, 2006. The following describes the material provisions of the Series A Shares which are more fully set forth in the Certificate of Designation on file with the Delaware Secretary of State.

The Series A Shares accrue a cumulative annual dividend of 7% on the $100 face amount of such shares payable June 15 and December 15 each year in shares of Common Stock. In the event of a liquidation, dissolution or winding up of the Company, the Series A Shares have a liquidation preference of $100 per share (plus all accrued and unpaid dividends thereon) prior to any payment or distribution to holders of our Common Stock. The Series A Shares are convertible into Common Stock at a conversion price of $.50 per share. The conversion price is subject to proportional adjustment in the event of stock splits, stock dividends or reclassifications. Subject to certain exceptions, in the event we issue additional shares of Common Stock at a purchase price less than the conversion price of the Series A Shares, the conversion price shall be lowered to such lesser price. In the event that the average closing bid price of our Common Stock is less than $1.00 per share for thirty (30) consecutive trading days at any time after March 3, 2007, we will be required to redeem the Series A Shares by payment of $100 per share plus all accrued and unpaid dividends due thereon.

We are required to obtain the consent of the holders of a majority of the Series A Shares in order to, among other things, issue any shares of preferred stock that are equal to or have a preference over the Series A Shares or issue any shares of preferred stock, rights, options, warrants, or any other securities convertible into Common Stock of the Company, other than those issued to employees of the Company in the ordinary course of their employment or to consultants or other persons providing services to the Company so long as such issuances do not exceed 500,000 shares of Common Stock. We are also required to obtain such consent in order to, among other things, complete a sale or other disposition of any material assets, complete an acquisition of a material amount of assets, engage in a merger, reorganization or consolidation, or incur or guaranty any indebtedness in excess of $50,000.

Series B Convertible Preferred Stock

In January 2006, the Company designated 1,000,000 shares of preferred stock as Series B Convertible Preferred Stock, all of which are issued and outstanding. The following describes the material provisions of the shares of Series B Convertible Preferred Stock which are more fully set forth in the Certificate of Designation on file with the Delaware Secretary of State.

The shares of Series B Convertible Preferred Stock accrue a cumulative annual dividend of 15% on the $1 face amount of such shares payable January 1, April 1, July 1 and October 1 each year in shares of Common Stock, or cash at the Company’s election. In the event of a liquidation, dissolution or winding up of the Company, the shares of Series B Convertible Preferred Stock have a liquidation preference of $1 per share (plus all accrued and unpaid dividends thereon) prior to any payment or distribution to holders of our Common Stock. The shares of Series B Convertible Preferred Stock are convertible into Common Stock at a conversion price of $.50 per share. The conversion price is subject to proportional adjustment in the event of stock splits, stock dividends or reclassifications. Subject to certain exceptions, in the event we issue additional shares of Common Stock at a purchase price less than the conversion price of the shares of Series B Convertible Preferred Stock, the conversion price shall be lowered to such lesser price.

If during the thirty (30) consecutive trading day period occurring prior to January 1, 2009, the average closing bid price for one share of Common Stock, as reported by Bloomberg, L. P. is at least $1.10, all outstanding shares of Series B Convertible Preferred Stock shall automatically be converted into Common Stock, at the then effective conversion rate. Upon conversion, all accrued or declared but unpaid dividends on the Series B Convertible Preferred Stock shall be paid in shares of Common Stock. In the event that the average closing bid price of our Common Stock is less than $1.10 per share for thirty (30) consecutive trading days at any time after January 1, 2009, we will be required to redeem the shares of Series B Convertible Preferred Stock by payment of $1 per share plus all accrued and unpaid dividends due thereon.

For as long as twenty-five percent (25%) of the Series B Convertible Preferred Stock are outstanding, we are required to obtain the consent of the holders of a majority of the Series B Convertible Preferred Stock in order to, among other things, issue any shares of preferred stock that are equal to or have a preference over the Series B Convertible Preferred Stock or issue any shares of preferred stock, rights, options, warrants, or any other securities convertible into Common Stock of the Company, other than those issued to employees of the Company in the ordinary course of their employment or to consultants or other persons providing services to the Company. We are also required to obtain such consent in order to, among other things, complete a sale or other disposition of any material assets, complete an acquisition of a material amount of assets, engage in a merger, reorganization or consolidation, or incur or guaranty any indebtedness in excess of $50,000.

Series C Convertible Preferred Stock

In August 2006, the Company designated 600,000 shares of preferred stock as Series C Convertible Preferred Stock, 592,032 of which are issued and outstanding, as of December 31, 2006. The following describes the material provisions of the Series C Convertible Preferred Stock, which are more fully set forth in the Certificate of Designation on file with the Delaware Secretary of State.

The shares of Series C Convertible Preferred Stock accrue a cumulative annual dividend of 15% on the $10 face amount of such shares payable December 1, March 1, June 1 and September 1 each year in shares of Common Stock, or cash at the Company’s election. In the event of a liquidation, dissolution or winding up of the Company, the shares of Series C Convertible Preferred Stock have a liquidation preference of $10 per share (plus all accrued and unpaid dividends thereon) prior to any payment or distribution to holders of our Common Stock. The shares of Series C Convertible Preferred Stock are convertible into Common Stock at a conversion price of $.50 per share. The conversion price is subject to proportional adjustment in the event of stock splits, stock dividends or reclassifications. Subject to certain exceptions, in the event we issue additional shares of Common Stock at a purchase price less than the conversion price of the Series C Convertible Preferred Stock, the conversion price shall be lowered to such lesser price.

If during the thirty (30) consecutive trading day period occurring prior to January 1, 2009, the average closing bid price for one share of Common Stock, as reported by Bloomberg, L. P. is at least $1.20, all outstanding shares of

Series C Convertible Preferred Stock shall automatically be converted into Common Stock, at the then effective conversion rate. Upon conversion, all accrued or declared but unpaid dividends on the Series C Convertible Preferred Stock shall be paid in shares of Common Stock.

For as long as any of the Series C Convertible Preferred Stock are outstanding, we are required to obtain the consent of the holders of the Series C Convertible Preferred Stock in order to, among other things, issue any shares of preferred stock that are equal to or have a preference over the Series C Convertible Preferred Stock or issue any shares of preferred stock, rights, options, warrants, or any other securities convertible into Common Stock of the Company, other than those issued to employees of the Company in the ordinary course of their employment or to consultants or other persons providing services to the Company.

Dividend Policy

The Company has never paid cash dividends on its Common Stock. The Board of Directors intends to retain future earnings, if any, to finance the growth of the business. The payment of future dividends on our Common Stock will depend on such factors as earnings levels, anticipated capital requirements, the operating and financial condition of the Company and other factors deemed relevant by the Board of Directors.

Anti-Takeover Provisions of the Company’s Certificate of Incorporation

As described above, the Board of Directors is authorized without further stockholder action, to designate any number of series of preferred stock with such rights, preferences and designations as determined by the Board. Shares of preferred stock issued by the Board of Directors could be utilized, under certain circumstances, to make an attempt to gain control of the Company more difficult or time consuming. For example, shares of preferred stock could be issued with certain rights that might have the effect of diluting the percentage of Common Stock owned by a significant stockholder or issued to purchasers who might side with management in opposing a takeover bid that the Board of Directors determines is not in the best interest of the Company and its stockholders. The existence of the preferred stock may, therefore, be viewed as having possible anti-takeover effects.

Transfer Agent

The transfer agent for the Company’s Common Stock is StockTrans, Inc., 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003, (610) 649-7300.

ESCROWED SECURITIES

The 2,416,108 shares of Common Stock issued to the PSG shareholders (the “Merger Shares”) are subject to escrow provisions contained in the Merger Agreement and a related escrow agreement, which provide for periodic releases of the shares from escrow on a schedule determined by the revenues achieved by the Public Safety Division during fiscal years 2004 and 2005. The owners of such escrowed shares, however, will continue to enjoy all the rights and privileges attributable to the shares, including, without limitation, the right to vote and receive dividends. The principal terms of the escrow arrangement are as follows:

•                                          One-twelfth (1/12) of the Merger Shares were held in escrow for the purpose of securing certain prior obligations of PSG to Harward.

•                                          The remaining eleven twelfths (11/12) of the Merger Shares will be released to the former shareholders of PSG at quarterly intervals, on a distribution schedule determined by the revenues achieved by the Public Safety Division during 2004. According to the distribution schedule, all of the Merger Shares will be released as early as September 30, 2006 but no later than December 31, 2007.

•                                          Of the remaining eleven twelfths (11/12) of the Merger Shares, those shares owned by former employees of PSG who became our employees by virtue of the merger transaction are subject to repurchase by us under certain circumstances involving the termination of such employee’s employment. Shares remaining in escrow may also be used to fund indemnification obligations of the former PSG shareholders pursuant to the Merger Agreement.

Through January 12, 2007, 580,654 Merger Shares have been released from escrow under the Merger Agreement.

FINANCING TRANSACTIONS

Secured Debt Financing Transactions

On June 8, 2005, we entered into a Securities Purchase Agreement (the “Senior Purchase Agreement”) with Laurus Master Fund, Ltd. (“Laurus”). Under the Senior Purchase Agreement, the Company issued a secured convertible term note (the “2005 Senior Note”) in the aggregate principal amount of $2,000,000, convertible into Common Stock of the Company in certain circumstances at an initial conversion price of $1.35 per share, and issued a warrant (the “Senior Warrant”) to purchase an aggregate of 444,444 shares of our Common Stock at an initial exercise price of $1.55 per share. As consideration for the 2005 Senior Note and Senior Warrant, the Company received approximately $1,841,000, net of all fees and expenses, from Laurus, which amount was disbursed to the Company on June 9, 2005. The proceeds from this transaction have been used for the Company’s general working capital purposes. The Company’s obligations under the Senior Purchase Agreement, the 2005 Senior Note and the Senior Warrant are secured by a security interest in all or substantially all of the Company’s assets.

Under the terms of the 2005 Senior Note, we are required to make monthly payments of accrued interest only beginning on July 1, 2005. In addition, the 2005 Senior Note provides for monthly payments of principal in equal 1/32 increments thereof, plus accrued interest, commencing October 1, 2005. The 2005 Senior Note bears interest at an initial rate equal to the prime rate plus two percent (2%), subject to a six percent (6%) floor. The interest rate on the 2005 Senior Note is subject to reduction on a month-by-month basis if the following conditions are met: If (a) we register the Common Stock underlying the 2005 Senior Note and Senior Warrant on a registration statement declared effective by the Securities and Exchange Commission and (b) our Common Stock is trading at a 25% or greater premium to the note conversion price, then the interest rate will be adjusted downward by 2. 0% for each incremental 25% increase over the note conversion price. Alternatively, if (x) we have not registered such Common Stock under an effective registration statement, but (y) our Common Stock is trading at a 25% or greater premium to the note conversion price, then the interest rate will be adjusted downward by 1. 0% for each incremental 25% increase over the note conversion price. In no event shall the interest rate be less than 0%.

For any cash payments we make on the 2005 Senior Note (e. g., any amounts due that are not converted into Common Stock), we are required to pay an amount equal to 102% of the principal amount due. In addition, we can prepay the note at any time upon payment of an amount equal to 110% of the then outstanding principal balance, plus accrued and unpaid interest.

Laurus has the option at any time to convert any or all of the outstanding principal and accrued and unpaid interest on the 2005 Senior Note into shares of our Common Stock at a conversion price of $0.50 per share, as reduced pursuant to subsequent transactions which are described further below. In addition, for each monthly payment under the note, Laurus will be obligated to convert a portion of the monthly payment into Common Stock at the applicable conversion price, so long as:

•                                          the average closing price of our Common Stock (for the five trading days immediately preceding the payment date) is greater than $0.55 per share (which represents 110% of the note conversion price, based on the conversion price of $0.50),

•                                          such amount being converted does not exceed 25% of the aggregate dollar trading volume for such immediately preceding twenty-two trading days, and

•                                          the shares of Common Stock underlying the note are registered under an effective registration statement with the Securities and Exchange Commission.

The terms of the 2005 Senior Note and Senior Warrant prohibit conversion of the note or exercise of the warrant to the extent that conversion of the note and exercise of the warrant would result in any holder thereof, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of Common Stock. A holder may waive the 4. 99% limitation upon 75 days’ prior written notice to us. Also, this limitation does not preclude the holder from converting or exercising the note or warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

As security for our obligations to Laurus, we, along with our wholly-owned subsidiary Public Safety Group, Inc. (“PSG”), have granted to Laurus a blanket security interest in all of our assets, and we have entered into a stock pledge with Laurus for the capital stock in PSG. If an event of default occurs under the 2005 Senior Note or the other related investment agreements, 120% of the unpaid principal balance on the 2005 Senior Note, plus accrued interest and fees, shall become immediately due and Laurus shall be entitled to payment of a default interest rate of 1. 5% per month on all amounts due under the 2005 Senior Note. Such events of default include the following:

•                                          a failure to pay interest and principal payments under the 2005 Senior Note within three days of when due;

•                                          a breach by us of any material covenant or term or condition of the 2005 Senior Note or in any of the investment agreements, if not cured within 30 days of such breach;

•                                          a breach by us of any material representation or warranty made in the 2005 Senior Note or in any of the investment agreements;

•                                          if we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us, or any form of bankruptcy or insolvency proceeding is instituted by us, or any involuntary proceeding is instituted against us if not vacated within 60 days;

•                                          the filing of any money judgment or similar final process against us for more than $50,000, which remains unvacated, unbonded or unstayed for a period of 30 days;

•                                          if our Common Stock is suspended for five consecutive days or for five days during any ten consecutive days from a principal market or pursuant to a Securities and Exchange Commission stop order; and

•                                          a failure by us to timely deliver shares of Common Stock when due upon conversions of the 2005 Senior Note.

Upon an event of default, Laurus will be entitled to specified remedies, including remedies under the Uniform Commercial Code.

We agreed to register with the Securities and Exchange Commission for resale the shares of Common Stock that are issuable upon conversion of the 2005 Senior Note and upon exercise of the Senior Warrant. Under the registration rights agreement, we were obligated to file a registration statement with the Securities and Exchange Commission on or before July 8, 2005, and to use reasonable commercial efforts to have the registration statement declared effective not later than September 6, 2005. The resale registration statement was initially filed with the Securities and Exchange Commission on July 8, 2005 for the shares underlying the 2005 Senior Note and Senior Warrant. If we fail to comply with our registration obligations, Laurus will be entitled to certain specified remedies, including monetary liquidated damages. In particular, for each 30 days (or such pro rated number of days) that we are out of compliance with our registration obligations, we will be subject to a liquidated damage assessment of 2% of the original principal amount of the 2005 Senior Note. Laurus has agreed to waive such liquidated damages through August 10, 2006. As of June 30, 2006, the balance of liquidated damages owing to Laurus was $353,333.

Laurus has agreed, pursuant to the Senior Purchase Agreement, that neither it nor any of its affiliates and investment partners will (and will not cause any other person or entity, directly or indirectly, to) engage in “short sales”

of our Common Stock for as long as any 2005 Senior Note held by it remain outstanding. “Short sales” are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller’s control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.

The Company subsequently entered into an Amendment and Waiver agreement with Laurus, dated as of August 31, 2005, pursuant to which the Company was permitted to defer the payment of the monthly principal amounts due and payable for the months of September, October, November and December 2005 under both (a) the Secured Convertible Term Note in the original principal amount of $5,000,000 issued by the Company to Laurus on September 29, 2004 (the “2004 Senior Note”), and (b) the 2005 Senior Note, such aggregate deferred principal amounts being equal to $625,000 and $187,500, respectively. The deferred principal amount under the 2004 Senior Note is now due on September 29, 2007, the maturity date of that note, and will be paid at the same time the final payments due with respect to that note upon maturity. The deferred principal amount under the 2005 Senior Note is now due on June 7, 2008, the maturity date of that note, and will be paid at the same time the final payments due with respect to that note upon maturity. The Company will remain obligated to pay all monthly interest amounts under these notes as they are currently due.

Pursuant to this Amendment and Waiver, the Company issued an aggregate of 612,166 shares of its Common Stock to Laurus as consideration for this principal payment deferral. The Company entered into a Registration Rights Agreement dated as of August 31, 2005 pursuant to which the Company has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of these shares of Common Stock. The resale registration statement was initially filed with the SEC on September 11, 2006 and was declared effective on December 19, 2006.

Effective as of January 23, 2006, the Company entered into an Amendment and Waiver with Laurus in connection with all Secured Convertible Notes then held by Laurus. Under that Secured Notes Amendment and Waiver, the 2004 Senior Note and the 2005 Senior Note were amended as follows: (i) the maturity date of the 2004 Senior Note was extended to January 1, 2008; (ii) the maturity date of the 2005 Senior Note was extended to December 1, 2008, and (iii) the fixed conversion price under each of these Secured Notes was reset from $1.35 to $0.85 per share. In addition, the exercise price of all warrants to purchase Common Stock of the Company held by Laurus was reset to $1.00 per share. Pursuant to this Amendment and Waiver, the Company issued an aggregate of 150,000 shares of its Common Stock to Laurus as consideration for this principal payment deferral.  The Company entered into a Registration Rights Agreement dated as of January 23, 2006 pursuant to which the Company has agreed to file a registration statement with the SEC covering the resale of these shares of Common Stock. The resale registration statement was initially filed with the SEC on September 11, 2006 and was declared effective on December 19, 2006.

Effective as of August 10, 2006, the Company also entered into an Amendment and Waiver with Laurus in connection with the holder of its Secured Convertible Notes currently held by Laurus. Under the Amendment and Waiver, the September 2004 Note and June 2005 Note were amended as follows: (i) the principal amounts due and payable under the 2004 Note and the 2005 Note for the months of August and September 2006, respectively, shall be paid in shares of the Company’s Common Stock priced at $0.50 per share; and (ii) the principal amount due and payable under the 2004 Note for the months of October, November and December 2006 is deferred until January 1, 2008, the final maturity date of the 2004 Note, and the principal amount due and payable under the 2005 Note for the months of October, November and December 2006 is deferred until December 1, 2008, the final maturity date of the 2005 Note. Pursuant to this Amendment and Waiver, the Company issued 150,000 shares of its Common Stock to Laurus as consideration for the principal payment deferral. In connection with this financing, the Company also reduced the conversion price of the Series A and Series B Convertible Preferred Stock to $0.50 per share. The Company entered into a Registration Rights Agreement dated as of August 10, 2006 pursuant to which the Company has agreed to file a registration statement with the SEC covering the resale of these shares of Common Stock. The resale registration statement was initially filed with the SEC on September 11, 2006 and was declared effective on December 19, 2006.

Effective as of December 29, 2006, the Company entered into an amendment agreement (the “Amendment”) with Laurus with respect to the 2005 Senior Note and the 2004 Senior Note (collectively, the “Senior Notes”). Under the Amendment, the Company and Laurus agreed to amend the Senior Notes to provide that, as to the principal amount and all interest and fees thereon due and payable under the Senior Notes for the month of January 2007 (collectively, the “January Payment”), a portion of such January Payment, consisting solely of principal amount thereof, will be paid in 568,182 shares of the Company’s Common Stock and the balance of such January Payment, consisting of all remaining principal amount thereof and all interest and fees thereon in the aggregate amount of $152,310.94, will be paid in cash.

Subject to certain other terms and conditions under the Amendment, including the Company’s completion of the financing transaction that is anticipated to occur during the first quarter of 2007, the Company and Laurus also agreed to amend each of the Senior Notes so as to terminate all rights and obligations of either party to convert all or any portion of the remaining principal amount of the Senior Notes, together with any interest and fees due thereon, into shares of Common Stock. The total outstanding principal amount of the Senior Notes as of December 31, 2006 is approximately $4,800,000, of which approximately $3,000,000 is currently scheduled to mature in full on January 1, 2008 and approximately $1,800,000 is currently scheduled to mature in full on December 1, 2008. In addition, the Company agreed to issue 1,000,000 shares of Common Stock to Laurus pursuant to the Amendment in exchange for the full satisfaction of certain accrued interest obligations owed to Laurus under the Senior Notes.

Subordinated Debt and Preferred Stock Financing Transactions

We entered into a Securities Purchase Agreement, effective as of May 31, 2005, (the “Subordinated Purchase Agreement”) with The Shaar Fund, Ltd. (“Shaar”), Longview Fund, L. P. (“Longview”) and other existing shareholders of the Company and accredited investors (collectively, the “Subordinated Investors”). Under the Subordinated Purchase Agreement, the Company issued Convertible Term Notes (the “Subordinated Convertible Notes”) in the aggregate principal amount of $2,794,723, convertible into Common Stock of the Company in certain circumstances at an initial conversion price of $1.35 per share, and issued warrants (the “Subordinated Warrants”) to purchase an aggregate of 828,066 shares of the Common Stock at an initial per share exercise price of $1.50. The aggregate consideration received by the Company, net of all fees and expenses, for such Subordinated Convertible Notes and Subordinated Warrants was approximately $2,411,000. The proceeds from this transaction have been used for working capital purposes. The Subordinated Convertible Notes were issued at a purchase price equal to $900 for each $1,000 of principal amount of the Note.

Certain Subordinated Investors purchased additional Subordinated Convertible Notes in the aggregate principal amount of $450,000 and received additional Subordinated Warrants to purchase an aggregate of 133,333 shares of Common Stock at an initial per share exercise price of $1.50. The aggregate consideration received by the Company net of all fees and expenses for such Subordinated Convertible Notes and Subordinated Warrants was $404,500, which was paid by the Subordinated Investors on July 8, 2005.

The Company entered into Amendment and Waiver agreements, each dated as of August 31, 2005, pursuant to which certain Subordinated Investors allowed the Company to defer the payment of the monthly principal amounts due and payable for the months of September, October, November and December 2005 under the Convertible Term Notes in the aggregate original principal amount of $2,800,000 issued by the Company to the Subordinated Investors on September 29, 2004 (the “Subordinated Notes”), such aggregate deferred principal amount being equal to $350,004. The deferred principal amount under each Subordinated Note is now due on September 29, 2007, the maturity date of each such note, and will be paid at the same time the final payments due with respect to each such note upon maturity. The Company will remain obligated to pay all monthly interest amounts under these notes as they are currently due.

Pursuant to these Amendment and Waivers, the Company issued an aggregate of 263,705 shares of its Common Stock to the Subordinated Investors as consideration for this principal payment deferral. The Company entered into the Registration Rights Agreement with each of the Subordinated Investors, pursuant to which the Company has agreed to file a registration statement with the SEC covering the resale of these shares of Common Stock. The resale registration statement was initially filed with the SEC on September 11, 2006 and was declared effective on December 19, 2006.

Effective as of January 23, 2006, the Company also entered into an Amendment and Waiver with certain holders of its Subordinated Convertible Promissory Notes. Under the Subordinated Notes Amendment and Waiver, the Subordinated Notes issued by the Company on September 29, 2004 in the aggregate principal amount of $5,288,221 and on May 31, 2005 in the aggregate principal amount of $3,244,723 were amended as follows: (i) the maturity dates were extended from September 29, 2007 and May 31, 2008, respectively, to January 1, 2009; (ii) the interest rate was fixed at fifteen percent (15%); (iii) all principal amounts are due at the maturity date and shall be paid in shares of

Common Stock priced at $0.70 per share if the average closing price of the Common Stock for the thirty (30) trading days immediately preceding the maturity date is greater than $1.10; (iv) interest shall be paid, at the Company’s election, in cash or shares of Common Stock, with the Common Stock priced at the average closing price of the Common Stock for the ten (10) trading days immediately preceding the repayment date; and (v) the currently applicable fixed conversion price was amended to $0.70 per share. In addition, the exercise price of all warrants to purchase Common Stock held by the Subordinated Note Holders that had an exercise price greater than $1.00 per share was reset to $1.00 per share.

Effective as of August 10, 2006, the Company also entered into a Securities Exchange Agreement (the “Securities Exchange Agreement”) with certain holders (the “Subordinated Note Holders”) of its outstanding Subordinated Convertible Promissory Notes (the “Subordinated Notes”). Under the Securities Exchange Agreement, the Subordinated Notes were exchanged for shares of the Company’s Series C Convertible Preferred Stock, which shares are initially convertible into Common Stock at $0.50 per share, having an aggregate value equal to the principal amount outstanding under the Subordinated Notes, plus accrued and unpaid interest thereon, and certain liquidated damages payments owed by the Company to the Subordinated Note Holders. In connection with the transaction, the Company also reduced the conversion price of the shares of Series A and Series B Convertible Preferred Stock to $0.50 per share. The Company entered into a Registration Rights Agreement dated as of August 10, 2006 (the “Exchange Registration Rights Agreement”) with the Subordinated Note Holders, pursuant to which the Company has agreed to file a registration statement with the Commission covering the resale of the shares of Common Stock underlying the Series C Convertible Preferred Stock. The resale registration statement was initially filed with the SEC on September 11, 2006 and was declared effective on December 19, 2006.

The Company also entered into a Securities Purchase Agreement, effective as of January 23, 2006, with Shaar, Longview and Longview Special Finance, Inc. Under this Securities Purchase Agreement, the Company issued to such investors Convertible Term Notes in the aggregate principal amount of $1,000,000. On February 22, 2006, the Convertible Notes converted by their terms into shares of the Company’s Series B Convertible Preferred Stock, which shares are convertible into shares of the Company’s Common Stock at a fixed conversion price of $0.50 per share. Pursuant to this Securities Purchase Agreement, the Company also issued warrants to such investors to purchase an aggregate of 500,000 shares of the Company’s Common Stock at an initial per share exercise price of $1.00.

Common Stock Financing Transaction

The Company entered into (i) a Securities Purchase Agreement (the “Trellus Securities Purchase Agreement”), dated as of August 10, 2006, with Trellus Partners, L. P. (“Trellus”) and (ii) a Securities Purchase Agreement (the “Shaar Securities Purchase Agreement”), dated as of August 10, 2006, with Shaar. Under the Trellus Securities Purchase Agreement, the Company (i) issued and sold 3,000,000 shares of its Common Stock (the “Trellus Shares”) to Trellus, at a purchase price of $0.50 per share, for an aggregate purchase price of $1,500,000 and (ii) issued a warrant to Trellus (the “Trellus Warrant”) to purchase up to an aggregate of 400,000 shares of the Company’s Common Stock at an exercise price of $0.75 per share. The proceeds from this transaction will be used for general working capital purposes. The Company entered into a Registration Rights Agreement dated as of August 10, 2006 (the “Trellus Registration Rights Agreement”) with Trellus, pursuant to which the Company has agreed to file a registration statement with the Commission covering the resale of the Trellus Shares and the shares of Common Stock underlying the Trellus Warrants. The resale registration statement was initially filed with the SEC on September 11, 2006 and was declared effective on December 19, 2006.

Under the Shaar Securities Purchase Agreement, the Company agreed to (i) issue and sell 1,000,000 shares of its Common Stock (the “Shaar Shares”) to Shaar, at a purchase price of $0.50 per share, for an aggregate purchase price of $500,000 to be paid by exchanging Shaar’s rights in an aggregate amount of $500,000 in declared and unpaid dividends on the shares of Series A Convertible Preferred Stock currently held by Shaar; and (ii) issue a warrant to Shaar (the “Shaar Warrant”) to purchase up to an aggregate of 133,333 shares of the Company’s Common Stock at an exercise price of $0.75 per share. The Company entered into a Registration Rights Agreement dated as of August 10, 2006 (the “Shaar Registration Rights Agreement”) with Shaar, pursuant to which the Company has agreed to file a registration statement with the Commission covering the resale of the Shaar Shares and the shares of Common Stock underlying the Shaar Warrants. The resale registration statement was initially filed with the SEC on September 11, 2006 and was declared effective on December 19, 2006.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

The Company’s Certificate of Incorporation limits the personal liability of the Company’s officers and directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law (the “DGCL”). The Company’s Bylaws also provide for the Company to indemnify directors and officers to the fullest extent permitted by the DGCL.

The indemnification provisions described above would provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Company’s Certificate of Incorporation, Bylaws, the DGCL, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

Our financial statements as of December 31, 2005 and for each of the three years in the period ended December 31, 2005 included in this Circular have been audited by DS&B, Ltd., independent certified public accountants, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain Canadian legal matters relating to the Offer will be reviewed by Gowling Lafleur Henderson LLP and certain U. S. legal matters relating to the Offer will be reviewed by Sullivan & Worcester LLP, Boston, Massachusetts. As of the date hereof, the partners and associates of Gowling Lafleur Henderson LLP and Sullivan & Worcester LLP beneficially owned directly or indirectly less than 1% of BIO-key’s issued and outstanding shares of Common Stock.

ANNEX B

AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2005

The following consolidated financial statements of BIO-key International, Inc. and Subsidiary are included herein at the indicated page numbers.

Page No.
BIO-key International, Inc. and Subsidiary
Fiscal Year Ended December 31, 2005
Report of Independent Certified Public Accountants	B-2
Balance Sheet at December 31, 2005, 2004 and 2003	B-3
Statements of Operations—Years ended December 31, 2005, 2004 and 2003	B-5
Statement of Stockholders’ Equity (Deficit)—Years ended December 31, 2005, 2004 and 2003	B-6
Statements of Cash Flows—Years ended December 31, 2005, 2004 and 2003	B-8
Notes to Consolidated Financial Statements—December 31, 2005, 2004 and 2003	B-10

Report of Independent Certified Public Accountants

Board of Directors and Stockholders
BIO-key International, Inc.

We have audited the accompanying consolidated balance sheets of BIO-key International, Inc. and Subsidiary as of December 31, 2005, 2004 and 2003, and the related statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

As described in Note B to the consolidated financial statements, the Company restated its 2005, 2004, and 2003 consolidated financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BIO-key International, Inc. and Subsidiary as of December 31, 2005, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. However, as discussed in note A to the financial statements, the Company has only recently begun to generate significant revenues, has suffered recurring losses from operations and has a working capital deficit. These aforementioned issues, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result front this uncertainty. Management’s plans in regard to these matters are also discussed in Note A.

/s/ DS&B, Ltd.

Minneapolis Minnesota

June 14, 2006

BIO-key International, Inc and Subsidiary
Consolidated Balance Sheets

	December 31,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)
ASSETS:
Cash and cash equivalents	$1,422,827	$956,230	$1,012,790
Marketable debt securities	—	1,000,000	—
Receivables
Billed, less allowance for doubtful receivables of $160,000, $422,393 and $2,000, respectively	1,635,371	1,608,054	101,183
Unbilled	201,942	310,523	—
Due from selling stockholders and other	—	28,793	—
Costs and earnings in excess of billings on uncompleted contracts	4,321,392	6,292,603	—
Inventory	8,760	29,599	65,857
Prepaid expenses	137,000	113,130	165,929
Total current assets	7,727,292	10,338,932	1,345,759
Equipment and leasehold improvements, net	548,267	644,101	60,157
Costs and earnings in excess of billings on uncompleted contracts	—	657,000	—
Deposits	1,828,560	2,838,031	—
Intangible assets—less accumulated amortization	3,301,823	4,099,297	68,306
Deferred financing costs, net	1,562,338	938,118	81,900
Goodwill	11,389,654	12,023,613	—
Total non-current assets	18,630,642	21,200,160	210,363
TOTAL ASSETS	$26,357,934	$31,539,092	$1,556,122
LIABILITIES:
Current maturities of long-term obligations, net of discount	$8,067,948	$3,062,722	$—
Advances from stockholders	—	12,753	34,030
Accounts payable	833,608	1,349,092	351,742
Billings in excess of costs and earnings on uncompleted contracts	32,385	760,807	—
Accrued liabilities	5,520,515	4,595,984	155,536
Deferred rent	443,603	393,676	—
Deferred revenue	3,264,283	3,166,356	10,000
Total current liabilities	18,162,342	13,341,390	551,308
Long-term obligations, net of discount and current maturities	—	10,265,390	10,373,680
Deferred rent	867,850	1,311,454	—
Deferred revenue	1,163,738	71,203	—
Total non-current liabilities	2,031,588	11,648,047	10,373,680
TOTAL LIABILITIES	20,193,930	24,989,437	10,924,988
Commitments and contingencies

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock-authorized, 5,000,000 shares (liquidation preference of $100 per share)
Series A 7% Convertible; issued and outstanding 44,557 Shares of $.0001 par value	4	—	—
Series B 9% Convertible; issued and outstanding, 4,180 shares of $.01 par value	—	—	42
Series C 7% Convertible; issued and outstanding, 62,182 shares of $.01 par value	—	623	—
Common stock - authorized, 85,000,000 shares; issued and outstanding; 46,306,589 shares of $.0001 par value in 2005 and 40,680,691 and 21,222,889 shares of $.01 par value in 2004 and 2003, respectively	4,632	406,808	212,229
Additional paid-in capital	48,921,316	45,098,731	18,327,992
Accumulated deficit	(42,761,948)	(38,956,507)	(27,909,129)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	6,164,004	6,549,655	(9,368,866)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$26,357,934	$31,539,092	$1,556,122

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiary
STATEMENTS OF OPERATIONS

	Years ended December 31,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)
Revenues
Services	$10,861,649	$3,351,406	$10,694
License fees and other	3,364,446	2,369,545	204,787
	14,226,095	5,720,951	215,481
Costs and other expenses
Services	2,906,142	1,174,324	1,694
Cost of license fees and other	937,491	889,896	87,387
Selling, general and administrative	11,824,609	7,114,288	2,099,922
Research, development and engineering	6,846,035	2,979,904	1,037,330
	22,514,277	12,158,412	3,226,333
Operating loss	(8,288,182)	(6,437,461)	(3,010,852)
Other income (deductions)
Interest income	35,958	66,824	—
Interest expense	(4,521,344)	(1,415,535)	(1,909,788)
Derivative and warrant fair value adjustments	9,154,951	(3,008,419)	857,545
Gain (Loss) on sale of marketable securities	(20,000)	33,125	—
Other income (expense)	(34,767)	(88,425)	4,145
Total other income (deductions)	4,614,798	(4,412,430)	(1,048,098)
NET LOSS	$(3,673,384)	$(10,849,891)	$(4,058,950)

Loss Per Share:
Basic	$(0.09)	$(0.32)	$(0.24)
Diluted	$(0.12)	$(0.32)	$(0.24)

Weighted Average Shares Outstanding:
Basic	44,787,807	34,806,201	17,543,586
Diluted	52,046,303	34,806,201	17,543,586

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiary
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Series A 7%		Series B 9%		Series C 7%
	Convertible		Convertible		Convertible				Additional
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Contributed	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance as of December 31, 2002	—	$—	18,430	$184	—	$—	14,377,406	$143,774	$16,284,399	$(23,605,404)	$(7,177,047)
Conversion of series B preferred stock and cumulative dividends in arrears into common stock	—	—	(14,250)	(142)	—	—	4,239,206	42,392	202,525	(244,775)	—
Coversion of note, debenture and accrued interest into common stock	—	—	—	—	—	—	2,097,953	20,980	1,552,486	—	1,573,466
Exercise of options into common stock	—	—	—	—	—	—	308,324	3,083	58,582	—	61,665
Options and warrants issued for services and other	—	—	—	—	—	—	—	—	156,000	—	156,000
Common stock issued in exchange for services and other	—	—	—	—	—	—	200,000	2,000	74,000	—	76,000
Net loss	—	—	—	—	—	—	—	—	—	(4,058,950)	(4,058,950)
Balance as of December 31, 2003 (Restated)	—	$—	4,180	$42	—	$—	21,222,889	$212,229	$18,327,992	$(27,909,129)	$(9,368,866)
Issuance of series C preferred stock for Series B preferred stock and cumulative dividends in arrears	—	—	(4,180)	(42)	5,257	53	—	—	107,682	(107,693)	—
Issuance of series C preferred stock in exchange for debt	—	—	—	—	83,275	833	—	—	8,326,630	—	8,327,463
Sale in March 2004 of common stock and warrants at $1.35 per unit, less offering costs of $743,895	—	—	—	—	—	—	8,888,928	88,889	11,330,117	—	11,419,006
Issuance of common stock in conjunction with PSG acquisition	—	—	—	—	—	—	2,422,108	24,221	3,584,719	—	3,608,940
Conversion of debentures, bridge notes, convertible notes, accrued interest and related discounts and derivatives into common stock	—	—	—	—	—	—	3,455,725	34,558	2,462,593	—	2,497,151
Conversion of series C preferred stock and cumulative dividends in arrears into common stock	—	—	—	—	(30,100)	(301)	4,133,060	41,331	48,764	(89,794)	—
Issuance of series C preferred stock in exchange for note payable to officer	—	—	—	—	3,750	38	—	—	374,962	—	375,000
Exercise of options and warrants into common stock	—	—	—	—	—	—	557,982	5,580	92,554	—	98,134
Repurchase warrants	—	—	—	—	—	—	—	—	(221,183)	—	(221,183)
Options and warrants issued for services and other	—	—	—	—	—	—	—	—	129,700	—	129,700
Issuance of warrants in conjunction with convertible notes offering	—	—	—	—	—	—	—	—	534,201	—	534,201
Net loss										(10,849,891)	(10,849,891)
Balance as of December 31, 2004 (Restated)	—	$—	—	$—	62,182	$623	40,680,692	$406,808	$45,098,731	$(38,956,507)	$6,549,655
Conversion of series C preferred stock to series A preferred stock	62,182	6	—	—	(62,182)	(623)	—	—	617	—	—
Adjust par values to $0.0001	—	—	—	—	—	—	—	(402,739)	402,739	—	—
Costs incurred in conjunction with issuance of debt	—	—	—	—	—	—	—	—	(56,642)	—	(56,642)
Issuance of shares in exchange for debt payment delay	—	—	—	—	—	—	875,871	88	788,196	—	788,284
Conversion of debentures, bridge notes, convertible notes, accrued interest and related discounts and derivatives into common stock	—	—	—	—	—	—	1,575,135	158	1,179,341	—	1,179,499

Conversion of series A preferred stock and cumulative dividends in arrears into common stock	(17,625)	(2)	—	—	—	—	2,512,426	251	121,569	(132,057)	(10,239)
Exercise of options and warrants into common stock	—	—	—	—	—	—	662,465	66	558,722	—	558,788
Issuance of warrants in conjunction with convertible notes offering	—	—	—	—	—	—	—	—	234,150	—	234,150
Options and warrants issued for services and other	—	—	—	—	—	—	—	—	593,893	—	593,893
Net loss	—	—	—	—	—	—	—	—	—	(3,673,384)	(3,673,384)
Balance as of December 31, 2005 (Restated)	44,557	$4	—	$—	—	$—	46,306,589	$4,632	$48,921,316	$(42,761,948)	$6,164,004

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiary
STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)

CASH FLOW FROM OPERATING ACTIVITIES:
Net Loss	$(3,673,384)	$(10,849,891)	$(4,058,950)
Adjustments to reconcile net loss to net cash used in operating activities:
Derivative and warrant fair value adjustments	(9,154,951)	3,008,419	(857,545)
Depreciation	244,450	77,912	6,386
Amortization
Intangible assets	1,323,601	535,799	—
Deferred financing costs	186,279	14,622	—
Discounts on convertible debt related to warrants and beneficial conversion features	2,097,973	757,318	1,215,636
Allowance for doubtful receivables	48,148	71,384	—
(Gain) Loss on sale of marketable debt securities	20,000	(33,125)	—
Write down of investment	—	50,000	—
Non-cash interest	—	—	1,131,053
Deferred rent	(393,677)	(91,291)	—
Options and warrants issued for services and other	664,043	55,150	156,000
Common stock issued for services and other	—	—	76,000
Change in assets and liabilities:
Accounts receivable trade	345,050	1,268,791	(33,185)
Costs and earnings in excess of billings on uncompleted contracts	2,468,770	(906,649)	—
Inventories	20,839	36,258	(65,857)
Prepaid expenses and other	(65,227)	273,588	(115,032)
Accounts payable	(549,036)	(362,505)	(2,951)
Billings in excess of costs and earnings on uncompleted contracts	(317,737)	899,857	—
Accrued liabilities	1,029,404	955,050	(318,700)
Deferred revenue	1,191,958	(1,405,446)	10,000
Net cash used in operating activities	(4,513,497)	(5,644,759)	(2,857,145)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of PSG	—	(498,937)	—
Acquisition of AMG	—	(10,431,878)	—
Capital expenditures	(148,616)	(275,193)	(66,543)
Purchases of marketable debt securities	—	(5,887,500)	—
Proceeds from sale of marketable debt securities	980,000	4,920,625	—
Deposits	1,009,471	(2,760,583)	—
Patents and patents pending	(65,786)	(149,687)	—
Other	50,000	(46,552)	(28,215)
Net cash provided by (used in) investing activities	1,825,069	(15,129,705)	(94,758)
CASH FLOW FROM FINANCING ACTIVITIES:
Net advance from (to) stockholders	(12,753)	(54,437)	34,030
Issuance of convertible bridge notes	250,000	—	—
Repayment of convertible bridge notes	(250,000)	—	—
Issuance of long-term obligations	4,822,250	10,601,839	3,852,250
Repayment of long term obligations	(1,908,212)	(401,563)	—
Financing costs	(248,406)	(522,000)	—
Sale of common stock	—	11,248,803	61,665
Exercise of warrants	558,788	1,950	—
Repurchase of warrants and other	—	(125,000)	—
Payment of offering costs	(56,642)	(31,688)	—
Net cash provided by financing activities	3,155,025	20,717,904	3,947,945

NET INCREASE (DECREASE) IN CASH	466,597	(56,560)	996,042
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	956,230	1,012,790	16,748
CASH AND CASH EQUIVALENTS, END OF YEAR	$1,422,827	$956,230	$1,012,790

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiary
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

NOTE A—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Change in Name of Company and State of Incorporation

Effective January 1, 2005, BIO-key International, Inc., a Minnesota corporation (“Old BIO-key”), reincorporated as BIO-key International, Inc., a Delaware corporation (the “Company,” “BIO-key”). The reincorporation was effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”); whereby Old BIO-key was merged with and into the Company, its wholly owned subsidiary, in order to reincorporate in the State of Delaware (the “Reincorporation”). As a result of the Reincorporation, the legal domicile of the registrant is now Delaware.

Nature of Business

The Company, founded in 1993, made two strategic acquisitions in 2004. The Company acquired Public Safety Group Inc. (“PSG”) in March, 2004, and the Mobile Government division of Aether Systems, Inc. (“AMG” or “Mobile Government”) in September, 2004. The Company is now focused on delivering advanced finger based biometric identification and security solutions and information services to law enforcement, fire service and emergence medical service agencies as well as other government and private sector customers. The Company’s mobile wireless technology provides first responders throughout North America with critical, reliable, real-time data and images from local, state and national databases.

Basis of Presentation

Broad commercial acceptance of the Company’s technology is critical to the Company’s success and ability to generate revenues. As a result of two acquisitions, the Company’s only significant revenues to date have began in the fourth quarter of 2004. The Company recorded approximately $14,226,000 in revenues in 2005. The Company has accumulated losses during 2003 and 2004 of approximately $14,909,000, of which approximately $10,850,000 was incurred during 2004. The Company reported a loss of approximately $3,673,684 in 2005. As of December 31, 2005, there was a working capital deficit of approximately $10,400,000.

The Company issued notes in 2004 as well as 2005 in amount of approximately $10,101,000 and $5,300,000, respectively. The Company is also currently considering various alternatives to improve its operating results. No assurance can be given that the Company’s operating results will improve as a result of this additional funding or that such funding would not be dilutive to existing stockholders.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. The matters described in the preceding paragraphs raise substantial doubt about the Company’s ability to continue as a going concern. Recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon the Company’s ability to obtain additional funding, meet its funding requirements on a continuing basis, and succeed in its future operations. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue in existence.

Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

1.             Basis of Consolidation

The accompanying consolidated financial statements include the accounts of BIO-key International, Inc. and its wholly owned subsidiary (collectively, the Company) and are stated in conformity with accounting principles generally accepted in the United States, pursuant to the rules and regulations of the Securities and Exchange Commission. Intercompany accounts and transactions have been eliminated in consolidation.

2.             Revenue Recognition

Revenues from software licensing are recognized in accordance with Statement of Position (SOP) No. 97-2, Software Revenue Recognition, as amended by SOP No. 98-9. Accordingly, revenue from software licensing is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable.

The Company intends to enter into arrangements with end users for items which may include software license fees, usage fees and services or various combinations thereof. For each arrangement, revenues will be recognized when evidence of an agreement has been documented, the fees are fixed or determinable, collection of fees is probable, delivery of the product has occurred and no other significant obligations remain.

Multiple-Element Arrangements: For multiple-element arrangements, each element of the arrangement will be analyzed and the Company will allocate a portion of the total fee under the arrangement to the elements using vendor specific objective evidence of fair value of the element, regardless of any separate prices stated within the contract for each element. Vendor specific objective evidence is based on the price the customer is required to pay when the element is sold separately (i.e., software license fees charged when consulting or other services are not provided, hourly rates charged for consulting services when sold separately from a software license or usage fees). If vendor specific objective evidence of fair value does not exist for any undelivered elements, all revenue is deferred and recognized ratably over the service period if the undelivered element is services, or until sufficient objective evidence of fair value exists or all elements have been delivered.

License Revenues: Amounts allocated to license revenues are recognized at the time of delivery of the software and all other revenue recognition criteria discussed above have been met.

Revenue from licensing software, which requires significant customization and modification, is recognized using the percentage of completion method, based on the hours of effort incurred by the company in relation to the total estimated hours to complete. In instances where third party hardware, software or services form a significant portion of a customer’s contract, the company recognizes revenue for the element of software customization by the percentage of completion method described above. Third party hardware, software, and services are recognized upon shipment or acceptance as appropriate. If the company makes different judgments or utilizes different estimates of the total amount of work expected to be required to customize or modify the software, the timing and revenue recognition, from period to period, and the margins on the project in the reporting period, may differ materially from amounts reported. Revenues earned but not yet billed are shown as an asset in Costs and Earnings in Excess of Billings in the balance sheet. Billings in excess of cost and earnings are reflected as a liability in the balance sheet. Anticipated contract losses are recognized as soon as they become known and are estimable.

Service Revenues: Revenues from services are comprised of maintenance and consulting and implementation services. Maintenance revenues include providing for unspecified when-and-if available product updates and customer telephone support services, and are recognized ratably over the term of the service period. Consulting services are generally sold on a time-and-materials basis and include a range of services including installation of software and assisting in the design of interfaces to allow the software to operate in customized environments. Services are generally separable from other elements under the arrangement since performance of the services are not essential to the functionality of any other element of the transaction and are described in the contract such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of the services. Revenues from services are generally recognized as the services are performed.

Usage Fees: Usage fees are charged on certain applications based on the customer’s volume of use. Usage revenue is recognized based on the actual level of activity used by the customer or, in the case of fixed-fee arrangements, ratably over the arranged time period.

The Company provides customers, free of charge or at a minimal cost, testing kits which potential licensing customers may use to test compatibility/acceptance of the Company’s technology with the customer’s intended applications.

3.             Cash and Cash Equivalents

Cash equivalents consist of certificates of deposit and all other liquid investments with original maturities of three months or less. The Company maintains its cash balances in a financial institution in Nevada. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

4.             Accounts Receivable

Accounts receivable billed and unbilled are carried at original amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful receivables by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

5.             Accounting for Acquisitions

The Company completed the acquisitions of PSG and AMG. These acquisitions have been accounted for under the purchase method of accounting, which has resulted in recording significant goodwill and other intangible asset balances. The purchase prices have been allocated to assets acquired and liabilities assumed at their estimated fair values on the date of the acquisitions, as determined by management, and by appraisals with respect to identifiable intangible assets. Our accounting for these acquisitions involves significant judgments and estimates regarding fair values of acquired intangible assets, which are based on projections of future revenues and cash flows, assumptions regarding discount factors, royalty rates, tax rates, amortization methodologies and related useful lives. The developed technology (software), copyrighted software, marketing agreements, customer relationships and trademarks were valued using the income approach and are being amortized on a straight line basis over five years, their estimated useful lives.

6.             Depreciation and Amortization

Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives, principally using straight-line methods. Leasehold improvements are amortized over the shorter of the life of the improvement or the lease term, using the straight-line method. Intangible assets other than patent costs are amortized on the straight-line method over their expected useful lives. Patent costs are capitalized until patents are awarded. Upon award, such costs are amortized over their respective lives. If a patent is denied, all costs are charged to operations in that year. Deferred financing fees related to the issuance of long-term obligations are capitalized and amortized to interest expense over the lives of the related debt using the effective interest rate method.

The estimated useful lives used to compute depreciation and amortization for financial reporting purposes are as follows:

Equipment and leasehold improvements
Equipment	3-5 years
Furniture and fixtures	3-5 years
Software	3 years
Leasehold improvements	life or lease term

Intangible assets
Copyrighted software	5 years
Customer relationships	5 years
Trademarks	5 years
Developed technology	5 years
Marketing agreements	5 years
Patents	life

Deferred financing fees	3 years

The estimated aggregate amortization expense of intangible assets for the five years following December 31, 2005 is approximately as follows:

Year ending December 31,
2006	$1,826,000
2007	$1,384,000
2008	$931,000
2009	$430,000
2110	$—

7.             Marketable Debt Securities

The Company accounts for marketable securities pursuant to Statement of Financial Accounting Standards No. 115—“Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). SFAS 115 requires classification of debt and equity securities in three categories: trading securities, available-for-sale securities and held-to-maturity securities. Debt and equity securities classified as trading securities are carried at fair value with unrealized gains or losses included in income. Debt and equity securities designated as available-for-sale, whose fair values are readily determinable, are carried at fair value with unrealized gains or losses included as a component of accumulated other comprehensive income, net of applicable taxes. Debt securities that are expected to be held-to-maturity are carried at amortized cost. On December 31, 2004, the Company’s investments were all classified as available-for-sale. In January 2005, the Company sold these investments and did not purchase any additional Marketable Debt Securities as of December 31,2005.

8.             Derivative and Warrant Financial Instruments

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as conversion options, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument asset or liability.

The identification of, and accounting for, derivative instruments is complex. Our derivative instrument liability is re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income, in the period in which the changes occur. For options, warrants and bifurcated conversion options that are accounted for as derivative instrument liabilities, we determine the fair value of these instruments using the Black-Scholes option pricing model. That model requires assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. The identification of, and accounting for, derivative instruments and the assumptions used to value them can significantly affect our financial statements.

9.             Goodwill and Intangible Assets

Goodwill represents the excess of costs of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, which requires the Company to test goodwill for impairment annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, rather than amortize. Accordingly, the Company has not amortized goodwill. As provided by SFAS No. 142, the Company has elected to perform the annual assessment of the carrying value of all goodwill as of September 30th of each year using a number of criteria, including the value of the overall enterprise. As of December 31, 2005, the Company believes that no material impairment exists. Future impairment charges from previous or future acquisitions, if any, will be reflected as an operating expense in the statement of operations.

10.           Impairment of Long-Lived Assets

The Company has adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In accordance with SFAS No. 144, long-lived assets subject to depreciation and amortization are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company’s long-lived assets consist primarily of its equipment and leasehold improvements and its intangible assets. Upon indication of possible impairment, the Company evaluates the recovery of held-for-use long-lived assets by measuring the carrying value of the assets against the related estimated undiscounted future cash flows. When an evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value of the asset, the asset is adjusted to its estimated fair value. The following circumstances would be considered important and could lead to an impairment review; significant changes in the manner of our using the asset, negative industry or economic trends and underperformance relative to projected operating results.

11.           Advertising Expense

The Company expenses the costs of advertising as incurred. Advertising expenses for the years ended December 31, 2005, 2004, and 2003, were approximately $108,000, $146,000, and $18,000, respectively.

12.           Deferred Revenue

Deferred revenue includes customer advances and amounts that have been billed per the contractual terms but have not been recognized as revenue. The majority of these amounts are related to maintenance contracts for which the revenue is recognized ratably over the applicable term, which generally is 12 months from the date the customer accepts the products.

13.           Research and Development Expenditures

Research and development expenses include costs directly attributable to the conduct of research and development programs primarily related to the development of our software products and improving the efficiency and capabilities of our existing software. Such costs include salaries, payroll taxes, employee benefit costs, materials, supplies, depreciation on research equipment, services provided by outside contractors, and the allocable portions of facility costs, such as rent, utilities, insurance, repairs and maintenance, depreciation and general support services. All costs associated with research and development is expensed as incurred.

14.           Earnings Per Share Common Stock

Earnings per share of common stock-basic is computed by dividing net income applicable to common stockholders by the weighted-average number of common shares outstanding for the period. Earnings per share of common stock-assuming dilution reflects the maximum potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and would then share in the net income of the company. See Note U, “Earnings Per Share of Common Stock,” for additional information.

15.           Accounting for Stock-Based Compensation

The Company’s employee stock compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. Under this method, no compensation expense is recognized as long as the exercise price equals or exceeds the market price of the underlying stock on the date of the grant. The Company elected the disclosure-only alternative permitted under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“FAS 123”), as amended by FAS 148, for fixed stock-based awards to employees. All non-employee stock-based awards are accounted for at fair value and recorded as compensation expense over the period of service in accordance with FAS 123 and related interpretations.

On December 31, 2005, the Company accelerated the vesting of certain of the outstanding options to purchase shares of the Company’s common stock with option exercise prices greater than the fair market value of the Company’s common stock on such date. The acceleration applies to all such options outstanding as of December 31, 2005 under the Company’s 1996 Stock Option Plan, 1999 Stock Option Plan and 2004 Stock Option Plan, except for options held by the Company’s executive officers subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, and the members of the Company’s Board of Directors. Options to purchase up to 897,614 shares of the Company’s common stock, or 14% of the total shares of the Company’s common stock subject to outstanding options, with a weighted average exercise price of approximately $1.09 and varying remaining vesting schedules, are subject to this acceleration and become immediately vested and exercisable as of December 31, 2005. The number of shares, exercise prices and other terms of the options subject to the acceleration remain unchanged.

As a result of this acceleration, the Company expects to reduce its exposure to the effects of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R), which requires companies to recognize stock-based compensation expense associated with stock options based on the fair value method. The Company currently expects reductions in stock-based compensation expense associated with this acceleration of approximately $330,000 for fiscal year 2006 and approximately $225,000 for fiscal year 2007.

Proforma Compensation Disclosure

In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No.148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 149 requires expanded, more prominent disclosure in both annual and interim financial statements about the method of stock-based employee compensation and the effect of the method on reported results.

The Company has not adopted a method under SFAS No. 148 to expense stock options, but rather continues to apply the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock issued to Employees, and related interpretations in accounting for those plans. No stock-based employee compensation expense for options is reflected in net income or losses for the fiscal periods presented as all options granted under those plans had an exercise price equal to or lower than the market price of the underlying common stock at the date of grant.

If compensation expense for the stock options granted had been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company’s proforma net income (loss) available to common shareholders and proforma income (loss) available to common shareholders per share would have been as follows:

	Years ended December 31,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)
Net loss available to common shareholders	(4,013,152)	(11,245,689)	(4,195,705)
Stock-based compensation expense if the fair value method had been adopted	(1,496,086)	(268,000)	(136,000)
Pro forma net loss available to common shareholders	(5,509,238)	(11,513,689)	(4,331,705)
Basic loss per common shares	(0.09)	(0.32)	(0.24)
Basic loss per common shares - pro forma	(0.12)	(0.33)	(0.25)
Diluted loss per common shares	(0.12)	(0.32)	(0.24)
Diluted loss per common shares - pro forma	(0.14)	(0.33)	(0.25)

In determining the proforma compensation cost of the options granted, the fair value of each grant was estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used to determine the fair value of each grant included the following weighted average assumptions:

	2005	2004	2003
Risk free interest rate	3.95-4.51%	3.00%	1.90%
Expected life of options (in years)	7.00	3.00	3.00
Expected dividends	—	—	—
Volatility of stock price	132%	90%	120%

16.           Income Taxes

The provision for, or benefit from, income taxes includes deferred taxes resulting from the temporary differences in income for financial and tax purposes using the liability method. Such temporary differences result primarily from the differences in the carrying value of assets and liabilities. Future realization of deferred income tax assets requires sufficient taxable income within the carryback, carryforward period available under tax law. The Company evaluates, on a quarterly basis whether, based on all available evidence, if it is probable that the deferred income tax assets are realizable. Valuation allowances are established when it is more likely than not that the tax benefit of the deferred tax asset will not be realized. The evaluation, as prescribed by Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” includes the consideration of all available evidence, both positive and negative, regarding historical operating results including recent years with reported losses, the estimated timing of future reversals of existing taxable temporary differences, estimated future taxable income exclusive of reversing temporary differences and carryforwards, and potential tax planning strategies which may be employed to prevent an operating loss or tax credit carryforward from expiring unused. Because of the Company’s historical performance and estimated future taxable income a full valuation allowance has been established.

17.           Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Estimates and assumptions, in the opinion of management are used in accounting for, among other things, long-term contracts, allowances for uncollectible receivables, recoverability of goodwill and other long-lived assets, depreciation and amortization, valuation of deferred income taxes, convertible notes and related discounts, embedded derivates, preferred stock, stock options, and warrants outstanding.

18.           Recent Accounting Pronouncements

In November 2005, FASB issued FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP FAS 115-1”), which provides guidance on determining when investments in certain debt and equity securities are considered impaired, whether that impairment is other-than-temporary, and on measuring such impairment loss. FSP FAS 115-1 also includes accounting considerations subsequent to the recognition of an other-than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP FAS 115-1 is required to be applied to reporting periods beginning after December 15, 2005. We are required to adopt FSP FAS 115-1 in the first quarter of fiscal 2006. We do not expect that the adoption of the statement will have a material impact on our consolidated results or financial condition.

In May 2005, FASB issued SFAS 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle, and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. We do not expect that adoption of this statement will have a material impact on our results of operations or financial condition.

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143 (FIN 47), which requires companies to recognize a liability for the fair value of a legal obligation to perform asset retirement activities that are conditional on a future event if the amount can be reasonably estimated. We adopted the provisions of FIN 47 on December 31, 2005. No conditional asset retirement obligations were recognized and, accordingly, the adoption of FIN 47 had no effect on our financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R). This statement replaces SFAS No. 123 and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value. The pro-forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. For the Company, SFAS 123R is effective for periods beginning after December 15, 2005. We plan to adopt SFAS 123R on January 1, 2006 using the modified prospective application method described in the statement. Under the modified prospective application method, we will apply the standard to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the unvested portion of awards outstanding as of the required effective date will be recognized as compensation expense as the requisite service is rendered after the required effective date. We are evaluating the impact of adopting SFAS 123R and expect that we will record substantial non-cash stock compensation expenses. The adoption of SFAS 123R is not expected to have a significant effect on our cash flows but is expected to have a significant adverse effect on our results of operations. The future impact of the adoption of SFAS 123R cannot be predicted at this time because it will depend upon the levels of share-based payments granted in the future. However, had we adopted SFAS 123R in prior periods, the impact would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net loss attributable to common stockholders included in the Stock-Based Compensation footnote.

In November 2004, the FASB issued Statement No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4, which amends and clarifies existing accounting literature regarding abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted. The provisions of this statement are to be applied prospectively. The adoption of this standard is not expected to have a material effect on the Company’s financial position, results of operations, or liquidity.

NOTE B—RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

RESTATEMENT

In the process of reviewing our registration statement for the securities issued in our June 2005 financing, the Securities and Exchange Commission (“SEC”) raised questions with regard to our convertible term notes suggesting that we consider EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” to evaluate whether there were any embedded derivative instruments and if so, whether they should be accounted for as an equity or liability classification. The SEC suggested that we review the methodology used in the valuations of the embedded derivative instruments and also review whether warrants issued with our 2004 financing should be accounted for as an equity or liability classification. The SEC staff also commented that the Company should review the convertible notes issued in fiscal 2003 and 2004. The SEC staff also asked us to review adjustments to revenue made in the fourth quarter of 2004. The SEC staff raised the question of whether the transactions had a material impact on previously filed Exchange Act reports and would be better characterized as restatements.

There were several items that were identified as requiring restatement, these items were:

•                                          Revenue Recognition

The Company reviewed contracts and purchase agreements related to certain non-governmental customers and identified specific contracts for which the initial accounting inflated annual and quarterly revenues and earnings in violation of generally accepted accounting principles (“GAAP”). These practices were primarily the result of recognizing revenue on transactions with customers that were not creditworthy and recognizing revenue when the earnings process had not been completed. The revenue and related cost has been adjusted on the income statement as well as the related balance sheet accounts.

•                                          Accounting for Convertible Financing Arrangements

The Company reviewed the initial accounting for the 7% Convertible Notes issued in 2003, the Senior and Subordinated Convertible Term Notes issued in 2004 and the Senior and Subordinated Convertible Term Notes issued in 2005. During the review the company identified that EITF 00-19 should be applied to evaluate whether any embedded derivative instruments qualify as equity instruments or as liabilities. As such certain embedded derivatives were identified that met the conditions set forth under paragraph 12 of SFAS No. 133. These embedded derivative instruments have been evaluated using EITF 00-19 paragraphs 12 to 32 and determined that these instruments would not be classified as components of stockholders equity. The instruments have been deemed liabilities, and as such will be subject to SFAS 133 and should be recorded at fair value. Features that have been evaluated and determined to require such treatment include:

•                  The principal conversion option

•                  The monthly payments conversion option

•                  The interest rate adjustment provisions.

Additionally, it was identified that certain other components of the related financings were also incorrectly accounted for. This includes the warrants issued with the above financing and the costs incurred by Company in obtaining the above financings. The correction of prior errors affected the subsequent accounting for debt conversions to equity as well as the amortization of related discounts and deferred finance charges associated with the above financings.

•                                          Accounting for Warrants Related to the Companies 2004 Debt Financing

Based on certain registration rights provisions it was determined that the warrants issued with the 2004 Debt Financing would require continued classification as a liability and revalued every quarter. The Company previously classified the warrants as equity upon the registration rights agreement becoming effective during the fourth quarter of 2004.

•                                          Valuations of Embedded Derivatives

The initial valuation methodology overstated the value of the conversion option derivatives. The company’s review of the valuations of the embedded derivatives determined that the valuation of the principal conversion option and the monthly payments conversion option shared certain components that resulted in a double counting of the embedded derivative valuation. As such the company has adjusted its valuations of these embedded derivatives.

 •                                       Additional Derivative (Default Provision)

The company also reviewed the default provisions set forth in the debt instruments and determined that an additional embedded derivative existed that required bifurcation from the host contract and would need to be revalued on a quarterly basis.

The Company reviewed the earnout calculations performed in the prior year for the PSG acquisition and identified an error in the calculation. As a result, the Company has restated the prior year’s impact relating to this error. At December 31, 2004 the Company had accrued $43,635 for the earnout provision. The corrected calculation resulted in no accrual being required, and as such the related accrual and goodwill balances have been reduced by $43,635.

Management believes the scope and process of its internal review of previously reported financial information was sufficient to identify issues of a material nature that could affect our Consolidated Financial Statements and all dates and periods presented herein have been restated to fairly present the results of our operations.

The errors in our previously reported financial information, and the failure to prevent them or detect them in our financial reporting process, were largely attributable to weak internal controls and an inadequate staff of competent accounting personnel with an appropriate level of knowledge of GAAP.

As a result of our review and communications with the SEC, we determined that a restatement of previously reported financial information was required. Our previously reported financial information should no longer be relied upon. Accordingly, we have restated our previously reported financial information for the years ended December 31, 2003, 2004 and 2005 and our previously reported unaudited financial statements for the first, second and third quarters of 2003, 2004 and 2005 (the “restatement”). The restatement covers a number of separate matters, each of which is described above.

Certain of the previously reported amounts below have been reclassified to conform to the 2005 presentation. These reclassifications had no effect on the previously reported net loss or stockholders equity (deficit).

For the quarterly impact of the restatement and the restated financial results for the first, second and third quarters of 2003, 2004, and 2005, see Note X, Results by Quarter.

The following tables summarize the impact of all of these adjustments on previously reported revenue, and assets, liabilities, and retained stockholders’ equity (deficit) for the years ended December 31, 2005, 2004 and 2003.

	Impact of Adjustments on Revenue For the Years Ended December 31,
	2005	2004	2003
As previously reported	$14,226,095	$5,558,231	$524,101
Revenue recognition	—	162,720	(308,620)
As restated	$14,226,095	$5,720,951	$215,481

	Impact of Adjustments on Consolidated Balance Sheet Accounts
	As of December 31, 2005
			Stockholders’
	Total		Equity
	Assets	Liabilities	(Deficit)
As previously reported	$26,357,934	$17,050,206	$9,307,728
Revenue recognition and related SG&A expense	—	—	—
Debt financing	—	3,143,724	(3,143,724)
Total Adjustments	—	3,143,724	(3,143,724)
As restated	$26,357,934	$20,193,930	$6,164,004

	Impact of Adjustments on Consolidated Balance Sheet Accounts
	As of December 31, 2004			As of December 31, 2003
			Stockholders’			Stockholders’
	Total		Equity	Total	Total	Equity
	Assets	Liabilities	(Deficit)	Assets	Liabilities	(Deficit)
As previously reported	$30,844,681	$20,223,283	$10,621,398	$1,864,742	$11,000,731	$(9,135,989)
Revenue recognition and related SG&A expense	(122,090)	23,810	(145,900)	(308,620)	(18,200)	(290,420)
Debt financing	816,501	4,742,344	(3,925,843)	—	(57,543)	57,543
Total Adjustments	694,411	4,766,154	(4,071,743)	(308,620)	(75,743)	(232,877)
As restated	$31,539,092	$24,989,437	$6,549,655	$1,556,122	$10,924,988	$(9,368,866)

The following tables present the effect of the restatement adjustments on the consolidated Statement of Operations for the years ended December 31, 2005, 2004 and 2003.

	Year Ended December 31, 2005
	As Previously	Effect of	As
	Reported	Restatement	Restated
Revenues
Services	$10,861,649	$—	$10,861,649
License fees and other	3,364,446	—	3,364,446
	14,226,095	—	14,226,095
Costs and other expenses
Services	2,906,142	—	2,906,142
Cost of license fees and other	937,491	—	937,491
Selling, general and administrative	11,824,609	—	11,824,609
Research, development and engineering	6,846,035	—	6,846,035
	22,514,277	—	22,514,277
Operating loss	(8,288,182)	—	(8,288,182)
Other income (deductions)
Interest income	35,958	—	35,958
Interest expense	(6,548,130)	2,026,786	(4,521,344)
Derivative and warrant fair value adjustments	15,213,186	(6,058,235)	9,154,951
Loss on sale of marketable securities	(20,000)	—	(20,000)
Other expense	(34,767)	—	(34,767)
Total other income (deductions)	8,646,247	(4,031,449)	4,614,798
NET INCOME (LOSS)	$358,065	$(4,031,449)	$(3,673,384)
Basic Loss per Share:
Numerator
Net loss	$358,065	$(4,031,449)	$(3,673,384)
Convertible preferred stock dividends and accretion	(313,517)		(313,517)
Net Income (Loss) attributable to common shareholders	$44,548	$(4,031,449)	$(3,986,901)
Denominator
Weighted average common shares outstanding	44,787,807	44,787,807	44,787,807
Basic Loss per Share	$0.00	$(0.09)	$(0.09)
Diluted Loss per Share:
Numerator
Net Income (loss) attributable to common shareholders	$44,548	$(4,031,449)	$(3,986,901)
Effect of Dilutive Securities: Convertible Debentures	(8,795,834)	6,758,889	(2,036,945)
Net loss attributable to common shareholders and assumed conversions	$(8,751,286)	$2,727,440	$(6,023,846)
Denominator
Weighted average shares outstanding	44,787,807	—	44,787,807
Effect of Dilutive Securities: Convertible Debentures	7,258,496	—	7,258,496
Diluted weighted average common shares and common equivalents outstanding	52,046,303	52,046,303	52,046,303
Diluted Loss per Share	$(0.17)	$0.05	$(0.12)

	Year Ended December 31, 2004
	As Previously	Effect of	As
	Reported	Restatement	Restated
Revenues
Services	$3,351,406	$—	$3,351,406
License fees and other	2,206,825	162,720	2,369,545
	5,558,231	162,720	5,720,951
Costs and other expenses
Services	1,174,324	—	1,174,324
Cost of license fees and other	889,896	—	889,896
Selling, general and administrative	7,096,088	18,200	7,114,288
Research, development and engineering	2,979,904	—	2,979,904
	12,140,212	18,200	12,158,412
Operating loss	(6,581,981)	144,520	(6,437,461)
Other income (deductions)
Interest income	66,824	—	66,824
Interest expense	(667,008)	(748,527)	(1,415,535)
Derivative and warrant fair value adjustments	—	(3,008,419)	(3,008,419)
Gain on sale of marketable securities	33,125	—	33,125
Other expense	(88,425)	—	(88,425)
Total other income (deductions)	(655,484)	(3,756,946)	(4,412,430)
NET LOSS	$(7,237,465)	$(3,612,426)	$(10,849,891)
Basic Loss per Share:
Numerator
Net loss	$(7,237,465)	$(3,612,426)	$(10,849,891)
Convertible preferred stock dividends and accretion	(414,240)	28,885	(385,355)
Net loss attributable to common shareholders	$(7,651,705)	$(3,583,541)	$(11,235,246)
Denominator
Weighted average common shares outstanding	34,727,969	34,806,201	34,727,969
Basic Loss per Share	$(0.22)	$(0.10)	$(0.32)
Diluted Loss per Share:
Numerator
Net loss attributable to common shareholders	$(7,651,705)	$(3,583,541)	$(11,235,246)
Net loss attributable to common shareholders and assumed conversions	$(7,651,705)	$(3,583,541)	$(11,235,246)
Denominator
Weighted average shares Outstanding	34,727,969	34,806,201	34,727,969
Effect of Dilutive Securities:
Convertible Debentures	—	—	—
Diluted weighted average common shares and common equivalents outstanding	34,727,969	34,806,201	34,727,969
Diluted Loss per Share	$(0.22)	$(0.10)	$(0.32)

	Year Ended December 31, 2003
	As Previously	Effect of	As
	Reported	Restatement	Restated
Revenues
Services	$10,694	$—	$10,694
License fees and other	513,407	(308,620)	204,787
	524,101	(308,620)	215,481
Costs and other expenses
Cost of services	1,694	—	1,694
Cost of license fees and other	87,387	—	87,387
Selling, general and administrative	2,118,122	(18,200)	2,099,922
Research, development and engineering	1,037,330	—	1,037,330
	3,244,533	(18,200)	3,226,333
Operating loss	(2,720,432)	(290,420)	(3,010,852)
Other income (deductions)
Interest expense	(1,109,786)	(800,002)	(1,909,788)
Derivative and warrant fair value adjustments	—	857,545	857,545
Other income	4,145	—	4,145
Total other income (deductions)	(1,105,641)	57,543	(1,048,098)
NET LOSS	$(3,826,073)	$(232,877)	$(4,058,950)
Basic Loss per Share:
Numerator
Net loss	$(3,826,073)	$(232,877)	$(4,058,950)
Convertible preferred stock dividends and accretion	(136,755)	—	(136,755)
Net loss attributable to common shareholders	$(3,962,828)	$(232,877)	$(4,195,705)
Denominator
Weighted average common shares outstanding	17,543,586	17,543,586	17,543,586
Basic Loss per Share	$(0.23)	$(0.01)	$(0.24)
Diluted Loss per Share:
Numerator
Net Loss attributable to common shareholders	$(3,962,828)	$(232,877)	$(4,195,705)
Effect of Dilutive Securities:
Convertible Debentures	—	—	—
Net loss attributable to common shareholders and assumed conversions	$(3,962,828)	$(232,877)	$(4,195,705)
Denominator
Weighted average shares outstanding	17,543,586	17,543,586	17,543,586
Effect of Dilutive Securities:
Convertible Debentures	—	—	—
Diluted weighted average common shares and common equivalents outstanding	17,543,586	17,543,586	17,543,586
Diluted Loss per Share	$(0.23)	$(0.01)	$(0.24)

The following tables present the effect of the restatement adjustments on the Consolidated Balance Sheet as of December 31, 2005, 2004 and 2003.

CONSOLIDATED BALANCE SHEET

	As of December 31, 2005
	As Previously Reported	Effect of Restatement	As Restated
ASSETS
Cash and cash equivalents	$1,422,827	$—	$1,422,827
Receivables
Billed less allowance for doubtful receivables as of $160,000	1,635,371	—	1,635,371
Unbilled	201,942	—	201,942
Costs and earnings in excess of billings on uncompleted contracts	4,321,392	—	4,321,392
Inventory	8,760	—	8,760
Prepaid expenses	137,000	—	137,000
Total current assets	7,727,292		7,727,292
Equipment and leasehold improvements, net	548,267	—	548,267
Deposits	1,828,560	—	1,828,560
Intangible assets—less accumulated amortization	3,301,823	—	3,301,823
Deferred financing costs, net	1,562,338	—	1,562,338
Goodwill	11,389,654	—	11,389,654
Total non-current assets	18,630,642	—	18,630,642
TOTAL ASSETS	$26,357,934	$—	$26,357,934
LIABILITIES
Current maturities of long-term obligations	$4,924,224	$3,143,724	$8,067,948
Accounts payable	833,608	—	833,608
Billing in excess of costs and earnings on uncompleted contracts	32,385	—	32,385
Accrued liabilities	5,520,515	—	5,520,515
Deferred rent	443,603	—	443,603
Deferred revenue	3,264,283	—	3,264,283
Total current liabilities	15,018,618	3,143,724	18,162,342
Deferred rent	867,850	—	867,850
Deferred revenue	1,163,738	—	1,163,738
Total non-current liabilities	2,031,588	—	2,031,588
TOTAL LIABILITIES	17,050,206	3,143,724	20,193,930
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock-authorized, 5,000,000 shares (liquidation preference of $100 per share) Series A 7% Convertible; issued and outstanding, 44,557shares of $.0001 par value	4	—	4
Common stock-authorized, 85,000,000 shares, 46,306,589 issued and outstanding of $.0001 par value	4,632	—	4,632
Additional paid-in capital	51,529,332	(2,608,016)	48,921,316
Accumulated deficit	(42,226,240)	(535,708)	(42,761,948)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	9,307,728	(3,143,724)	6,164,004
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$26,357,934	$—	$26,357,934

CONSOLIDATED BALANCE SHEET

	As of December 31, 2004
	As Previously	Effect of	As
	Reported	Restatement	Restated
ASSETS:
Cash and cash equivalents	$956,230	$—	$956,230
Marketable debt securities	1,000,000	—	1,000,000
Receivables
Billed, less allowance for doubtful receivables of $422,393	1,698,144	(90,090)	1,608,054
Unbilled	310,523	—	310,523
Due from selling stockholders and other	60,793	(32,000)	28,793
Costs and earnings in excess of billings on uncompleted contracts	6,292,603	—	6,292,603
Inventory	29,599	—	29,599
Prepaid expenses	113,130	—	113,130
Total current assets	10,461,022	(122,090)	10,338,932
Equipment and leasehold improvements, net	644,101	—	644,101
Costs and earnings in excess of billings on uncompleted contracts	657,000	—	657,000
Deposits	2,838,031	—	2,838,031
Intangible assets—less accumulated amortization	4,177,279	(77,982)	4,099,297
Deferred financing costs, net	—	938,118	938,118
Goodwill	12,067,248	(43,635)	12,023,613
Total non-current assets	20,383,659	816,501	21,200,160
TOTAL ASSETS	$30,844,681	$694,411	$31,539,092
LIABILITIES:
Current maturities of long-term obligations	$3,255,182	$(192,460)	$3,062,722
Advances from stockholders	12,753	—	12,753
Accounts payable	1,325,282	23,810	1,349,092
Billings in excess of costs and earnings on uncompleted contracts	760,807	—	760,807
Accrued liabilities	4,639,619	(43,635)	4,595,984
Deferred rent	393,676	—	393,676
Deferred revenue	3,166,356	—	3,166,356
Total current liabilities	13,553,675	(212,285)	13,341,390
Long-term obligations, net of discount and current maturities	5,286,951	4,978,439	10,265,390
Deferred rent	1,311,454	—	1,311,454
Deferred revenue	71,203	—	71,203
Total non-current liabilities	6,669,608	4,978,439	11,648,047
TOTAL LIABILITIES	20,223,283	4,766,154	24,989,437
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock-authorized, 5,000,000 shares (liquidation preference of $100 per share) Series C 7% Convertible; issued and outstanding, 62,182 shares of $.01 par value	623	—	623
Common stock—authorized, 85,000,000 shares, 40,680,691 issued and outstanding of $.01 par value	406,808	—	406,808
Additional paid-in capital	45,325,172	(226,441)	45,098,731
Accumulated deficit	(35,111,205)	(3,845,302)	(38,956,507)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	10,621,398	(4,071,743)	6,549,655
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$30,844,681	$694,411	$31,539,092

CONSOLIDATED BALANCE SHEET

	As of December 31, 2003
	As Previously	Effect of	As
	Reported	Restatement	Restated
ASSETS:
Cash and cash equivalents	$1,012,790	$—	$1,012,790
Receivables billed	409,803	(308,620)	101,183
Inventory	65,857	—	65,857
Prepaid expenses	165,929	—	165,929
Total current assets	1,654,379	(308,620)	1,345,759
Equipment and leasehold improvements, net	60,157	—	60,157
Intangible assets—less accumulated amortization	68,306	—	68,306
Deferred financing costs, net	81,900	—	81,900
Total non-current assets	210,363	—	210,363
TOTAL ASSETS	$1,864,742	$(308,620)	$1,556,122
LIABILITIES:
Advances from stockholders	$34,030	$—	$34,030
Accounts payable	351,742	—	351,742
Accrued liabilities	173,736	(18,200)	155,536
Deferred revenue	10,000	—	10,000
Total current liabilities	569,508	(18,200)	551,308
Long-term obligations, net of discount and current maturities	10,431,223	(57,543)	10,373,680
Total non-current liabilities	10,431,223	(57,543)	10,373,680
TOTAL LIABILITIES	11,000,731	(75,743)	10,924,988
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock-authorized, 5,000,000 shares (liquidation preference of $100 per share) Series B 9% Convertible; issued and outstanding, 4,180 shares of $.01 par value	42	—	42
Common stock - authorized, 85,000,000 shares, issued and outstanding 21,222,990 of $.01 par value	212,229	—	212,229
Additional paid-in capital	18,327,992	—	18,327,992
Accumulated deficit	(27,676,252)	(232,877)	(27,909,129)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(9,135,989)	(232,877)	(9,368,866)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,864,742	$(308,620)	$1,556,122

BIO-key International, Inc. and Subsidiary
STATEMENTS OF CASH FLOWS

	As of December 31, 2005
	As Previously Reported	Effect of Restatement	As Restated

CASH FLOW FROM OPERATING ACTIVITIES:
Net Loss	$358,065	$(4,031,449)	$(3,673,384)
Adjustments to reconcile net loss to net cash used in operating activities:
Derivative and warrant fair value adjustments	(15,213,186)	6,058,235	(9,154,951)
Depreciation	244,450	—	244,450
Amortization:
Intangible assets	1,323,601	—	1,323,601
Deferred financing costs	186,279	—	186,279
Discounts on convertible debt related to warrants and beneficial conversion features	4,124,759	(2,026,786)	2,097,973
Allowance for doubtful receivables	48,148	—	48,148
(Gain) Loss on sale of marketable debt securities	20,000	—	20,000
Deferred rent	(393,677)	—	(393,677)
Options and warrants issued for services and other	664,043	—	664,043
Change in assets and liabilities:
Accounts receivable trade	345,050	—	345,050
Costs and earnings in excess of billings on uncompleted contracts	2,468,770	—	2,468,770
Inventories	20,839	—	20,839
Prepaid expenses and other	(65,227)	—	(65,227)
Accounts payable	(549,036)	—	(549,036)
Billings in excess of costs and earnings on uncompleted contracts	(317,737)	—	(317,737)
Accrued liabilities	1,029,404	—	1,029,404
Deferred revenue	1,191,958	—	1,191,958
Net cash used in operating activities	(4,513,497)	—	(4,513,497)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(148,616)	—	(148,616)
Proceeds from sale of marketable debt securities	980,000	—	980,000
Deposits	1,009,471	—	1,009,471
Patents and patents pending	(65,786)	—	(65,786)
Other	50,000	—	50,000
Net cash provided by (used in)investing activities	1,825,069	—	1,825,069
CASH FLOW FROM FINANCING ACTIVITIES:
Net advance from (to) stockholders	(12,753)	—	(12,753)
Issuance of convertible bridge notes	250,000	—	250,000
Repayment of convertible bridge notes	(250,000)	—	(250,000)
Issuance of long-term obligations	4,822,250	—	4,822,250
Repayment of long term obligations	(1,908,212)	—	(1,908,212)
Financing costs	(248,406)	—	(248,406)
Exercise of warrants	558,788	—	558,788
Payment of offering costs	(56,642)	—	(56,642)
Net cash provided by financing activities	3,155,025	—	3,155,025
NET INCREASE (DECREASE) IN CASH	466,597	—	466,597
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	956,230	—	956,230
CASH AND CASH EQUIVALENTS, END OF YEAR	$1,422,827	$—	$1,422,827

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiary
STATEMENTS OF CASH FLOWS

	As of December 31, 2004
	As Previously Reported	Effect of Restatement	As Restated
CASH FLOW FROM OPERATING ACTIVITIES:
Net Loss	$(7,237,465)	$(3,612,426)	$(10,849,891)
Adjustments to reconcile net loss to net cash used in operating activities:
Derivative and warrant fair value adjustments	—	3,008,419	3,008,419
Depreciation	77,912	—	77,912
Amortization:
Intangible assets	424,574	111,225	535,799
Deferred financing costs	14,622	—	14,622
Discounts on convertible debt related to warrants and beneficial conversion features	120,016	637,302	757,318
Allowance for doubtful receivables	71,384	—	71,384
(Gain) Loss on sale of marketable debt securities	(33,125)	—	(33,125)
Write down of investment	50,000	—	50,000
Deferred rent	(91,291)	—	(91,291)
Options and warrants issued for services and other	55,150	—	55,150
Change in assets and liabilities:
Accounts receivable trade	1,455,321	(186,530)	1,268,791
Costs and earnings in excess of billings on uncompleted contracts	(906,649)	—	(906,649)
Inventories	36,258	—	36,258
Prepaid expenses and other	273,588	—	273,588
Accounts payable	(386,315)	23,810	(362,505)
Billings in excess of costs and earnings on uncompleted contracts	899,857	—	899,857
Accrued liabilities	936,850	18,200	955,050
Deferred revenue	(1,405,446)	—	(1,405,446)
Net cash used in operating activities	(5,644,759)	—	(5,644,759)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of PSG	(498,937)	—	(498,937)
Acquisition of AMG	(10,431,878)	—	(10,431,878)
Capital expenditures	(275,193)	—	(275,193)
Purchases of marketable debt securities	(5,887,500)	—	(5,887,500)
Proceeds from sale of marketable debt securities	4,920,625	—	4,920,625
Deposits	(2,760,583)	—	(2,760,583)
Patents and patents pending	(149,687)	—	(149,687)
Other	(46,552)	—	(46,552)
Net cash provided by (used in)investing activities	(15,129,705)	—	(15,129,705)
CASH FLOW FROM FINANCING ACTIVITIES:
Net advance from (to) stockholders	(54,437)	—	(54,437)
Issuance of long-term obligations	10,164,680	437,159	10,601,839
Repayment of long term obligations	(401,563)	—	(401,563)
Financing costs	(84,841)	(437,159)	(522,000)
Sale of common stock	11,248,803	—	11,248,803
Exercise of warrants	1,950	—	1,950
Repurchase of warrants and other	(125,000)	—	(125,000)
Payment of offering costs	(31,688)	—	(31,688)
Net cash provided by financing activities	20,717,904	—	20,717,904
NET INCREASE (DECREASE) IN CASH	(56,560)	—	(56,560)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,012,790	—	1,012,790
CASH AND CASH EQUIVALENTS, END OF YEAR	$956,230	$—	$956,230

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiary
STATEMENTS OF CASH FLOWS

	As of December 31, 2003
	As Previously Reported	Effect of Restatement	As Restated

CASH FLOW FROM OPERATING ACTIVITIES:
Net Loss	$(3,826,073)	$(232,877)	$(4,058,950)
Adjustments to reconcile net loss to net cash used in operating activities:
Derivative and warrant fair value adjustments	—	(857,545)	(857,545)
Depreciation	6,386	—	6,386
Amortization:
Discounts on convertible debt related to warrants and beneficial conversion features	415,634	800,002	1,215,636
Non-cash interest	1,131,053	—	1,131,053
Options and warrants issued for services and other	156,000	—	156,000
Common stock issued for services and other	76,000	—	76,000
Change in assets and liabilities:
Accounts receivable trade	(341,805)	308,620	(33,185)
Inventories	(65,857)	—	(65,857)
Prepaid expenses and other	(115,032)	—	(115,032)
Accounts payable	(2,951)	—	(2,951)
Accrued liabilities	(300,500)	(18,200)	(318,700)
Deferred revenue	10,000	—	10,000
Net cash used in operating activities	(2,857,145)	—	(2,857,145)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(66,543)	—	(66,543)
Other	(28,215)	—	(28,215)
Net cash provided by (used in)investing activities	(94,758)	—	(94,758)
CASH FLOW FROM FINANCING ACTIVITIES:
Net advance from (to) stockholders	34,030	—	34,030
Issuance of long-term obligations	3,852,250	—	3,852,250
Sale of common stock	61,665	—	61,665
Net cash provided by financing activities	3,947,945	—	3,947,945
NET INCREASE (DECREASE) IN CASH	996,042	—	996,042
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	16,748	—	16,748
CASH AND CASH EQUIVALENTS, END OF YEAR	$1,012,790	$—	$1,012,790

The accompanying notes are an integral part of these statements

NOTE C—ACQUISITIONS

Acquisition of Public Safety Group, Inc.

On March 30, 2004, we acquired all of the outstanding capital stock of Public Safety Group, Inc. (PSG), a privately-held leader in wireless solutions for law enforcement and public safety markets based in Winter Park, Florida. The acquisition was completed pursuant to the terms of an Agreement and Plan of Merger (the Merger Agreement) by and among the Company, BIO-Key Acquisition Corp., a wholly-owned subsidiary of the Company, PSG and all of the shareholders of PSG. As a result of this transaction PSG became a wholly-owned subsidiary of the Company and now constitutes a division of our business specializing in the law enforcement and public safety markets (the Public Safety Division). The business combination was accounted for using the purchase method.

Pursuant to the Merger Agreement, we purchased all of the outstanding capital stock of PSG from the former shareholders of PSG in exchange for an aggregate of 2,416,108 shares of our common stock issued to the former shareholders of PSG, 6,000 shares of our common stock issued to Harward Investments, Inc. (Harward) pursuant to an arrangement involving the discharge of certain outstanding debt obligations of PSG to Harward as of March 30, 2004, $500,000 in cash, and our assumption of $600,000 in aggregate net liabilities of PSG. The Merger Agreement provides any liability or obligation of PSG in excess of such $600,000 limitation, whether arising before or after the effective date of the merger, will be solely the responsibility of the former shareholders of PSG. Additional earnout consideration, determined as a proportion of revenues attained by the Public Safety Division over fiscal years 2004 and 2005, may be paid to the former shareholders of PSG. The Company will make payments of such additional consideration on the last day of the month following each month in which the Public Safety Division achieves specified revenue milestones during fiscal years 2004 and 2005. Such payments will be made in cash, unless the aggregate amount of earnout consideration exceeds sixty percent (60%) of the aggregate consideration paid by the Company in the merger transaction. Any such excess amounts will be paid in shares of our common stock priced as of two (2) days prior to the date on which any earnout payment becomes due. No earn out was paid in 2004 and 2005, nor does the Company expect to pay any in 2006. In connection with this acquisition, three former employees of PSG, who were also shareholders of PSG, entered into two-year employment agreements with the Company to serve within the Public Safety Division.

The 2,416,108 shares issued to the PSG shareholders (the Merger Shares) are subject to escrow provisions contained in the Merger Agreement and a related escrow agreement, which provide for periodic releases of the shares from escrow on a schedule determined by the revenues achieved by the Public Safety Division during fiscal years 2004 and 2005. The owners of such escrowed shares, however, will continue to enjoy all the rights and privileges attributable to the shares, including, without limitation, the right to vote and receive dividends. The principal terms of the escrow arrangement are as follows:

•                     One-twelfth (1/12 ) of the Merger Shares were held in escrow for the purpose of securing certain prior obligations of PSG to Harward.

•                     The remaining eleven-twelfths (11/12 ) of the Merger Shares will be released to the former shareholders of PSG at quarterly intervals, on a distribution schedule determined by the revenues achieved by the Public Safety Division during 2004. According to the distribution schedule, all of the Merger Shares will be released as early as September 30, 2006 but no later than December 31, 2007.

•                     Of the remaining eleven-twelfths (11/12) of the Merger Shares, those shares owned by former employees of PSG who became our employees by virtue of the merger transaction are subject to repurchase by us under certain circumstances involving the termination of such employee’s employment. Shares remaining in escrow may also be used to fund indemnification obligations of the former PSG shareholders pursuant to the Merger Agreement.

Through March 15, 2006, 1,298,541 Merger Shares have been released from escrow under the Merger Agreement. The Company did not finalize the purchase price until March 31, 2005.

A summary of the estimated fair value of the net assets acquired and liabilities assumed, pertaining to PSG, is as follows:

Current Assets	$8,573
Goodwill	2,660,242
Copyrighted software	1,181,429
Marketing agreements	605,340
Trademarks	379,807
Other assets	5,857
Total assets acquired	4,841,248
Current Liabilities	(332,307)
Long-term obligations	(400,000)
Purchase price	$4,108,941

Acquisition of Mobile Government

On September 30, 2004, we acquired certain assets and assumed certain liabilities of the Mobile Government division of Aether Systems, Inc (Aether). The aggregate purchase price of the acquisition was $12,198,171, which includes a $311,537 post closing reduction in deferred rent and a working capital adjustment payment of $341,878 made to Aether during December 2004. The Company did not finalize the purchase price of Aether Mobile Government until September 30, 2005.

A summary of the adjusted estimated fair value of the net assets acquired and liabilities assumed is as follows:

Current assets	9,706,935
Goodwill	8,729,412
Developed Technology	710,000
Customer relationships	1,009,000
Trademarks	428,065
Fixed Assets	381,358
Total assets acquired	20,964,770
Current liabilities assumed	(8,766,599)
Total purchase price	12,198,171

The components of the adjusted purchase price are as follows:

Cash paid	10,341,878
Deferred rent as a result of a sub-lease with Aether	1,766,293
Acquisition costs	90,000
Total purchase price	12,198,171

In connection with this acquisition, the Company issued a subordinated secured promissory note to Aether in the face amount of $6,884,588 (the “Aether Note”). The Aether Note evidences a contingent reimbursement obligation of the Company to Aether and a surety fee payable by the Company to Aether, in each case with respect to a letter of credit maintained by Aether for the Company’s benefit in connection with the acquisition. The Company’s obligations under the Aether Note are secured by a security interest granted to Aether in all or substantially all of the Company’s assets subordinate to the security interest described in the Long-Term Obligations footnote.

In conjunction with the acquisition of the Mobile Government division, the company was required to place approximately $2,750,000 in escrow as of September 30, 2004, for the following:

$1,000,000 in escrow deposit supporting a $6,884,588 subordinated secured promissory note issued to Aether to secure performance obligations assumed under a contract with Hamilton County, Ohio. The obligation is expected to extend for one year after final acceptance of the system by the customer. Acceptance is expected to occur in 2006.

$1,000,000 in escrow available to Lockheed Martin in the event of non-payment of liabilities for work performed on a contract with the Pennsylvania State Police. The escrow is available to Lockheed Martin until conditional acceptance of certain defined milestones. During 2005, the entire escrow was returned to the Company upon successful completion of a project milestone.

There is approximately $750,000 in escrow which is available to the landlord of a subleased facility in the event the company defaults on a lease. The funds will not be available for use by the company until the termination of the lease in August 2008.

The acquisitions of the Mobile Government Division from Aether Systems, Inc., (“Mobile Government”) and of Public Safety Group (“PSG) required a significant increase in accounting operations on the part of the Company. At the time of the acquisitions the Company received some detailed information, however the period that was required to identify and measure the fair value of all of the assets acquired and the liabilities assumed through the acquisition was not feasible given the existing staffing constraints of the organization. In order to comply with the fair value requirement noted in paragraph 6 of EITF 01-03, the Company conducted it’s review of the acquired net assets of both PSG and Mobile Government as of the dates of acquisition, March 30, 2004 and September 30, 2004 respectively, and determined an initial price allocation. The Company, subsequent to this initial price allocation and through the course of ongoing reviews and assessments of the assets acquired and the liabilities assumed through the acquisition, determined that there were several adjustments that were required. The information that helped determine these adjustments became available and obtainable subsequent to the acquisition date. Thus, the Company has made adjustments accordingly subsequent to the acquisition date in accordance with the definition of “allocation period” in Appendix F of FAS 141. These adjustments consisted of deferred revenue adjustments, recalculation of deferred rent, working capital adjustments, and contingent purchase prices adjustments and project related adjustments. The Company finalized the allocation of purchase price for PSG and Mobile Government as of March 30, 2005 and September 30, 2005, respectively.

Liquidated Damages

The Company may have to pay liquidated damages to customers in certain circumstance, including instances where its sub-contractors do not perform on time. In addition, the Company sometimes indemnifies certain of its customers against damages, if any, they might incur as a result of a claim brought against them related to third party software imbedded in the Company’s products.

The Company’s most significant exposure to liquidated and other damages is with its two largest uncompleted contracts with the Pennsylvania State Police (PSP) and Hamilton County, Ohio (Hamilton). The PSP and Hamilton contracts limit the Company’s liability for damage to approximately $7,000,000 and $10,000,000, respectively. The Company’s management believes both contracts will be completed within contract terms including defined specification for performance, and accordingly, payments of damages under the contracts are not likely. However, the projects are not complete and there can be no assurances damages will not be incurred in the future. If damages are incurred there can be no assurance that any amounts required to be paid will not be material to the financial statements.

Warranty Reserve

In some instances the Company may make commitments to provide additional products or services to customers beyond those obligations specified in the contract or those provided in standard maintenance agreements or ordinary upgrades. These commitments usually arise in complex customer installations and are granted to help ensure customer satisfaction. As of December 31, 2005, 2004 and 2003 there was no material requirement for an accrued warranty liability reserve.

Summary of Operations

A summary of the aggregate operating results of the two acquired businesses for the year ended December 31, 2003 is as follows:

2003

Revenues	$21,833,661
Costs and other expenses	25,072,263
Operating loss	(3,238,602)
Other income (deductions)	(13,142)
Loss before income tax benefit and cumulative effect of change in accounting principle	(3,251,744)
Income tax benefit	—
Loss before cumulative effect of change in accounting principle	(3,251,744)
Cumulative effect of change in accounting principle	—
Net loss	$(3,251,744)

Pro Forma Information

The following unaudited financial data reflects revenue, loss from continuing operations, net loss and loss applicable per common share of the Company for the years ended December 31, 2004 and 2003 as though the PSG and Mobile Government transactions had occurred as of January 1, 2003.

	Years ended December 31,
	2004	2003
Revenue	$19,251,001	$22,357,762
Loss from continuing operations	$(11,817,800)	$(5,873,834)

Net loss	$(11,817,800)	$(5,873,834)
Loss applicable per common share	$(0.32)	$(0.30)

NOTE D—CONCENTRATION OF RISK

Financial instruments and long-term contracts, which potentially subject the Company to risk, primarily consist of receivables and costs and earnings in excess of billings on uncompleted contracts. The company extends credit to customers on an unsecured basis in the normal course of business. The company’s policy is to perform an analysis of the recoverability of its accounts receivable and costs and earnings in excess of billings on uncompleted contracts at the end of each reporting period and to establish allowances where appropriate. The company analyzes historical bad debts and contract losses, customer concentrations, and customer credit-worthiness when evaluating the adequacy of the allowances.

As of December 31, 2005, 2004, and 2003, one, two, and three customers accounted for approximately 11%, 27%, and 82% of the company’s outstanding accounts receivable balance, respectively. As of December 31, 2005 and 2004 one customer accounted for approximately 86% of the costs and earnings in excess of billings on uncompleted contracts. For the years ended December 31, 2005, 2004 and 2003, two, one, and one customer(s) accounted for approximately 16%, 21% and 46% of the Company’s revenue, respectively.

For the years ended December 31, 2005 and 2004 the customers generating 16% and 21% of the Company’s revenue, respectively, were customers of the Law Enforcement segment. For the year ended December 31, 2003, the customer generating 46% of the Company’s revenue was a customer of the Biometrics segment.

For the years ended December 31, 2005 and 2004 sales to governmental entities amounted to approximately 79% and 89% of total revenue. As of December 31, 2005 and 2004 governmental customers amounted to approximately 74% and 62% of total accounts receivable.

NOTE E—COSTS AND EARNINGS IN EXCESS OF BILLINGS ON UNCOMPLETED CONTRACTS

The components of uncompleted contracts consisted of the following as of December 31, 2005, 2004 and 2003:

	2005	2004

Cost and Earnings incurred on uncompleted contracts	$17,505,796	$20,610,050

Less billings to date	(13,216,789)	(14,421,254)

	$4,289,007	$6,188,796

Costs and earnings in excess of billings on uncompleted contracts	$4,321,392	$6,949,603

Billings in excess of costs and earnings on uncompleted contracts	(32,385)	(760,807)

	$4,289,007	$6,188,796

NOTE F—PREPAID EXPENSES

Prepaid expenses consisted of the following as of December 31:

	2005	2004	2003

Consulting fees	$—	$—	$90,000

Insurance and other	137,000	113,130	75,929

Total	$137,000	$113,130	$165,929

In October 2003, the Company entered into a twelve-month consulting agreement with a financial advisory services company. The terms of the consulting agreement required $108,000 to be paid in fees over the term of the agreement. The consulting fees were amortized to expense over the term of the agreement, which expired October 31, 2004.

NOTE G—EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consisted of the following as of December 31:

	2005	2004	2003

Equipment	$458,847	$348,298	$66,543
Furniture and fixtures	179,349	162,593	36,550
Software	104,414	88,302	—
Leasehold improvements	170,955	165,756	—
	913,565	764,949	103,093

Less accumulated depreciation and amortization	(365,298)	(120,848)	(42,936)

Total	$548,267	$644,101	$60,157

NOTE H—OTHER ASSETS

Intangible Assets

Intangible assets consisted of the following as of December 31:

	2005	2004	2003
	Restated

Copyrighted software	$1,181,429	$1,181,429	$—
Customer relationships	1,009,000	1,009,000	—
Trademarks	807,872	807,872	—
Developed technology	710,000	710,000	—
Marketing agreements	605,340	605,340	—
Patents and patents pending	283,779	217,994	68,306
	4,597,420	4,531,635	68,306

Less Accumulated Amortization	(1,295,597)	(432,338)	—

Total	$3,301,823	$4,099,297	$68,306

Deferred financing costs

Debt issuance costs are amortized based upon the lives of the respective debt obligations. The gross carrying amount of deferred loan costs at December 31, 2005, 2004 and 2003 was $1,763,238, $952,741 and $81,900, respectively, and accumulated amortization was $200,901 and $14,622 at December 31, 2005 and 2004, respectively. Amortization of deferred loan costs is included in interest expense and was $186,279 and $14,622 for 2005 and 2004, respectively.

Goodwill

	Mobile Government	Public Safety Group	Total
Initial allocation	$9,636,186	$2,535,445	$12,171,631
Recalculation of deferred rent	(311,537)	—	(311,537)
Working capital purchase price adjustment	341,878	—	341,878
Allocation adjustment	(303,156)	124,797	(178,359)

December 31, 2004	$9,363,371	$2,660,242	$12,023,613

Adjustment to allowance for doubtful accounts	(310,541)	—	(310,541)
Billings in excess of costs and earnings on uncompleted contracts	(410,684)	—	(410,684)
Working capital purchase price adjustment	87,266	—	87,266

December 31, 2005 (Final Price Allocation)	$8,729,412	$2,660,242	$11,389,654

Deferred Offering Costs

In March 2002, the Company engaged an investment banking firm to advise the Company regarding raising additional capital through the potential future issuance of the Company’s equity, debt or convertible securities. The firm received a nonrefundable retainer fee of $50,000, out of pocket costs of $14,900 and has been granted a warrant to purchase 25,000 shares of the Company’s common stock at an exercise price of $1.00 per share through March 22, 2006. The estimated value of the warrant is $17,000. These deferred costs were charged to operations in 2004 when this engagement terminated.

The Company also engaged the services of an investment banking firm in connection with the issuance of the Company’s debt securities in 2004 and 2005. The Company issued the firm warrants to purchase the Company’s common stock on three separate occasions. On September 29, 2004, the investment banking firm was issued 620,667 warrants with a fair market value of $534,201. These warrants have an exercise price of $1.55 and are exercisable through September 29, 2009. On June 8, 2005, the Company issued the investment firm 248,615 warrants with a fair market value of $211,310. The warrants have an exercise price of $1.35 and are exercisable through June 8, 2009. Finally, on July 14, 2005 the Company issued the investment firm 23,333 warrants with a fair market value of $22,839. These warrants have an exercise price of $1.35 and are exercisable through July 14, 2009. The fair market value of the warrants is amortized over the life of the associated debt. As of December 31, 2004, the 2004 warrants have a fair market value $474,478 and $59,723 has been charged to non cash interest expense in 2004. As of December 31, 2005, the 2004 and 2005 warrants have a combined fair market value of $442,248 and $266,379 has been charged to non cash interest expense in 2005.

Deposits

Deposits consisted of the following as of December 31:

	2005	2004	2003

Contract performance deposit with Lockheed Martin	$—	$1,000,000	$—
Deposit securing a promissory note with Aether	1,000,000	1,000,000	—
Lease deposit with Aether	750,000	750,000	—
Other	78,560	88,031	—

Total	$1,828,560	$2,838,031	$—

NOTE I—ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31:

	2005	2004	2003
		Restated	Restated

Contract costs not yet invoiced by vendors	$3,654,440	$3,301,442	$—
Compensation	614,934	634,894	149,659
Royalties	294,512	254,055	—
Interest	684,253	227,680	—
Other	272,376	177,913	5,877

Total	$5,520,515	$4,595,984	$155,536

NOTE J—RELATED PARTY

Consulting Arrangement with Thomas J. Colatosti

In connection with his appointment to the Board of Directors in September 2002, the Company entered into a consulting arrangement with Thomas J. Colatosti. Under the arrangement, the Company paid Mr. Colatosti $4,000 per month through December 2003 and issued him options to purchase 150,000 shares of common stock at an exercise price of $0.31 per share, the closing price of the Company’s common stock on the date of grant. In December 2003, a committee of independent directors renewed this arrangement through December 31, 2004. The committee also issued options to Mr. Colatosti to purchase 200,000 shares of common stock at an exercise price of $1.32 per share, the closing price of the Company’s common stock on the date of grant, for serving as Chairman. Effective November 1, 2004, Mr. Colatosti’s monthly consulting fee was increased to $14,500. Mr. Colatosti has substantial experience in the biometric industry and in addition to his role as the Chairman of the Board of Directors of the Company, provides extensive service to the Company in the areas of strategic planning and corporate finance. During the years ended December 31, 2005 and 2004, approximately $102,000 and $69,000 were paid, respectively. Mr. Colatosti agreed to waive his fees for five months in 2005.

In March 2004, Mr. Colatosti entered into a three year consulting arrangement with the Shaar Fund Ltd., a principal creditor of the Company. Under the terms of the arrangement, The Shaar Fund transferred $375,000 principal amount of our secured convertible notes due October 1, 2005 to Mr. Colatosti. On April 28, 2004 the Company issued 3,750 shares of the Company’s Series A 7% convertible preferred stock to Mr. Colatosti in conversion of the $375,000 secured convertible note.

NOTE K—DEFERRED REVENUE

The components of Deferred Revenue are as follows as of December 31,

	2005	2004	2003

Current Portion
Maintenance Contracts	$3,004,159	$3,012,205	$—
Fully deferred systems, installation and acceptance revenue	260,124	154,151	10,000
	3,264,283	3,166,356	10,000
Long-Term Portion
Maintenance Contracts on uncompleted Projects	1,091,151	—	—
Maintenance Contracts	72,587	71,203	—
	1,163,738	71,203	—
Total	$4,428,021	$3,237,559	$10,000

Maintenance contracts on uncompleted projects are recognized ratably over the applicable term. The term for these contracts begin upon the completion and acceptance of the long term projects, which can be delayed based on various criteria ranging from customer constraints to project change orders. Because of the uncertainty of the timing of acceptance on these long-term projects this deferred revenue has been classified as a long-term liability.

Fully deferred systems, installation and acceptance revenue relates to projects that have been billed per the contractual terms, however because of undelivered elements or acceptance criteria revenue has not yet been recognized. These amounts are expected to be completed within the next 12 months and are classified as current liabilities.

NOTE L—LONG-TERM OBLIGATIONS

Long-term obligations consisted of the following as of December 31:

	2005	2004	2003
	Restated	Restated	Restated
2001
10% secured convertible note	$—	$—	$3,617,920
2002
10% secured convertible note	—	—	1,080,000
7% convertible note	—	—	750,000
2003
7% Secured convertible term notes	—	—	3,852,250
Discount	—	—	(368,146)
FMV of embedded derivatives	—	—	310,603
2004
Convertible term notes	5,992,304	9,964,437	—
Discount	(2,307,679)	(5,508,021)	—
FMV of embedded derivatives	421,317	6,024,677	—
FMV of warrants	828,095	2,847,019	—
2005
Convertible term notes	5,284,723	—	—
Discount	(3,396,454)	—	—
FMV of embedded derivatives	590,226	—	—
FMV of warrants	655,416	—	—
Long-term accrued interest payable	—	—	1,131,053
	8,067,948	13,328,112	10,373,680

Less current portion (net of discount)	8,067,948	3,062,722	—

Total	$—	$10,265,390	$10,373,680

Senior Convertible Term Notes

2004 Notes

On September 29, 2004, we entered into a Securities Purchase Agreement (the “Senior Purchase Agreement”) with Laurus Master Fund, Ltd. (“Laurus”) and certain other institutional and accredited investors (together with Laurus, the “Senior Investors”). Under the Senior Purchase Agreement, the Company issued secured convertible term notes (the “Senior Convertible Notes”) in the aggregate principal amount of $5,050,000, convertible into common stock of the Company at $1.35 per share, and issued warrants (the “Senior Warrants”) to purchase an aggregate of 1,122,222 shares of our common stock at an exercise price of $1.55 per share.

The proceeds from this transaction were used in part to finance the Company’s acquisition of Aether Mobile Government (the “Aether Acquisition”). The Company’s obligations under the Senior Purchase Agreement, the Senior Convertible Notes and the Senior Warrants are secured by a security interest in all or substantially all of the Company’s assets.

Under the terms of the Senior Convertible Notes, we are required to make monthly payments of accrued interest beginning on November 1, 2004. In addition, the Senior Convertible Notes provide for monthly payments of principal in equal monthly increments of $157,813 thereof, plus accrued interest, commencing December 1, 2004. The Company made principal payments of $1,563 in December 2004 and $1,453,831 in 2005, $67,500 was also converted into common stock during 2005. The Senior Convertible Notes bear interest at an initial rate equal to the prime rate plus two percent (2%), subject to a six percent (6%) floor. The interest rate on the Senior Convertible Notes is subject to reduction on a month-by-month basis if specified conditions are met. In particular, if (a) we register the common stock underlying the Senior Convertible Notes and Senior Warrants on a registration statement declared effective by the Securities and Exchange Commission and (b) our common stock is trading at a 25% or greater premium to the note conversion price, then the interest rate will be adjusted downward by 2.0% for each incremental 25% increase over the note conversion price.

Alternatively, if (x) we have not registered such common stock under an effective registration statement, but (y) our common stock is trading at a 25% or greater premium to the note conversion price, and then the interest rate will be adjusted downward by 1.0% for each incremental 25% increase over the note conversion price. The effective interest rate as of December 31, 2004 and 2005 was 7.25%.

For any cash payments we make on the Senior Convertible Notes (e.g., any amounts due that are not converted into common stock), we are required to pay an amount equal to 102% of the principal amount due. Accordingly, an additional principal amount of $101,000 has been included in outstanding Senior Convertible Notes and in the related discounts on long-term obligations. In addition, we can prepay the note at any time upon payment of an amount equal to 110% of the then outstanding principal balance, plus accrued and unpaid interest.

The Senior Investors have the option at any time to convert any or all of the outstanding principal and accrued and unpaid interest on the Senior Convertible Notes into shares of our common stock at a conversion price of $1.35 per share. In addition, for each monthly payment under the note, the Senior Investors will be obligated to convert a portion of the monthly payment into common stock at the applicable conversion price, so long as:

•              The average closing price of our common stock (for the five trading days immediately preceding the payment date) is greater than $1.48 per share (which represents 110% of the note conversion price, based on the initial conversion price of $1.35),

•              Such amount being converted does not exceed 25% of the aggregate dollar trading volume for such immediately preceding twenty-two trading days, and

•              The shares of common stock underlying the note are registered under an effective registration statement with the Securities and Exchange Commission

The terms of the Senior Convertible Notes and Senior Warrants prohibit conversion of the notes or exercise of the warrants to the extent that conversion of the notes and exercise of the warrants would result in any holder thereof, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days’ prior written notice to us. Also, this limitation does not preclude the holder from converting or exercising the note or warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

As security for our obligations to the Senior Investors, we, along with our wholly-owned subsidiary Public Safety Group, Inc. (“PSG”), granted to the Senior Investors a blanket security interest in all of our assets, and we entered into a stock pledge with the Senior Investors for the capital stock in PSG. If an event of default occurs under the Senior Convertible Notes or the other related investment agreements, 120% of the unpaid principal balance on the Senior Convertible Notes, plus accrued interest and fees, shall become immediately due and the Senior Investors shall be entitled to payment of a default interest rate of 1.5% per month on all amounts due under the Senior Convertible Notes. Such events of default include the following:

•              A failure to pay interest and principal payments under the Senior Convertible Notes within three days of when due;

•              A breach by us of any material covenant or term or condition of the Senior Convertible Notes or in any of the investment agreements, if not cured within 30 days of such breach;

•              A breach by us of any material representation or warranty made in the Senior Convertible Notes or in any of the investment agreements;

•              If we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us, or any form of bankruptcy or insolvency proceeding is instituted by us, or any involuntary proceeding is instituted against us if not vacated within 60 days;

•              The filing of any money judgment or similar final process against us for more than $50,000, which remains unvacated, unbonded or unstayed for a period of 30 days;

•              If our common stock is suspended for five consecutive days or for five days during any ten consecutive days from a principal market or pursuant to a Securities and Exchange Commission stop order; and

•              A failure by us to timely deliver shares of common stock when due upon conversions of the Senior Convertible Notes.

As of December 31, 2004 the Company was in default of one of its December 1 principal payments. The Company cured this default on January 5, 2005 and has received a waiver from the Senior Investors, thus avoiding any penalties.

Upon an event of default, the Senior Lenders will be entitled to specified remedies, including remedies under the Uniform Commercial Code.

We have registered with the Securities and Exchange Commission for resale the shares of common stock that are issuable upon conversion of the Senior Convertible Notes and upon exercise of the Senior Warrants. If we fail to comply with our registration obligations, the Senior Investors will be entitled to certain specified remedies, including monetary liquidated damages. In particular, for each 30 days (or such pro rated number of days) that we are out of compliance with our registration obligations, we will be subject to a liquidated damage assessment of 2% of the original principal amount of the Senior Convertible Notes.

Each Senior Investor has agreed, pursuant to the Senior Purchase Agreement, that neither it nor any of its affiliates and investment partners will (and will not cause any other person or entity, directly or indirectly or indirectly, to) engage in “short sales” of our common stock for as long as any Senior Convertible Notes held by it remain outstanding. “Short sales” are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller’s control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.

2005 Notes

On June 8, 2005, we entered into a Securities Purchase Agreement (the “Senior Purchase Agreement”) with Laurus Master Fund Ltd (“Laurus”). Under the Senior Purchase Agreement, the Company issued a Secured Convertible Term Note (the “Senior Convertible Note”) in the aggregate principal amount of $2,000,000, convertible into Common Stock of the Company in certain circumstances at $1.35 per share, and issued a warrant (the “Senior Warrant”) to purchase an aggregate of 444,444 shares of the Common Stock at a per share exercise price of $1.55. The aggregate consideration received by the Company, net of all fees and expenses, for the Senior Convertible Note and the Senior Warrant was approximately $1,841,000. The proceeds from this transaction are to be used for working capital purposes. The Company’s obligations under the Senior Purchase Agreement and the Senior Convertible Notes are secured by a security interest in all or substantially all of the Company’s assets.

Under the terms of the Senior Convertible Note, we are required to make monthly payments of accrued interest only beginning on July 1, 2005. In addition, the Senior Convertible Note provides for monthly payments of principal in equal 1/32 increments thereof, plus accrued interest, commencing October 1, 2005. The Senior Convertible Note bears interest at an initial rate equal to the prime rate plus two percent (2%), subject to a six percent (6%) floor. The interest rate on the Senior Convertible Note is subject to reduction on a month-by-month basis if the following specified conditions are met. If (a) we register the common stock underlying the Senior Convertible Note and Senior Warrant on a registration statement declared effective by the Securities and Exchange Commission and (b) our common stock is trading at a 25% or greater premium to the note conversion price, then the interest rate will be adjusted downward by 2.0% for each incremental 25% increase over the note conversion price. Alternatively, if (x) we have not registered such Common stock under an effective registration statement, but (y) our common stock is trading at a 25% or greater premium to the note conversion price, and then the interest rate will be adjusted downward by 1.0% for each incremental 25% increase over the note conversion price. In no event shall the interest rate be less than 0%.

For any cash payments we make on the Senior Convertible Note (e.g., any amounts due that are not converted into common stock), we are required to pay an amount equal to 102% of the principal amount due. In addition, we can prepay the note at any time upon payment of an amount equal to110% of the then outstanding principal balance, plus accrued and unpaid interest.

Laurus has the option at any time to convert any or all of the outstanding principal and accrued and unpaid interest on the Senior Convertible Note into shares of our common stock at a conversion price of $1.35 per share. In addition, for each monthly payment under the note, Laurus will be obligated to convert a portion of the monthly payment into common stock at the applicable conversion price, so long as:

•              The average closing price of our common stock (for the five trading days immediately preceding the payment date) is greater than $1.48 per share (which represents 110% of the note conversion price, based on the initial conversion price of $1.35),

•              Such amount being converted does not exceed 25% of the aggregate dollar trading volume for such immediately preceding twenty-two trading days, and

•              The shares of common stock underlying the note are registered under an effective registration statement with the Securities and Exchange Commission.

The terms of the Senior Convertible Note and Senior Warrant prohibit conversion of the note or exercise of the warrant to the extent that conversion of the note and exercise of the warrant would result in any holder thereof, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days’ prior written notice to us. Also, this limitation does not preclude the holder from converting or exercising the note or warrant and selling shares underlying the note or warrant in stages overtime where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

As security for our obligations to Laurus, we, along with our wholly-owned subsidiary Public Safety Group, Inc. (“PSG”), have granted to Laurus a blanket security interest in all of our assets, and we have entered into a stock pledge with Laurus for the capital stock in PSG. If an event of default occurs under the Senior Convertible Note or the other related investment agreements, 120% of the unpaid principal balance on the Senior Convertible Note, plus accrued interest and fees, shall become immediately due and Laurus shall be entitled to payment of a default interest rate of 1.5% per month on all amounts due under the Senior Convertible Note. Such events of default include the following:

•              A failure to pay interest and principal payments under the Senior Convertible Note within three days of when due;

•              A breach by us of any material covenant or term or condition of the Senior Convertible Note or in any of the investment agreements, if not cured within 30 days of such breach;

•              A breach by us of any material representation or warranty made in the Senior Convertible Note or in any of the investment agreements;

•              If we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us, or any form of bankruptcy or insolvency proceeding is instituted by us, or any involuntary proceeding is instituted against us if not vacated within 60 days;

•              The filing of any money judgment or similar final process against us for more than $50,000, which remains unvacated, unbonded or unstayed for a period of 30 days;

•              If our common stock is suspended for five consecutive days or for five days during any ten consecutive days from a principal market or pursuant to a Securities and Exchange Commission stop order; and

•              A failure by us to timely deliver shares of common stock when due upon conversions of the Senior Convertible Note.

Upon an event of default, Laurus will be entitled to specified remedies, including remedies under the Uniform Commercial Code.

We have agreed to register with the Securities and Exchange Commission for resale the shares of common stock that are issuable upon conversion of the Senior Convertible Note and upon exercise of the Senior Warrant. Under the registration rights agreement, we were obligated to file a registration statement with the Securities and Exchange Commission on or before July 8, 2005, and to use reasonable commercial efforts to have the registration statement declared effective not later than September 6, 2005. The resale registration statement was initially filed with the Securities and Exchange Commission on July 8, 2005 for the shares underlying the Senior Convertible Note and Senior Warrant. If we fail to comply with our registration obligations, Laurus will be entitled to certain specified remedies, including monetary liquidated damages. In particular, for each 30 days (or such pro rated number of days) that we are out of compliance with our registration obligations, we will be subject to a liquidated damage assessment of 2% of the original principal amount of the Senior Convertible Note. As of December 31, 2005, this registration statement has not been declared effective, therefore, the Company has approximately $113,000 reserved for payment of liquidating damages. These damages were limited by a portion that had been waived by Laurus during 2005.

Each Senior Investor has agreed, pursuant to the Senior Purchase Agreement, that neither it nor any of its affiliates and investment partners will (and will not cause any other person or entity, directly or indirectly, to) engage in “short sales” of our common stock for as long as any Senior Convertible Notes held by it remain outstanding. “Short sales” are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller’s control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.

Subordinated Convertible Term Notes

2004 Notes

On September 29, 2004, we entered into a Securities Purchase Agreement (the “Subordinated Purchase Agreement”) with The Shaar Fund, Ltd. (“Shaar”) and other existing shareholders of the Company and accredited investors (collectively, the “Subordinated Investors”) for $4,950,000. Under the Subordinated Purchase Agreement, the Company issued unsecured convertible term notes (the “Subordinated Convertible Notes”) in the aggregate principal amount of $4,950,000, convertible into common stock of the Company in certain circumstances at $1.35 per share, and issued warrants (the “Subordinated Warrants”) to purchase an aggregate of 1,099,997 shares of our common stock at an exercise price of $1.55 per share. The proceeds from this transaction were used in part to finance a portion of the Aether Acquisition and will be used in part for working capital purposes.

Under the terms of the Subordinated Convertible Notes, we are required to make monthly payments of accrued interest only beginning on November 1, 2004. In addition, the Subordinated Convertible Notes provide for monthly payments of principal in equal monthly increments of $154,688 thereof, plus accrued interest, commencing February 1, 2005, which payments may be made in shares of common stock at the option of each note holder. The Subordinate Investors converted $135,000 of these notes in 2004 and $1,996,420 in 2005. They also made principal payments of $454,380 in 2005. The Subordinated Convertible Notes bear interest at an initial rate equal to the prime rate plus seven and one-half percent (7.5%), subject to an eleven percent (11%) floor.

We may prepay the Subordinated Convertible Notes at any time upon payment of an amount equal to 110% of the then outstanding principal balance, plus accrued and unpaid interest. Upon any such prepayment, the Senior Convertible Notes must also be prepaid. The Subordinated Investors have the option at any time to convert any or all of the outstanding principal and accrued and unpaid interest on the Subordinated Convertible Notes into shares of our common stock at a conversion price of $1.35 per share. During 2004, certain subordinated investors converted an aggregate principal amount of $135,000 into 100,000 shares of the Company’s common stock.

The terms of the Subordinated Convertible Notes and Subordinated Warrants prohibit conversion of the notes or exercise of the warrants to the extent that conversion of the notes and exercise of the warrants would result in any holder thereof, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days’ prior written notice to us. Also, this limitation does not preclude the holder from converting or exercising the note or warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

If an event of default occurs under the Subordinated Convertible Notes or the other related investment agreements, the unpaid principal balance on the Subordinated Convertible Notes, plus accrued interest, shall, at the noteholder’s option, become immediately due and the Subordinated Investors shall be entitled to payment of additional default interest at the rate of 2.0% per annum on all amounts due under the Subordinated Convertible Notes. Such events of default include the following:

•              A failure to pay interest and principal payments under the Subordinated Convertible Notes within three days of when due;

•              A breach by us of any covenant, term or condition in any material respect of the Subordinated Convertible Notes or in any of the investment agreements, if not cured within 30 days of such breach;

•              Any representation or warranty made in the Subordinated Convertible Notes or in any of the investment agreements being false or misleading in any material respect;

•              If we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us, or any form of bankruptcy or insolvency proceeding is instituted by us, or any involuntary proceeding is instituted against us;

•              The filing of any money judgment or similar final process against us for more than $50,000, which remains unvacated, unbonded or unstayed for a period of 30 days;

•              If our common stock is suspended for five consecutive days or for five days during any ten consecutive days from a principal market or pursuant to a Securities and Exchange Commission stop order;

•              A failure by us to timely deliver shares of common stock when due upon conversions of the Subordinated Convertible Notes; and

•              A change in our controlling ownership.

Upon an event of default, the rights and remedies of the Subordinated Investors will be subordinate to those of the Senior Investors pursuant to Subordination and Intercreditor Agreement dated as of September 30, 2004 by and among Laurus, as Collateral Agent, Shaar, as Purchaser Agent, Aether Systems, Inc., PSG and the Company.

We have registered with the Securities and Exchange Commission for resale the shares of common stock that are issuable upon conversion of the Subordinated Convertible Notes and upon exercise of the Subordinated Warrants. If we fail to comply with our registration obligations, the Subordinated Investors will be entitled to certain specified remedies, including monetary liquidated damages. In particular, for each 30 days (or such pro rated number of days) that we are out of compliance with our registration obligations, we will be subject to a liquidated damage assessment of 2% of the original principal amount of the Subordinated Convertible Notes.

Each Subordinated Investor has agreed, pursuant to the Subordinated Purchase Agreement, that neither it nor any of its affiliates and investment partners will (and will not cause any other person or entity, directly or indirectly, to) engage in “short sales” of our common stock for as long as any Subordinated Convertible Notes held by it remain outstanding.

2005 Notes

We entered into a Securities Purchase Agreement, effective as of May 31, 2005, (the “Subordinated Purchase Agreement”) with existing shareholders of the Company and other accredited investors (collectively, the “Subordinated Investors”). Under the Subordinated Purchase Agreement, the Company issued Convertible Term Notes (the “Subordinated Convertible Notes”) in the aggregate principal amount of $2,794,723,convertible into Common Stock of the Company in certain circumstances at $1.35 per share, and issued warrants (the “Subordinated Warrants”) to purchase an aggregate of 828,066 shares of the Common Stock at a per share exercise price of $1.50. The aggregate consideration received by the Company, net of all fees and expenses, for such Subordinated Convertible Notes and Subordinated Warrants was approximately $2,411,000. The proceeds from this transaction are to be used for working capital purposes. The Subordinated Convertible Notes were issued at a purchase price equal to $900 for each $1,000 of principal amount of the Note.

Certain Subordinated Investors purchased additional Subordinated Convertible Notes in the aggregate principal amount of $450,000 and received additional Subordinated Warrants to purchase an aggregate of 133,333 shares of Common Stock at a per share exercise price of $1.50. The aggregate consideration received by the Company net of all fees and expenses for such Subordinated Convertible Notes and Subordinated Warrants was $404,500, which was paid by the Subordinated Investors on July 8, 2005.

Under the terms of the Subordinated Convertible Notes, we are required to make quarterly payments of accrued interest only beginning on September 1, 2005. In addition, the Subordinated Convertible Notes provide for quarterly payments of principal in equal increments thereof, plus accrued interest, commencing September 1, 2006 through May 31, 2008, which payments may be made in shares of common stock at the option of each note holder. The Subordinated Convertible Notes bear interest at nine percent (9%) per annum. Each Subordinated Convertible Note was issued at a purchase price equal to $900 for each $1,000 of principal amount of the Note.

We may prepay the Subordinated Convertible Notes at any time upon payment of an amount equal to 120% of the then outstanding principal balance, plus accrued and unpaid interest. Upon any such prepayment, the Senior Convertible Note must also be prepaid. The Subordinated Investors have the option at any time to convert any or all of the outstanding principal and accrued and unpaid interest on the Subordinated Convertible Notes into shares of our common stock at a conversion price of $1.35 per share.

The terms of the Subordinated Convertible Notes and Subordinated Warrants prohibit conversion of the notes or exercise of the warrants to the extent that conversion of the notes and exercise of the warrants would result in any holder thereof, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days’ prior written notice to us. Also, this limitation does not preclude the holder from converting or exercising the note or warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

If an event of default occurs under the Subordinated Convertible Notes or the other related investment agreements, the unpaid principal balance on the Subordinated Convertible Notes, plus accrued interest, shall, at the note holder’s option, become immediately due and the Subordinated Investors shall be entitled to payment of additional default interest at the rate of 2.0% per annum on all amounts due under the Subordinated Convertible Notes. Such events of default include the following:

•              Failure to pay interest and principal payments under the Subordinated Convertible Notes within three days of when due;

•              A breach by us of any covenant, term or condition in any material respect of the Subordinated Convertible Notes or in any of the investment agreements, if not cured within 30 days of such breach;

•              Any representation or warranty made in the Subordinated Convertible Notes or in any of the investment agreements being false or misleading in any material respect;

•              If we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us, or any form of bankruptcy or insolvency proceeding is instituted by us, or any involuntary proceeding is instituted against us;

•              The filing of any money judgment or similar final process against us for more than $50,000, which remains unvacated, unbonded or unstayed for a period of 30 days;

•              If our common stock is suspended for five consecutive days or for five days during any ten consecutive days from a principal market or pursuant to a Securities and Exchange Commission stop order;

•              A failure by us to timely deliver shares of common stock when due upon conversions of the Subordinated Convertible Notes; and

•              A change in our controlling ownership.

Upon an event of default, the rights and remedies of the Subordinated Investors will be subordinate to those of the Senior Investors pursuant to a Subordination and Intercreditor Agreement dated as of September 30, 2004 (as amended, supplemented or otherwise modified from time to time) by and among Laurus, as Collateral Agent, Shaar, as Purchaser Agent, Aether Systems, Inc., PSG and the Company.

We have agreed to register with the Securities and Exchange Commission for resale the shares of common stock that are issuable upon conversion of the Subordinated Convertible Notes and upon exercise of the Subordinated Warrants. Under the registration rights agreement, we were obligated to file a registration statement with the Securities and Exchange Commission on or before July 8, 2005, and to use reasonable commercial efforts to have the registration statement declared effective not later than September 6, 2005. The resale registration statement was initially filed with the Securities and Exchange Commission on July 8, 2005 for the shares underlying the Subordinated Convertible Notes and Subordinated Warrants. If we fail to comply with our registration obligations, the Subordinated Investors will be entitled to certain specified remedies, including monetary liquidated damages. In particular, for each 30 days (or such pro rated number of days) that we are out of compliance with our registration obligations, we will be subject to a liquidated damage assessment of 2% of the original principal amount of the Subordinated Convertible Notes. As of December 31, 2005, this registration statement has not been declared effective, therefore, the Company has approximately $202,000 reserved for payment of liquidating damages. These damages were limited by a portion that had been waived by one of the Subordinated Investors during 2005.

Each Subordinated Investor has agreed, pursuant to the Subordinated Purchase Agreement, that neither it nor any of its affiliates and investment partners will (and will not cause any other person or entity, directly or indirectly, to) engage in “short sales” of our common stock for as long as any Subordinated Convertible Notes held by it remain outstanding.

2004 and 2005 Senior and Subordinate Notes

The Senior Notes’ features discussed above; such as a variety of conversion options, a variable interest rate feature, events of default and a variable liquidated damages clause are considered embedded derivative financial instruments. These features are described below, as follows:

•              Principal’s conversion option:  The Notes are convertible at the Holder’s option at any time at the fixed conversion price of $1.35 per share. This conversion feature has been identified as an embedded derivative and has been bifurcated and recorded on the Company’s balance sheet at its fair value using the Binomial Option Pricing Model;

•              Monthly Payments Conversion Option:  Holders have the option to convert the Notes’ monthly payment at a $1.35 per share conversion price if the common stock price is higher than 110% of the conversion price ($1.49), as long as the amount converted is not higher than 25% of trading volume for the last 22 trading days. If the Notes’ monthly payments are not converted, the payments will be paid in cash at 102% of such amount. This conversion feature has been identified as an embedded derivative and has been bifurcated and recorded on the Company’s balance sheet at its fair value using binomial models;

•              Interest Rate Adjustment provision:  For every 25% increase in common stock value above $1.35 per share, the interest will be reduced by 2%. The interest rate may never be reduced below 0%. This conversion feature has been identified as an embedded derivative and has been bifurcated and recorded on the Company’s balance sheet at its fair value by measuring the impact of the derivative on the expected interest payment amount over the life of the Note;

•              Default provision: In the event of default under the terms set forth above, the Senior Lenders will be entitled to specified remedies, including remedies under the Uniform Commercial Code; This feature has been identified as an embedded derivative and has been bifurcated and recorded on the Company’s balance sheet at its fair value;

The Subordinate Notes includes certain features that are considered embedded derivative financial instruments, such as a variety of conversion options, a variable interest rate feature, events of default and a variable liquidated damages clause. These features are described below, as follows:

•              Principal’s conversion option:  The Notes are convertible at the Holder’s option at any time at the fixed conversion price of $1.35 per share. This conversion feature has been identified as an embedded derivative and has been bifurcated and recorded on the Company’s balance sheet at its fair value;

•              Monthly Payments Conversion Option:  Holders have the option to convert the Notes’ monthly payment at a $1.35 per share conversion price if the common stock price is higher than 110% of the conversion price ($1.49), as long as the amount converted is not higher than 25% of trading volume for the last 22 trading days. If the Notes’ monthly payments are not converted, the payments will be paid in cash at 102% of such amount. This conversion feature has been identified as an embedded derivative and has been bifurcated and recorded on the Company’s balance sheet at its fair value;

•              Default provision: In the event of default under the terms set forth above, the unpaid principal balance on the Subordinated Convertible Notes, plus accrued interest, shall, at the note holder’s option, become immediately due and the Subordinated Investors shall be entitled to payment of additional default interest at the rate of 2.0% per annum on all amounts due under the Subordinated Convertible Notes. This feature has been identified as an embedded derivative and has been bifurcated and recorded on the Company’s balance sheet at its fair value;

In conjunction with the Senior Notes, the Company issued warrants to purchase 1,566,666 shares of common stock. In conjunction with the Subordinate Notes, the Company issued warrants to purchase 2,061,396 shares of common stock. The Company also issued warrants to the Investment Banker to purchase 892,615 shares of common stock in connection with services rendered related to the 2004 and 2005 notes.

As of September 30, 2005, the Company had incorrectly calculated certain interest obligations on certain subordinated notes issued by the Company in September 2004. Accordingly, the Company has corrected the error, and as of December 31, 2005 is current with respect to its obligations under the September 2004 subordinated notes.

The Company entered into an Amendment and Waiver with Laurus, dated as of August 31, 2005, pursuant to which the Company was permitted to defer the payment of the monthly principal amounts due and payable for the months of September, October, November and December 2005 under both (a) the Secured Convertible Term Note in the original principal amount of $5,000,000 issued by the Company to Laurus on September 29, 2004 (the “September 2004 Note”), and (b) the Secured Convertible Term Note in the original principal amount of $2,000,000 issued by the Company to Laurus on June 8, 2005 (the “June 2005 Note”), such aggregate deferred principal amounts being equal to $625,000 and $187,500,respectively. The deferred principal amount under the September 2004 Note is now due on September 29, 2007, the maturity date of that note, and will be paid at the same time the final payments due with respect to that note upon maturity. The deferred principal amount under the June 2005 Note is now due on June 7, 2008, the maturity date of that note, and will be paid at the same time the final payments due with respect to that note upon maturity. The Company will remain obligated to pay all monthly interest amounts under these notes as they are currently due.

Pursuant to this Amendment and Waiver, the Company issued an aggregate of 612,166 shares of its Common Stock as consideration for this principal payment deferral. The Company entered into a Registration Rights Agreement dated as of August 31, 2005(the “Registration Rights Agreement”) pursuant to which the Company has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of these shares of Common Stock on or before August 31, 2006.

The Company also entered into Amendment and Waivers, dated as of August 31, 2005, pursuant to which certain Subordinated Investors allowed the Company to defer the payment of the monthly principal amounts due and payable for the months of September, October, November and December 2005 under the Convertible Term Notes in the aggregate original principal amount of $2,800,000 issued by the Company to the Subordinated Investors on September 29, 2004 (the “Subordinated Notes”), such aggregate deferred principal amount being equal to $350,004. The deferred principal amount under each Subordinated Note is now due on September 29, 2007, the maturity date of each such note, and will be paid at the same time the final payments due with respect to each such note upon maturity. The Company will remain obligated to pay all monthly interest amounts under these notes as they are currently due.

Pursuant to these Amendment and Waivers, the Company issued an aggregate of 263,705 shares of its Common Stock to the Subordinated Investors as consideration for this principal payment deferral. The Company entered into the Registration Rights Agreement with each of the Subordinated Investors, pursuant to which the Company has agreed to file a registration statement with the SEC covering the resale of these shares of Common Stock on or before August 31, 2006.

On July 8, 2005, the Company made a payment of $39,061 to a holder of a senior convertible note issued by the Company on September 29, 2004 to fully pay all principal and interest on the Note. In conjunction with this repayment, the holder surrendered a warrant to purchase 11,111 shares of the Company’s $0.0001 par value common stock.

Certain holders of convertible term notes issued by the Company on September 29, 2004 and May 31, 2005 did not permit the Company to defer such principal payments, but instead waived certain provisions of those notes, specifically regarding anti-dilution adjustments of the Fixed Conversion Price that would otherwise have been triggered as a result of the issuance of the above described shares in connection with the debt deferral. In consideration of these waivers, the warrants held by these note holders were modified to reflect an exercise price of $1.35.

The accounting treatment of the derivatives and warrants requires that the Company record the derivatives and the warrant at their relative fair value as of the inception date of the agreement, and at fair value as of each subsequent balance sheet date. Any change in fair value will be recorded as non-operating, non-cash income or expense at each reporting date. If the fair value of the derivatives and warrants is higher at the subsequent balance sheet date, the Company will record a non-operating, non-cash charge. If the fair value of the derivatives and warrants is lower at the subsequent balance sheet date, the Company will record non-operating, non-cash income. As of December 31, 2004 and 2005, respectively, the derivatives were valued at $6,024,677 and $1,011,543 for the 2004 and 2005 notes. Conversion related derivatives were valued using the Binomial Option Pricing Model with the following assumptions: dividend yield of 0%; annual volatility of 83% to 118%; and risk free interest rate of 2.89% to 4.4% as well as probability analysis related to trading volume restrictions. The remaining derivatives were valued using other binomial models and measuring the impact of the derivative on the expected interest payment amount over the life of the Note. The Warrants issued with the 2004 and 2005 debt financings classified as liabilities were valued at $1,483,511 and $2,847,019 using the Black Scholes Option Pricing model with the following assumptions: dividend yield of 0%; annual volatility of 110% and risk-free interest rate of 4.4%, and dividend yield of 0%; annual volatility of 128% and risk-free interest rate of 3.6%, as of December 31, 2005 and 2004, respectively. Both the derivatives and warrants were classified as long-term liabilities.

At the time of issuance, the initial relative fair value assigned to the embedded derivatives was $3,714,589 and $2,031,414 for the 2004 and 2005 notes, respectively. The initial relative fair value assigned to the warrants was $1,912,639 and $1,233,153 for the 2004 and 2005 notes, respectively.

Both the derivatives and the warrants were recorded as discounts to the Notes and are being amortized to interest expense over the expected term of the debt, using the effective interest method. At December 31, 2005, the unamortized discount on the Notes was $2,307,679 and $3,396,454 for 2004 and 2005 notes, respectively. The effective interest rate on the Notes for the period ended December 31, 2005 and 2004 ranged between 77% and 136% based on the frequency of principal payments as well as actual payments made. At December 31, 2004, the unamortized discount on the Notes was $5,971,662 for the 2004 debt.

Other Debt

The key provisions of the Company’s long-term notes and debentures issued prior to 2004 are as follows:

•             10% Secured Convertible Note Issued in 2001: During 2001, the Company had unsecured short-term notes from Shaar in the aggregate principal amount of $2,770,000. Shaar converted this amount and associated accrued interest of $257,920 together with additional financing of $1,065,000 into a convertible note in the principal amount of $4,092,920 (the Convertible Note). During 2003, Shaar converted $475,000 of this note along with accrued interest of $98,465 into 764,620 shares of the Company’s common stock at the stipulated per share conversion price of $0.75 per share. The note is collateralized by substantially all of the Company’s assets. During 2004, Shaar first converted $2,063,938 of this note into shares of the Company’s common stock at the stipulated per share conversion price of $0.75 per share. During March 2004, the Company entered into a securities exchange agreement (the Agreement) with Shaar. Pursuant to the Agreement, Shaar converted the remaining $1,553,982 of this note into shares of the Company’s Series A convertible preferred stock at the stipulated per share conversion price of $100 per share.

In conjunction with the issuance of the Convertible Note, the Company issued a warrant to the Shaar to purchase 4,000,000 shares of common stock at $1.00 per share through November 26, 2006. The Convertible Note was recorded along with a $1,016,000 discount assigned to the fair value of the warrant. The value assigned to the warrant was amortized as interest expense over the twenty-two month life of the Convertible Note. The fair value assigned to the warrant was estimated on the grant date using the Black-Scholes pricing model. The assumptions used to determine the fair value of the grant included the following assumptions: risk-free interest rate of 3.5%, expected life of three years, stock price volatility of 175%, and expected dividends of zero.

•             10% Secured Convertible Notes Issued in 2002: As part of a recapitalization transaction, the Shaar agreed to provide additional financing in incremental monthly installments during the six-month period commencing March 1, 2002, subject to certain conditions. As of December 31, 2002, the Company has received $1,080,000 and issued notes payable to Shaar. The notes are convertible into shares of the Company’s common stock at a conversion price of $0.75 per share. The notes are collateralized by substantially all of the Company’s assets. Pursuant to the Agreement entered into in March 2004, Shaar converted this note into shares of the Company’s Series A convertible preferred stock at the stipulated per share conversion price of $100 per share.

•             7% Convertible Notes Issued in 2002: As part of an August 2002 bridge note agreement with Shaar, Shaar provided a total of $750,000 of additional financing in incremental monthly installments during the four-month period commencing August 2002. The note, as amended, is due October 1, 2005 along with accrued interest at 7% per annum. The bridge notes are convertible at the option of Shaar into shares of the Company’s common stock at a conversion price of $0.75 per share or into shares of the Company’s series B preferred stock at a conversion price of $100 per share. The note is collateralized by substantially all of the Company’s assets. Pursuant to the Agreement entered into in March 2004, Shaar converted this note into shares of the Company’s Series A convertible preferred stock at the stipulated per share conversion price of $100 per share.

•             7% Secured Convertible Notes Issued in 2003: In January 2003, Shaar agreed to provide up to $2,350,000 of new debt financing. The agreement was amended in October 2003 to provide for up to $2,500,000 of additional funding. As of December 31, 2003, the Company had received advances totaling $3,852,250. Pursuant to this agreement, Shaar is to provide the additional monthly borrowings during 2004, subject to certain conditions. The terms of the notes, as amended December 31, 2003, required the principal and accrued interest at 7% to be repaid on October 1, 2005. In the event that the Company completed a private placement of equity securities resulting in gross proceeds of at least $5,000,000 on or before June 30, 2004 the principal amount and accrued interest due under the note is convertible, at the option of Shaar, into the securities sold in such transaction at a conversion price equal to the sale price of such securities. Upon completion of such an equity transaction, Shaar also has the right to request repayment of the note. Shaar may, at any time, elect to convert some or all of the notes into shares of the Company’s common stock at a conversion price of $0.75 per share or into shares of the Company’s series B preferred stock at a conversion price of $100 per share. The notes are collateralized by substantially all of the Company’s assets. The terms of a Registration Rights Agreement with Shaar, as amended, required the Company to file a registration statement with the SEC covering the resale of any shares of common stock issuable upon any conversion of these notes. This registration statement was filed in July 2004.

During the quarter ended March 31, 2004, the Company received the final advances totaling $1,000,000, pursuant to this note agreement. In March 2004, at the request of Shaar, the Company issued Thomas J. Colatosti, the chairman of the Board, a $375,000 note and Shaar a $2,125,000 note (collectively the Investors) in exchange for the October 31, 2003, $2,500,000 7% Secured Convertible Promissory Note due Shaar. The terms of the notes require the principal and accrued interest at 7% to be repaid on October 1, 2005. In the event that the Company completes a private placement of equity securities resulting in gross proceeds of at least $5,000,000 on or before June 30, 2004 the principal amount and accrued interest due under the notes are convertible, at the option of the Investors, into the securities sold in such transaction at a conversion price equal to the sale price of such securities. Upon completion of such an equity transaction, the Investors also have the right to request repayment of the note. The Investors may, at any time, elect to convert some or all of the notes into shares of the Company’s common stock at a conversion price of $0.75 per share or into shares of the Company’s series C preferred stock at a conversion price of $100 per share.

Pursuant to the Agreement entered into in March 2004, the Investors converted the remaining $2,352,250 of these notes into shares of the Company’s series C convertible preferred stock at the stipulated per share conversion price of $100 per share. During March 2004, Shaar, in a separate transaction, converted $1,777,500 of this note into shares of the Company’s series C convertible preferred stock at the stipulated per share conversion price of $100 per share. In March 2004, Shaar, in connection with a securities purchase agreement, paid for a portion of their purchased stock and warrants by canceling $347,500 of this note.

In 2005, it was determined that the Convertible Notes contained an embedded derivative known as a Conversion Price Adjustment Provision which needed to be separated from the host contract and accounted for separately. The derivative is known as the Conversion Price Adjustment Provision and is described as follows:

If, prior to June 30, 2004, the Company completes a private placement of equity securities of the Company for an aggregate sale price of at least $5 million, upon the closing of the transaction, the principal and the accrued interest of the Note, shall, at the option of the holder, either (i) be converted into shares of the current financing securities at a conversion price equal to the price per share at which the current financing securities are issued of (ii) immediately be paid in cash.

The accounting treatment of the derivative requires that the Company record the derivative at their relative fair value as of the inception date of the agreement, and at fair value as of each subsequent balance sheet date. Any change in fair value will be recorded as non-operating, non-cash income or expense at each reporting date. If the fair value of the derivative is higher at the subsequent balance sheet date, the Company will record a non-operating, non-cash charge. If the fair value of the derivatives and warrants is lower at the subsequent balance sheet date, the Company will record non-operating, non-cash income. As of December 31, 2003, the derivative was valued at $310,603 and was recorded as a liability. As of December 31, 2004 and 2005, the derivative was valued at $0 and $0 because the debt had been retired. The derivative was valued as of December 31, 2003 using the Binomial Option Pricing Model with the following assumptions: stock price of $.35 to $1.61; exercise price of $.75; annual volatility of 87% to 141%; and risk free interest rate of 0.96% to 1.51%. The derivative features are being accounted for properly as part of the current year restatement.

On April 28, 2005, The Shaar Fund Ltd. loaned $250,000 to the Company. The loan allowed for interest at 10% per annum and was paid in full in June 2005 in conjunction with the Company’s June financing activities.

As of December 31, 2003, all existing long-term obligations were amended to provide, among other things, that all accrued interest be repaid on October 1, 2005. In connection with the above conversions of notes during 2004, Shaar also converted all accrued interest due thereon into shares of the Company’s common stock and series C convertible preferred stock at their respective stipulated per share conversion prices of $0.75 and $100 per share.

The conversion and exercise prices of the Company’s convertible instruments, options and warrants discussed here and elsewhere were determined by individual negotiation between the Company and the individual security holders or grantees.

Primarily all of the Company’s interest expense during 2005 and 2004 related to obligations due Shaar. During 2005 and 2004, interest expense to Shaar was approximately $226,000 and $176,000, respectively.

NOTE M—SEGMENT INFORMATION

In the fourth quarter of fiscal year 2005, the Company’s consolidated operations were divided into three segments: Law, Fire and Biometric. Prior to this segmentation of the business management evaluated the business as one consolidated operation. For presentation and comparability purposes the allocation of costs between segments for prior periods have been estimated.

The Company evaluates performance and allocates resources based on revenues and operating income (loss). Operating income (loss) for each segment includes selling, general and administrative expenses directly attributable to the segment in addition to those allocated as a percentage based on the segments revenues. The segmentation of operating Income as noted above and detailed below reflects how management now evaluates its business.  Assets for the company are commingled and are related to all operating segments. Management does not evaluate or identify the operating assets of the segments separately.

Geographically North American sales accounted for approximately 100% of the Company’s total sales for fiscal years 2005, 2004 and 2003.

Summarized financial information concerning our reportable segments is shown in the following table:

	For the Years Ended December 31,
	2005	2004	2003
	Restated	Restated	Restated
Revenue:
Law	$10,524,938	$4,482,778	$—
Fire	3,221,086	881,196	—
Biometrics	480,071	356,977	215,481
Consolidated Revenue	14,226,095	5,720,951	215,481
Segment operating income
Law	(3,817,866)	(1,463,095)	—
Fire	(1,555,788)	(590,056)	—
Biometrics	(2,914,528)	(4,384,310)	(3,010,852)
Total Segment Operating Income	(8,288,182)	(6,437,461)	(3,010,852)
Reconciliation to net loss
Interest expense	(4,521,344)	(1,415,535)	(1,909,788)
Interest income	35,958	66,824	—
Derivative and warrant fair value adjustments	9,154,951	(3,008,419)	857,545
Other expense	(54,767)	(55,300)	4,145
Net loss	$(3,673,384)	$(10,849,891)	$(4,058,950)

NOTE N—COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company does not own any real estate but conducts operations from four leased premises. These non-cancelable operating leases expire a various dates through 2009. In addition to base rent, the Company pays for property taxes, maintenance, insurance and other occupancy expenses according to the terms of the individual leases.

In connection with the Company’s acquisition of AMG in 2004, the Company entered into a sub-lease with Aether, which requires monthly lease payments in excess of existing market rates. Rent expense is recorded at market rate and charged on a straight- line basis through August 31, 2008, the termination date of the lease. The company has accrued a liability to reflect the net present value of the excess of cash payments over rent expense for the remaining term of the lease.

Minimum rental commitments of non-cancelable operating leases are approximately as follows:

Year ending December 31,
2006	$1,260,000
2007	1,278,000
2008	866,000
2009	23,000

$3,427,000

Rental expense was approximately $753,000, $258,000 and $60,000 during 2005, 2004 and 2003, respectively.

Employment Agreements

The Company has employment agreements with five employees. These agreements allow the continuation of the employee’s salary in the event of termination without cause. The agreements also acknowledge the employee’s eligibility to participate in the Company’s bonus and option plans, the terms of which have not yet been established. Upon completion of one year of service during 2005, one employee is eligible for options for up to 300,000 shares. As of December 31, 2005, 2004 and 2003, the aggregate commitment under these agreements is approximately $275,000, $930,000 and $90,000, respectively.

Legal Proceeding

Prior to our acquisition of PSG in June 2003, PSG was named as a defendant in a civil action initiated in the Superior Court Department in Hampden County, Commonwealth of Massachusetts by The Vince Group, Inc. (“TVG”). The case has since been removed to the United States District Court for the District of Massachusetts at the request of the Parties. The complaint claims that PSG is obligated to pay a percentage of certain of its revenues to TVG in consideration for a strategic business introduction allegedly made by an agent of TVG. PSG has denied the allegations and filed an answer in the litigation, and as of the date of this report the outcome of the litigation is pending. The claim is for an unspecified amount including actual damages, interest, and attorney’s fees. Management believes the claim is without merit and will settle out of court for an amount which will not have a material adverse affect on our business, financial condition or operating results.

Accrued Royalties

From time to time, the Company licenses or sells products which may include technology obtained from third parties under a royalty agreement. These agreements obligate the company to pay the third party a fixed fee, or in some instances, a percentage of the associated revenue. The fees are generally due and payable only when software has been installed and accepted by the customer. For the years ended December 31, 2005 and 2004, royalty expense was approximately $178,000 and $23,000, respectively.

NOTE O—STOCKHOLDERS’ EQUITY

Common Stock

In August 2004, the Company’s shareholders approved amendments to its articles of incorporation which increased the number of authorized shares of common stock from 60,000,000 to 85,000,000.

During March 2004, the company entered into a securities purchase agreement with certain institutional and accredited investors pursuant to which the Company issued and sold an aggregate of 8,888,928 shares of common stock and warrants to purchase an aggregate of 4,444,464 shares of common stock. The investors paid an aggregate purchase price of $1.35 for each share of common stock and warrant to purchase 0.5 of a share of common stock, resulting in gross proceeds of approximately $12,000,000. In connection with the securities purchase agreement, the Investor paid for a portion of their purchased stock and warrants by canceling $347,500 of outstanding debt.

The Warrants issued in conjunction with the sale of common stock on March 31, 2004, may be exercised at any time prior to June 8, 2009. Each Warrant contains anti-dilution protection through March 31, 2005, which has resulted in a reduction of the exercise price from $1.755 to $1.35 per share. Fifty percent (50%) of any unexercised portions of the Warrants are callable by the Company if the volume weighted average trading price per share of our common stock exceeds $4.3875 per share for ten (10) consecutive trading days and the Warrants have not been exercised after forty-five (45) days’ prior notice from the Company.

Under the Purchase Agreement, in the event that (i) an investor is not permitted to sell its securities hereunder for any reason for five (5) or more trading days (whether or not consecutive), (ii) any securities covered hereunder are not listed on an eligible trading market or (iii) our common stock is not listed or quoted, or is suspended from trading, on an eligible trading market for a period of three (3) trading days (whether or not consecutive), the Company will be required to pay a cash amount to the investors equal to one percent (1%) of the aggregate purchase price paid by the investors pursuant to the Purchase Agreement for the first month that such event occurs and one percent (1%) for each month thereafter in which such event remains uncured, in each case prorated for any partial month. If the Company fails to make any such payment in a timely manner, such payment shall bear interest at the rate of one percent (1%) per month (prorated for partial months) until paid in full.

Series A 7% Convertible Preferred Stock

On January 1, 2005, BIO-key International, Inc., a Minnesota corporation (“BIO-key Minnesota”), consummated a merger (the “Reincorporation”) with and into its wholly owned subsidiary, BIO-key International, Inc., a Delaware corporation (“BIO-key Delaware”), in order to reincorporate in the State of Delaware. The Reincorporation was effected pursuant to an Agreement and Plan of Merger dated as of December 30, 2004 (the “Merger Agreement”) by and between BIO-key Minnesota and BIO-key Delaware. The Reincorporation was recommended was approved by the board of directors of both BIO-key Minnesota and BIO-key Delaware, Pursuant to the Merger Agreement, at the effective time of the Reincorporation: (i) each outstanding share of Common Stock of BIO-key Minnesota, $0.01 par value per share, was automatically converted into one share of Common Stock, $0.0001 par value per share, of BIO-key Delaware; (ii) each outstanding share of Series C 7% Convertible Preferred Stock of BIO-key Minnesota, $0.01 par value per share, was automatically converted into one share of Series A 7% Convertible Preferred Stock, $0.0001 par value per share, of BIO-key Delaware, with such Series A 7% Convertible Preferred Stock containing substantially identical terms and conditions as the Series C 7% Convertible Preferred Stock of BIO-key Minnesota; (iii) each option to purchase shares of BIO-key Minnesota’s Common Stock granted by BIO-key Minnesota under any warrant, stock option plan or similar plan of BIO-key Minnesota outstanding immediately before the Reincorporation was, by virtue of the Merger Agreement and without any action on the part of the holder thereof, converted into and become an option to purchase, upon the same terms and conditions, the same number of shares of BIO-key Delaware common stock at an exercise price per share equal to the exercise price per share thereunder immediately before the Reincorporation; and (iv) each warrant, option or stock option plan of BIO-key Minnesota was assumed by, and continues to be, a warrant, option or plan of BIO-key Delaware.

The Series A Preferred Stock accrues dividends of 7% payable semi-annually on June 15th, December 15th and on such date that the preferred stockholder elects to convert preferred stock to common stock in additional shares of its common stock. As of December 31, 2005, cumulative dividends in arrears were approximately $545,800.

Series B 9% Convertible Preferred Stock (BIO-key Minnesota)

The Series B Preferred Stock accrues dividends of 9% payable semi-annually on June 15, December 15, and on such date that the preferred stockholder elects to convert preferred stock to common stock, in cash, or at the option of the Company, in additional shares of its common stock. As of December 31, 2003, cumulative dividends in arrears were approximately $86,000. The Series B shares are redeemable at the option of the Company, so long as the Company’s common stock is eligible for quotation on the OTC Bulletin Board and the shares issuable upon conversion are subject to an effective registration statement. The Series B shares are convertible into shares of the Company’s common stock at a per share conversion price equal to the lesser of $0.75 or a 22% discount to the average closing price of the common stock during the five trading days preceding conversion. The Series B shares have no voting rights.

During March 2004, the Investor converted the remaining 4,180 shares of Series B 9% convertible preferred stock and $107,693 of dividends and accrued interest thereon into 5,257 shares of the Company’s Series A preferred stock. All of the Company’s Series A preferred stock is convertible into shares of the Company’s common stock at a conversion price of $.75 per share.

Series C 7% Convertible Preferred Stock

In March 2004, we designated 100,000 shares of preferred stock as Series C Convertible Preferred Stock (the “Series C Shares”), of which 62,182 are issued and outstanding at December 31, 2004. The Series C Shares accrue a cumulative annual dividend of 7% on the $100 face amount of such shares payable in shares of common stock on June 15 and December 15 each year, and on such date that the preferred stockholder elects to convert preferred stock to common stock. As of December 31, 2004, cumulative dividends in arrears were approximately $308,900. In the event of a liquidation, dissolution or winding up of the Company, the Series C Shares have a liquidation preference of $100 per share plus all accrued and unpaid dividends thereon prior to any payment or distribution to holders of our common stock. The Series C Shares are convertible into common stock at a conversion price of $.75 per share. The conversion price is subject to proportional adjustment in the event of stock splits, stock dividends or reclassifications. Subject to certain exceptions, in the event we issue additional shares of common stock at a purchase price less than the conversion price of the Series C Shares, the conversion price shall be lowered to such lesser price. In the event that the average closing bid price of our common stock is less than $1.00 per share for thirty (30) consecutive trading days at any time after March 3, 2007, we will be required to redeem the Series C Shares by payment of $100 per share plus all accrued and unpaid dividends due thereon.

We are required to obtain the consent of the holders of a majority of the Series C Shares in order to, among other things, issue any shares of preferred stock that are equal to or have a preference over the Series C shares or issue any shares of preferred stock, rights, options, warrants, or any other securities convertible into common stock of the Company, other than those issued to employees of the Company in the ordinary course of their employment or to consultants or other persons providing services to the Company so long as such issuances do not exceed the conversion rights for more than 500,000 shares of common stock. We are also required to obtain such consent in order to, among other things, complete a sale or other disposition of any material assets, complete an acquisition of a material amount of assets, engage in a merger, reorganization or consolidation, or incur or guaranty any indebtedness in excess of $50,000.

Warrants

The Company has issued warrants to certain creditors, investors, investment bankers and consultants. A summary of warrant activity is as follows:

	Outstanding	Price per share	Expiration date	Exercisable at December 31,
Balance, December 31, 2002	5,857,682			5,723,682

Granted to consultants	200,000	$0.49	2006	200,000
Expired	(663,000)	$0.86 - $7.50	—	(529,000)

Balance, December 31, 2003	5,394,682			5,394,682

Sold in connection with private placement	4,444,464	$1.35	2009	4,444,464
Sold in connection with convertible notes	2,222,219	$1.55	2009	2,222,219
Granted to consultants and Investment bankers	1,214,667	$0.97 - $1.35	2009	1,114,667
Exercised	(3,000)	$0.65	—	(3,000)
Repurchased	(567,000)	$0.38 - $1.00	—	(567,000)
Expired or cancelled	(561,932)	$0.45 - $3.00	—	(561,932)

Balance, December 31, 2004	12,144,100			12,044,100

Sold in connection with convertible notes	1,425,843	$0.90 - $1.55	2010	1,425,843
Granted to consultants and Investment bankers	271,948	$1.35	2010	271,948
Exercised	(525,000)	$1.00 - $1.35	—	(525,000)
Expired or cancelled	(128,611)	$0.90 - $.311	—	(128,611)
Vested during the year	—	$0.97 - $1.35	—	75,000

Balance, December 31, 2005	13,188,280			13,163,280

The estimated fair value of the warrants granted during 2005, 2004 and 2003 was $1,467,302, $2,466,839 and $67,000, respectively. The estimated fair value of the warrants granted to consultants and investment bankers was $234,148 and $534,201 of the $1,467,302 and $2,466,839 for the years 2005 and 2004, respectively. The fair value of warrants is estimated as of the grant date using the Black-Scholes pricing model utilizing the same assumptions described in the Stock-Based Compensation footnote. The estimated fair value of warrants granted for goods and services is being amortized to expense over the terms of the consulting agreements.

NOTE P—STOCK-BASED COMPENSATION

1996 Stock Option Plan

During 1996, the Board of Directors and stockholders of the Company adopted the 1996 Stock Option Plan (the 1996 Plan). Under the 1996 Plan, 750,000 shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 100% of fair market value for incentive stock options and 50% for all others. The term of stock options granted may not exceed ten years. Options issued under the Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The Plan terminates in May 2005.

1999 Stock Option Plan

During 1999, the Board of Directors of the Company adopted the 1999 Stock Option Plan (the 1999 Plan). The 1999 Plan was not presented to stockholders for approval and thus incentive stock options are not available under the plan. Under the 1999 Plan, 2,000,000 shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 85% of fair market value. The term of nonstatutory stock options granted may not exceed ten years. Options issued under the Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The 1999 Plan terminates in August 2009.

2004 Stock Option Plan

On October 12, 2004, the Board of Directors of the Company approved the 2004 Stock Option Plan (the 2004 Plan). The 2004 Plan has not yet been presented to stockholders for approval and thus incentive stock options are not available under this plan. Under the terms of this plan, 4,000,000 shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 85% of fair market value. The term of stock options granted may not exceed ten years. Options issued under the Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The Plan terminates in October 2014.

Non-Plan Stock Options

Periodically, the Company has granted options outside of the 1996, 1999, and 2004 Plans to various employees and consultants. In the event of change in control, as defined, certain of the non-plan options outstanding vest immediately.

Summary of Option Information

Information summarizing option activity is as follows:

	Number of Options					Range of	Weighted averag
	1996 Plan	1999 Plan	2004 Plan	Non Plan	Total	exercise price	exercise price
Balance, as of December 31, 2002	390,380	1,836,669	—	1,963,000	4,190,049	0.19-6.42	0.77

Granted	130,000	150,000	—	2,460,000	2,740,000	0.20-1.32	0.89
Exercised	—	(193,743)	—	(114,581)	(308,324)	0.20	0.20
Expired or cancelled	(33,000)	(616,257)	—	(1,040,419)	(1,689,676)	0.19-3.00	1.04
Balance, as of December 31, 2003	487,380	1,176,669	—	3,268,000	4,932,049	0.19-6.42	0.79

Granted	—	—	1,960,000	930,000	2,890,000	0.93-1.62	1.14
Exercised	(251,000)	—	—	—	(251,000)	0.38	0.38
Expired or cancelled	(5,000)	—	—	(40,000)	(45,000)	0.50-3.22	0.80
Balance, as of December 31, 2004	231,380	1,176,669	1,960,000	4,158,000	7,526,049	0.19-6.42	0.94

Granted	18,018	—	831,000	700,000	1,549,018	0.38-1.34	0.90
Exercised	(96,668)	(97,000)	—	(60,000)	(253,668)	0.38-0.91	0.77
Expired or cancelled	(2,730)	(17,544)	(738,140)	(1,715,150)	(2,473,564)	0.35-1.62	1.00
Balance, as of December 31, 2005	150,000	1,062,125	2,052,860	3,082,850	6,347,835

Available for future grants, December 31, 2005	—	647,132	1,947,140	—	2,594,272

Additional information regarding outstanding options as of December 31, 2005 is as follows:

	Shares under outstanding options			Shares exercisable under outstanding options
Range of exercise prices	Number of shares	Weighted average exercise price	Weighted average remaining life (in years)	Number exercisable	Weighted average exercise price
$ 0.19	60,000	$0.19	2.65	60,000	$0.19
0.29-0.40	837,456	0.33	2.47	822,046	0.33
0.46-0.69	1,808,000	0.55	2.99	1,303,332	0.53
0.86-1.05	646,519	0.97	5.47	396,519	0.95
1.10-1.62	2,947,860	1.22	5.90	2,324,520	1.20
6.42	48,000	6.42	2.12	48,000	6.42

The weighted average fair value of options granted to employees and directors during 2005, 2004 and 2003 were $0.85, $0.68, and $0.62 per share, respectively. The fair value of each option grant is estimated as of the date of the grant using the Black-Scholes option-pricing model utilizing the same assumptions presented in the proforma compensation disclosure section below.

Non-Plan options were granted to consultants during 2005 and 2004 totaling 700,000 and 45,000 shares, respectively. Six hundred thousand of the options issued in 2005 vest ratably over a three-year period commencing in November 2005. The remaining 100,000 shares issued in 2005 vest ratably over a two-year period commencing in November 2005. The options issued in 2004 vest annually over a three-year period commencing in July 2005. The estimated fair value of these Non-Plan options granted to consultants in 2005 and 2004 were approximately $443,000 and $27,000 respectively.

In February and March 2006, 1,798,000 Nonqualified Stock Options were granted to eligible employees

NOTE Q—INCOME TAXES

Deferred taxes are due to income tax credits and net operating loss carryforwards and to the temporary differences between the carrying values of certain assets and liabilities for financial reporting and income tax purposes.

Significant components of deferred taxes are as follows at December 31:

	2005	2004	2003
	Restated	Restated	Restated
Current asset:
Accrued compensation	$37,000	$59,000	$20,000
Accounts receivable allowance	63,000	29,000	—
Non-current asset:	—
Basis differences in fixed assets	14,000	12,000	(11,000)
Basis differences in intangible assets	(145,000)	39,000	—
Accrued interest and other	269,000	89,000	407,000
Income tax credits	856,000	217,000	166,000
Net operating loss carryforwards	16,782,000	11,796,000	9,070,000
Valuation allowances	(17,876,000)	(12,241,000)	(9,652,000)
	$—	$—	$—

As of December 31, 2005 the Company has federal and state net operating loss carryforwards of approximately $47,122,000 and $16,491,000 respectively, subject to expiration between 2011 and 2025.

These net operating loss carryforwards are subject to the limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company.

A valuation allowance equal to the full amount of the deferred tax assets has been recorded due to the uncertainty of realization of the deferred tax assets due to operating loss history of the Company. The valuation allowance could be reduced or eliminated based on future earnings and future estimates of taxable income. Similarly, income tax benefits related to stock options exercised have not been recognized in the financial statements.

A reconciliation of the effective income tax rate on operations reflected in the Statements of Operations to the US Federal statutory income tax rate is presented below.

	2005	2004	2003
	Restated	Restated	Restated
US Federal statutory income tax rate	34.0%	34.0%	34.0%

Federal income tax provision (benefit) at statutory rate	$(1,249,000)	$(3,689,000)	$(1,380,000)
Derivative and warrant valuation adjustments	(3,113,000)	1,023,000	—
Other	(1,273,000)	77,000	55,000
Change in valuation allowance	5,635,000	2,589,000	1,325,000

Provision (benefit) for income taxes	$—	$—	$—
Effective rate on operations	0.0%	0.0%	0.0%

NOTE R—FAIR VALUES OF FINANCIAL INSTRUMENTS

The Company’s derivative financial instruments consist of embedded derivatives related to the $7,050,000 Senior Secured Convertible Term Note and the $8,194,723 Subordinate Unsecured Convertible Term Note (“Notes’’). These embedded derivatives include certain conversion features and variable interest features. The Company also issued warrants to purchase shares of the Company’s Common stock as part of the debt financing. The accounting treatment of derivatives and the warrants requires that the Company record the derivatives and the warrants as a liability at their relative fair values as of the inception date of the agreement, and at fair value as of each subsequent balance sheet date. Any change in fair value will be recorded as non-operating, non-cash income or expense at each reporting date. If the fair value of the derivatives or the warrant is higher at the subsequent balance sheet date, the Company will record a non-operating, non-cash charge. If the fair value of the derivatives or warrant is lower at the subsequent balance sheet date, the Company will record non-operating, non-cash income. As of December 31, 2005, the derivatives and warrants classified as liabilities were valued at $1,011,543 and $1,483,511 respectively. Conversion related derivatives were valued at each quarter end using the Binomial Option Pricing Model with the following assumptions: dividend yield of 0%; annual volatility ranging from 141% to 87%; and risk free interest rate ranging from .96% to 1.51% as well as probability analysis related to subsequent financing. In accordance with EITF 00-19, the derivatives are classified as long-term liabilities due to the possible monetary penalties associated with conversion features embedded within the debt instruments.

NOTE S—SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

	Years ended December 31,
	2005	2004	2003
	Restated	Restated
Cash paid for:
Interest	1,267,713	181,934	—
Noncash Financing Activities:
Conversion of convertible debentures and notes, bridge notes and accrued interest into common stock	890,003	2,547,644	1,573,466

Issuance of Series C preferred stock in exchange for Series B Preferred stock and cumulative dividends in arrears, thereon	—	525,668	—
Issuance of Series C preferred stock in exchange for debt	—	8,702,463	—
Issuance of common stock in exchange for options and warrants	—	99,222	—
Issuance of common stock in conjunction with PSG acquisition	—	3,608,940	—
Issuance of common stock and warrants in exchange for services	—	99,400	—
Trade receivables assumed by prior Shareholders of AMG	—	54,552	—
Offering costs	—	131,211	—
Conversion of short-term notes and penalties into long-term notes	—	—	9,300,170
Issuance of common stock in exchange for Series A, Series B and Series C preferred stock and cumulative dividends in arrears, thereon	121,819	94,383	244,919
Securities transferred from held-to-maturity to available-for-sale	—	1,000,000	—
Cashless exercise of options and warrants	164,075	—	—
Goodwill allocation adjustment	633,959	—	—
Issuance of warrants in exchange for financing fees	234,150	534,201	—
Issuance of common stock for financing fees related to payment deferral	788,284	—	—
Issuance of warrants in conjunction with convertible debt financing	1,233,153	1,912,639	—
Origination of embedded derivatives with debt financing	2,031,414	3,714,589	—
Origination of debt discounts with debt financing	690,609	941,160	—

NOTE T—PROFIT SHARING PLAN

The Company has established a savings plan under section 401(k) of the Internal Revenue Code. All employees of the Company, after completing one day of service are eligible to enroll in the 401(k) plan. Participating employees may elect to defer a portion of their salary on a pre-tax basis up to the limits as provided by the IRS

Code. The Company is not required to match employee contributions but may do so at its discretion. The Company made no contributions during the three years ended December 31, 2005.

NOTE U—EARNINGS PER SHARE “EPS”

The Company’s basic EPS is calculated using net earnings and the weighted-average number of shares outstanding during the reporting period. Diluted EPS includes the effect from potential issuance of common stock, such as stock issuable pursuant to the exercise of stock options and warrants and the assumed conversion of convertible notes and preferred stock.

The reconciliation of the numerators and denominators of the basic and diluted EPS calculations was as follows for the following fiscal years ended December 31:

	2005	2004	2003
	Restated	Restated	Restated

Numerator:

Net loss	(3,673,384)	(10,849,891)	(4,058,950)

Dividends accumulated on cumulative preferred stock	(313,517)	(385,355)	(136,755)
Loss available to common shareholders (basic eps)	(3,986,901)	(11,235,246)	(4,195,705)

Adjustment for interest expense and debt conversion features	(2,036,945)	—	—
Net earnings, adjusted (diluted eps)	(6,023,846)	(11,235,246)	(4,195,705)

Denominator:
Weighted-average shares used to compute basic EPS	44,787,807	34,806,201	17,543,586
Effect of dilutive securities:
Convertible notes	7,258,496	—	—
Weighted-average shares used to compute diluted EPS	52,046,303	34,806,201	17,543,586

Earnings per share
Basic	$(0.09)	$(0.32)	$(0.24)
Diluted	$(0.12)	$(0.32)	$(0.24)

The following table summarizes the potential weighted average shares of common stock that were excluded from the diluted per share calculation, because the effect of including these potential shares was anti-dilutive.

	Years ended December 31,
	2005	2004	2003

Preferred Stock	5,971,755	5,556,376	1,876,500
Convertible Debt	—	2,926,942	2,185,653
Stock Options	1,456,349	2,205,895	1,164,967
Warrants	188,009	1,034,070	155,533

Potentially dilutive shares	7,616,113	11,723,283	5,382,653

Items excluded from the diluted per share calculation because the exercise price was greater than the average market price of the common shares:

	Years ended December 31,
	2005	2004	2003

Stock options	4,024,544	218,014	1,876,742
Warrants	8,565,442	4,365,829	4,767,932

Total	12,589,986	4,583,843	6,644,674

Had the 2006 Financing taken place prior to the year-ended December 31, 2005, potential common shares would have been increased by 1,428,571 shares. These shares would have been anti-dilutive and would have been excluded from the EPS calculation.

NOTE V—RECLASSIFICATIONS

Certain amounts in the 2004 and 2003 financial statements have been reclassified to conform to the 2005 presentation. These reclassifications had no effect on the previously reported net loss or stockholders’ equity (deficit).

NOTE W—EVENTS OCCURRING SUBSEQUENT TO DECEMBER 31, 2005

Effective as of January 23, 2006, BIO-key International, Inc. (the “Company”) entered into an Amendment and Waiver (the “Secured Notes Amendment and Waiver”) with Laurus in connection with the Secured Convertible Notes (the “Secured Notes”) currently held by Laurus.

Under the Secured Notes Amendment and Waiver, the Secured Notes issued by the Company to Laurus on September 29, 2004 in the aggregate principal amount of $5,000,000 (the “September 2004 Note”) and on June 7, 2005 in the aggregate principal amount of $2,000,000 (the “June 2005 Note”) were amended as follows: (i) the maturity date of the September 2004 Note was extended to January 1, 2008, (ii) the maturity date of the June 2005 Note was extended to December 1, 2008, and (iii) the fixed conversion price under each of the Secured Notes was reset from $1.35 to $0.85 per share. In addition, the exercise price of all warrants to purchase Common Stock of the Company held by Laurus was reset to $1.00 per share.

The Company also issued 150,000 shares (the “Newly Issued Shares”) of the Company’s Common Stock to Laurus in connection with the Secured Notes Amendment and Waiver. The Company granted Laurus registration rights with respect to these shares. In connection with the issuance of the Newly Issued Shares, Laurus agreed to waive the provisions of the Secured Notes regarding any adjustment of the fixed conversion price that would otherwise be triggered as a result of the issuance of the Newly Issued Shares and certain other securities which have a conversion price of $0.70 per share.

Effective as of January 23, 2006, the Company also entered into an Amendment and Waiver (the “Subordinated Notes Amendment and Waiver”) with certain holders (“the “Subordinated Note Holders”) of its Subordinated Convertible Promissory Notes (the “Subordinated Notes”).

Under the Subordinated Notes Amendment and Waiver, the Subordinated Notes issued by the Company on September 29, 2004 in the aggregate principal amount of $5,288,221 (the “September 2004 Notes”) and on May 31, 2005 in the aggregate principal amount of $3,244,723 (the “May 2005 Notes”) were amended as follows: (i) the maturity dates were extended from September 29, 2007 and May 31, 2008, respectively, to January 1, 2009; (ii) the interest rate was fixed at fifteen percent (15%); (iii) all principal amounts are due at the maturity date and shall be paid in shares of Common Stock priced at $0.70 per share if the average closing price of the Common Stock for the thirty (30) trading days immediately preceding the maturity date is greater than $1.10; (iv) interest shall be paid, at the Company’s election, in cash or shares of Common Stock, with the Common Stock priced at the average closing price of the Common Stock for the ten (10) trading days immediately preceding the repayment date; and (v) the currently applicable fixed conversion price was amended to $0.70 per share. In addition, the exercise price of all warrants to purchase Common Stock held by the Subordinated Note Holders that currently have an exercise price greater than $1.00 per share was reset to $1.00 per share.

The Company also entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), effective as of January 23,2006, with The Shaar Fund, Ltd., Longview Fund, L.P. and Longview Special Finance (collectively, the “Purchasers”).

Under the Securities Purchase Agreement, the Company issued to the Purchasers Convertible Term Notes (the “Convertible Notes”) in the aggregate principal amount of $1,000,000. The Convertible Notes are convertible into shares of the Series B Preferred Stock of the Company, which shares are convertible into shares of the Common Stock of the Company at an initial fixed conversion price of $0.70 per share.

In connection with the Purchasers’ purchase of the Notes, the Company also issued warrants to the Purchasers (the “Warrants”) to purchase up to an aggregate of 500,000 shares of the Company’s Common Stock(subject to adjustment as set forth therein) at a per share exercise price of $1.00 per share. The proceeds from this transaction will be used for general working capital purposes.

The Company entered into an Amendment No. 1 to Subordinated Secured Promissory Note, dated as of January 23, 2006 (the “Aether Note Amendment”), with Aether Systems, Inc. (“Aether”). Pursuant to the Aether Note Amendment, the Subordinated Secured Promissory Note issued by the Company to Aether on September 30,2004 in the aggregate maximum principal amount of $6,884,588 (the “Aether Note”),was amended to increase such aggregate maximum principal amount to $7,884,588. The Aether Note evidences a contingent reimbursement obligation of the Company to Aether and a surety fee payable by the Company to Aether, in each case with respect to a letter of credit maintained by Aether for the Company’s benefit in connection with the Company’s acquisition of the Mobile Government Division of Aether on September 30, 2004. The Company’s obligations under the Aether Note remain secured by a security interest granted to Aether in all or substantially all of the Company’s assets subordinate to the security interest of Laurus pursuant to the Secured Notes.

On February 7, 2006, BIO-key International, Inc. (the “Company”) entered into a Compensation Agreement (the “Agreement”) with Thomas J. Colatosti (“Mr. Colatosti”), the current Chairman of the Board of Directors and Co-Chief Executive Officer of the Company. Pursuant to the Agreement, Mr. Colatosti will provide services to the Company and its subsidiaries and affiliates for the year ending December 31, 2006 at a rate of $14,500 per month.

In February 2006, the Company’s shareholders approved amendments to articles of incorporation which increased the number of authorized shares of common stock from 85,000,000 to 170,000,000.

On March 28, 2006, the Company entered into a two-year employment agreement with Michael W. DePasquale to serve as the Co-Chief Executive Officer of the Company at an annual base salary of $250,000 subject to adjustment by the Board of Directors as well as $1,000 per month in lieu of participating in the Company’s medical plan. In addition to the Base Salary and Stock Options, a “Discretionary Bonus” may be awarded to Mr. DePasquale on the basis of merit performance on an annual basis in the sole discretion of the Board of Directors. The employment agreement also provides for the grant of options to purchase up to 400,000 shares of Company common stock payable at the discretion of the Board of Directors.

The employment agreement contains standard and customary confidentiality, non-solicitation and “work made for hire” provisions as well as a covenant not to compete which prohibits Mr. DePasquale from doing business with any current or prospective customer of the Company or engaging in a business competitive with that of the Company during the term of his employment and for the one year period thereafter. The Company may terminate the agreement at any time with or without cause. In the event of termination without cause, Mr. DePasquale shall continue to be paid his then current base salary for the greater of six months from the date of such termination or the number of months remaining until the end of the term of the employment agreement.

As of May 19, 2006, the Company was delinquent with respect to some interest obligations on certain subordinated notes issued in September 2004 and May 2005. Due to certain cross default provisions contained in both the senior and subordinated notes, all outstanding debt is considered to be in default. Accordingly, the Company has reclassified approximately $8,849,000 of principal from long-term to current liabilities as of March 31, 2006 and approximately $9,734,000 of principal from long-term to current liabilities as of December 31, 2005. All of the related discount and embedded derivatives associated with the debt has also been reclassed to current.

NOTE X—Results by Quarter (Unaudited)

The first set of tables below presents unaudited quarterly financial information for 2005, 2004 and 2003. The amounts presented have been restated from those previously reported on Form 10-Q for the applicable periods and in our 2004 annual report on Form 10-K. The second set of tables below sets forth, for each of the quarters and for each of the interim balance sheet dates presented, the amounts of the restatement adjustments and a reconciliation from previously reported amounts to the restated amounts.

The restatement adjustments are attributable to the same matters that are discussed in depth in Note B, Restatement of Previously Issued Financial Statements, and we refer you to that discussion. The third set of tables below summarizes, for each of the quarters and for each of the interim balance sheet dates presented, the impact of each category of adjustment on previous reported revenue; net loss from continuing operations and earnings per share; and assets, liabilities and stockholders’ equity.

Certain of the previously reported amounts have been reclassified to conform to the 2005 presentation. These reclassifications had no effect on the previously reported net loss or stockholders’ equity (deficit).

Results by Quarter
(Unaudited)

	Three Months Ended March 31,			Three Months Ended June 30,
	2005	2004	2003	2005	2004	2003
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)

Revenues
Services	$3,059,854	$27,800	$—	$2,761,887	$103,439	$2,715
License fees and other	879,737	248,871	27,504	923,665	322,895	10,305
	3,939,591	276,671	27,504	3,685,552	426,334	13,020
Costs and other expenses
Services	835,565	—	—	1,034,127	—	715
Cost of license fees and other	327,857	5,778	2,393	205,385	94,889	2,589
Selling, general and administrative	2,846,623	815,703	568,499	3,125,471	1,343,942	468,947
Research, development and engineering	2,075,070	262,761	221,107	1,670,471	351,814	253,770

	6,085,115	1,084,242	791,999	6,035,454	1,790,645	726,021
Operating loss	(2,145,524)	(807,571)	(764,495)	(2,349,902)	(1,364,311)	(713,001)
Other income (deductions)
Interest income	26,062	—	—	2,988	—	—
Interest expense	(834,916)	(367,044)	(410,964)	(552,093)	(852)	(484,733)
Derivative and warrant fair value adjustments	3,576,881	323,128	(119,247)	1,373,367	—	27,359
Gain on sale of marketable securities	(20,000)	—	—	—	—	—
Other income (expense)	—	2,348	554	(532)	14,175	426
Total other income (deductions)	2,748,027	(41,568)	(529,657)	823,730	13,323	(456,948)
NET INCOME (LOSS)	$602,503	$(849,139)	$(1,294,152)	$(1,526,172)	$(1,350,988)	$(1,169,949)

Basic Earnings (Loss) per Share:
Numerator
Net Income (loss)	$602,503	$(849,139)	$(1,294,152)	$(1,526,172)	$(1,350,988)	$(1,169,949)

Convertible preferred stock dividends and accretion	(89,185)	(11,103)	—	(79,701)	(127,765)	—

Net Income (loss) attributable to common shareholders	$513,318	$(860,242)	$(1,294,152)	$(1,605,873)	$(1,478,753)	$(1,169,949)

Denominator
Weighted average common shares outstanding	42,662,253	23,845,247	14,377,406	44,663,981	37,693,849	14,886,809

Basic Earnings (Loss) per Share	$0.01	$(0.04)	$(0.09)	$(0.04)	$(0.04)	$(0.08)

Diluted Loss per Share:
Numerator
Net income (loss) attributable to common shareholders	$513,318	$(860,242)	$(1,294,152)	$(1,605,873)	$(1,478,753)	$(1,169,949)

Effect of Dilutive Securities: Convertible Debentures	(2,141,436)	—	—	(467,709)	—	—

Net loss attributable to common shareholders and assumed conversions	$(1,628,118)	$(860,242)	$(1,294,152)	$(2,073,582)	$(1,478,753)	$(1,169,949)

Denominator
Weighted average shares outstanding	42,662,253	23,845,247	14,377,406	44,663,981	37,693,849	14,886,809

Effect of Dilutive Securities:
Convertible Debentures	6,092,739	—	—	6,094,636	—	—

Diluted weighted average common shares and common equivalents	48,754,992	23,845,247	14,377,406	50,758,617	37,693,849	14,886,809

Diluted Loss per Share	$(0.03)	$(0.04)	$(0.09)	$(0.04)	$(0.04)	$(0.08)

Results by Quarter (Continued)
(Unaudited)

	Three Months Ended September 30,			Three Months Ended December 31,
	2005	2004	2003	2005	2004	2003
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)

Revenues
Services	$2,496,883	$10,640	$5,000	$2,543,025	$3,209,527	$2,979
License fees and other	735,588	254,763	141,987	825,456	1,543,016	24,991
	3,232,471	265,403	146,987	3,368,481	4,752,543	27,970
Costs and other expenses
Services	503,843	—	—	532,607	1,174,324	979
Cost of license fees and other	125,633	25,465	2,641	278,616	763,764	79,764
Selling, general and administrative	2,836,875	1,636,260	511,297	3,015,640	3,318,383	551,179
Research, development and engineering	1,799,845	452,545	246,523	1,300,649	1,912,784	315,930
	5,266,196	2,114,270	760,461	5,127,512	7,169,255	947,852
Operating loss	(2,033,725)	(1,848,867)	(613,474)	(1,759,031)	(2,416,712)	(919,882)
Other income (deductions)
Interest income	6,908	—	—	—	66,824	—
Interest income (expense)	(1,605,771)	82,937	(546,195)	(1,528,564)	(1,130,576)	(467,896)
Derivative and warrant fair value adjustments	3,210,057	517,591	71,799	994,646	(3,849,138)	877,634
Gain on sale of marketable securities	—	33,125	—	—	(33,125)	—
Other income (expense)	(24,816)	9,855	1,766	(9,420)	(81,678)	1,399
Total other income (deductions)	1,586,378	643,508	(472,630)	(543,338)	(5,027,693)	411,137
NET LOSS	$(447,347)	$(1,205,359)	$(1,086,104)	$(2,302,369)	$(7,444,405)	$(508,745)

Basic Loss per Share:
Numerator
Net loss	$(447,347)	$(1,205,359)	$(1,086,104)	$(2,302,369)	$(7,444,405)	$(508,745)

Convertible preferred stock dividends and accretion	(72,632)	(126,801)	—	(71,999)	(119,686)	(136,755)

Net loss attributable to common shareholders	$(519,979)	$(1,332,160)	$(1,086,104)	$(2,374,368)	$(7,564,091)	$(645,500)

Denominator
Weighted average common shares outstanding	45,476,802	38,624,196	16,389,475	46,306,589	39,270,676	19,117,761

Basic Loss per Share	$(0.01)	$(0.03)	$(0.07)	$(0.05)	$(0.19)	$(0.03)

Diluted Loss per Share:
Numerator
Net loss attributable to common shareholders	$(519,979)	$(1,332,160)	$(1,086,104)	$(2,374,368)	$(7,564,091)	$(645,500)

Effect of Dilutive Securities: Convertible Debentures	(356,879)	(458,318)	—	—	—	—

Net loss attributable to common shareholders and assumed conversions	$(876,858)	$(1,790,478)	$(1,086,104)	$(2,374,368)	$(7,564,091)	$(645,500)

Denominator
Weighted average shares outstanding	45,476,802	38,624,196	16,389,475	46,306,589	39,270,676	19,117,761

Effect of Dilutive Securities: Convertible Debentures	8,384,793	73,751	—	—	—	—

Diluted weighted average common shares and common equivalents	53,861,595	38,697,947	16,389,475	46,306,589	39,270,676	19,117,761

Diluted Loss per Share	$(0.02)	$(0.05)	$(0.07)	$(0.05)	$(0.19)	$(0.03)

	March 31,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)
ASSETS:
Cash and cash equivalents	$1,370,585	$478,419	$339,838
Receivables
Billed, less allowance for doubtful receivables of $209,102, $4,000 and $0, respectively	2,431,498	461,256	11,195
Unbilled	605,523	—	—
Escrow	—	11,248,803	—
Due from selling stockholders and other	28,793	153,988	—
Costs and earnings in excess of billings on uncompleted contracts	6,040,927	—	—
Inventory	29,599	59,624	—
Prepaid expenses	208,222	34,404	52,366
Total current assets	10,715,147	12,436,494	403,399
Equipment and leasehold improvements, net	658,859	75,866	—
Costs and earnings in excess of billings on uncompleted contracts	657,000	—	—
Deposits	2,258,191	—	—
Intangible assets—less accumulated amortization	3,883,614	—	—
Deferred financing costs, net	821,036	—	—
Other	—	4,827,747	123,962
Goodwill	11,331,311	—	—
Total non-current assets	19,610,011	4,903,613	123,962
TOTAL ASSETS	$30,325,158	$17,340,107	$527,361
LIABILITIES:
Current maturities of long-term obligations	$2,391,742	$—	$6,645,832
Note payable	—	400,000	—
Advances from stockholders	—	60,958	—
Accounts payable	1,133,684	540,862	245,687
Billings in excess of costs and earnings on uncompleted contracts	1,404,165	—	—
Accrued liabilities	5,404,872	118,480	732,175
Deferred rent	405,605	—	—
Deferred revenue	3,535,164	119,657	—
Total current liabilities	14,275,232	1,239,957	7,623,694
Long-term obligations, net of discount and current maturities	6,023,273	375,000	1,218,866
Deferred rent	1,205,468	—	—
Deferred revenue	53,317	58,301	—
Total non-current liabilities	7,282,058	433,301	1,218,866
TOTAL LIABILITIES	21,557,290	1,673,258	8,842,560
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock — authorized, 5,000,000 shares of $.0001 par value (liquidation preference of $100 per share)
Series A 7% Convertible; issued and outstanding 51,182 shares of $.0001 par value	5	—	—
Series B 9% Convertible; issued and outstanding, 18,430 shares	—	—	184
Series C 7% Convertible; issued and outstanding, 88,532 shares	—	885	—
Common stock - authorized, 85,000,000 shares; issued and outstanding; 44,344,251 shares of $.0001 par value in 2005, 35,889,649 and 14,377,406 shares of $.01 par value in 2004 and 2003, respectively	4,434	358,897	143,774
Additional paid-in capital	47,189,619	44,173,027	16,440,399
Accumulated deficit	(38,426,190)	(28,865,960)	(24,899,556)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	8,767,868	15,666,849	(8,315,199)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$30,325,158	$17,340,107	$527,361

	June 30,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)
ASSETS:
Cash and cash equivalents	$1,972,453	$3,837,147	$254,766
Receivables
Billed, less allowance for doubtful receivables of $166,853 and $6,000 and $0, respectively	1,812,413	775,755	7,428
Unbilled	676,682	—	—
Escrow	—	50,000
Due from selling stockholders and other	28,342	154,515	—
Costs and earnings in excess of billings on uncompleted contracts	6,724,902	—	—
Inventory	31,301	36,910	—
Prepaid expenses	476,899	71,697	93,529
Total current assets	11,722,992	4,926,024	355,723
Equipment and leasehold improvements, net	649,468	127,536	—
Marketable debt securities	—	5,887,500	—
Deposits	2,260,065	—	—
Deferred offering costs	—	—	—
Intangible assets—less accumulated amortization	3,689,285	4,593,692	—
Deferred financing costs	1,166,929	—	—
Other	—	115,377	130,066
Goodwill	11,139,046	—	—
Total non-current assets	18,904,793	10,724,105	130,066
TOTAL ASSETS	$30,627,785	$15,650,129	$485,789
LIABILITIES:
Current maturities of long-term obligations	$2,186,946	$—	$8,730,708
Advances from stockholders	—	22,944	—
Accounts payable	971,333	574,783	332,384
Billings in excess of costs and earnings on uncompleted contracts	1,152,126	—	—
Accrued liabilities	5,107,407	266,994	907,846
Deferred rent	417,895	—	—
Deferred revenue	3,050,907	226,235	—
Total current liabilities	12,886,614	1,090,956	9,970,938
Long-term obligations, net of discount and current maturities	8,595,645	—	—
Deferred rent	1,096,271	—	—
Deferred revenue	53,317	—	—
Total non-current liabilities	9,745,233	—	—
TOTAL LIABILITIES	22,631,847	1,090,956	9,970,938
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock — authorized, 5,000,000 shares of $.0001 par value (liquidation preference of $100 per share)
Series A 7% Convertible; issued and outstanding 47,557 shares of $.0001 par value	5	—	—
Series B 9% Convertible; issued and outstanding, 14,630 shares of $.01 par value	—	—	146
Series C 7% Convertible; issued and outstanding, 75,682 shares of $.01 par value	—	757	—
Common stock - authorized, 85,000,000 shares; issued and outstanding; 44,952,217 shares of $.0001 par value in 2005, 38,430,820 and 15,861,519 shares of $.01 par value in 2004 and 2003, respectively	4,495	384,308	158,615
Additional paid-in capital	47,974,795	44,408,954	16,480,472
Accumulated deficit	(39,983,356)	(30,234,846)	(26,124,382)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	7,995,939	14,559,173	(9,485,149)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$30,627,785	$15,650,129	$485,789

	September 30,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)
ASSETS:
Cash and cash equivalents	$1,497,188	$2,971,569	$58,774
Receivables
Billed, less allowance for doubtful receivables of $134,292, $1,014,161 and $0, respectively	2,980,298	3,156,808	147,378
Unbilled	122,662	—	—
Due from selling stockholders and other	—	164,714	—
Costs and earnings in excess of billings on uncompleted contracts	5,243,350	6,619,726	—
Inventory	3,465	76,985	—
Prepaid expenses	207,718	388,923	118,183
Total current assets	10,054,681	13,378,725	324,335
Equipment and leasehold improvements, net	609,375	578,225	38,573
Marketable debt securities	—	1,000,000	—
Deposits	1,757,037	2,769,691	—
Intangible assets—less accumulated amortization	3,508,529	16,268,614	—
Deferred financing costs, net	1,813,499	1,056,201	—
Other	—	194,665	144,703
Goodwill	11,388,760	—	—
Total non-current assets	19,077,200	21,867,396	183,276
TOTAL ASSETS	$29,131,881	$35,246,121	$507,611
LIABILITIES:
Current maturities of long-term obligations	$1,067,966	$1,082,280	$9,625,287
Advances from stockholders	—	17,931	38,532
Accounts payable	964,987	1,744,600	219,918
Billings in excess of costs and earnings on uncompleted contracts	61,402	—	—
Accrued liabilities	5,175,101	4,434,162	1,109,126
Deferred rent	430,558	441,732	—
Deferred revenue	4,152,152	4,755,277	10,000
Total current liabilities	11,852,166	12,475,982	11,002,863
Long-term obligations, net of discount and current maturities	7,370,462	7,241,180	—
Deferred rent	983,765	1,636,098	—
Deferred revenue	570,136	59,707	—
Total non-current liabilities	8,924,363	8,936,985	—
TOTAL LIABILITIES	20,776,529	21,412,967	11,002,863
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock — authorized, 5,000,000 shares of $.0001 par value (liquidation preference of $100 per share)
Series A 7% Convertible; issued and outstanding 44,557 shares of $.0001 par value	4	—	—
Series B 9% Convertible; issued and outstanding, 11,930	—	—	119
Series C 7% Convertible; issued and outstanding, 73,682 shares of .01 par value	—	737	—
Common stock - authorized, 85,000,000 shares; issued and outstanding; 46,306,588 shares of $.0001 par value in 2005, 38,962,281 and 17,020,776 shares of $.01 par value in 2004 and 2003, respectively	4,630	389,623	170,208
Additional paid-in capital	48,810,298	44,891,088	16,590,140
Accumulated deficit	(40,459,580)	(31,448,294)	(27,255,719)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	8,355,352	13,833,154	(10,495,252)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$29,131,881	$35,246,121	$507,611

	Three Months Ended March 31,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)

CASH FLOW FROM OPERATING ACTIVITIES:
Net Income (Loss)	$602,503	$(849,139)	$(1,294,152)
Adjustments to reconcile net loss to cash used in operating activities:
Derivative and warrant fair value adjustments	(3,576,881)	(323,128)	119,247
Depreciation	58,590	6,995	—
Amortization
Deferred financing costs	7,311	—	—
Intangible assets	215,682	—	—
Discounts on convertible debt related to warrants and beneficial conversion features	463,202	—	258,165
Allowance for doubtful receivables	19,790	2,000	—
Gain on sale of marketable debt securities	—	—	—
Write down of deferred offering costs	—	81,900	—
Non-cash interest	—	230,424	—
Deferred rent	(94,057)	—	—
Options and warrants issued for services and other	—	—	156,000
Loss on sale of investment	20,000	—	—
Change in assets and liabilities:
Accounts receivable trade	(655,593)	(299,077)	56,803
Costs and earnings in excess of billings on uncompleted contracts	92,235	—	—
Inventories	—	6,233	—
Prepaid expenses and other	(18,195)	131,525	(1,469)
Accounts payable	(238,721)	(124,191)	(109,007)
Billings in excess of costs and earnings on uncompleted contracts	1,054,043	—	—
Accrued liabilities	776,864	98,244	159,474
Deferred revenue	350,922	83,280	—
Net cash used in operating activities	(922,305)	(954,934)	(654,939)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of PSG	—	(498,937)	—
Capital expenditures	(73,348)	(17,399)	—
Purchases of marketable debt securities	—	(50,000)	—
Proceeds from sale of marketable debt securities	980,000	—	—
Deposits	502,943	—	—
Proceeds from sale of trademark	50,000	—	—
Other	—	(6,869)	(1,971)
Net cash provided by (used in) investing activities	1,459,595	(573,205)	(1,971)
CASH FLOW FROM FINANCING ACTIVITIES:
Net advance from (to) stockholders	(12,753)	(6,232)	—
Issuance of long-term obligations	—	1,000,000	980,000
Repayment of long term obligations	(738,346)	—	—
Exercise of warrants	528,164	—	—
Net refund of offering costs	100,000	—	—
Net cash provided by (used in) financing activities	(122,935)	993,768	980,000
NET INCREASE (DECREASE) IN CASH	414,355	(534,371)	323,090
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	956,230	1,012,790	16,748
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,370,585	$478,419	$339,838

Results by Quarter (Continued)
(Unaudited)

	Six Months Ended June 30,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(923,669)	$(2,200,127)	$(2,464,101)
Adjustments to reconcile net loss to cash used in operating activities:
Derivative and warrant fair value adjustments	(4,950,248)	(323,128)	91,888
Depreciation	115,618	17,015	—
Amortization
Deferred financing costs	14,622	—	—
Intangible assets	441,012	108,329	—
Discounts on convertible debt related to warrants and beneficial conversion features	617,728	230,424	578,534
Allowance for doubtful receivables	36,865	4,000	—
Loss on sale of investment	20,000	—	—
Deferred rent	(190,964)	—	—
Options and warrants issued for services and other	529,968	—	156,000

Change in assets and liabilities:
Accounts receivable trade	(86,981)	(560,293)	60,570
Costs and earnings in excess of billings on uncompleted contracts	65,260	—	—
Inventories	(1,702)	28,947	—
Prepaid expenses and other	(356,571)	155,351	(42,633)
Accounts payable	(411,986)	(90,270)	(22,310)
Billings in excess of costs and earnings on uncompleted contracts	802,004	—	—
Accrued liabilities	659,932	246,758	335,145
Deferred revenue	(133,335)	75,747	—
Net cash used in operating activities	(3,752,447)	(2,307,247)	(1,306,907)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of PSG	—	(498,937)	—
Deposits	501,069	—	—
Capital expenditures	(120,985)	(79,089)	—
Purchases of marketable debt securities	980,000	(5,887,500)	—
Proceeds from sale of trademark	50,000	—	—
Subscription	—	(50,000)	—
Other	(21,353)	(25,739)	(8,075)
Net cash provided by (used in) investing activities	1,388,731	(6,541,265)	(8,075)
CASH FLOW FROM FINANCING ACTIVITIES:
Net advance from (to) stockholders	(12,753)	(44,246)	—
Issuance of convertible bridge notes	250,000	—	—
Repayment of convertible bridge notes	(250,000)	—	—
Issuance of long-term obligations	4,515,249	1,000,000	1,553,000
Repayment of long term obligations	(1,404,568)	(400,000)	—
Financing costs	(347,315)	—	—
Sale of common stock	—	11,248,803	—
Exercise of warrants	538,788	—	—
Repurchase of warrants and other	—	(100,000)	—
Net refund of offering costs	90,538	—	—
Other	—	(31,688)	—
Net cash provided by financing activities	3,379,939	11,672,869	1,553,000
NET INCREASE IN CASH	1,016,223	2,824,357	238,018
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	956,230	1,012,790	16,748
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,972,453	$3,837,147	$254,766

Results by Quarter (Continued)
(Unaudited)

	Nine Months Ended September 30,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(1,371,016)	$(3,405,486)	$(3,550,205)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Derivative and warrant fair value adjustments	(8,160,305)	(840,719)	20,089
Depreciation	179,642	31,617	38,819
Amortization
Deferred financing costs	29,621	—	—
Intangible assets	1,474,979	216,658	—
Discounts on convertible debt related to warrants and beneficial conversion features	1,067,927	230,424	945,662
Allowance for doubtful receivables	22,440	106,000	—
Gain on sale of marketable debt securities	20,000	(33,125)	—
Deferred rent	(290,807)	—	—
Options and warrants issued for services and other	542,758	24,850	156,000
Change in assets and liabilities:
Accounts receivable trade	(862,889)	(113,351)	(79,380)
Costs and earnings in excess of billings on uncompleted contracts	1,546,812	—	—
Inventories	26,134	35,559	—
Prepaid expenses and other	(221,842)	125,343	8,714
Accounts payable	(418,332)	23,091	(134,776)
Billings in excess of costs and earnings on uncompleted contracts	24,173	—	—
Accrued liabilities	683,989	137,355	536,425
Deferred revenue	1,174,224	70,598	10,000
Net cash used in operating activities	(4,532,492)	(3,391,186)	(2,048,652)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of PSG	—	(498,937)	—
Acquisition of AMG	—	(10,089,560)	—
Proceeds from sale of trademarks	50,000	—	—
Capital expenditures	(144,916)	(163,022)	(77,392)
Purchases of marketable debt securities	—	(5,887,500)	—
Proceeds from sale of marketable debt securities	980,000	4,920,625	—
Deposits	1,004,097	(2,769,140)	—
Other	(56,610)	(126,358)	(22,712)
Net cash provided by (used in) investing activities	1,832,571	(14,613,892)	(100,104)
CASH FLOW FROM FINANCING ACTIVITIES:
Net advance from (to) stockholders	(12,753)	(49,259)	38,532
Issuance of convertible bridge notes	250,000	—	—
Repayment of convertible notes	(250,000)	—	—
Issuance of long-term obligations	4,920,251	9,841,051	2,152,250
Repayment of long term obligations	(1,894,148)	(400,000)	—
Financing costs	(374,614)	(522,000)	—
Net refund of offering costs	100,000	—	—
Exercise of warrants	558,787	1,950	—
Sale of common stock	—	11,248,803	—
Repurchase of warrants and other	—	(125,000)	—
Offering costs	(56,644)	(31,688)	—
Net cash provided by financing activities	3,240,879	19,963,857	2,190,782
NET INCREASE IN CASH	540,958	1,958,779	42,026
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	956,230	1,012,790	16,748
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,497,188	$2,971,569	$58,774

The following tables set forth, for each of the quarters and for each of the interim balance sheet dates presented, the amounts of the restatement adjustments and reconciliation from previously reported amounts to restated amounts.

	Three Months Ended March 31, 2005 (Unaudited)
	As Previously	Effect of	As
	Reported	Restatement	Restated
Revenues
Services	$3,059,854	$—	$3,059,854
License fees and other	840,537	39,200	879,737
	3,900,391	39,200	3,939,591
Costs and other expenses
Cost of services	835,565	—	835,565
Cost of license fees and other	327,857	—	327,857
Selling, general and administrative	2,846,623	—	2,846,623
Research, development and engineering	2,075,070	—	2,075,070
	6,085,115	—	6,085,115
Operating loss	(2,184,724)	39,200	(2,145,524)
Other income (deductions)
Interest income	26,062	—	26,062
Interest expense	(505,055)	(329,861)	(834,916)
Derivative and warrant fair value adjustments	—	3,576,881	3,576,881
Gain on sale of marketable securities	(20,000)	—	(20,000)
Total other income (deductions)	(498,993)	3,247,020	2,748,027
NET INCOME (LOSS)	$(2,683,717)	$3,286,220	$602,503
Basic Earnings (Loss) per Share:
Numerator
Net income (loss)	$(2,683,717)	$3,286,220	$602,503

Convertible preferred stock dividends and accretion	(10,692)	(78,493)	(89,185)

Net income (loss) attributable to common shareholders	$(2,694,409)	$3,207,727	$513,318

Denominator
Weighted average common shares outstanding	42,662,253	42,662,253	42,662,253

Basic Earnings (Loss) per Share	$(0.06)	$(0.07)	$0.01
Diluted Earnings (Loss) per Share:
Numerator
Net income (loss) attributable to common shareholders	$(2,694,409)	$3,207,727	$513,318
Effect of Dilutive Securities:
Convertible Debentures	—	(2,141,436)	(2,141,436)
Net income (loss) attributable to common shareholders and assumed conversions	$(2,694,409)	$1,066,291	$(1,628118)

Denominator
Weighted average shares outstanding	42,662,253	42,662,253	42,662,253
Effect of Dilutive Securities:
Convertible Debentures	—	6,092,739	6,092,739
Diluted weighted average common shares and common equivalents outstanding	42,662,253	48,754,992	48,754,992

Diluted Earnings (Loss) per Share	$(0.06)	$0.02	$(0.03)

	Three Months Ended June 30, 2005 (Unaudited)
	As Previously	Effect of	As
	Reported	Restatement	Restated
Revenues
Services	$2,761,887	$—	$2,761,887
License fees and other	902,645	21,020	923,665
	3,664,532	21,020	3,685,552
Costs and other expenses
Cost of services	1,034,127	—	1,034,127
Cost of license fees and other	205,385	—	205,385
Selling, general and administrative	3,125,471	—	3,125,471
Research, development and engineering	1,670,471	—	1,670,471
	6,035,454	—	6,035,454
Operating loss	(2,370,922)	21,020	(2,349,902)
Other income (deductions)
Interest income	2,988	—	2,988
Interest expense	(575,760)	23,667	(552,093)
Derivative and warrant fair value adjustments	—	1,373,367	1,373,367
Other expense	(532)	—	(532)
Total other income (deductions)	(573,304)	1,397,034	823,730
NET INCOME (LOSS)	$(2,944,226)	$1,418,054	$(1,526,172)

Basic Earnings (Loss) per Share:
Numerator
Net income (loss)	$(2,944,226)	$1,418,054	$(1,526,172)

Convertible preferred stock dividends and accretion	(176,600)	96,899	(79,701)

Net income (loss) attributable to common shareholders	$(3,120,826)	$1,514,953	$(1,605,873)

Denominator
Weighted average common shares outstanding	44,663,981	44,663,981	44,663,981

Basic Earnings (Loss) per Share	$(0.07)	$0.03	$(0.04)

Diluted Earnings (Loss) per Share:
Numerator
Net income (loss) attributable to common shareholders	$(3,120,826)	$1,514,953	$(1,605,873)

Effect of Dilutive Securities:
Convertible Debentures	—	(467,709)	(467,709)

Net income (loss) attributable to common shareholders and assumed conversions	$(3,120,826)	$1,047,244	$(2,073,582)

Denominator
Weighted average shares outstanding	44,663,981	44,663,981	44,663,981

Effect of Dilutive Securities:
Convertible Debentures	—	6,094,636	6,094,636

Diluted weighted average common shares and common equivalents outstanding	44,683,981	50,758,617	50,758,617

Diluted Earnings (Loss) per Share	$(0.07)	$0.02	$(0.04)

	Three Months Ended September 30, 2005 (Unaudited)
	As Previously	Effect of	As
	Reported	Restatement	Restated
Revenues
Services	$2,496,883	$—	$2,496,883
License fees and other	705,718	29,870	735,588
	3,202,601	29,870	3,232,471
Costs and other expenses
Cost of services	503,843	—	503,843
Cost of license fees and other	125,633	—	125,633
Selling, general and administrative	2,868,875	(32,000)	2,836,875
Research, development and engineering	1,799,845	—	1,799,845
	5,298,196	(32,000)	5,266,196
Operating loss	(2,095,595)	61,870	(2,033,725)
Other income (deductions)
Interest income	6,908	—	6,908
Interest expense	(844,038)	(761,733)	(1,605,771)
Derivative and warrant fair value adjustments	—	3,210,057	3,210,057
Other expense	(24,816)	—	(24,816)
Total other income (deductions)	(861,946)	2,448,324	1,586,378
NET INCOME (LOSS)	$(2,957,541)	$2,510,194	$(447,347)

Basic Earnings (Loss) per Share:
Numerator
Net income (loss)	$(2,957,541)	$2,510,194	$(447,347)

Convertible preferred stock dividends and accretion	(1,500)	(71,132)	(72,632)

Net income (loss) attributable to common shareholders	$(2,959,041)	$2,439,062	$(519,979)

Denominator
Weighted average common shares outstanding	45,476,802	45,476,802	45,476,802

Basic Earnings (Loss) per Share	$(0.07)	$0.05	$(0.01)

Diluted Earnings (Loss) per Share:
Numerator
Net income (loss) attributable to common shareholders	$(2,959,041)	$2,439,062	$(519,979)

Effect of Dilutive Securities:
Convertible Debentures	—	(356,879)	(356,879)

Net income (loss) attributable to common shareholders and assumed conversions	$(2,959,041)	$2,082,183	$(876,858)

Denominator
Weighted average shares outstanding	45,476,802	45,476,802	45,476,802

Effect of Dilutive Securities:
Convertible Debentures	—	8,384,793	8,384,793

Diluted weighted average common shares and common equivalents outstanding	45,476,802	53,861,595	53,861,595

Diluted Earnings (Loss) per Share	$(0.07)	$0.04	$(0.02)

	Three Months Ended December 31, 2005 (Unaudited)
	As Previously	Effect of	As
	Reported	Restatement	Restated
Revenues
Services	$2,543,025	$—	$2,543,025
License fees and other	825,456	—	825,456
	3,368,481	—	3,368,481
Costs and other expenses
Cost of services	532,607	—	532,607
Cost of license fees and other	278,616	—	278,616
Selling, general and administrative	3,015,640	—	3,015,640
Research, development and engineering	1,300,649	—	1,300,649
	5,127,512	—	5,127,512
Operating loss	(1,759,031)	—	(1,759,031)
Other income (deductions)
Interest expense	(2,161,639)	633,075	(1,528,564)
Derivative and warrant fair value adjustments	1,457,294	(462,648)	994,646
Other expense	(9,420)	—	(9,420)
Total other income (deductions)	(713,765)	170,427	(543,338)
NET INCOME (LOSS)	$(2,472,796)	$170,427	$(2,302,369)

Basic Earnings (Loss) per Share:
Numerator
Net income (loss)	$(2,472,796)	$170,427	$(2,302,369)

Convertible preferred stock dividends and accretion	(71,999)		(71,999)

Net income (loss) attributable to common shareholders	$(2,544,795)	$170,427	$(2,374,368)

Denominator
Weighted average common shares outstanding	46,306,589	46,306,589	46,306,589

Basic Earnings (Loss) per Share	$(0.05)	$0.01	$(0.05)

Diluted Earnings (Loss) per Share:
Numerator
Net income (loss) attributable to common shareholders	$(2,544,795)	$170,427	$(2,374,368)

Effect of Dilutive Securities:
Convertible Debentures	—	—	—

Net income (loss) attributable to common shareholders and assumed conversions	$(2,544,795)	$170,427	$(2,374,368))

Denominator
Weighted average shares outstanding	46,306,589	—	46,306,589

Effect of Dilutive Securities:
Convertible Debentures	—	—	—

Diluted weighted average common shares and common equivalents outstanding	46,306,589	46,306,589	46,306,589

Diluted Earnings (Loss) per Share	$(0.05)	$0.01	$(0.05)

	Three Months Ended March 31, 2004 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
Revenues
Services	$27,800	$—	$27,800
License fees and other	284,086	(35,215)	248,871
	311,886	(35,215)	276,671
Costs and other expenses
Cost of services	—	—	—
Cost of license fees and other	5,778	—	5,778
Selling, general and administrative	820,953	(5,250)	815,703
Research, development and engineering	262,761	—	262,761
	1,089,492	(5,250)	1,084,242
Operating loss	(777,606)	(29,965)	(807,571)
Other income (deductions)
Interest expense	(136,620)	(230,424)	(367,044)
Derivative and warrant fair value adjustments		323,128	323,128
Other income	2,348	—	2,348
Total other income (deductions)	(134,272)	92,704	(41,568)
NET INCOME (LOSS)	$(911,878)	$62,739	$(849,139)

Basic Earnings per Share:
Numerator
Net income (loss)	$(911,878)	$62,739	$(849,139)

Convertible preferred stock dividends and accretion	(13,348)	2,245	(11,103)

Net income (loss) attributable to common shareholders	$(925,226)	$64,984	$(860,242)

Denominator
Weighted average common shares outstanding	23,845,247	23,845,247	23,845,247

Basic Earnings (Loss) per Share	$(0.04)	$0.00	$(0.04)

Diluted Earnings per Share:
Numerator
Net income (loss) attributable to common shareholders	$(925,226)	$64,984	$(860,242)

Effect of Dilutive Securities:
Convertible Debentures	—	—	—

Net income (loss) attributable to common shareholders and assumed conversions	$(925,226)	$64,984	$(860,242)

Denominator
Weighted average shares outstanding	23,845,247	23,845,247	23,845,247

Effect of Dilutive Securities:
Convertible Debentures	—	—	—

Diluted weighted average common shares and common equivalents outstanding	23,845,247	23,845,247	23,845,247

Diluted Earnings (Loss) per Share	$(0.04)	$0.00	$(0.04)

	Three Months Ended June 30, 2004 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
Revenues
Services	$103,439	$—	$103,439
License fees and other	415,675	(92,780)	322,895
	519,114	(92,780)	426,334
Costs and other expenses
Cost of services	—	—	—
Cost of license fees and other	94,889	—	94,889
Selling, general and administrative	1,346,442	(2,500)	1,343,942
Research, development and engineering	351,814	—	351,814
	1,793,145	(2,500)	1,790,645
Operating loss	(1,274,031)	(90,280)	(1,364,311)
Other income (deductions)
Interest expense	(852)	—	(852)
Other income	14,175	—	14,175
Total other income (deductions)	13,323	—	13,323
NET LOSS	$(1,260,708)	$(90,280)	$(1,350,988)

Basic Loss per Share:
Numerator
Net loss	$(1,260,708)	$(90,280)	$(1,350,988)

Convertible preferred stock dividends and accretion	(153,150)	25,385	(127,765)

Net loss attributable to common shareholders	$(1,413,858)	$(64,895)	$(1,478,753)

Denominator
Weighted average common shares outstanding	37,693,849	37,693,849	37,693,849

Basic Loss per Share	$(0.04)	$(0.00)	$(0.04)

Diluted Loss per Share:
Numerator
Net loss attributable to common shareholders	$(1,413,858)	$(64,895)	$(1,478,753)

Effect of Dilutive Securities:
Convertible Debentures	—	—	—

Net loss attributable to common shareholders and assumed conversions	$(1,413,858)	$(64,895)	$(1,478,753)

Denominator
Weighted average shares outstanding	37,693,849	37,693,849	37,693,849

Effect of Dilutive Securities:
Convertible Debentures	—	—	—

Diluted weighted average common shares and common equivalents outstanding	37,693,849	37,693,849	37,693,849

Diluted Loss per Share	$(0.04)	$(0.00)	$(0.04)

	Three Months Ended September 30, 2004 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
Revenues
Services	$10,640	$—	$10,640
License fees and other	298,178	(43,415)	254,763
	308,818	(43,415)	265,403
Costs and other expenses
Cost of services	—	—	—
Cost of license fees and other	25,465	—	25,465
Selling, general and administrative	1,733,260	(97,000)	1,636,260
Research, development and engineering	452,545	—	452,545
	2,211,270	(97,000)	2,114,270
Operating loss	(1,902,452)	53,585	(1,848,867)
Other income (deductions)
Interest income (expense)	(692)	83,629	82,937
Derivative and warrant fair value adjustments	—	517,591	517,591
Gain on sale of marketable securities	33,125	—	33,125
Other income	9,855	—	9,855
Total other income (deductions)	42,288	601,220	643,508
NET INCOME (LOSS)	$(1,860,164)	$654,805	$(1,205,359)

Basic Earnings (Loss) per Share:
Numerator
Net income (loss)	$(1,860,164)	$654,805	$(1,205,359)

Convertible preferred stock dividends and accretion	(4,044)	(122,757)	(126,801)

Net income (loss) attributable to common shareholders	$(1,864,208)	$532,048	$(1,332,160)

Denominator
Weighted average common shares outstanding	38,624,196	38,624,196	38,624,196

Basic Earnings (Loss) per Share	$(0.05)	$0.01	$(0.03)

Diluted Earnings (Loss) per Share:
Numerator
Net income (loss) attributable to common shareholders	$(1,864,208)	$532,048	$(1,332,160)

Effect of Dilutive Securities:
Convertible Debentures	—	(458,318)	(458,318)

Net income (loss) attributable to common shareholders and assumed conversions	$(1,864,208)	$73,730	$(1,790,478)

Denominator
Weighted average shares outstanding	38,624,196	38,624,196	38,624,196

Effect of Dilutive Securities:
Convertible Debentures	—	73,751	73,751

Diluted weighted average common shares and common equivalents outstanding	38,624,196	38,697,947	38,697,947

Diluted Earnings (Loss) per Share	$(0.05)	$0.00	$(0.05)

	Three Months Ended December 30, 2004 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
Revenues
Services	$3,209,527	$—	$3,209,527
License fees and other	1,208,886	334,130	1,543,016
	4,418,413	334,130	4,752,543
Costs and other expenses
Cost of services	1,174,324	—	1,174,324
Cost of license fees and other	763,764	—	763,764
Selling, general and administrative	3,195,433	122,950	3,318,383
Research, development and engineering	1,912,784	—	1,912,784
	7,046,305	122,950	7,169,255
Operating loss	(2,627,892)	211,180	(2,416,712)
Other income (deductions)
Interest income	66,824	—	66,824
Interest expense	(528,844)	(601,732)	(1,130,576)
Derivative and warrant fair value adjustments	—	(3,849,138)	(3,849,138)
Loss on sale of marketable securities	(33,125)	—	(33,125)
Other expense	(81,678)	—	(81,678)
Total other income (deductions)	(576,823)	(4,450,870)	(5,027,693)
NET LOSS	$(3,204,715)	$(4,239,690)	$(7,444,405)

Basic Loss per Share:
Numerator
Net loss	$(3,204,715)	$(4,239,690)	$(7,444,405)

Convertible preferred stock dividends and accretion	(243,698)	124,012	(119,686)

Net loss attributable to common shareholders	$(3,448,413)	$(4,115,678)	$(7,324,719)

Denominator
Weighted average common shares outstanding	39,270,676	39,270,676	39,270,676

Basic Loss Per Share	$(0.09)	$(0.10)	$(0.19)

Diluted Loss per Share:
Numerator
Net loss attributable to common shareholders	$(3,448,413)	$(4,115,678)	$(7,324,719)

Effect of Dilutive Securities:
Convertible Debentures	—	—	—

Net loss attributable to common shareholders and assumed conversions	$(3,448,413)	$(4,115,678)	$(7,324,719)

Denominator
Weighted average shares outstanding	39,270,676	39,270,676	39,270,676

Effect of Dilutive Securities:
Convertible Debentures	—	—	—

Diluted weighted average common shares and common equivalents outstanding	39,270,676	39,270,676	39,270,676

Diluted Loss per Share	$(0.09)	$(0.10)	$(0.19)

	Three Months Ended March 31, 2003 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
Revenues
License fees and other	$27,504	$—	$27,504
	27,504	—	27,504
Costs and other expenses
Cost of license fees and other	2,393	—	2,393
Selling, general and administrative	568,499	—	568,499
Research, development and engineering	221,107	—	221,107
	791,999	—	791,999
Operating loss	(764,495)	—	(764,495)
Other income (deductions)
Interest expense	(291,345)	(119,619)	(410,964)
Derivative and warrant fair value adjustments		(119,247)	(119,247)
Other expense	554	—	554
Total other income (deductions)	(290,791)	(238,866)	(529,657)
NET LOSS	$(1,055,286)	$(238,866)	$(1,294,152)

Basic Loss per Share:
Numerator
Net loss	$(1,055,286)	$(238,866)	$(1,294,152)

Convertible preferred stock dividends and accretion	—	—	—

Net loss attributable to common shareholders	$(1,055,286)	$(238,866)	$(1,294,152)

Denominator
Weighted average common shares outstanding	14,377,406	14,377,406	14,377,406

Basic Loss per Share	$(0.07)	$(0.02)	$(0.09)

Diluted Loss per Share:
Numerator
Net loss attributable to common shareholders	$(1,055,286)	$(238,866)	$(1,294,152)

Effect of Dilutive Securities:
Convertible Debentures	—	—	—

Net loss attributable to common shareholders and assumed conversions	$(1,055,286)	$(238,866)	$(1,294,152)

Denominator
Weighted average shares outstanding	14,377,406	14,377,406	14,377,406

Effect of Dilutive Securities:
Convertible Debentures	—	—	—

Diluted weighted average common shares and common equivalents outstanding	14,377,406	14,377,406	14,377,406

Diluted Loss per Share	$(0.07)	$(0.02)	$(0.09)

	Three Months Ended June 30, 2003 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
Revenues
Services	$2,715	$—	$2,715
License fees and other	10,305	—	10,305
	13,020	—	13,020
Costs and other expenses
Cost of services	715	—	715
Cost of license fees and other	2,589	—	2,589
Selling, general and administrative	468,947	—	468,947
Research, development and engineering	253,770	—	253,770
	726,021	—	726,021
Operating loss	(713,001)	—	(713,001)
Other income (deductions)
Interest income	—	—	—
Interest expense	(302,910)	(181,823)	(484,733)
Derivative and warrant fair value adjustments	—	27,359	27,359
Gain on sale of marketable securities	—	—	—
Other income	426	—	426
Total other income (deductions)	(302,484)	(154,464)	(456,948)
NET LOSS	$(1,015,485)	$(154,464)	$(1,169,949)

Basic Loss per Share:
Numerator
Net loss	$(1,015,485)	$(154,464)	$(1,169,949)

Convertible preferred stock dividends and accretion	—	—	—

Net loss attributable to common shareholders	$(1,015,485)	$(154,464)	$(1,169,949)

Denominator
Weighted average common shares outstanding	14,886,809	14,886,809	14,886,809

Basic Loss per Share	$(0.07)	$(0.01)	$(0.08)

Diluted Loss per Share:
Numerator
Net loss attributable to common shareholders	$(1,015,485)	$(154,464)	$(1,169,949)

Effect of Dilutive Securities:
Convertible Debentures	—	—	—

Net loss attributable to common shareholders and assumed conversions	$(1,015,485)	$(154,464)	$(1,169,949)

Denominator
Weighted average shares outstanding	14,886,809	14,886,809	14,886,809

Effect of Dilutive Securities:
Convertible Debentures	—	—	—

Diluted weighted average common shares and common equivalents outstanding	14,886,809	14,886,809	14,886,809

Diluted Loss per Share	$(0.07)	$(0.01)	$(0.08)

	Three Months Ended September 30, 2003 (Unaudited)
	As Previously	Effect of	As
	Reported	Restatement	Restated

Revenues
Services	$5,000	$—	$5,000
License fees and other	141,987	—	141,987
	146,987	—	146,987
Costs and other expenses
Cost of license fees and other	2,641	—	2,641
Selling, general and administrative	511,297	—	511,297
Research, development and engineering	246,523	—	246,523
	760,461	—	760,461
Operating loss	(613,474)	—	(613,474)
Other income (deductions)
Interest expense	(317,609)	(228,586)	(546,195)
Derivative and warrant fair value adjustment	—	71,799	71,799
Other income	1,766	—	1,766
Total other income (deductions)	(315,843)	(156,787)	(472,630)
NET LOSS	$(929,317)	$(156,787)	$(1,086,104)

Basic Loss per Share:
Numerator
Net loss	$(929,317)	$(156,787)	$(1,086,104)

Convertible preferred stock dividends and accretion	—	—	—

Net loss attributable to common shareholders	$(929,317)	$(156,787)	$(1,086,104)

Denominator
Weighted average common shares outstanding	16,389,475	16,389,475	16,389,475

Basic Loss per Share	$(0.06)	$(0.01)	$(0.07)

Diluted Loss per Share:
Numerator
Net loss attributable to common shareholders	$(929,317)	$(156,787)	$(1,086,104)

Effect of Dilutive Securities:
Convertible Debentures	—	—	—

Net loss attributable to common shareholders and assumed conversions	$(929,317)	$(156,787)	$(1,086,104)

Denominator
Weighted average shares outstanding	16,389,475	16,389,475	16,389,475

Effect of Dilutive Securities:
Convertible Debentures	—	—	—

Diluted weighted average common shares and common equivalents outstanding	16,389,475	16,389,475	16,389,475

Diluted Loss per Share	$(0.06)	$(0.01)	$(0.07)

	Three Months Ended December 31, 2003 (Unaudited)
	As Previously	Effect of	As
	Reported	Restatement	Restated
Revenues
Services	$2,979	$—	$2,979
License fees and other	333,611	(308,620)	24,991
	336,590	(308,620)	27,970
Costs and other expenses
Cost of services	979	—	979
Cost of license fees and other	79,764	—	79,764
Selling, general and administrative	569,379	(18,200)	551,179
Research, development and engineering	315,930	—	315,930
	966,052	(18,200)	947,852
Operating loss	(629,462)	(290,420)	(919,882)
Other income (deductions)
Interest expense	(197,922)	(269,974)	(467,896)
Derivative and warrant fair value adjustments	—	877,634	877,634
Other income	1,399	—	1,399
Total other income (deductions)	(196,523)	607,660	411,137
NET INCOME (LOSS)	$(825,985)	$317,240	$(508,745)

Basic Earnings (Loss) per Share:
Numerator
Net income (loss)	$(825,985)	$317,240	$(508,745)

Convertible preferred stock dividends and accretion	(136,755)	—	(136,755)

Net income (loss) attributable to common shareholders	$(962,740)	$317,240	$(645,500)

Denominator
Weighted average common shares outstanding	19,117,761	19,117,761	19,117,761

Basic Earnings (Loss) per Share	$(0.05)	$0.02	$(0.03)

Diluted Earnings (Loss) per Share:
Numerator
Net income (loss) attributable to common shareholders	$(962,740)	$317,240	$(645,500)

Effect of Dilutive Securities:
Convertible Debentures	—	—	—

Net income (loss) attributable to common shareholders and assumed conversions	$(962,740)	$317,240	$(645,500)

Denominator
Weighted average shares outstanding	19,117,761	19,117,761	19,117,761

Effect of Dilutive Securities:
Convertible Debentures	—	—	—

Diluted weighted average common shares and common equivalents outstanding	19,117,761	19,117,761	19,117,761

Diluted Earnings (Loss) per Share	$(0.05)	$0.02	$(0.03)

	As of March 31, 2005 (Unaudited)
	As Previously	Effect of	As
	Reported	Restatement	Restated
ASSETS:
Cash and cash equivalents	$1,370,585	$—	$1,370,585
Receivables
Billed, less allowance for doubtful receivables of $209,102	2,482,388	(50,890)	2,431,498
Unbilled	605,523	—	605,523
Due from selling stockholders and other	60,793	(32,000)	28,793
Costs and earnings in excess of billings on uncompleted contracts	6,040,927	—	6,040,927
Inventory	29,599	—	29,599
Prepaid expenses	208,222	—	208,222
Total current assets	10,798,037	(82,890)	10,715,147
Equipment and leasehold improvements, net	658,859	—	658,859
Costs and earnings in excess of billings on uncompleted contracts	657,000	—	657,000
Deposits	2,258,191	—	2,258,191
Intangible assets—less accumulated amortization	3,954,286	(70,672)	3,883,614
Deferred financing costs, net	—	821,036	821,036
Goodwill	11,374,946	(43,635)	11,331,311
Total non-current assets	18,903,282	706,729	19,610,011
TOTAL ASSETS	$29,701,319	$623,839	$30,325,158
LIABILITIES:
Current maturities of long-term obligations	$3,254,511	$(862,769)	$2,391,742
Accounts payable	1,109,874	23,810	1,133,684
Billings in excess of costs and earnings on uncompleted contracts	1,404,165	—	1,404,165
Accrued liabilities	5,448,507	(43,635)	5,404,872
Deferred rent	405,605	—	405,605
Deferred revenue	3,535,164	—	3,535,164
Total current liabilities	15,157,826	(882,594)	14,275,232
Long-term obligations, net of discount and current maturities	2,696,322	3,326,951	6,023,273
Deferred rent	1,205,468	—	1,205,468
Deferred revenue	53,317	—	53,317
Total non-current liabilities	3,955,107	3,326,951	7,282,058
TOTAL LIABILITIES	19,112,933	2,444,357	21,557,290
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock-authorized, 5,000,000 shares of $.0001 (liquidation preference of $100 per share)
Series A7% Convertible; issued and outstanding, 51,182 shares	5	—	5
Common stock - authorized, 85,000,000 shares issued and outstanding 44,344,251 shares of $.0001 par value	4,434	—	4,434
Additional paid-in capital	48,451,055	(1,261,436)	47,189,619
Accumulated deficit	(37,867,108)	(559,082)	(38,426,190)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	10,588,386	(1,820,518)	8,767,868
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$29,701,319	$623,839	$30,325,158

	As of June 30, 2005 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
ASSETS:
Cash and cash equivalents	$1,972,453	$—	$1,972,453
Receivables
Billed, less allowance for doubtful receivables of $166,853	1,842,283	(29,870)	1,812,413
Unbilled	676,682	—	676,682
Due from selling stockholders and other	60,342	(32,000)	28,342
Costs and earnings in excess of billings on uncompleted contracts	6,724,902	—	6,724,902
Inventory	31,301	—	31,301
Prepaid expenses	476,899	—	476,899
Total current assets	11,784,862	(61,870)	11,722,992
Equipment and leasehold improvements, net	649,468	—	649,468
Deposits	2,260,065	—	2,260,065
Intangible assets—less accumulated amortization	4,090,313	(401,028)	3,689,285
Deferred financing costs, net	—	1,166,929	1,166,929
Goodwill	11,182,681	(43,635)	11,139,046
Total non-current assets	18,182,527	722,266	18,904,793
TOTAL ASSETS	$29,967,389	$660,396	$30,627,785
LIABILITIES:
Current maturities of long-term obligations	$3,327,417	$(1,140,471)	$2,186,946
Accounts payable	947,523	23,810	971,333
Billings in excess of costs and earnings on uncompleted contracts	1,152,126	—	1,152,126
Accrued liabilities	5,151,042	(43,635)	5,107,407
Deferred rent	417,895	—	417,895
Deferred revenue	3,050,907	—	3,050,907
Total current liabilities	14,046,910	(1,160,296)	12,886,614
Long-term obligations, net of discount and current maturities	5,347,335	3,248,310	8,595,645
Deferred rent	1,096,271	—	1,096,271
Deferred revenue	53,317	—	53,317
Total non-current liabilities	6,496,923	3,248,310	9,745,233
TOTAL LIABILITIES	20,543,833	2,088,014	22,631,847
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock-authorized, 5,000,000 shares of $.0001 (liquidation preference of $100 per share)
Series A 7% Convertible; issued and outstanding, 47,557 shares	5	—	5
Common stock - authorized, 85,000,000 shares, issued and outstanding 44,952,217 shares of .0001 par value	4,495	—	4,495
Additional paid-in capital	50,261,385	(2,286,590)	47,974,795
Accumulated deficit	(40,842,329)	858,973	(39,983,356)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	9,423,556	(1,427,617)	7,995,939
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$29,967,389	$660,396	$30,627,785

	As of September 30, 2005 (Unaudited)
	As Previously	Effect of	As
	Reported	Restatement	Restated
ASSETS:
Cash and cash equivalents	$1,497,188	$—	$1,497,188
Receivables
Billed, less allowance for doubtful receivables of $134,292	2,980,298	—	2,980,298
Unbilled	122,662	—	122,662
Costs and earnings in excess of billings on uncompleted contracts	5,243,350	—	5,243,350
Inventory	3,465	—	3,465
Prepaid expenses	207,718	—	207,718
Total current assets	10,054,681	—	10,054,681
Equipment and leasehold improvements, net	609,375	—	609,375
Deposits	1,757,037	—	1,757,037
Intangible assets—less accumulated amortization	4,752,050	(1,243,521)	3,508,529
Deferred financing costs, net	—	1,813,499	1,813,499
Goodwill	11,120,395	268,365	11,388,760
Total non-current assets	18,238,857	838,343	19,077,200
TOTAL ASSETS	$28,293,538	$838,343	$29,131,881
LIABILITIES:
Current maturities of long-term obligations	$2,236,901	$(1,168,935)	$1,067,966
Accounts payable	941,177	23,810	964,987
Billings in excess of costs and earnings on uncompleted contracts	61,402	—	61,402
Accrued liabilities	5,175,101	—	5,175,101
Deferred rent	430,558	—	430,558
Deferred revenue	3,883,787	268,365	4,152,152
Total current liabilities	12,728,926	(876,760)	11,852,166
Long-term obligations, net of discount and current maturities	6,561,868	808,594	7,370,462
Deferred rent	983,765	—	983,765
Deferred revenue	570,136	—	570,136
Total non-current liabilities	8,115,769	808,594	8,924,363
TOTAL LIABILITIES	20,844,695	(68,166)	20,776,529
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock-authorized, 5,000,000 shares of $.0001 (liquidation preference of $100 per share)
Series A 7% Convertible; issued and outstanding, 44,557 shares	4	—	4
Common stock—authorized, 85,000,000 shares, issued and outstanding 46,306,588 shares of .0001 par value	4,630	—	4,630
Additional paid-in capital	51,560,705	(2,750,407)	48,810,298
Accumulated deficit	(44,116,496)	3,656,916	(40,459,580)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	7,448,843	906,509	8,355,352
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$28,293,538	$838,343	$29,131,881

	As of March 31, 2004 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
ASSETS:
Cash and cash equivalents	$478,419	$—	$478,419
Receivables	860,901	(399,645)	461,256
Billed, less allowance for doubtful receivables of $4,000
Escrow	11,248,803	—	11,248,803
Due from selling stockholders and other	153,988	—	153,988
Inventory	59,624	—	59,624
Prepaid expenses	34,404	—	34,404
Total current assets	12,836,139	(399,645)	12,436,494
Equipment and leasehold improvements, net	75,866	—	75,866
Other	4,827,747	—	4,827,747
Total non-current assets	4,903,613	—	4,903,613
TOTAL ASSETS	$17,739,752	$(399,645)	$17,340,107
LIABILITIES:
Note Payable	$400,000	$—	$400,000
Advances from stockholders	60,958	—	60,958
Accounts payable	540,862	—	540,862
Accrued liabilities	141,930	(23,450)	118,480
Deferred revenue	175,467	(55,810)	119,657
Total current liabilities	1,319,217	(79,260)	1,239,957
Long-term obligations, net of discount and current maturities	375,000	—	375,000
Deferred revenue	58,301	—	58,301
Total non-current liabilities	433,301	—	433,301
TOTAL LIABILITIES	1,752,518	(79,260)	1,673,258
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock-authorized, 5,000,000 shares of $.01 (liquidation preference of $100 per share)
Series C 7% Convertible; issued and outstanding, 88,532 shares	885	—	885
Common stock—authorized, 85,000,000 shares, issued and outstanding 35,889,649 shares of .01 par value	358,897	—	358,897
Additional paid-in capital	44,323,275	(150,248)	44,173,027
Accumulated deficit	(28,695,823)	(170,137)	(28,865,960)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	15,987,234	(320,385)	15,666,849
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$17,739,752	$(399,645)	$17,340,107

	As of June 30, 2004 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
ASSETS:
Cash and cash equivalents	$3,837,147	$—	$3,837,147
Marketable debt securities	—	—	—
Receivables	1,188,560	(412,805)	775,755
Billed, less allowance for doubtful receivables of $6,000
Escrow	50,000	—	50,000
Due from selling stockholders and other	154,515	—	154,515
Inventory	36,910	—	36,910
Prepaid expenses	71,697	—	71,697
Total current assets	5,338,829	(412,805)	4,926,024
Equipment and leasehold improvements, net	127,536	—	127,536
Marketable debt securities	5,887,500	—	5,887,500
Intangible assets—less accumulated amortization	4,593,692	—	4,593,692
Other	115,377	—	115,377
Total non-current assets	10,724,105	—	10,724,105
TOTAL ASSETS	$16,062,934	$(412,805)	$15,650,129
LIABILITIES:
Advances from stockholders	$22,944	$—	$22,944
Accounts payable	550,973	23,810	574,783
Accrued liabilities	292,944	(25,950)	266,994
Deferred rent	226,235	—	226,235
Total current liabilities	1,093,096	(2,140)	1,090,956
TOTAL LIABILITIES	1,093,096	(2,140)	1,090,956
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock-authorized, 5,000,000 shares of $.01 (liquidation preference of $100 per share)	757	—	757
Series C 7% Convertible; issued and outstanding, 75,682 shares
Common stock—authorized 85,000,000 shares, issued and outstanding 38,430,829 shares of .01 par value	384,308	—	384,308
Additional paid-in capital	44,559,202	(150,248)	44,408,954
Accumulated deficit	(29,974,429)	(260,417)	(30,234,846)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	14,969,838	(410,665)	14,559,173
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$16,062,934	$(412,805)	$15,650,129

	As of September 30, 2004 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
ASSETS:
Cash and cash equivalents	$2,971,569	$—	$2,971,569
Receivables
Billed, less allowance for doubtful receivables of $1,014,161	3,489,028	(332,220)	3,156,808
Due from selling stockholders and other	196,714	(32,000)	164,714
Costs and earnings in excess of billings on uncompleted contracts	6,619,726	—	6,619,726
Inventory	76,985	—	76,985
Prepaid expenses	388,923	—	388,923
Total current assets	13,742,945	(364,220)	13,378,725
Equipment and leasehold improvements, net	578,225	—	578,225
Marketable debt securities	1,000,000	—	1,000,000
Deposits	2,769,691	—	2,769,691
Deferred offering costs	80,000	976,201	1,056,201
Intangible assets—less accumulated amortization	16,268,614	—	16,268,614
Other	194,665	—	194,665
Total non-current assets	20,891,195	976,201	21,867,396
TOTAL ASSETS	$34,634,140	$611,981	$35,246,121
LIABILITIES:
Current maturities of long-term obligations	$2,159,129	$(1,076,849)	$1,082,280
Advances from stockholders	17,931	—	17,931
Accounts payable	1,720,790	23,810	1,744,600
Accrued liabilities	4,465,112	(30,950)	4,434,162
Deferred rent	441,732	—	441,732
Deferred revenue	4,755,277	—	4,755,277
Total current liabilities	13,559,971	(1,083,989)	12,475,982
Long-term obligations, net of discount and current maturities	5,880,871	1,360,309	7,241,180
Deferred rent	1,636,098	—	1,636,098
Deferred revenue	59,707	—	59,707
Total non-current liabilities	7,576,676	1,360,309	8,936,985
TOTAL LIABILITIES	21,136,647	276,320	21,412,967
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock-authorized, 5,000,000 shares of $.01 (liquidation value of $100 per share)	737	—	737
Series C 7% Convertible; issued and outstanding, 73,682 shares
Common stock—authorized 85,000,000 shares, issued and outstanding 38,962,281 shares of .01 par value	389,623	—	389,623
Additional paid-in capital	44,949,815	(58,727)	44,891,088
Accumulated deficit	(31,842,682)	394,388	(31,448,294)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	13,497,493	335,661	13,833,154
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$34,634,140	$611,981	$35,246,121

	As of March 31, 2003 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
ASSETS:
Cash and cash equivalents	$339,838	$—	$339,838
Receivables
Billed	11,195	—	11,195
Prepaid expenses	52,366	—	52,366
Total current assets	403,399	—	403,399
Other	123,962		123,962
Total non-current assets	123,962	—	123,962
TOTAL ASSETS	$527,361	$—	$527,361
LIABILITIES:
Current maturities of long-term obligations	$6,645,832	$—	$6,645,832
Accounts payable	245,687	—	245,687
Accrued liabilities	732,175	—	732,175
Total current liabilities	7,623,694	—	7,623,694
Long-term obligations, net of discount and current maturities	980,000	238,866	1,218,866
Total non-current liabilities	980,000	238,866	1,218,866
TOTAL LIABILITIES	8,603,694	238,866	8,842,560
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock-authorized, 5,000,000 shares of $.01 (liquidation preference of $100 per share)	184	—	184
Series B 9% Convertible; issued and outstanding, 18,430 shares
Common stock—authorized, 85,000,000 shares, issued and outstanding 14,377,406 shares of .01 par value	143,774	—	143,774
Additional paid-in capital	16,440,399	—	16,440,399
Accumulated deficit	(24,660,690)	(238,866)	(24,899,556)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(8,076,333)	(238,866)	(8,315,199)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$527,361	$—	$527,361

	As of June 30, 2003 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
ASSETS:
Cash and cash equivalents	$254,766	$—	$254,766
Receivables
Billed	7,428	—	7,428
Prepaid expenses	93,529	—	93,529
Total current assets	355,723	—	355,723
Other	130,066	—	130,066
Total non-current assets	130,066	—	130,066
TOTAL ASSETS	$485,789	$—	$485,789
LIABILITIES:
Current maturities of long-term obligations	$8,337,378	$393,330	$8,730,708
Accounts payable	332,384	—	332,384
Accrued liabilities	907,846	—	907,846
Total current liabilities	9,577,608	393,330	9,970,938
TOTAL LIABILITIES	9,577,608	393,330	9,970,938
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock-authorized, 5,000,000 shares of $.01 (liquidation preference of $100 per share)	146	—	146
Series B 9% Convertible; issued and outstanding, 14,630 shares
Common stock—authorized, 85,000,000 shares, issued and outstanding 15,861,519 shares of .01 par value	158,615	—	158,615
Additional paid-in capital	16,480,472	—	16,480,472
Accumulated deficit	(25,731,052)	(393,330)	(26,124,382)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(9,091,819)	(393,330)	(9,485,149)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$485,789	$—	$485,789

	As of September 30, 2003 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
ASSETS:
Cash and cash equivalents	$58,774	$—	$58,774
Receivables
Billed	147,378	—	147,378
Prepaid expenses	118,183	—	118,183
Total current assets	324,335	—	324,335
Equipment and leashold improvements, net	38,573	—	38,573
Other	144,703	—	144,703
Total non-current assets	183,276	—	183,276
TOTAL ASSETS	$507,611	$—	$507,611
LIABILITIES:
Current maturities of long-term obligations	$9,075,170	$550,117	$9,625,287
Advances from stockholders	38,532	—	38,532
Accounts payable	219,918	—	219,918
Accrued liabilities	1,109,126	—	1,109,126
Deferred revenue	10,000	—	10,000
Total current liabilities	10,452,746	550,117	11,002,863
TOTAL LIABILITIES	10,452,746	550,117	11,002,863
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock-authorized, 5,000,000 shares of $.01 (liquidation preference of $100 per share)	119	—	119
Series B 9% Convertible; issued and outstanding, 11,930 shares
Common stock—authorized, 85,000,000 shares, issued and outstanding 17,202,776 shares of $.01 par value	170,208	—	170,208
Additional paid-in capital	16,590,140	—	16,590,140
Accumulated deficit	(26,705,602)	(550,117)	(27,255,719)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(9,945,135)	(550,117)	(10,495,252)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$507,611	$—	$507,611

	Three Months Ended March 31, 2005 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
Cash flow from operating activities
Net income (loss)	$(2,683,717)	$3,286,220	$602,503
Adjustments to reconcile net income (loss) to cash used in operating activities:
Derivative and warrant fair value adjustments		(3,576,881)	(3,576,881)
Depreciation	58,590	—	58,590
Amortization
Intangible assets	222,993	—	222,993
Discounts on convertible debt related to warrants and beneficial conversion features	133,341	329,861	463,202
Allowance for doubtful receivables	19,790	—	19,790
Deferred rent	(94,057)	—	(94,057)
Loss on sale of investment	20,000	—	20,000
Change in assets and liabilities:
Accounts receivable trade	(616,393)	(39,200)	(655,593)
Costs and earnings in excess of billings on uncompleted contracts	92,235	—	92,235
Prepaid expenses and other	(18,195)	—	(18,195)
Accounts payable	(238,721)	—	(238,721)
Billings in excess of costs and earnings on uncompleted contracts	1,054,043	—	1,054,043
Accrued liabilities	776,864	—	776,864
Deferred revenue	350,922	—	350,922
Net cash used in operating activities	(922,305)	—	(922,305)

Cash flow from investing activities
Net cash provided by investing activities	1,459,595	—	1,459,595
Cash flow from financing activities
Net cash used in financing activities	(122,935)	—	(122,935)

Net increase in cash and equivalents	414,355	—	414,355
Cash and cash equivalents, beginning of period	956,230	—	956,230
Cash and cash equivalents, end of period	$1,370,585	$—	$1,370,585

	Six Months Ended June 30, 2005 (Unaudited)
	As Previously	Effect of	As
	Reported	Restatement	Restated
Cash flow from operating activities
Net income (loss)	$(5,627,943)	$4,704,274	$(923,669)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Derivative and warrant fair value adjustments		(4,950,248)	(4,950,248)
Depreciation	115,618	—	115,618
Amortization
Intangible assets	455,634	—	455,634
Discounts on convertible debt related to warrants and beneficial conversion features	311,534	306,194	617,728
Allowance for doubtful receivables	36,865	—	36,865
Deferred rent	(190,964)	—	(190,964)
Loss on sale of investment	20,000	—	20,000
Options and warrants issued for service	529,968	—	529,968
Change in assets and liabilities:
Accounts receivable trade	(26,761)	(60,220)	(86,981)
Costs and earnings in excess of billings on uncompleted contracts	65,260	—	65,260
Inventories	(1,702)	—	(1,702)
Prepaid expenses and other	(356,571)	—	(356,571)
Accounts payable	(411,986)	—	(411,986)
Billings in excess of costs and earnings on uncompleted contracts	802,004	—	802,004
Accrued liabilities	659,932	—	659,932
Deferred revenue	(133,335)	—	(133,335)
Net cash used in operating activities	(3,752,447)	—	(3,752,447)

Cash flow from investing activities
Net cash provided by investing activities	1,388,731	—	1,388,731

Cash flow from financing activities
Net cash provided by	3,379,939	—	3,379,939

Net increase in cash and equivalents	1,016,223	—	1,016,223
Cash and cash equivalents, beginning of period	956,230	—	956,230
Cash and cash equivalents, end of period	$1,972,453	$—	$1,972,453

	Nine Months Ended September 30, 2005 (Unaudited)
	As Previously	Effect of	As
	Reported	Restatement	Restated
Cash flow from operating activities
Net income (loss)	$(8,716,279)	$7,345,263	$(1,371,016)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Derivative and warrant fair value adjustments		(8,160,305)	(8,160,305)
Depreciation	179,642	—	179,642
Amortization
Intangible assets	1,504,600	—	1,504,600
Discounts on convertible debt related to warrants and beneficial conversion features	—	1,067,927	1,067,927
Allowance for doubtful receivables	22,440	—	22,440
Deferred rent	(290,807)	—	(290,807)
Loss on sale of investment	20,000	—	20,000
Options and warrants issued for service	542,758	—	542,758
Change in assets and liabilities:
Accounts receivable trade	(804,799)	(58,090)	(862,889)
Costs and earnings in excess of billings on uncompleted contracts	1,546,812	—	1,546,812
Inventories	26,134	—	26,134
Prepaid expenses and other	(27,047)	(194,795)	(221,842)
Accounts payable	(418,332)	—	(418,332)
Billings in excess of costs and earnings on uncompleted contracts	24,173	—	24,173
Accrued liabilities	683,989	—	683,989
Deferred revenue	1,174,224	—	1,174,224
Net cash used in operating activities	(4,532,492)	—	(4,532,492)

Cash flow from investing activities
Net cash provided by investing activities	1,832,571	—	1,832,571

Cash flow from financing activities
Net cash provided by financing activities	3,240,879	—	3,240,879

Net increase in cash and equivalents	540,958	—	540,958
Cash and cash equivalents, beginning of period	956,230	—	956,230
Cash and cash equivalents, end of period	$1,497,188	$—	$1,497,188

	Three Months Ended March 31, 2004 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
Cash flow from operating activities
Net income (loss)	$(911,878)	$62,739	$(849,139)
Adjustments to reconcile net loss to cash used in operating activities:	—
Derivative and warrant fair value adjustments		(323,128)	(323,128)
Depreciation	6,995	—	6,995
Amortization
Discounts on convertible debt related to warrants and beneficial conversion features	—	230,424	230,424
Allowance for doubtful receivables	2,000	—	2,000
Write off deferred offering costs	81,900	—	81,900
Change in assets and liabilities:
Accounts receivable trade	(334,292)	35,215	(299,077)
Costs and earnings in excess of billings on uncompleted contracts	—	—	—
Inventories	6,233	—	6,233
Prepaid expenses and other	131,525	—	131,525
Accounts payable	(124,191)	—	(124,191)
Accrued liabilities	103,494	(5,250)	98,244
Deferred revenue	83,280	—	83,280
Net cash used in operating activities	(954,934)	—	(954,934)

Cash flow from investing activities
Net cash used in investing activities	(573,205)	—	(573,205)

Cash flow from financing activities
Net cash provided by financing activities	993,768	—	993,768

Net decrease in cash and equivalents	(534,371)	—	(534,371)
Cash and cash equivalents, beginning of period	1,012,790	—	1,012,790
Cash and cash equivalents, end of period	$478,419		$478,419

	Six Months Ended June 30, 2004 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
Cash flow from operating activities
Net loss	$(2,172,586)	$(27,541)	$(2,200,127)
Adjustments to reconcile net loss to cash used in operating activities:
Derivative and warrant fair value adjustments	—	(323,128)	(323,128)
Depreciation	17,015	—	17,015
Amortization
Intangible assets	108,329	—	108,329
Discounts on convertible debt related to warrants and beneficial conversion features	—	230,424	230,424
Allowance for doubtful receivables	4,000		4,000
Change in assets and liabilities:
Accounts receivable trade	(664,478)	104,185	(560,293)
Inventories	28,947		28,947
Prepaid expenses and other	155,351	—	155,351
Accounts payable	(114,080)	23,810	(90,270)
Accrued liabilities	254,508	(7,750)	246,758
Deferred revenue	75,747	—	75,747
Net cash used in operating activities	(2,307,247)	—	(2,307,247)

Cash flow from investing activities
Net cash used in investing activities	(6,541,265)	—	(6,541,265)

Cash flow from financing activities
Net cash provided by financing activities	11,672,869	—	11,672,869

Net increase in cash and equivalents	2,824,357	—	2,824,357
Cash and cash equivalents, beginning of period	1,012,790	—	1,012,790
Cash and cash equivalents, end of period	$3,837,147	—	$3,837,147

	Nine Months Ended September 30, 2004 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
Cash flow from operating activities
Net income (loss)	$(4,032,750)	$627,264	$(3,405,486)
Adjustments to reconcile net loss to cash used in operating activities:
Derivative and warrant fair value adjustments		(840,719)	(840,719)
Depreciation	31,617	—	31,617
Amortization
Intangible assets	216,658	—	216,658
Discounts on convertible debt related to warrants and beneficial conversion features	—	230,424	230,424
Allowance for doubtful receivables	106,000	—	106,000
Gain on sale of marketable securities	(33,125)	—	(33,125)
Options and warrants issued for services and other	24,850	—	24,850
Change in assets and liabilities:
Accounts receivable trade	(260,951)	147,600	(113,351)
Inventories	35,559	—	35,559
Prepaid expenses and other	125,343	—	125,343
Accounts payable	(719)	23,810	23,091
Accrued liabilities	242,105	(104,750)	137,355
Deferred revenue	70,598	—	70,598
Net cash used in operating activities	(3,474,815)	83,629	(3,391,186)

Cash flow from investing activities
Net cash used in investing activities	(14,613,892)	—	(14,613,892)

Cash flow from financing activities
Net cash provided by financing activities	20,047,486	(83,629)	19,963,857

Net increase in cash and equivalents	1,958,779	—	1,958,779
Cash and cash equivalents, beginning of period	1,012,790	—	1,012,790
Cash and cash equivalents, end of period	$2,971,569	—	$2,971,569

	Three Months Ended March 31, 2003 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
Cash flow from operating activities
Net loss	$(1,055,286)	$(238,866)	$(1,294,152)
Adjustments to reconcile net loss to cash used in operating activities:
Derivative and warrant fair value adjustments	—	119,247	119,247
Amortization
Discounts on convertible debt related to warrants and beneficial conversion features	138,546	119,619	258,165
Options and warrants issued for services and other	156,000		156,000
Change in assets and liabilities:
Accounts receivable trade	56,803	—	56,803
Prepaid expenses and other	(1,469)	—	(1,469)
Accounts payable	(109,007)	—	(109,007)
Accrued liabilities	159,474	—	159,474
Net cash used in operating activities	(654,939)	—	(654,939)

Cash flow from investing activities
Net cash used in investing activities	(1,971)	—	(1,971)

Cash flow from financing activities
Net cash provided by financing activities	980,000	—	980,000

Net increase in cash and equivalents	323,090	—	323,090
Cash and cash equivalents, beginning of period	16,748	—	16,748
Cash and cash equivalents, end of period	$339,838	$—	$339,838

	Six Months Ended June 30, 2003 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
Cash flow from operating activities
Net loss	$(2,070,771)	$(393,330)	$(2,464,101)
Adjustments to reconcile net loss to cash used in operating activities:
Derivative and warrant fair value adjustments	—	91,888	91,888
Amortization
Discounts on convertible debt related to warrants and beneficial conversion features	277,092	301,442	578,534
Options and warrants issued for services and other	156,000	—	156,000
Change in assets and liabilities:
Accounts receivable trade	60,570	—	60,570
Prepaid expenses and other	(42,633)	—	(42,633)
Accounts payable	(22,310)	—	(22,310)
Accrued liabilities	335,145	—	335,145
Net cash used in operating activities	(1,306,907)	—	(1,306,907)

Cash flow from investing activities
Net cash used ininvesting activities	(8,075)	—	(8,075)

Cash flow from financing activities
Net cash provided by financing activities	1,553,000	—	1,553,000

Net increase in cash and equivalents	238,018	—	238,018
Cash and cash equivalents, beginning of period	16,748	—	16,748
Cash and cash equivalents, end of period	$254,766	—	$254,766

	Nine Months Ended September 30, 2003 (Unaudited)
	As Previously Reported	Effect of Restatement	As Restated
Cash flow from operating activities
Net loss	$(3,000,088)	$(550,117)	$(3,550,205)
Adjustments to reconcile net loss to cash used in operating activities:
Derivative and warrant fair value adjustments	—	20,089	20,089
Depreciation	38,819	—	38,819
Amortization
Discounts on convertible debt related to warrants and beneficial conversion features	415,634	530,028	945,662
Options and warrants issued for services and other	156,000	—	156,000
Change in assets and liabilities:
Accounts receivable trade	(79,380)	—	(79,380)
Prepaid expenses and other	8,714	—	8,714
Accounts payable	(134,776)	—	(134,776)
Accrued liabilities	536,425	—	536,425
Deferred revenue	10,000		10,000
Net cash used in operating activities	(2,048,652)	—	(2,048,652)

Cash flow from investing activities
Net cash used in investing activities	(100,104)	—	(100,104)

Cash flow from financing activities
Net cash provided by financing activities	2,190,782	—	2,190,782

Net increase in cash and equivalents	42,026	—	42,026
Cash and cash equivalents, beginning of period	16,748	—	16,748
Cash and cash equivalents, end of period	$58,774	—	$58,774

The following tables summarize, for each of the quarters and for each of the interim balance sheet dates presented, the impact of each category of adjustment on previously reported revenue, and assets, liabilities and accumulated deficit.

Impact of Adjustments on Revenue for the three months ended (Unaudited)

	3/31/2005	6/30/2005	9/30/2005	12/31/05
As previously reported	$3,900,391	$3,664,532	$3,202,601	$3,368,481
Revenue recognition	39,200	21,020	29,870	—
As restated	$3,939,591	$3,685,552	$3,232,471	$3,368,481

	3/31/2004	6/30/2004	9/30/2004	12/31/2004
As previously reported	$311,886	$519,114	$308,818	$4,418,413
Revenue recognition	(35,215)	(92,780)	(43,415)	334,130
As restated	$276,671	$426,334	$265,403	$4,752,543

	3/31/2003	6/30/2003	9/30/2003	12/31/2003
As previously reported	$27,504	$13,020	$146,987	$336,590
Revenue recognition	—	—	—	(308,620)
As restated	$27,504	$13,020	$146,987	$27,970

Impact of Adjustments on Consolidated Balance Sheet Accounts (Unaudited)

	As of March 31, 2005			As of March 31, 2004
	Total Assets	Liabilities	Stockholders’ Equity (Deficit)	Total Assets	Total Liabilities	Stockholders’ Equity (Deficit)
As previously reported	$29,701,319	$19,112,933	$10,588,386	$17,739,752	$1,752,518	$15,987,234
Revenue recognition and related SG&A expense	(82,890)	23,810	(106,700)	(399,645)	(79,260)	(320,385)
Debt financing	706,729	2,420,547	(1,713,818)		—	—
Total Adjustments	623,839	2,444,357	(1,820,518)	(399,645)	(79,260)	(320,385)
As restated	$30,325,158	$21,557,290	$8,767,868	$17,340,107	$1,673,259	$15,666,848

	As of March 31, 2003
	Total		Stockholders’ Equity
	Assets	Liabilities	(Deficit)
As previously reported	$527,361	$8,603,694	$(8,076,333)
Revenue recognition and related SG&A expense	—	—	—
Debt financing	—	238,866	(238,866)
Total Adjustments	—	238,866	(238,866)
As restated	$527,361	$8,842,560	$(8,315,199)

Impact of Adjustments on Consolidated Balance Sheet Accounts (Unaudited)

	As of June 30, 2005			As of June 30, 2004
	Total Assets	Liabilities	Stockholders’ Equity (Deficit)	Total Assets	Total Liabilities	Stockholders’ Equity (Deficit)
As previously reported	$29,967,389	$20,543,833	$9,423,556	$16,062,934	$1,093,096	$14,969,838
Revenue recognition and related SG&A expense	(61,870)	23,810	(85,680)	(412,805)	(2,140)	(410,665)
Debt financing	722,266	2,064,204	(1,341,937)	—	—	—
Total Adjustments	660,396	2,088,014	(1,427,617)	(412,805)	(2,140)	(410,665)
As restated	$30,627,785	$22,631,847	$7,995,939	$15,650,129	$1,090,956	$14,559,173

	As of June 30, 2003
			Stockholders’
	Total		Equity
	Assets	Liabilities	(Deficit)
As previously reported	$485,789	$9,577,608	$(9,091,819)
Revenue recognition and related SG&A expense	—	—	—
Debt financing	—	393,330	(393,330)
Total Adjustments	—	393,330	(393,330)
As restated	$485,789	$9,970,938	$(9,485,149)

Impact of Adjustments on Consolidated Balance Sheet Accounts (Unaudited)

	As of September 30, 2005			As of September 30, 2004
	Total Assets	Liabilities	Stockholders’ Equity (Deficit)	Total Assets	Total Liabilities	Stockholders’ Equity (Deficit)
As previously reported	$28,293,538	$20,844,695	$7,448,843	$34,634,140	$21,136,647	$13,497,493
Revenue recognition and related SG&A expense	—	23,810	(23,810)	(364,220)	(7,140)	(357,080)
Debt financing	838,343	(91,976)	930,319	976,201	283,460	692,741
Total Adjustments	838,343	(68,166)	906,509	611,981	276,320	335,661
As restated	$29,131,881	$20,776,529	$8,355,352	$35,246,121	$21,412,967	$13,833,154

	As of September 30, 2003
	Total Assets	Liabilities	Stockholders’ Equity (Deficit)
As previously reported	$507,611	$10,452,746	$(9,945,135)
Revenue recognition and related SG&A expense	—	—	—
Debt financing	—	550,117	(550,117)
Total Adjustments	—	550,117	(550,117)
As restated	$507,611	$11,002,863	$(10,495,252)

ANNEX C

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDED
SEPTEMBER 30, 2006

The following consolidated financial statements of BIO-key International, Inc. and Subsidiary are included herein at the indicated page numbers.

BIO-key International, Inc. and Subsidiary
Nine Months Ended September 30, 2006
Balance sheet as of September 30, 2006 (unaudited) and December 31, 2005	C-2
Statements of operations for the three and nine months ended September 30, 2006 and 2005 (unaudited)	C-3
Statements of cash flows for the nine months ended September 30, 2006 and 2005 (unaudited)	C-4
Notes to consolidated financial statements for the nine months ended September 30, 2006	C-6

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS:
Cash and cash equivalents	$1,293,599	$1,422,827
Receivables
Billed, less allowance for doubtful receivables of $184,074 and $160,000, respectively	3,721,544	1,635,371
Unbilled	38,776	201,942
Costs and earnings in excess of billings on uncompleted contracts	1,448,905	4,321,392
Inventory	26,588	8,760
Prepaid expenses	163,332	137,000
Total current assets	6,692,744	7,727,292
Equipment and leasehold improvements, net	464,417	548,267
Deposits	800,974	1,828,560
Intangible assets—less accumulated amortization	2,703,659	3,301,823
Deferred financing costs, net	231,879	1,562,338
Goodwill	11,389,654	11,389,654
Total non-current assets	15,590,583	18,630,642
TOTAL ASSETS	$22,283,327	$26,357,934
LIABILITIES:
Current maturities of long-term obligations and related obligations, net of discount	$1,481,611	$6,584,437
Accounts payable	1,151,100	833,608
Billings in excess of costs and earnings on uncompleted contracts	78,343	32,385
Accrued liabilities	4,393,872	5,520,515
Deferred rent	485,163	443,603
Deferred revenue	5,491,144	3,264,283
Total current liabilities	13,081,233	16,678,831
Warrants and long-term obligations	4,131,950	1,483,511
Redeemable preferred stock derivatives	1,387,238	—
Deferred rent	498,601	867,850
Deferred revenue	137,879	1,163,738
Total non-current liabilities	6,155,668	3,515,099
TOTAL LIABILITIES	19,236,901	20,193,930

Commitments and contingencies

Series B redeemable convertible preferred stock: authorized, 1,000,000 shares (liquidation preference of $1 per share); issued and outstanding 1,000,000 and 0 shares of $.0001par value respectively, net	753,229	—
Series C redeemable convertible preferred stock: authorized, 600,000 shares (liquidation preference of $10 per share); issued and outstanding 592,032 and 0 shares of $.0001 par value respectively, net	4,878,005	—
	5,631,234	—

STOCKHOLDERS’ (DEFICIT)/EQUITY:
Preferred stock — authorized, 5,000,000 shares (liquidation preference of $100 per share) Series A 7% Convertible; issued and outstanding 35,557 and 44,557 shares of $.0001 par value, respectively	4	4
Common stock — authorized, 170,000,000 shares; issued and outstanding; 53,956,837 and 46,306,589 shares of $.0001 par value, respectively	5,545	4,632
Additional paid-in capital	51,399,062	48,921,316
Accumulated deficit	(53,989,419)	(42,761,948)
TOTAL STOCKHOLDERS’ (DEFICIT)/EQUITY	(2,584,808)	6,164,004
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)/EQUITY	$22,283,327	$26,357,934

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
		(As restated)		(As restated)
Revenues
Services	$3,226,184	$2,496,883	$8,397,122	$8,318,624
License fees and other	973,914	735,588	2,784,937	2,538,990
	4,200,098	3,232,471	11,182,059	10,857,614
Costs and other expenses
Cost of services	612,441	503,843	2,024,655	2,373,535
Cost of license fees and other	148,275	125,633	361,334	658,875
	760,716	629,476	2,385,989	3,032,410
Gross Profit	3,439,382	2,602,995	8,796,070	7,825,204

Operating Expenses
Selling, general and administrative	2,467,347	2,836,875	7,834,137	8,808,969
Research, development and engineering	1,653,238	1,799,845	4,830,186	5,545,386
	4,120,585	4,636,720	12,664,323	14,354,355
Operating loss	(681,203)	(2,033,725)	(3,868,253)	(6,529,151)
Other income (deductions)
Derivative and warrant fair value adjustments	547,752	3,210,057	5,548,604	8,160,305
Interest income	—	6,908	—	35,958
Interest expense	(586,689)	(1,605,771)	(4,915,445)	(2,992,780)
Loss on extinguishment of debt	(5,493,701)	—	(7,815,717)	—
Other	(18,891)	(24,816)	(51,185)	(45,348)
	(5,551,529)	1,586,378	(7,233,743)	5,158,135
NET LOSS	$(6,232,732)	$(447,347)	$(11,101,996)	$(1,371,016)

Basic and Diluted Loss to Common Shareholders:
Net loss	$(6,232,732)	$(447,347)	$(11,101,996)	$(1,371,016)
Convertible preferred stock dividends and accretion	(369,200)	(72,632)	(581,877)	(261,152)
Net loss attributable to common shareholders	$(6,601,932)	$(519,979)	$(11,683,873)	$(1,632,168)

Net Loss Per Share:
Basic	$(0.13)	$(0.01)	$(0.24)	$(0.04)
Diluted	$(0.13)	$(0.02)	$(0.24)	$(0.09)

Weighted Average Shares Outstanding:
Basic	50,733,960	45,476,802	48,752,262	45,129,000
Diluted	50,733,960	53,861,595	48,752,262	52,017,328

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2006	2005
CASH FLOW FROM OPERATING ACTIVITIES:
Net Loss	$(11,101,996)	$(1,371,016))
Adjustments to reconcile net loss to cash used in operating activities:
Derivative and warrant fair value adjustments	(5,548,604)	(8,160,305)
Loss on extinguishment of debt	7,815,719	—
Depreciation	203,288	179,642
Amortization
Intangible assets	647,640	1,474,979
Deferred financing costs	167,275	29,621
Discounts on convertible debt related to warrants and beneficial conversion features	2,515,875	1,067,927
Allowance for doubtful receivables	24,073	22,440
Deferred rent	(327,692)	(290,807)
Options and warrants issued for services and other	529,055	542,758
Loss on sale of investment	—	20,000
Change in assets and liabilities:
Accounts receivable trade	(1,947,080)	(862,889)
Costs and earnings in excess of billings on uncompleted contracts	2,872,487	1,546,812
Inventory	(17,829)	26,134
Prepaid expenses and other	(26,332)	(221,842)
Accounts payable	317,492	(418,332)
Billings in excess of costs and earnings on uncompleted contracts	45,958	24,173
Accrued liabilities	(315,427)	683,989
Deferred revenue	1,201,003	1,174,224
Net cash used in operating activities	(2,945,095)	(4,532,492)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(119,437)	(144,916)
Deposits	1,027,585	1,004,097
Patent costs	(49,477)	(56,610)
Proceeds from sale of marketable debt securities	—	980,000
Proceeds from sale of trademark	—	50,000
Net cash provided by investing activities	858,671	1,832,571
CASH FLOW FROM FINANCING ACTIVITIES:
Net advance to stockholders	—	(12,753)
Issuance of long-term obligations	988,000	4,920,251
Repayment of long term obligations	(348,349)	(1,894,148)
Preferred stock dividends paid	(59,303)	—
Issuance of common stock	1,500,000	—
Issuance of bridge note	—	250,000
Repayment of bridge note	—	(250,000)
Exercise of warrants and options	8,400	558,787
Financing costs	(131,552)	(374,614)
Net refund of offering costs	—	43,356
Net cash provided by financing activities	1,957,196	3,240,879
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(129,228)	540,958
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,422,827	956,230
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,293,599	$1,497,188

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

	Nine Months Ended September 30,
	2006	2005

Cash paid for:
Interest	1,061,157	1,025,873

Noncash Investing and Financing Activities:
Conversion of convertible notes and related obligations, net of discount, and accrued interest into common stock	894,123	2,126,196
Issuance of Series B redeemable preferred stock in exchange for debt and related obligations	988,000	—
Issuance of Series C redeemable preferred stock in exchange for debt and related obligations	5,920,320	—
Issuance of common stock in conjunction with refinancing	189,000	788,284
Modification of warrants in conjunction with refinancing	110,453	—
Issuance of common stock through conversion of dividends outstanding on Series A preferred stock	541,398	—
Issuance of common stock in exchange for Series A and Series C preferred stock and cumulative dividends in arrears, thereon	—	121,822
Origination of warrants in conjunction with debt financing	308,376	1,335,000
Origination of warrants in conjunction with equity financing	103,229
Origination of options in exchange for financing fees	—	27,367
Cashless exercise of options and warrants	—	164,075
Goodwill allocation adjustment	—	946,852
Conversation of preferred stock dividends to common stock	500,000	—
Conversion of preferred stock to common stock	125,476	—
Origination of embedded derivatives in conjunction with debt financing	679,624	—
Origination of embedded derivatives with preferred stock	1,434,004	—

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006 (Unaudited) and December 31, 2005

1.             BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements include the accounts of BIO-key International, Inc. and its wholly owned subsidiary (collectively, the “Company”) and are stated in conformity with accounting principles generally accepted in the United States, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).  Pursuant to such rules and regulations, certain financial information and footnote disclosures normally included in the financial statements have been condensed or omitted. Significant intercompany accounts and transactions have been eliminated in consolidation.

In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all necessary adjustments, consisting only of those of a recurring nature, and disclosures to present fairly the financial position and the results of its operations and cash flows for the periods presented. It is suggested that these unaudited interim consolidated financial statements should be read in conjunction with the financial statements and the related notes thereto included in the Company’s Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2005, as amended (the “Form 10-KSB”).

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” an amendment of FASB Statements No. 87, 88, 106, and 132R. SFAS No. 158 requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status and/or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. The implementation of SFAS 158 is not expected to have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for calendar year companies on January 1, 2008. The Statement defines fair value, establishes a framework for measuring fair value in accordance with Generally Accepted Accounting Principles, and expands disclosures about fair value measurements. The Statement codifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The Company is currently assessing the potential impacts of implementing this standard.

In September 2006, the SEC staff issued Staff Accounting Bulletin (SAB) Topic 1N (SAB 108), “Financial Statements — Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which is effective for calendar year companies as of December 31, 2006. SAB 108 provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the financial statements are materially misstated. Under this guidance, companies should take into account both the effect of a misstatement on the current year balance sheet as well as the impact upon the current year income statement in assessing the materiality of a current year misstatement. Once a current year misstatement has been quantified, the guidance in SAB Topic 1M, “Financial Statements — Materiality,” (SAB 99) should be applied to determine whether the misstatement is material. The implementation of SAB 108 is not expected to have a material impact on the Company’s financial statements.

In June 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109,”which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 will be effective for the Company’s first interim period beginning January 1 2007. The implementation of FIN 48 is not expected to have a material impact on the Company’s financial statements.

Comprehensive Loss

Comprehensive loss consists of net loss and other gains and losses affecting shareholders’ equity that, under generally accepted accounting principles, are excluded from net loss in accordance with Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income.” The Company, however, does not have any components of other comprehensive loss as defined by SFAS No. 130 and therefore, for the three and nine months ended September 30, 2006 and 2005, comprehensive loss is equivalent to the Company’s reported net loss. Accordingly, a separate statement of comprehensive loss is not presented.

Reclassifications

Certain amounts in the 2005 consolidated financial statements have been reclassified to conform to the 2006 presentation. These reclassifications had no effect on the previously reported net loss or stockholders’ equity.

2.             LIQUIDITY AND CAPITAL RESOURCE MATTERS

Broad commercial acceptance of the Company’s technology is critical to the Company’s success and ability to generate revenues. The Company has only recently begun to generate significant revenues, has suffered recurring losses from operations and has a working capital deficit.

During the three months ended September 30, 2006, the Company raised approximately $2,000,000 in gross proceeds through private issuances of equity securities (pursuant to the Securities Purchase Agreements with Trellus Partners L.P. and The Shaar Fund, Ltd.), of which $1,500,000 was received in cash and $500,000 was paid in declared and unpaid dividends.

The Company may still be in need of additional capital however, and is currently considering various alternatives related to raising additional capital including new funding from other sources.  No assurance can be given that any form of additional financing will be available on terms acceptable to the Company, that adequate financing will be obtained to meet its needs, or that such financing would not be dilutive to existing shareholders.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. The matters described in the preceding paragraphs raise substantial doubt about the Company’s ability to continue as a going concern. Recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet may be dependent upon the Company’s ability to obtain additional financing, meet its financing requirements on a continuing basis, and succeed in its future operations. The accompanying financial statements do not include any adjustments that may result from the uncertainty regarding the Company’s ability to continue as a going concern.

3.             STOCK BASED COMPENSATION

Effect of Adoption of SFAS 123R, Share-Based Payment

Prior to January 1, 2006, the Company’s employee stock compensation plans were accounted for in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. Under this method, no compensation expense was recognized as long as the exercise price equaled or exceeded the market price of the underlying stock on the date of the grant. The Company elected the disclosure-only alternative permitted under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (SFAS 148”), for fixed stock-based awards to employees.

On December 31, 2005, the Company accelerated the vesting of certain of the outstanding options to purchase shares of the Company’s common stock with option exercise prices greater than the fair market value of the Company’s common stock on such date. The acceleration applied to all such options outstanding as of December 31, 2005 under the Company’s 1996 Stock Option Plan, 1999 Stock Option Plan and 2004 Stock Option Plan, except for options held by the Company’s executive officers subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, and the members of the Company’s Board of Directors. Options to purchase up to 897,614 shares of the Company’s common stock, or 14% of the total shares of the Company’s common stock subject to outstanding options, with a weighted average exercise price of approximately $1.09 and varying remaining vesting schedules, were subject to this acceleration and became immediately vested and exercisable as of December 31, 2005. The number of shares, exercise prices and other terms of the options subject to the acceleration remain unchanged.

As of January 1, 2006, the Company adopted SFAS 123R using the modified prospective method, which requires measurement of compensation cost for all stock awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. Accordingly, financial statement amounts for the prior periods presented in this Form 10-QSB have not been restated to reflect the fair value method of expensing share-based compensation. Under this application, we are required to record compensation cost for all share-based payments granted after the date of adoption based on the grant date fair value estimated in accordance with the provisions of SFAS 123R and for the unvested portion of all share-based payments previously granted that remain outstanding which were based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. The majority of our share-based compensation arrangements vest over either a three or four year vesting schedule. The Company expenses its share-based compensation under the ratable method, which treats each vesting tranche as if it were an individual grant. The fair value of stock options is determined using the Black-Scholes valuation model, which is consistent with our valuation techniques previously utilized for options in footnote disclosures required under SFAS 123, as amended by SFAS 148, and requires the input of highly subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (the “expected option term”), the estimated volatility of our common stock price over the option’s expected term, the risk-free interest rate over the option’s expected term, and the Company’s expected annual dividend yield. Changes in these subjective assumptions can materially affect the estimate of fair value of stock-based compensation and consequently, the related amount recognized as an expense in the consolidated statements of operations. As required under the accounting rules, we review our valuation assumptions at each grant date and, as a result, are likely to change our valuation assumptions used to value employee stock-based awards granted in future periods. The values derived from using the Black-Scholes model are recognized as expense over the service period, net of estimated forfeitures (the number of individuals that will ultimately not complete their vesting requirements). The estimation of stock awards that will ultimately vest requires significant judgment. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results, and future changes in estimates, may differ substantially from our current estimates. The compensation expense recognized in connection with the adoption of SFAS 123R increased the Company’s net loss by $239,136 with no effect per share for the three months ended September 30, 2006 and increased the Company’s net loss for the nine months ended September 30, 2006 by $529,055, with a $0.01 effect per share. There was no impact on cash flows from operations, investment, or financing in connections with the adoptions of SFAS 123R. As the Company uses the full valuation allowance with respect to deferred taxes, the adoption of SFAS 123R had no impact on deferred taxes.

The following table presents share-based compensation expenses for continuing operations included in the Company’s unaudited condensed consolidated statements of operations:

	Three Months Ended September 30,	Nine Months Ended September 30,
	2006	2006

Cost of services	$15,468	$40,236
Selling, general and administrative	167,769	370,165
Research, development and engineering	55,899	118,654
	$239,136	$529,055

Valuation Assumptions for Stock Options

For the nine months ended September 30, 2006, 324,000 stock options were granted. The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Three Months Ended September 30,
	2006	2005
Risk free interest rate	4.91-5.08%	4.16%
Expected life of options (in years)	4.0-7.0	7.0
Expected dividends	0%	0%
Volatility of stock price	92-118%	132%

	Nine Months Ended September 30,
	2006	2005
Risk free interest rate	4.53-5.08%	3.95-4.18%
Expected life of options (in years)	4.0-7.0	6.5-7.0
Expected dividends	0%	0%
Volatility of stock price	72-129%	132-134%

The stock volatility for each grant is determined based on the review of the experience of the weighted average of historical daily price changes of the Company’s common stock over the expected option term. The expected life represents the weighted average period of time that options granted are expected to be outstanding giving consideration to vesting schedules and our historical exercise patterns; and the risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

Fair Value Disclosures — Prior to SFAS 123R Adoption

The Company did not recognize compensation expense for employee stock option grants for the three and nine months ended September 30, 2005, when the exercise price of the Company’s employee stock options equaled the market price of the underlying stock on the date of grant.

The Company had previously adopted the provisions of SFAS 123 as amended by SFAS No.148, “Accounting for Stock-Based Compensation — Transition and Disclosure” through disclosure only. The following table illustrates the effects on net income and earnings per share for the three and nine months ended September 30, 2005 as if the Company had applied the fair value recognition provisions of SFAS 123 to share-based employee awards:

	Three Months Ended September 30,	Nine Months Ended September 30,
	2005	2005

Net loss
As reported	$(447,347)	$(1,371,016)
Fair value-based expense, net of tax	(218,054)	(654,162)
Proforma net loss	$(665,401)	$(2,025,178)
Loss applicable to common Stockholders
As reported	$(519,979)	$(1,632,168)
Fair value-based expense, net of tax	(218,054)	(654,162)
Proforma net loss	$(738,033)	$(2,286,330)
Basic and diluted loss per common share
As reported — Basic	$(0.01)	$(0.04)
As reported — Diluted	$(0.02)	$(0.09)
Proforma — Basic	$(0.02)	$(0.05)
Proforma — Diluted	$(0.05)	$(0.10)

1996 Stock Option Plan

During 1996, the Board of Directors and stockholders of the Company adopted the 1996 Stock Option Plan (the 1996 Plan). Under the 1996 Plan, 750,000 shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 100% of fair market value for incentive stock options and 50% for all others. The term of stock options granted may not exceed ten years. Options issued under the Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The Plan expired in May 2005.

1999 Stock Option Plan

During 1999, the Board of Directors of the Company adopted the 1999 Stock Option Plan (the 1999 Plan). The 1999 Plan was not presented to stockholders for approval and thus incentive stock options are not available under the plan. Under the 1999 Plan, 2,000,000 shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 85% of fair market value. The term of nonstatutory stock options granted may not exceed ten years. Options issued under the Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The 1999 Plan terminates in August 2009.

2004 Stock Option Plan

On October 12, 2004, the Board of Directors of the Company approved the 2004 Stock Option Plan (the 2004 Plan). The 2004 Plan has not yet been presented to stockholders for approval and thus incentive stock options are not available under this plan. Under the terms of this plan, 4,000,000 shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 85% of fair market value. The term of stock options granted may not exceed ten years. Options issued under the Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The Plan terminates in October 2014.

Non-Plan Stock Options

Periodically, the Company has granted options outside of the 1996, 1999, and 2004 Plans to various employees and consultants. In the event of change in control, as defined, certain of the non-plan options outstanding vest immediately.

Stock Option Activity

The following table summarizes stock option activity for the nine months ended September 30, 2006:

Number of Options

	1996 Plan	1999 Plan	2004 Plan	Non Plan	Total	Range of exercise price	Weighted average exercise price	Weighted average remaining life (in years)
Balance, as of December 31, 2005	150,000	1,062,125	2,052,860	3,082,850	6,347,835			4.52

Granted	—	—	748,000	1,050,000	1,798,000	0.67-0.75	0.72
Exercised	—	—	—	—	—
Expired or cancelled	—	—	(42,610)	(14,850)	(57,460)	0.93-1.17	1.04
Balance, as of March 31, 2006	150,000	1,062,125	2,758,250	4,118,000	8,088,375	0.19-6.42	0.87	5.41

Granted	—	—	92,000	—	92,000	0.61	0.61
Exercised	—	—	—	—	—
Expired or cancelled	—	(132,456)	(102,000)	—	(234,456)	0.35-1.10	0.62
Balance, as of June 30, 2006	150,000	929,669	2,748,250	4,118,000	7,945,919	0.19-6.42	0.88	4.96

Granted	—	135,000	97,000	—	232,000	0.38-0.40	0.39
Exercised	—	—	—	—	—
Expired or cancelled	—	(69,669)	(124,500)	—	(194,169)	0.60-1.17	0.92
Balance, as of September 30, 2006	150,000	995,000	2,720,750	4,118,000	7,983,750	0.19-6.42	0.86	4.81
Available for future grants September 30, 2006	—	714,257	1,279,250	—	1,993,507

The options outstanding and exercisable at September 30, 2006 were in the following exercise price ranges:

Options Outstanding						Options Exercisable
Range of exercise prices	Number of shares	Weighted average exercise price	Weighted average remaining life (in years)	Aggregate Intrinsic Value	Number of shares	Weighted average exercise price	Weighted average remaining life (in years)	Aggregate Intrinsic Value
$0.19	60,000	$0.19	$1.90	$15,000	60,000	$0.19	1.90	$15,000
.29-.40	937,000	0.34	3.15	98,380	840,000	0.33	2.72	94,500
.46-.69	2,566,000	0.58	4.71	—	1,360,332	0.53	3.67	—
.75-1.11	2,626,250	0.94	5.70	—	1,396,249	1.07	5.20	—
1.17-1.62	1,746,500	1.30	4.71	—	1,428,162	1.30	4.61	—
6.42	48,000	6.42	1.37	—	48,000	6.42	1.37	—
$0.19-6.42	7,983,750			$113,380	5,132,743			$109,500

The weighted average remaining contractual life of options exercisable at September 30, 2006 was 4.05 years.

The aggregate intrinsic value in the table above represents the total intrinsic value, based on the Company’s closing stock price of $0.44 as of September 30, 2006, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options exercisable as of September 30, 2006 was 900,000.

The weighted average fair value of options, as determined under SFAS No. 123R and SFAS 123, granted during the three months ended September 30, 2006 and September 30, 2005 was $0.31 and $0.84 per share, respectively, and during the nine months ended September 30, 2006 and September 30, 2005 was $0.53 and $1.09 per share respectively.

The total intrinsic value of options exercised during the three-month period ended September 30, 2006 and September 30, 2005 was $0 and $15,600, respectively. The aggregate intrinsic value of options exercised during the nine-month period ended September 30, 2006 and September 30, 2005 was $0 and $136,688 respectively.

As of September 30, 2006 future compensation cost related to nonvested stock options is approximately $688,791 and will be recognized over an estimated weighted average period of approximately 3.0 years.

4.                  EARNINGS PER SHARE COMMON STOCK (“EPS”)

The Company’s basic EPS is calculated using net income (loss) and the weighted-average number of shares outstanding during the reporting period. Diluted EPS includes the effect from potential issuance of common stock, such as stock issuable pursuant to the exercise of stock options and warrants and the assumed conversion of convertible notes and preferred stock. For the three and nine months ended September 30, 2006, diluted per share computations are not presented since this effect would be antidilutive.

The reconciliation of the numerators and denominators of the basic and diluted EPS calculations was as follows for both of the following three and nine month periods ended September 30:

	Three Months ended September		Nine Months ended September
	2006	2005	2006	2005

Numerator:

Net income (loss)	$(6,232,732)	$(447,347)	$(11,101,996)	$(1,371,016)

Convertible preferred stock dividends and accretion	(369,200)	(72,632)	(581,877)	(261,152)
Income (loss) available to common stockholders (basic EPS)	(6,601,932)	(519,979)	(11,683,873)	(1,632,168)

Adjustment for interest expense and debt conversion features	—	(356,879)	—	(2,890,686)
Loss as adjusted (diluted EPS)	$(6,601,932)	$(876,858)	$(11,683,873)	$(4,522,854)

Denominator:
Weighted-average shares used to compute basic EPS	50,733,960	45,476,802	48,752,262	45,129,000
Effect of dilutive securities:
Convertible notes	—	8,384,793	—	6,888,328
Weighted-average shares used to compute diluted EPS	50,733,960	53,861,595	48,752,262	52,017,328

Earnings (loss) per share
Basic	$(0.13)	$(0.01)	$(0.24)	$(0.04)
Diluted	$(0.13)	$(0.02)	$(0.24)	$(0.09)

The following table summarizes the potential weighted average shares of common stock that were excluded from the diluted per share calculation, because the effect of including these potential shares was antidilutive.

	Three Months ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Preferred Stock	14,364,171	6,796,942	9,146,462	7,152,538
Convertible Debt	11,952,895	—	13,250,644	—
Stock Options	247,461	1,300,446	530,681	1,675,586
Warrants	6,668	54,908	440,647	580,125

Potentially dilutive securities	26,571,195	8,152,296	23,368,434	9,408,249

Items excluded from the diluted per share calculation because the exercise price was greater than the average market price of the common shares:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Stock options	6,986,750	4,136,600	5,941,750	2,196,350
Warrants	14,124,486	13,058,042	10,226,475	9,383,042

Total	21,111,236	17,194,642	16,168,225	11,579,392

5.                  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements at September 30, 2006 and December 31, 2005 consisted of the following:

	September 30,	December 31,
	2006	2005

Equipment	$530,120	$458,847
Furniture and fixtures	187,984	179,349
Software	116,011	104,414
Leasehold improvements	198,888	170,955
	1,033,003	913,565

Less accumulated depreciation and amortization	(568,586)	(365,298)

Total	$464,417	$548,267

6.                  GOODWILL AND OTHER INTANGIBLE ASSETS

The Company’s goodwill resulted from the acquisition of Public Safety Group, Inc. and certain assets and assumed liabilities of the Mobile Government Division of Aether Systems, Inc. in 2004. As provided by SFAS No. 142, the Company has elected to perform the annual assessment of the carrying value of all goodwill as of September 30 of each year using a number of criteria, including the value of the overall enterprise. As of September 30, 2006, the Company believes no material impairment exists. Future impairment charges from existing operations or other acquisitions, if any, will be reflected as an operating expense in the statement of operations. As of  September 30, 2006 and December 31, 2005 goodwill totaled $11,389,654.

Other intangible assets as of September 30, 2006 and December 31, 2005 consisted of the following:

	September 30,	December 31,
	2006	2005
Copyrighted software	$1,181,429	$1,181,429
Customer relationships	1,009,000	1,009,000
Trademarks	807,872	807,872
Developed technology	710,000	710,000
Marketing agreements	605,340	605,340
Patents and patents pending	333,255	283,779
	4,646,896	4,597,420

Less: accumulated amortization	(1,943,237)	(1,295,597)

Total	$2,703,659	$3,301,823

Aggregate amortization expense for the nine months ended September, 2006 and 2005, was $647,640 and $1,474,979 respectively.

7.                  DEFERRED FINANCING COSTS

Deferred financing costs are amortized based upon the lives of the respective debt obligations.  The gross carrying amount of deferred financing costs at September 30, 2006 and December 31, 2005 was $335,828 and $1,763,238 respectively, and accumulated amortization was $103,949 and $200,900, respectively.  Amortization of deferred financing costs is included in interest expense, and was $46,633 and $14,999 for the three months ended September 30, 2006 and 2005 respectively, and was $167,275 and $29,621 for the nine months ended September 30, 2006 and 2005 respectively.

8.                  CONVERTIBLE DEBT FINANCING

Long-term obligations consisted of the following as of:

	September 30,	December 31,
	2006	2005
2004
Convertible term notes	$3,016,655	$5,992,304
Discount	(553,812)	(2,134,340)
FMV of embedded derivatives	580,575	421,317
FMV of warrants	352,634	828,095
2005
Convertible term notes	1,800,000	5,284,723
Discount	(490,025)	(3,569,793)
FMV of embedded derivatives	494,091	590,226
FMV of warrants	290,721	655,416
2006
FMV of warrants	122,722	—
	5,613,561	8,067,948

Less current portion	1,481,611	6,584,437

Total	$4,131,950	$1,483,511

2004 and 2005 Senior Notes Amendment and Waivers

Effective as of January 23, 2006, the Company entered into an Amendment and Waiver (the “January Secured Notes Amendment and Waiver”) with Laurus Master Fund, Ltd (“Laurus”) in connection with the Secured Convertible Notes (the “Secured Notes”) then held by Laurus.

Under the January Secured Notes Amendment and Waiver, the Secured Notes issued by the Company to Laurus on September 29, 2004 in the aggregate principal amount of $5,000,000 (the “September 2004 Note”) and on June 8, 2005 in the aggregate principal amount of $2,000,000 (the “June 2005 Note”) were amended as follows: (i) the maturity date of the September 2004 Note was extended to January 1, 2008, (ii) the maturity date of the June 2005 Note was extended to December 1, 2008, and (iii) the fixed conversion price under each of the Secured Notes was reset from $1.35 to $0.85 per share. In addition, the exercise price of all warrants to purchase Common Stock of the Company held by Laurus was reset to $1.00 per share.

The Company also issued 150,000 shares (the “Newly Issued Shares”) of the Company’s Common Stock to Laurus in connection with the January Secured Notes Amendment and Waiver. In connection with the issuance of these shares, Laurus agreed to waive the provisions of the Secured Notes regarding any adjustment of the fixed conversion price that would otherwise be triggered as a result of the issuance of these shares and certain other securities which have a conversion price of $0.70 per share.

Effective as of August 10, 2006, the Company entered into a further Amendment and Waiver (the “August Secured Notes Amendment and Waiver”) with Laurus in connection with the Secured Notes. Under the August Secured Notes Amendment and Waiver, the September 2004 Note and June 2005 Note were amended as follows: (i) the principal amounts due and payable under the September 2004 Note and the June 2005 Note for the months of August and September 2006, respectively, shall be paid in shares of the Company’s Common Stock priced at $0.50 per share; and (ii) the principal amount due and payable under the September 2004 Note for the months of October, November and December 2006 is deferred until January 1, 2008, the final maturity date of the September 2004 Note, and the principal amount due and payable under the June 2005 Note for the months of October, November and December 2006 is deferred until December 1, 2008, the final maturity date of the June 2005 Note.

Pursuant to the August Secured Notes Amendment and Waiver, the Company issued 150,000 shares of its Common Stock to Laurus as consideration for the principal payment deferral.

2004 and 2005 Subordinated Notes

Effective as of January 23, 2006, the Company also entered into an Amendment and Waiver (the “Subordinated Notes Amendment and Waiver”) with certain holders (the “Subordinated Note Holders”) of its Subordinated Convertible Promissory Notes (the “Subordinated Notes”).

Under the Subordinated Notes Amendment and Waiver, the Subordinated Notes issued by the Company on September 29, 2004 in the aggregate principal amount of $5,288,221 (the “September 2004 Notes”) and on May 31, 2005 in the aggregate principal amount of $3,244,723 (the “May 2005 Notes”) were amended as follows: (i) the maturity dates were extended from September 29, 2007 and May 31, 2008, respectively, to January 1, 2009; (ii) the interest rate was fixed at fifteen percent (15%); (iii) all principal amounts are due at the maturity date and shall be paid in shares of Common Stock priced at $0.70 per share if the average closing price of the Common Stock for the thirty (30) trading days immediately preceding the maturity date is greater than $1.10; (iv) interest shall be paid, at the Company’s election, in cash or shares of Common Stock, with the Common Stock priced at the average closing price of the Common Stock for the ten (10) trading days immediately preceding the repayment date; and (v) the currently applicable fixed conversion price was amended to $0.70 per share. In addition, the exercise price of all warrants to purchase Common Stock held by the Subordinated Note Holders that currently have an exercise price greater than $1.00 per share was reset to $1.00 per share.

Effective as of August 10, 2006, the Company also entered into a Securities Exchange Agreement (the “Securities Exchange Agreement”) with the Subordinated Note Holders. Under the Securities Exchange Agreement, the Subordinated Notes were exchanged for shares (the “Series C Shares”) of the Company’s Series C Convertible Preferred Stock, which shares are initially convertible into Common Stock at $0.50 per share, having an aggregate value equal to the principal amount outstanding under the Subordinated Notes, plus accrued and unpaid interest thereon, and certain liquidated damages payments owed by the Company to the Subordinated Note Holders.

2004 and 2005 Senior Notes

The Senior Notes contain features that are considered embedded derivative financial instruments:  Principal’s conversion option:  The Notes are convertible at the Holder’s option at any time at the fixed conversion price of $0.50 per share; Monthly Payments Conversion Option:  Holders have the option to convert the Notes’ monthly payment at a $0.50 per share conversion price if the common stock price is higher than 110% of the conversion price ($0.55), as long as the amount converted is not higher than 25% of trading volume for the last 22 trading days. If the Notes’ monthly payments are not converted, the payments will be paid in cash at 102% of such amount; Interest Rate Adjustment provision:  For every 25% increase in common stock value above $0.50 per share, the interest will be reduced by 2%.  The interest rate may never be reduced below 0%; Default provision: In the event of default under the terms set forth above, the Senior Lenders will be entitled to specified remedies, including remedies under the Uniform Commercial Code.  These features have been bifurcated and recorded on the Company’s balance sheet at their fair value.

The accounting treatment of the derivatives and warrants requires that the Company record the derivatives and the warrant at their relative fair value as of the inception date of the agreement, and at fair value as of each subsequent balance sheet date.  Any change in fair value will be recorded as non-operating, non-cash income or expense at each reporting date.  If the fair value of the derivatives and warrants is higher at the subsequent balance sheet date, the Company will record a non-operating, non-cash charge. If the fair value of the derivatives and warrants is lower at the subsequent balance sheet date, the Company will record non-operating, non-cash income.

As of September 30, 2006 and December 31, 2005, respectively, the derivatives were valued at $1,074,666 and $1,011,543.  Conversion related derivatives were valued using the Binomial Option Pricing Model with the following assumptions: dividend yield of 0%; annual volatility of 73% to 118%; and risk free annual interest rate of 2.89% to 4.9% as well as probability analysis related to trading volume restrictions. The remaining derivatives were valued using other binomial models and measuring the impact of the derivative on the expected interest payment amount over the life of the Note. The Warrants issued with the 2004 and 2005 debt financings classified as liabilities were valued at $643,355 and $1,483,511, as of September 30, 2006 and December 31, 2005 respectively, using the Black Scholes Option Pricing model with the following assumptions: dividend yield of 0%; annual volatility of 82%-88% and risk-free interest rate of 4.6%, and dividend yield of 0%; annual volatility of 98% to 111%% and risk-free interest rate of 4.4%, respectively.

The initial relative fair values of both the derivatives and the warrants were recorded as discounts to the Notes and are being amortized to interest expense over the expected term of the debt, using the effective interest method.  At September 30, 2006, the unamortized discount on the Notes was $553,812 and $490,025 for 2004 and 2005 notes, respectively.  The effective interest rate on the Notes for the periods ended September 30, 2006 and December 31, 2005 ranged between 15% and 136% based on the frequency of principal payments as well as actual payments made. At December 31, 2005, the unamortized discount on the Notes was $2,134,340 and $3,569,793 for 2004 and 2005 notes, respectively.

2006 Notes

The Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), effective as of January 23, 2006, with The Shaar Fund, Ltd., Longview Fund, L.P. and Longview Special Finance (collectively, the “Purchasers”).

Under the Securities Purchase Agreement, the Company issued to the Purchasers Convertible Term Notes (the “Convertible Notes”) in the aggregate principal amount of $1,000,000, bearing interest at 15% per annum. The Convertible Notes converted into shares of the Series B Preferred Stock of the Company on February 23, 2006 (see Note 10), which shares are convertible into shares of the Common Stock of the Company at a fixed conversion price of $0.50 per share.

In connection with the Purchasers’ purchase of the Notes, the Company also issued warrants to the Purchasers (the “Warrants”) to purchase up to an aggregate of 500,000 shares of the Company’s Common Stock (subject to adjustment as set forth therein) at a per share exercise price of $0.50 per share. The proceeds from this transaction will be used for general working capital purposes.

The Warrants were classified as liabilities and were valued at $122,722 as of September 30, 2006, using the Black Scholes Option Pricing model with the following assumptions: dividend yield of 0%; annual volatility of 93% and risk-free interest rate of 4.6%.

Aether Note Amendment

The Company entered into an Amendment No. 1 to Subordinated Secured Promissory Note, dated as of January 23, 2006 (the “Aether Note Amendment”), with Aether Systems, Inc. (“Aether”).  Pursuant to the Aether Note Amendment, the Subordinated Secured Promissory Note issued by the Company to Aether on September 30,2004 in the aggregate maximum principal amount of $6,884,588 (the “Aether Note”), was amended to increase such aggregate maximum principal amount to $7,884,588. The Aether Note evidences a contingent reimbursement obligation of the Company to Aether and a surety fee payable by the Company to Aether, in each case with respect to a letter of credit maintained by Aether for the Company’s benefit in connection with the Company’s acquisition of the Mobile Government Division of Aether on September 30, 2004. The Company’s obligations under the Aether Note remain secured by a security interest granted to Aether in all or substantially all of the Company’s assets subordinated to the security interest of Laurus pursuant to the Secured Notes.

Default on 2004 and 2005 Notes

With respect to the convertible notes issued in 2004 and 2005, the Company is required to make interest payments or issue registered shares in lieu of interest payments on a monthly basis.

During the nine-month period ended September 30, 2006, the Company failed to make such payments or issue such registered shares to subordinated debt holders. The failure to make the required monthly payments caused the subordinated debt to default, and in accordance with the provisions set forth in the subordinated convertible note agreements, the interest rate on the subordinated notes was increased by an additional 2.0% per annum.

In connection with the exchange of subordinated debt for Series C Convertible Preferred Stock pursuant to the Securities Exchange Agreement, as described above, the then current interest liability of the note holders was exchanged for Series C Convertible Preferred Stock.

During the nine-month period ended September 30, 2006, the Company made the required payments to the 2004 and 2005 senior debt holder, Laurus.  However, due to the non-payment of subordinated interest described above, the Company incurred, in accordance with the cross-default provisions of the senior debt agreements, an additional 2% default interest penalty relating to the senior debt.  Total accrued interest expense and default interest as at September 30, 2006 was $664,678 as related to the 2004 and 2005 senior convertible notes.

Total accrued interest for all convertible debt as for September 30, 2006 amounted to $664,878.

9.                  ACCRUED LIABILITIES

Accrued liabilities at September 30, 2006 and December 31, 2005 consisted of the following:

	September 30,	December 31,
	2006	2005

Contract costs not yet invoiced by vendors	$2,092,615	$3,654,440
Compensation	649,475	614,934
Royalties	473,460	294,512
Interest	845,932	684,253
Other	332,390	272,376

Total	$4,393,872	$5,520,515

10.            REDEEMABLE PREFERRED STOCK

Series B Convertible Preferred Stock

The Company issued 1,000,000 shares of redeemable Series B Convertible Preferred Stock on February 23, 2006, upon the conversion of certain convertible term notes. Each share of Series B preferred stock has an Original Issue Price of $1.00 per share. The holder has the option to redeem the shares of Series B preferred stock at any time for a number of shares of the Company’s common stock equal to the Original Issue Price plus accumulated and unpaid dividends divided by the fixed conversion price of $0.50 per share of Common Stock. The conversion price is subject to adjustment if common stock is issued by the Company subsequent to the original issue date of the Series B preferred stock, except for other conversions, options, warrants, dividends paid in stock or pursuant to an acquisition by the Company, at a price less than the conversion price. Mandatory conversion of all Series B shares will be automatic if, for the 30 trading days prior to January 1, 2009, the average closing bid price for one share of common stock is at least $1.10. The shares shall be converted at the conversion price then in effect. If the average bid price for the 30 trading days prior to January 1, 2009 per common share is less than $1.10 the Company shall mandatorily redeem all remaining outstanding Series B preferred stock by paying cash equal to $1.00 per share with all accrued and unpaid dividends.  The Company may, at its election, redeem any or all of the remaining outstanding Series B shares in cash at a conversion price equal to $1.20 per share, together with all accrued and unpaid dividends upon giving 30 day notice. Holders of the Series B preferred stock are entitled to cumulative, prior and in preference to holders of common stock dividends equal to 15% per annum of the Original Purchase Price still outstanding, payable quarterly commencing April 1, 2006. In any liquidation of the Company, each share of preferred stock is entitled to a liquidation preference in pari passu with the Series A and Series C Preferred stock before any distribution may be made on the Company’s common stock.

During the three months ended September 30, 2006, $52,603 of dividends ($0.053 per share) was declared payable to the holders of Series B Convertible Preferred Stock, of which $28,932 was paid in cash during the period. As of September 30, 2006, 1,000,000 preferred stock shares are authorized, issued and outstanding, at a par value of $0.0001 and a liquidation preference of $1.00 with accumulated dividends in arrears of $37,808, which have been accreted to the principal balance of the Series B preferred stock.

The Preferred Stock contains features that are considered embedded derivative financial instruments:  Preferred Stock’s conversion option:  The Preferred Stock is convertible at the Holder’s option at any time at the fixed conversion price of $0.50 per share; Quarterly Dividends Conversion Option:  Holders have the option to convert the Stock’s quarterly dividend payment at a conversion price of the average 10 days closing price prior to the dividend payment date.  These features have been bifurcated and recorded on the Company’s balance sheet at their fair value.

As of September 30, 2006 the derivatives were valued at $200,466.  Conversion related derivatives were valued using the Binomial Option Pricing Model with the following assumptions: dividend yield of 15%; annual volatility of 39%; and risk free annual interest rate of 4.69% as well as probability analysis related to trading volume restrictions.

An amount equal to the original value of the derivatives was recorded as a discount to the Preferred Stock.  The discount is being accreted to the principal balance of the Preferred Stock, using the effective interest method, over the expected term of the term of the Preferred Stock.  At September 30, 2006, the unamortized discount on the Preferred Stock was $284,579.

Series C Convertible Preferred Stock

The Company issued 592,032 shares of redeemable Series C Convertible Preferred Stock on August 10, 2006, upon the exchange of certain convertible term notes. Each share of Series C preferred stock has an Original Issue Price of $10.00 per share. The holder has the option to redeem the shares of Series C preferred stock at any time for a number of shares of the Company’s common stock equal to the Original Issue Price plus accumulated and unpaid dividends divided by the fixed conversion price of $0.50 per share of Common Stock. The conversion price is subject to adjustment if common stock is issued by the Company subsequent to the original issue date of the Series C preferred stock, except for other conversions, options, warrants, dividends paid in stock or pursuant to an acquisition by the Company, at a price less than the conversion price. Mandatory conversion of all Series C shares will be automatic if, for the 30 trading days prior to January 1, 2009, the average closing bid price for one share of common stock is at least $1.20. The shares shall be converted at the conversion price then in effect. If the average bid price for the 30 trading days prior to January 1, 2009 per common share is less than $1.20 the Company shall mandatorily redeem all remaining outstanding Series C preferred stock by paying cash equal to $10.00 per share with all accrued and unpaid dividends.  The Company may, at its election, redeem any or all of the remaining outstanding Series C shares in cash at a conversion price equal to $12.00 per share, together with all accrued and unpaid dividends upon giving 30 day notice. Holders of the Series C preferred stock are entitled to cumulative, prior and in preference to holders of common stock dividends equal to 15% per annum of the Original Purchase Price still outstanding, payable quarterly commencing September 1, 2006. In any liquidation of the Company, each share of preferred stock is entitled to a liquidation preference in pari passu with the Series A and Series B Preferred stock before any distribution may be made on the Company’s common stock.

During the three months ended September 30, 2006, $51,093 of dividends ($0.086 per share) was declared payable to the holders of Series C Convertible Preferred Stock, of which $30,371 was paid in cash during the period. As of September 30, 2006, 600,000 preferred stock shares are authorized, issued and outstanding, at a par value of $0.0001 and a liquidation preference of $10.00 with accumulated dividends in arrears of $72,990, which have been accreted to the principal balance of the Series C preferred stock.

The Preferred Stock contains features that are considered embedded derivative financial instruments:  Preferred Stock’s conversion option:  The Preferred Stock is convertible at the Holder’s option at any time at the fixed conversion price of $0.50 per share; Quarterly Dividends Conversion Option:  Holders have the option to convert the Stock’s quarterly dividend payment at a conversion price of the average 10 days closing price prior to the dividend payment date.  These features have been bifurcated and recorded on the Company’s balance sheet at their fair value.

As of September 30, 2006 the derivatives were valued at $1,186,772.  Conversion related derivatives were valued using the Binomial Option Pricing Model with the following assumptions: dividend yield of 15%; annual volatility of 39%; and risk free annual interest rate of 4.69% as well as probability analysis related to trading volume restrictions.

An amount of $1,073,537 equal to the original value of the derivatives was recorded as discount to the

Preferred Stock.  The discount is being accreted to the principal balance of the Preferred Stock, using the effective interest method, over the expected term of the term of the Preferred Stock.  At September 30, 2006, the unamortized discount on the Preferred Stock was $1,011,250.

Together with the above transaction, the terms of certain warrants held by the Company’s investment bankers and their associates were modified. The incremental value of the modification was calculated to be $110,453, and was allocated against the proceeds of the Series C Convertible Preferred Stock as a cost of financing, and will be accreted to the principal balance of the Preferred Stock, using the effective interest method, over the expected term of the term of the Preferred Stock.  At September 30, 2006, the net amount remaining to be accreted was $104,056.

11.            STOCKHOLDERS EQUITY

Common Stock

During the three months ended September 30, 2006, investors converted accrued interest on convertible term notes of $27,806 into 55,950 shares of the Company’s common stock.

Pursuant to the Amendment and Waiver with Laurus mentioned above in Note 8, the Company converted principal payments owing on the 2004 and 2005 Senior Notes for August and September 2006 to 1,016,141 shares of the Company’s common stock.

Pursuant to the Securities Purchase Agreement with Trellus mentioned above in Note 2, the Company  issued and sold 3,000,000 shares of its Common Stock to Trellus, at a purchase price of $0.50 per share, for an aggregate purchase price of $1,500,000.

Pursuant to the Securities Purchase Agreement with Shaar mentioned above in Note 2, the Company issued and sold 1,000,000 shares of its Common Stock to Shaar, at a purchase price of $0.50 per share, for an aggregate purchase price of $500,000, which was paid by exchanging Shaar’s rights in an aggregate amount of $500,000 in accrued and unpaid dividends on the shares of Series A Convertible Preferred Stock then held by Shaar. In addition, Shaar converted $67,201 of unpaid dividends owing on the shares of its Series A Convertible Preferred Stock into 134,402 shares of the Company’s common stock during the period.

Convertible Preferred Stock

During the three months ended September 30, 2006, $606,968 of dividends ($17.070 per share) was declared payable to the holders of Series A Convertible Preferred Stock. $500,000 of the amount payable to Shaar was used to pay the purchase price of the 1,000,000 shares of Common Stock, as mentioned above, and $67,201 was converted into shares of the Company’s common stock, also as mentioned above.

As of September 30, 2006, cumulative dividends in arrears related to the Series A preferred stock were approximately $14,320, which have been accreted to the principal balance of the Series A preferred stock.

Warrants

The following table summarizes the warrant activity for the nine month period ending September 30, 2006:

Balance, December 31, 2005	13,188,280

Granted	500,000
Exchanged	—
Exercised	—
Expired or cancelled	(25,000)

Balance, March 31, 2006	13,663,280

Granted	11,123
Exchanged	—
Exercised	(26,250)
Expired or cancelled	—

Balance, June 30, 2006	13,648,153

Granted	533,333
Exchanged	—
Exercised	—
Expired or cancelled	—

Balance, September 30, 2006	14,181,486

12.            SEGMENT INFORMATION

In the fourth quarter of fiscal year 2005, the Company’s consolidated operations were divided into three segments: Law, Fire and Biometric. Prior to this segmentation of the business, management evaluated the business as one consolidated operation. For presentation and comparability purposes the allocation of costs between segments for prior periods have been estimated.

The Company evaluates performance and allocates resources based on revenues and operating loss. Operating loss for each segment includes selling, general and administrative expenses directly attributable to the segment in addition to those allocated as a percentage based on the segments revenues. The segmentation of operating loss as noted above and detailed below reflects how management evaluates its business.  Assets for the Company are commingled and are related to all operating segments. Management does not evaluate or identify the operating assets of the segments separately.

Geographically, North American sales accounted for approximately 100% of the Company’s total sales for three and nine month periods ending September 30, 2006 and 2005.

Summarized financial information concerning our reportable segments is shown in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Revenue:
Law	$2,864,104	$2,357,086	$7,764,316	$8,261,127
Fire	1,232,667	804,202	2,736,459	2,315,553
Biometrics	103,327	71,183	681,284	280,934
Consolidated Revenue	$4,200,098	$3,232,471	$11,182,059	$10,857,614
Segment operating profit/(loss)
Law	308,709	(944,211)	(353,101)	(2,874,821)
Fire	(99,655)	(325,474)	(1,277,850)	(1,320,430)
Biometrics	(890,257)	(764,040)	(2,237,302)	(2,333,900)
Total Segment Operating Loss	(681,203)	(2,033,725)	(3,868,253)	(6,529,151)
Reconciliation to net loss
Interest expense	(586,689)	(1,605,771)	(4,915,445)	(2,992,780)
Interest income	—	6,908	—	35,958
Loss on extinguishment of debt	(5,493,701)	—	(7,815,717)	—
Derivative and warrant fair value adjustments	547,752	3,210,057	5,548,604	8,160,305
Other expense	(18,891)	(24,816)	(51,185)	(45,348)
Net loss	$(6,232,732)	$(447,347)	$(11,101,996)	$(1,371,016)

13.            EXTINGUISHMENT OF DEBT

To address certain liquidity issues, on January 23, 2006, the Company issued convertible debt, common stock and warrants in consideration for certain modifications of its outstanding 2004 and 2005 Notes, as explained in Note 8.

In addition, the Company also entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), effective as of January 23, 2006, with The Shaar Fund, Ltd., Longview Fund, L.P. and Longview Special Finance (collectively, the “Purchasers”), also as explained in Note 8.

In accordance with the Emerging Issues Task Force of the FASB No. 96-19, Debtor’s Accounting for Modification or Exchange of Debt Terms (“EITF 96-19”), the Company recorded a non-operating loss on extinguishment of debt of $2,322,016.  The loss mainly relates to the accounting for the effect of the modification of certain embedded derivatives, extinguishment of previously recorded deferred financing fees and changes in the present value of debt.  In accordance with EITF 96-19, the New Notes are recorded in the Company’s balance sheet at fair value at the date of the modification.

Furthermore, on August 10, 2006, the Company exchanged convertible debt for preferred stock, and issued common stock and warrants in consideration for certain modifications of its outstanding 2004 and 2005 Notes, as explained in Note 8.

In accordance with the Emerging Issues Task Force of the FASB No. 96-19, Debtor’s Accounting for Modification or Exchange of Debt Terms (“EITF 96-19”), the Company recorded a non-operating loss on extinguishment of debt of $5,493,701.  The loss mainly relates to the accounting for the effect of the modification of certain embedded derivatives, and changes in the present value of debt.  In accordance with EITF 96-19, the New Notes are recorded in the Company’s balance sheet at fair value at the date of the modification.

ANNEX D

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AS AT SEPTEMBER 30, 2006

The following consolidated financial statements of BIO-key International, Inc. and Subsidiary are included herein at the indicated page numbers.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF

BIO-KEY INTERNATIONAL, INC.

Compilation Report on Unaudited Pro Forma Consolidated Financial Statements to the Board of Directors of BIO-KEY INTERNATIONAL, INC.

We have read the accompanying unaudited pro forma consolidated balance sheet of BIO-key International, Inc. (BIO-Key or the Company) as at September 30, 2006 and unaudited pro forma consolidated statement of operations for the year then ended, and have performed the following procedures:

1.               Compared the figures in the columns captioned “BIO-key” on the unaudited pro forma consolidated balance sheet to the audited consolidated balance sheet of the Company as at September 30, 2006 and found them to be in agreement. Compared the figures in the columns captioned “BIO-key” on the unaudited pro forma consolidated statement of operations for the twelve months ended September 30, 2006 by adding together (a) the results of the unaudited consolidated statement of operations of the Company’s Form 10-QSB for the nine month period ended September 30, 2006 and (b) the results of the unaudited Note X — Results by Quarter in the Company’s Form 10-KSB / A for the year ended December 31, 2005, for the three month period ended December 31, 2005, and found them to be in agreement.

2.               Compared the figures in the column captioned “Comnetix Canadian GAAP” on the unaudited pro forma consolidated balance sheet to the audited consolidated balance sheet of Comnetix as at August 31, 2006 and found them to be in agreement. Compared the figures in the column captioned “Comnetix Canadian GAAP” on the unaudited pro forma consolidated statement of operations for the year ended August 31, 2006 to the audited consolidated statement of operations of Comnetix for the year ended August 31, 2006, and found them to be in agreement.

3.               Recalculated the figures in the columns captioned “Comnetix USD Canadian GAAP” by applying the Canadian / U.S. dollar exchange rates as noted in Note 1 and found them to be arithmetically correct.

4.             Made enquiries of certain officials (“the officials”) of the Company who have responsibility for financial and accounting matters about:

a.     the basis for determination of the pro forma adjustments; and

b.              whether the unaudited pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various securities commissions and similar regulatory authorities in Canada.

The officials:

a.               described to us the basis for determination of the pro forma adjustments; and

b.              stated that the unaudited pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various securities commissions and similar regulatory authorities in Canada.

5.             Read the notes to the unaudited pro forma consolidated financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

6.     Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned “Pro Forma Adjustments” and “US GAAP Adjustments” and found the amounts in those columns to be arithmetically correct.

A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review conducted under the relevant standards as described in the Handbook of the Canadian Institute of Chartered Accountants. The objective of these procedures in either an audit or a review is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance.

The foregoing procedures would not necessarily reveal matters of significance to the unaudited pro forma consolidated financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

(signed) CARLIN, CHARRON & ROSEN, LLP

Westborough, Massachusetts

January 19, 2007

Comments for United States readers on differences between Canadian and United States reporting standards

The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review substantially greater in scope then the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma financial information.

(signed) CARLIN, CHARRON & ROSEN, LLP.

Westborough, Massachusetts

January 19, 2007

BALANCE SHEET

BIO Key International                        Unaudited Pro forma financial statements

                                Sep-30-2006

	Comnetix - as at Aug 31, 2006					BIO-key as at Sept 30,	Combined
				US GAAP		2006	Pro-forma	Pro-forma
	Canadian GAAP	Exchange Rate	Canadian GAAP	Adjustments	Adjusted	Q3	Adjustments	Consolidated
	C$	Sep-30-2006	USD	(Note 7)	US GAAP	US GAAP	(Note 4)	Balance Sheet
Assets
Cash and cash equivalents	536,154	1.1153	480,726		480,726	1,293,599		1,774,325
Short-term investments	1,014,648	1.1153	909,753		909,753			909,753
Accounts Receivable	3,525,874	1.1153	3,161,368		3,161,368	3,760,320		6,921,688
Costs and earnings in excess of billings	—	1.1153	—		—	1,448,905		1,448,905
Inventory	436,009	1.1153	390,934		390,934	26,588		417,522
Prepaid expenses	169,575	1.1153	152,045		152,045	163,332		315,377
Total current assets	5,682,260		5,094,826	—	5,094,826	6,692,744	—	11,787,570

Equipment and leasehold improvements, net	578,023	1.1153	518,267		518,267	464,417		982,684
Deposits	—	1.1153	—		—	800,974		800,974
Intangible Assets - less accumulated amortization	2,835,527	1.1153	2,542,390		2,542,390	2,703,659	16,523,050	21,769,099
Deferred financing costs, net	—	1.1153	—		—	231,879		231,879
Goodwill	4,719,630	1.1153	4,231,713		4,231,713	11,389,654	(3,981,713)	11,639,654
Total non-current assets	8,133,180		7,292,370	—	7,292,370	15,590,583	12,541,337	35,424,290
Total Assets	13,815,440		12,387,196	—	12,387,196	22,283,327	12,541,337	47,211,860

Liabilities
Bank indebtedness	502,483	1.1153	450,536		450,536	—		450,536
Current portion of notes payable	27,633	1.1153	24,776		24,776	1,481,611		1,506,387
Accounts payable and accrued liabilities	2,025,929	1.1153	1,816,488		1,816,488	5,623,315	250,000	7,689,803
Deferred rent	—	1.1153	—		—	485,163		485,163
Deferred revenue	1,954,489	1.1153	1,752,434		1,752,434	5,491,144		7,243,578
Total current liabilities	4,510,534		4,044,234	—	4,044,234	13,081,233	250,000	17,375,467

Deferred rent	—	1.1153	—		—	498,601		498,601
Deferred revenue	—	1.1153	—		—	137,879		137,879
Preferred stock derivatives	—	1.1153	—		—	1,387,238		1,387,238
Future income tax liability	763,859	1.1153	684,891		684,891	—		684,891
Note payable	82,898	1.1153	74,328		74,328	4,131,950		4,206,278
Total non-current liabilities	846,757		759,219	—	759,219	6,155,668	—	6,914,887
Total Liabilities	5,357,291		4,803,453	—	4,803,453	19,236,901	250,000	24,290,354

Series B redeemable convertible preferred stock	—	1.1153	—	—	—	753,229		753,229
Series C redeemable convertible preferred stock	—	1.1153	—	—	—	4,878,005		4,878,005
	—		—	—	—	5,631,234	—	5,631,234

Shareholders’ Equity/(Deficit)
Share Capital	18,877,885	1.1153	16,926,284		16,926,284	5,545	(16,920,605)	11,224
A Preferred stock		1.1153			—	4		4
Convertible Debenture	1,688,618	1.1153	1,514,048		1,514,048		(1,514,048)	—
Cumulative Translation Adjustment	524,380	1.1153	470,169		470,169		(470,169)	—
Other Comprehensive Income			(517,799)		(517,799)		517,799	—
Warrants	251,906	1.1153	225,864		225,864		(225,864)	—
Additional paid-in-capital	3,106,999	1.1153	2,785,798	(312,670)	2,473,128	51,399,062	17,396,273	71,268,463
Accumulated deficit	(15,991,639)		(13,820,621)	312,670	(13,507,951)	(53,989,419)	13,507,951	(53,989,419)
Total Stockholders’ Equity/(Deficit)	8,458,149		7,583,743	—	7,583,743	(2,584,808)	12,291,337	17,290,272
Total Liabilities and Stockholders’ Equity/(Deficit)	13,815,440		12,387,196	—	12,387,196	22,283,327	12,541,337	47,211,860

STATEMENTS OF OPERATIONS

Bio-Key International                         Unaudited Pro forma financial statements

                                Sep-30-2006

	Comnetix - year ended Aug 31, 2006								Combined
	Canadian GAAP	Average Exchange Rate	Canadian GAAP	US GAAP Adjustments	Adjusted	BIO-key - year ended Sept 30, 2006			Pro-forma	Pro-forma Consolidated Statement of
	C$	Sep-30-2006	USD	(Note 7)	US GAAP	Q4 05	Q3 06	Total BIO-key	Adjustments	Operations
Revenues	12,492,141	1.1435	10,924,478		10,924,478	3,368,481	11,182,059	14,550,540		25,475,018
Costs and other expenses	3,674,801	1.1435	3,213,643	3,213,643	811,223	2,385,989	3,197,212	6,410,855
Gross Profit	8,817,340		7,710,835	—	7,710,835	2,557,258	8,796,070	11,353,328	—	19,064,163

Operating Expenses
Selling, general and administrative	9,359,250	1.1435	8,184,739	(312,670)	7,872,069	3,015,640	7,834,137	10,849,777		18,721,846
Research, development and engineering	4,271,207	1.1435	3,735,205	3,735,205	1,300,649	4,830,186	6,130,835	9,866,040
	13,630,456		11,919,944	(312,670)	11,607,274	4,316,289	12,664,323	16,980,612	—	28,587,886
Operating loss	(4,813,116)		(4,209,109)	312,670	(3,896,439)	(1,759,031)	(3,868,253)	(5,627,284)	—	(9,523,723)

Other income (deductions)
Derivative and warrant fair value adjustments	—	1.1435	—		—	994,646	5,548,604	6,543,250		6,543,250
Interest income	66,355	1.1435	58,028		58,028	—	—	—		58,028
Interest expense	(98,031)	1.1435	(85,729)		(85,729)	(1,528,564)	(4,915,445)	(6,444,009)		(6,529,738)
Loss on extinguishment of debt	—	1.1435	—		—	—	(7,815,717)	(7,815,717)		(7,815,717)
Other	165,416	1.1435	144,658	144,658	(9,420)	(51,185)	(60,605)	84,053
	133,740		116,957	—	116,957	(543,338)	(7,233,743)	(7,777,081)	—	(7,660,124)
Net loss for the year	(4,679,376)		(4,092,152)	312,670	(3,779,482)	(2,302,369)	(11,101,996)	(13,404,365)	—	(17,183,847)

Dividends accreted on preferred stock	—		—	—	(71,999)	(581,877)	(653,876)	(653,876)
Net loss attributable for common stockholders	(4,679,376)		(4,092,152)	312,670	(3,779,482)	(2,374,368)	(11,683,873)	(14,058,241)	—	(17,837,723)

Loss per common share - basic and diluted	(0.33)		(0.29)		(0.27)	(0.05)	(0.24)	(0.29)		(0.17)

Weighted average common shares outstanding	14,125,000		14,125,000		14,125,000	46,306,589	48,752,262	48,140,844		104,926,788

BIO-KEY INTERNATIONAL, INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars unless otherwise stated)

September 30, 2006

(Unaudited)

1.                                       Basis of presentation

On December 22, 2006, BIO-key International, Inc. (“BIO-key” or the “Company”) announced that it intends to acquire, in stock transactions, all of the outstanding common shares of Comnetix Inc., (“Comnetix”).

These unaudited pro forma consolidated financial statements have been prepared to give effect to the Company’s acquisition of Comnetix. These unaudited pro forma consolidated financial statements have been prepared on the basis that each shareholder will receive shares of common stock of BIO-key in exchange for their Comnetix common shares.

The unaudited pro forma consolidated financial statements of BIO-key as at September 30, 2006, and for the year then ended have been prepared by management after giving effect to the Comnetix acquisition (the ‘‘Acquisition’’).

These unaudited pro forma consolidated financial statements have been compiled from and include:

(a)                                  An unaudited pro forma consolidated balance sheet combining the unaudited balance sheet of BIO-key as at September 30, 2006 with the audited balance sheet of Comnetix as at August 31, 2006 giving effect to the transactions as if they occurred on September 30, 2006.

(b)                                 An unaudited pro forma consolidated statement of operations combining the unaudited statement of operations of the Company for the nine month period ended September 30, 2006 and the three month period ended December 31, 2005, with the audited statement of operations of Comnetix for the year ended August 31, 2006, giving effect to the transactions as if they occurred for the twelve months ended September 30, 2006.  BIO-key’s statement of operations for the twelve months ended September 30, 2006 have been constructed by adding together (a) the unaudited interim results for the nine month period ended September 30, 2006 (derived from the Company’s Form 10-QSB for the nine month period ended September 30, 2006), and (b) the unaudited interim results for the three month period ended December 31, 2005  (derived from the unaudited Note X — Results by Quarter in the Company’s Form 10-KSB/A for the year ended December 31, 2005)

The unaudited pro forma consolidated balance sheet and statement of operations have been presented on the above basis to ensure that the unaudited pro forma consolidated financial statements reflect Comnetix financial statements for a period that is no more than 93 days from BIO-key’s period-end, as required pursuant to pro forma presentation requirements contained in the securities rules.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of the Company and Comnetix described above.

The unaudited pro forma consolidated financial statements have been prepared using publicly available information of Comnetix. Management of BIO-key has consolidated certain line items from Comnetix’s financial statements in an attempt to conform to the presentation of the Company’s financial statements. Due to limited publicly available information, management of BIO-key cannot be certain such reclassifications are in accordance with the accounting policies of the Company or whether additional reclassifications may be required. It is management’s opinion that these unaudited pro forma consolidated financial statements include all adjustments necessary for the fair presentation of the transactions described in Note 3, in accordance with Canadian generally accepted accounting principles. BIO-key prepares its financial statements in accordance with US GAAP, which conform in all material respects to Canadian GAAP except as described in Note 7.

Comnetix prepares its financial statements in accordance with Canadian GAAP and in Canadian dollars. The conversion from Canadian dollars to U.S. dollars has been reflected at the rates described in the following table. (US$1.00:CN$)

As at September 30, 2006	CN$1.1153

Average for the twelve months ended September 30, 2006	CN$1.1435

The unaudited pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of the Company which would have actually resulted had the proposed transactions been effected on the dates indicated. Further, the unaudited pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future. The pro forma adjustments and allocations of the purchase price for Comnetix are based in part on estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. The final valuation will be based on the actual net tangible and intangible assets of Comnetix that exist as of the date of the completion of the acquisition. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma consolidated financial statements. In addition, the impact of integration activities, the timing of completion of the acquisition and other changes in Comnetix’s net tangible and intangible assets prior to the completion of the acquisition, which have not been incorporated into these unaudited pro forma consolidated financial statements, could cause material differences in the information presented.

2.                                       Summary of significant accounting policies

The unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies as set out in the audited financial statements of BIO-key for the year ended December 31, 2005 which are included elsewhere in this Circular.

3.                                       Business acquisitions

Comnetix Acquisition

In consideration for the acquisition of Comnetix, the Company will issue for each Comnetix Share that number of shares of common stock of BIO-key, that will be determined by dividing $1.29 by the BIO-key Average Trading Price, totaling approximately 56,785,944 shares of common stock to shareholders of Comnetix on a fully diluted basis, representing approximately $19.88 million total value based on the closing price of BIO-key’s common stock.  The “BIO-key Average Trading Price” will be the volume-weighted average trading price of BIO-key’ shares of common stock on the OTC Bulletin Board during the ten trading day period ending on the second business day prior to the expiry time of the offer.

For accounting purposes, the measurement of the purchase consideration in the unaudited pro forma consolidated financial statement information is based on the market prices of BIO-key common shares over a reasonable period before and after the announcement date, and is estimated at $0.35 per each BIO-key share. The value of the purchase consideration for accounting purposes may differ from the amount assumed in the unaudited pro forma consolidated financial statement information due to any future changes in the negotiation process.

The business combination will be accounted for as a purchase transaction, with BIO-key as the acquirer of Comnetix. The accounting treatment assumes conversion to BIO-key common stock of all the Comnetix convertible debentures, and 50% of the outstanding warrants. Current outstanding Comnetix options have not been considered as part of the acquisition as their weighted average exercise price as at August 31, 2006 was in excess of the offer from BIO-key.

Due to the limited nature of publicly available information, BIO-key has not been able to determine the fair value of all identifiable assets and liabilities acquired or the complete impact of applying purchase accounting on the income statement. After reflecting the pro forma purchase adjustments, the excess of the purchase consideration over the adjusted book values of Comnetix’s assets and liabilities has been allocated in full to acquired intangible assets. Upon consummation of the proposed acquisition of Comnetix, the fair value of all identifiable assets and liabilities acquired will be determined. On completion of valuations, with a corresponding adjustment to the historic carrying amounts of property, plant and equipment, or on recording of any finite life intangible assets on acquisition, these adjustments will impact the measurement of amortization recorded in consolidated income statements of BIO-key for periods after the date of acquisition. Typically, any increase in the values assigned by BIO-key to Comnetix’s capital assets would result in increased amortization charges. The fair value of the net assets of Comnetix to be acquired will ultimately be determined after the closing of the transaction. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material. The preliminary purchase price allocation is subject to change and is summarized as follows:

Purchase price:
Shares issued on acquisition	$19,875,080
Acquisition costs — estimated	250,000
$20,125,080
Net assets acquired
Cash and cash equivalents	$480,726
Short-term investments	909,754
Accounts receivable	3,161,368
Inventory	390,934
Prepaid expenses	152,044
Equipment and leasehold improvements, net	518,267
Intangible assets — less accumulated amortization	2,542,389
Bank indebtedness	(450,536)
Notes payable	(99,104)
Accounts payable and accrued liabilities	(1,816,488)
Deferred revenue	(1,752,433)
Future income tax liability	(684,891)
Acquired intangible assets	16,523,050
Acquired goodwill	250,000
$20,125,080

4.                                       Pro forma assumptions and adjustments

The unaudited pro forma consolidated financial statements incorporate the following pro forma assumptions:

(a)           Elimination of acquired business capital stock, equity accounts and accumulated deficit.

(b)           Transaction costs have been assumed to be $250,000 in connection with the Acquisition.

(c)           The excess purchase price of the acquisition is assumed to have purchased Comnetix’s unrecorded intangible assets such as copyrighted software, customer relationships, trademarks, developed technology, marketing agreements, and patents.

5.                                       Pro forma share capital

Pro forma share capital as at September 30, 2006 has been determined as follows:

Number of shares
Issued common shares of BIO-key	53,956,837
Shares issued for Comnetix (14,124,802 * $1.29 / $0.35)	52,059,985
Impact of conversion of Comnetix debentures ($2,000,000/$1.80 * $1.29 / $0.35)	4,095,237
Impact of 50% of outstanding Comnetix warrants as if they were exercised (171,126 * $1.29 / $0.35)	630,722

Pro forma balance	110,742,781

6.                                       Pro forma loss per share

Pro forma basic loss per share for the year ended September 30, 2006 has been calculated based on BIO-key’s common shares outstanding for the year and the other issuances being effective on September 30, 2006, as follows:

Shares or US dollars
Actual weighted average number of BIO-key common shares outstanding for the nine month period ended September 30, 2006 — annualized(48,752,262 * ¾)	36,564,197
Actual weighted average number of BIO-key common shares outstanding for the three month period ended December 31, 2005 — annualized(46,306,589 * ¼)	11,576,647
Shares issued for Comnetix (14,124,802 * $1.29 / $0.35)	52,059,985
Impact of conversion of Comnetix debentures ($2,000,000/$1.80 * $1.29 / $0.35)	4,095,237
Impact of outstanding Comnetix warrants as if 50% exercised (171,126 * $1.29/$0.35)	630,722
Pro forma weighted average number of BIO-key common shares outstanding	104,926,788
Pro forma net loss	$(17,183,847)
Convertible preferred stock dividends and accretion	(653,876)
Pro forma net loss attributable to common shareholders	$(17,837,723)
Pro forma adjusted basic and diluted loss per share	$(0.17)

7.                                       Reconciliation to United States Generally Accepted Accounting Principles

(a)           Stock Option Plans

BIO-key’s US GAAP pro forma statement of operations reflects a reversal of stock compensation cost of $312,670, being the US dollar equivalent of stock compensation expense recognized by Comnetix during the three month period ended November 30, 2005.

The effect of the above adjustment is to portray the unaudited pro forma consolidated financial statements as if Comnetix had adopted the provisions of SFAS 123R ‘‘Share-Based Payment’’ as of January 1, 2006, the date BIO-key adopted FAS 123R.

Prior to January 1, 2006, the Company’s employee stock compensation plans were accounted for in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. Under this method, no compensation expense was recognized as long as the exercise price equaled or exceeded the market price of the underlying stock on the date of the grant. The Company elected the disclosure-only alternative permitted under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (SFAS 148”), for fixed stock-based awards to employees.

As of January 1, 2006, the Company adopted SFAS 123R using the modified prospective method, which requires measurement of compensation cost for all stock awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. Under this application, the Company is required to record compensation cost for all share-based payments granted after the date of adoption based on the grant date fair value estimated in accordance with the provisions of SFAS 123R and for the unvested portion of all share-based payments previously granted that remain outstanding which were based on the grant date fair value estimated in accordance with the original provisions of SFAS 123.

(b)           Short-term Investments

Under US GAAP (FAS 115), short-term or temporary investments are re-measured at fair value, with changes in fair value recorded in net income or Other Comprehensive Income. Under Canadian GAAP, these assets are recorded at the lower of cost or market value and are not remeasured to fair value prior to the date they are realized or settled. As at August 31, 2006 short-term or temporary investments of C$1,014,648 (market value not publicly  available) were held by Comnetix. As the information required to calculate the increase or decrease in the fair value of short-term  or temporary investments at August 31, 2006 is not publicly available, the unaudited pro forma consolidated financial statements have not been adjusted to US GAAP. It appears the market value of short-term or temporary investments approximated the carrying amount as at August 31, 2006.

Questions and requests for assistance or copies of the Offer and Circular and other offer documents (which may be obtained without charge) may be directed to the Depositary at the telephone number and address set forth below.  No brokerage fees or commissions will be payable by any Shareholders who deposit Comnetix Shares directly with the Depositary.

The Depositary and Information Agent for the Offer is:

130 King Street West, Suite 2950, P.O. Box 361

Toronto, ON M5X 1E2

North American Toll Free Phone: 1-866-381-4104

Outside North America, Bankers and Brokers Call Collect: (416) 867-2272

Fax: (416) 867-2271

Toll Free Fax: 1-866-545-5580

e-mail: contactus@kingsdaleshareholder.com

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